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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the U.S. Securities and Exchange Commission on April 12, 2021.

Registration No. 333-254380

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

DoubleVerify Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7370 (Primary Standard Industrial Classification Code Number)	82-2714562 (I.R.S. Employer Identification Number)

233 Spring Street
New York, NY 10013
(212) 631-2111
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark Zagorski
233 Spring Street
New York, NY 10013
(212) 631-2111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew E. Kaplan, Esq. Morgan J. Hayes, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Roxane F. Reardon, Esq. Jonathan R. Ozner, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Stock, par value $0.001 per share	15,333,335	$27.00	$414,000,045	$45,168

(1)
Includes 2,000,000 shares of common stock subject to the underwriters' option to purchase additional shares.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.

(3)
$10,910 previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the U.S. Securities and Exchange Commission declares our registration statement effective. This preliminary prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 12, 2021

13,333,335 Shares

DoubleVerify Holdings, Inc.

Common Stock

         This is an initial public offering of shares of common stock of DoubleVerify Holdings, Inc., or "DoubleVerify". We are offering 8,627,452 shares of common stock, and the selling stockholders are offering 4,705,883 shares of common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders in this offering.

         Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $24.00 and $27.00. Our common stock has been approved for listing on the New York Stock Exchange, or the "NYSE," under the symbol "DV".

         After the completion of this offering, we expect to be a "controlled company" within the meaning of the corporate governance standards of the NYSE.

         We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, may elect to comply with certain reduced public company reporting requirements. See "Prospectus Summary—Implications of Being an Emerging Growth Company."

         See "Risk Factors" beginning on page 21 to read about factors you should consider before buying shares of the common stock.

         Neither the Securities and Exchange Commission, or the "SEC", nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$

Underwriting discount(1)	$	$

Proceeds, before expenses, to us	$	$

Proceeds, before expenses, to the selling stockholders	$	$

(1)
See "Underwriting" for a description of compensation to be paid to the underwriters.

         An affiliate of Tiger Global Management, LLC, one of our existing investors, has agreed to purchase $30 million of our common stock from us in a private placement and $30 million of our common stock from the Providence Investor (as defined herein) in a secondary transaction, concurrent with the completion of this offering at a price per share equal to the initial public offering price. The concurrent private placement and secondary transaction are contingent upon, and are expected to close immediately following, the completion of this offering. See "Recent Developments."

         Certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, the "cornerstone investors") have indicated an interest in purchasing up to an aggregate of 10% of the shares of common stock offered in this offering at the initial public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investors may decide to purchase more, less or no shares of our common stock in this offering, or the underwriters may decide to sell more, less or no shares of our common stock in this offering to the cornerstone investors. The underwriters will receive the same discount from any shares of common stock sold to the cornerstone investors as they will from any other shares of common stock sold to the public in this offering.

         To the extent that the underwriters sell more than 13,333,335 shares of common stock, the underwriters have the option to purchase on a pro rata basis up to an additional 1,350,000 shares from us and up to an additional 650,000 shares from the Providence Investor at the initial public offering price less the underwriting discount.

         The underwriters expect to deliver the shares against payment in New York, New York on                    , 2021.

Goldman Sachs & Co. LLC	J.P. Morgan

Barclays	RBC Capital Markets	Truist Securities

William Blair	KeyBanc Capital Markets

Canaccord Genuity	JMP Securities	Needham & Company	Loop Capital Markets	Capital One Securities

Prospectus dated                    , 2021

DoubleVerify

WE MAKE DIGITAL ADVERTISING SAFE AND SECURE

BRAND
USER

BRAND SUITABILITY

65%

of consumers may stop using a brand's product after a brand suitability incident[1]

FRAUD

220%

year-on-year increase in fraudulent CTV impressions[2]

VIEWABILITY

40%

of digital video ads are never seen[3]

DV helps ensure global advertisers are protected from fraud and don't waste their investment on digital impressions that aren't brand safe, viewable or in the intended geography. We measure over 5 billion transactions daily in a privacy-friendly way – fostering transparency and trust between brands, publishers and consumers, and helping to make the digital ecosystem stronger, safer and more secure.

Let's Build a **Better Industry**®

[1] DoubleVerify & The Harris Poll
[2] DoubleVerify
[3] Merkle

DoubleVerify

WE POWER **MEDIA QUALITY** & **PERFORMANCE — EVERYWHERE**

DESKTOP/LAPTOP
CTV
MOBILE
PROGRAMMATIC
BRAND SAFE
VIEWABLE
AUTHENTIC AD
FRAUD FREE
IN GEO
DISPLAY
VIDEO
SOCIAL
PUBLISHER DIRECT

Our solutions deliver measurable ROI for our customers, by ensuring their digital ad spend is optimized wherever their ads appear online. Our addressable universe includes every digital impression, on every platform, in any format, in any market, around the world. Via our proprietary DV Authentic Ad™ metric, we offer brands a definitive currency of media effectiveness across their entire media plan.

Let's Build a **Better Industry**®

PINNACLE

1,000+
Advertisers and Partners

3.2T
Transactions Measured in 2020

35+
Languages Supported

DoubleVerify

WE HELP BRANDS
TURN INSIGHTS INTO ACTION

Campaign analytics are only valuable if they're timely, clear and actionable. Through DV Pinnacle®, our unified service and analytics platform, advertisers can access media quality and performance data across devices and buying platforms — encompassing the open web and walled gardens, helping to turn insights into action.

Let's Build a **Better Industry**®

DoubleVerify

WE GIVE BRANDS CONFIDENCE IN THEIR DIGITAL INVESTMENTS

"[DV] enable[s] us to protect brand equity and reduce media waste by **ensuring that our ads are placed alongside fraud-free, brand suitable, and viewable media...** With [their] history of trust and success, we were eager to leverage DV's Authentic Attention™ to **go beyond quality measurement and protection and into enhancing our performance measurement efforts.**[1]

- Jennifer Brain-Mennes
Director of Global Media Strategy & Planning, Americas CX Lead
Mondelēz International

"It was imperative to protect our brand during the pandemic while maximizing campaign KPIs. By partnering with DV, we were able to implement brand suitability best practices and tools to **drastically decrease our daily blocked impressions and increase campaign performance.**[2]

- Carlotta Meneghini
Programmatic Team Lead
Vodafone Italia

"Advertisers demand clarity into where their ads are running – across any media environment. We applaud the IAB's initiative in issuing guidelines to standardize CTV app ID naming conventions, **and support DV in its efforts to accelerate buyer transparency**, while supply-side adoption of these conventions continues to grow.[3]

- Joe Barone
Managing Partner,
Brand Safety Americas
GroupM

$

We help brands maximize the effectiveness of their online advertising, giving them clarity and confidence in their digital investments. Confidence is built on trust. Trust is achieved when a company's mission, team and actions are aligned – doing things for the right reasons, with transparency and authenticity. Trust is foundational to the lasting partnerships we've built with global advertisers, digital publishers, and the world's leading programmatic and social platforms.

Let's Build a **Better Industry**®

[1] "Behind the Tech: Mondelēz Boosts Media Campaign Performance", *Consumer Goods Technology*, March 4, 2021
[2] "Vodafone Italia Boosts Campaign Performance By Adopting DV's Brand Suitability Best Practices", published by DoubleVerify on September 3, 2020
[3] "DoubleVerify Launches Tracking Product for Booming CTV Ads", *Broadcasting + Cable*, June 10, 2020

"Our work has a massive impact on the digital advertising space.
- Lahat Abu, SVP Engineering, Measurement Technology
TRAILBLAZING
"I feel that my diverse background, insights and culture are valued at DV.
- Dee Barnes, Director Advertising Sales
DIVERSE
"I'm proud to work at a company with such a noble purpose that makes digital advertising better.
- Annie Barch, Creative Director
AUTHENTIC
COURAGEOUS
PASSIONATE
UNWAVERING INTEGRITY

DV | DoubleVerify

OUR CULTURE IS A **COMPETITIVE ADVANTAGE**

WE'RE ALL IN!

DV prides itself on having a culture that's "all in." Our team embodies a set of values that is core to our success, and comes to life in unique and diverse ways – from a shared commitment to world-class customer service, to the ingenuity we bring to bear in solving the industry's challenges. Our culture contributes to our competitiveness, and helps ensure we attract and retain the best and brightest talent.

Let's Build a **Better Industry**®

        Through and including                        , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

        You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered to you. We have not, and the selling stockholders and the underwriters have not, authorized anyone to provide any information or to make any representation other than, or in addition to, those contained in this prospectus or in any free writing prospectus we have prepared. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus and any sale of shares of our common stock.

i

 MARKET AND INDUSTRY DATA

        This prospectus includes industry and market data and forecasts pertaining to DoubleVerify's industry and markets, including market sizes, market share, market positions and other industry data. Such information is based on our analysis of multiple sources, including publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms and consultants and our own estimates based on internal company data and our management's knowledge of and experience in the market sectors in which we compete (together, the "Company Data Analysis"). The third-party information contained within the Company Data Analysis has primarily been derived or extrapolated from reports prepared or published by Ad Age, Boston Consulting Group, eMarketer, Juniper Research, Magna Global, GroupM, The Harris Poll and Merkle. We have not independently verified the market and industry data from third-party sources and thus the accuracy and completeness of such information cannot be guaranteed. This information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in surveys of market size.

SERVICE MARKS, TRADEMARKS AND TRADE NAMES

        We hold various service marks, trademarks and trade names, such as DoubleVerify, our logo design, DV Authentic Ad, DV Authentic Attention, DV Pinnacle and Authentic Brand Safety, that we deem particularly important to the marketing activities conducted by each of our businesses. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and trade names. This prospectus also contains trademarks, service marks and trade names of other companies which are the property of their respective holders. We do not intend our use or display of such names or marks to imply relationships with, or endorsements of us by, any other company.

ii

PROSPECTUS SUMMARY

        The following summary highlights selected information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as our audited consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision.

        Unless the context otherwise requires, the terms "we," "us," "our," and the "Company," as used in this prospectus, refer to DoubleVerify and its consolidated subsidiaries. DoubleVerify and its subsidiary DoubleVerify MidCo, Inc. changed their names from Pixel Group Holdings Inc. and Pixel Parent Inc., respectively, prior to the date of this prospectus. All references to DoubleVerify and DoubleVerify MidCo, Inc. are to these entities both prior to and after the name changes.

        Unless otherwise expressly provided herein, all information in this prospectus gives effect to a 1-for-3 reverse stock split of our common stock effected on March 29, 2021.

Our Company

        We are a leading software platform for digital media measurement and analytics. Our mission is to increase the effectiveness and transparency of the digital advertising ecosystem. Through our software platform and the metrics it provides, we help preserve the fair value exchange in the digital advertising marketplace.

        The advertising industry continues to shift from traditional mediums to an expanding array of digital channels and platforms. Digital advertisers have historically relied on inconsistent, self-reported data from a large number of publishers, social channels and programmatic platforms, making it difficult to form an accurate, unbiased view of how and where their ad budgets are spent. As objectionable content and ad fraud have proliferated across the Internet and other digital channels, advertisers are utilizing independent, third-party solutions to protect their brand equity and optimize the performance of their digital media investments.

        Our technology addresses this need by providing unbiased data analytics that enable advertisers to increase the effectiveness, quality and return on their digital advertising investments. Our proprietary DV Authentic Ad metric is our definitive metric of digital media quality which measures whether a digital ad is displayed in a fraud-free, brand-safe environment and is fully viewable in the intended geography. Our software platform delivers this metric to our customers in real time, allowing them to access critical performance data on their digital ads. Customers then leverage our data analytics to improve the efficiency of their digital advertising investments by avoiding wasted media spend on blocked or fraudulent ads and to optimize their media strategies in real time by verifying their highest performing ads and content.

        Our software platform is integrated across the entire digital advertising ecosystem, including programmatic platforms, social media channels and digital publishers. We deliver unique data analytics through our customer interface to provide detailed insights into our customers' media performance on both direct and programmatic media buying platforms and across all key digital media channels (including social, video, mobile in-app and connected TV ("CTV")), formats (including display and video) and devices (including mobile, desktop and connected televisions). Our technology enables programmatic media traders to evaluate approximately 200 billion transactions daily, ensuring that a digital ad meets advertiser-defined quality criteria before it is purchased. We also analyze more than 5 billion digital ad transactions daily, measuring whether ads are delivered in a fraud-free, brand-safe environment and are fully viewable in the intended geography. Our software platform and unique position in the advertising ecosystem allows us to develop a significant data asset that accumulates over time as we measure an increasing number of media transactions. We are able to leverage our data asset across our existing solutions as well as expand the data asset to launch new solutions that address the evolving needs of advertisers.

        Our blue-chip customer base includes many of the largest global brands. We serve over 1,000 customers that are diversified across all major industry verticals, including consumer packaged goods, financial services, telecommunications, technology, automotive and healthcare. In 2020, we had 45 customers who each represented at least $1 million of annual revenue, up from 41 such customers in 2019 and 25 in 2018, with no customer representing more than 10% of our revenue in either 2019 or 2020. We serve our customers globally through our 23 offices in 15 countries, including the United States, the United Kingdom, Israel, Singapore, Australia, Brazil, France, Germany and Japan.

        We generate revenue from our advertising customers based on the volume of media transactions, or ads, that our software platform measures ("Media Transactions Measured"), for which we receive an analysis fee ("Measured Transaction Fee"), enabling us to grow as our customers increase their digital ad spend and as we integrate into new channels and platforms. We have long-term relationships with many of our customers, with an average relationship of almost six years for our top 75 customers and almost seven years for our top 25 customers, and ongoing contractual agreements with a substantial portion of our customer base. We have maintained exceptional customer retention with gross revenue retention rates of over 95%, and 100% retention of our top 75 customers, in each of 2020, 2019 and 2018. We are also able to increase revenue per customer as we introduce new solutions, which has resulted in a compounded annual growth in average revenue for our top 50 customers of 29% from 2017 to 2020. The combination of high customer retention and multiple upsell opportunities has resulted in net revenue retention rates of 123% in 2020, 156% in 2019 and 131% in 2018. We have delivered strong historical revenue growth, with a compounded annual growth rate of 50% from 2017 to 2020.

        We generated revenue of $243.9 million in 2020 and $182.7 million in 2019, representing an increase of 34%. We generated revenue of $182.7 million in 2019 and $104.3 million in 2018, representing an increase of 75%. We generated net income of $20.5 million in 2020, $23.3 million in 2019 and $3.2 million in 2018. We generated Adjusted EBITDA of $73.2 million in 2020, or 30% of revenue, $69.0 million in 2019, or 38% of revenue, and $26.6 million in 2018, or 25% of revenue. Adjusted EBITDA is a financial measure not presented in accordance with generally accepted accounting principles ("GAAP"). For a definition of Adjusted EBITDA, an explanation of our management's use of this measure and a reconciliation of Adjusted EBITDA to net income, see "—Summary Historical Consolidated Financial Data."

Our Industry

        We believe that our business benefits from many of the most significant trends in digital marketing and advertising, including:

        Significant Growth in Digital Ad Spend.    The global advertising industry represented $569 billion of ad spend in 2020, according to Magna Global, and continues to shift from traditional forms of media to digital channels and platforms. According to Magna Global, global digital ad spend, excluding search, reached over $170 billion in 2020 and is expected to grow to $225 billion by 2023. We believe the shift towards digital spend will continue as new distribution channels and advertising formats emerge that enable advertisers to more effectively reach their target audiences.

        Acceleration of Programmatic Ad Buying.    Advertisers are increasingly shifting their digital media buying to programmatic platforms, which automate the digital ad buying process through the use of computer algorithms and deliver targeted advertisements utilizing vast data sets. According to Magna Global, global programmatic ad spend was approximately $51 billion in 2020 and is expected to reach $75 billion in 2023 and grow nearly twice as fast as the rest of the digital advertising market over the next five years. Programmatic ad buyers and trading platforms benefit from consistent access to high quality and accurate data to improve purchasing decisions and optimize the efficacy of their ads. Furthermore, advertisers value having a single, unified data source that they can leverage to help make real-time decisions on programmatic ad placements across all channels and formats.

        Emergence of CTV and Other New Digital Channels.    Over time, the emergence of new digital channels, such as social, has attracted significant advertiser interest and investment. In turn, this has created additional demand for digital measurement solutions. According to Magna Global, global digital ad spend on social channels was approximately $87 billion in 2020 and is expected to reach over $120 billion by 2023. Today, CTV represents a large new frontier for digital advertising as the approximately $150 billion of annual global linear television media spend starts to migrate to digital channels. According to eMarketer, there was expected to be over $8 billion of CTV ad spend in the U.S. in 2020 which is expected to double by 2023, with over 50% of ad inventory projected to be bought through programmatic platforms. CTV presents a significant opportunity for full-suite measurement providers due to the fragmented inventory and ad fraud emerging within this channel. Based on the Company Data Analysis, CTV fraud impressions more than tripled from 2019 to 2020.

        Importance of Brand Reputation.    With the increasing scale of digital media channels, advertisers are placing a greater emphasis on understanding where their ads are placed and the content with which it is presented. Context of ad placement has become as important to a brand as the content of the ad itself. Determining the context and content of a web page, streaming video or social post is more complex than verifying a keyword or article headline and often varies minute-by-minute. This challenge is further complicated by a significant increase in user-generated content, as ad spend on social platforms continues to expand. According to a recent study that we commissioned with The Harris Poll, nearly two-thirds of consumers expressed that they would stop using a brand or product that advertises next to false, objectionable or inflammatory content. More than ever, advertisers are being held accountable for brand and content alignment. In response, advertisers are adopting scalable, sophisticated brand safety solutions to ensure effective use of their global digital media spend.

        Desire to Improve Media Quality and Effectiveness.    The significant growth in digital advertising has resulted in increased fraud and wasted ad spend due to ads that are never seen. Juniper Research estimated that approximately $42 billion of global digital media spend was wasted in 2019 as a result of continually evolving ad fraud activities, including bots, fake clicks and fraudulent web sites. New and sophisticated schemes, particularly across emerging channels such as CTV and mobile in-app, are uncovered each day. We have identified over 5,000 fraudulent CTV apps as of December 31, 2020, and we have seen CTV fraud impressions increase 220% in 2020 as compared to 2019. In addition, even when an ad is verified to be fraud-free, there is no certainty that it is actually viewable. According to Merkle, more than 40% of digital ads placed are deemed to be not viewable. To combat these issues, advertisers, digital publishers and media platforms rely on robust measurement solutions to validate the performance of their marketing campaigns and ensure that they are only paying for verified ads.

        Rising Adoption of Independent, Cookie-Less, Cross-Platform Measurement Solutions.    The proliferation of digital channels, formats and devices has made it more difficult for advertisers to measure campaign performance across all platforms. This measurement has been further complicated by recent moves by certain closed platforms, which are often referred to as "walled gardens," to restrict cookie and identifier-based data sharing. As a result, advertisers are increasingly adopting full-suite measurement solutions that are not dependent on cookies or cross-site individual-level data trackers and can be used seamlessly between the open web and the walled gardens. Point solutions that only deliver single metrics, often on a limited amount of media, and which are based on challenged data aggregation methods, continue to lose traction with advertisers. This has created a growing demand for independent, third-party providers that provide accredited and unified data analytics that improve the transparency and effectiveness of digital ad spend across the entire ecosystem without relying on cookies. Based on the Company Data Analysis, the total addressable market for our core solutions was less than 25% penetrated in 2020, and we believe that we have the opportunity to expand our customer base in response to increasing demand for our core measurement solutions.

What We Do

        We are a leading software platform for digital media measurement and analytics. Our leadership in our industry is based on our differentiated technical capabilities resulting from years of innovation, our breadth of industry accredited solutions, and an expansive network of integration partners that enable us to analyze media transactions across the global digital ecosystem. Our solutions empower our customers to address the evolving and intensifying complexities of measuring the performance of digital advertising. We deliver our suite of solutions through a robust and scalable software platform that provides our customers with unified data analytics. Our broad market coverage of the digital advertising ecosystem and our leading software platform enables us to analyze billions of data points globally each day. We collected and analyzed data points on the approximately 3.2 trillion Media Transactions Measured by us in 2020, up from 2.4 trillion Media Transactions Measured in 2019 and 1.4 trillion in 2018. This volume has enabled us to build a self-reinforcing, proprietary data asset which we redeploy in new solutions that further enhance and expand the analytics that we can deliver to our customers and partners.

Our Solutions

  The DV Authentic Ad

        The DV Authentic Ad is our definitive metric of digital media quality, which evaluates the existence of fraud, brand safety, viewability and geography for each digital ad:

  •
  Fraud:  Our solutions are designed to safeguard advertisers against increasingly sophisticated invalid digital traffic, such as bot fraud, site fraud, malware (including adware), and app fraud. We continuously monitor and analyze billions of delivered digital ads on a daily basis for aberrant activity in order to detect new fraud schemes. Each day, we identify over 500,000 active fraudulent device signatures, distributing them to our partners nearly 100 times per day, thereby enhancing the protection we provide our customers.

  •
  Brand Safety:  Our customers use the data analytics that our software platform provides to help prevent their ads from appearing next to content that they do not deem appropriate for their brands and target desired contexts. Our brand safety solutions evaluate the full context of a webpage including the URL and the specific content. Customers can use our extensive content categories to target desired contexts for their ads, without relying on personal data or cookies. We also offer Authentic Brand Safety, which is an enhanced set of contextual targeting solutions that can be deployed across multiple programmatic platforms.

  •
  Viewability:  Digital ads are frequently obscured, paused before fully delivered or placed in locations that are out of view from the intended recipient. We help our customers determine if their ads are in-view by the recipient of each advertisement by providing advanced viewability metrics, including average time-in-view, key message exposure and video player size. Our solutions also leverage our historical data to predict the viewability of ads to optimize programmatic buying decisions.

  •
  Geography:  Many of our customers run distinct media campaigns that are targeted toward distinct geographic regions. The intended geography of these media campaigns may be specified due to the content or offer of the digital ad, the language in which it is presented or for compliance reasons. Our customers leverage our solutions to ensure that their geographic targeting requirements are met and that there is language alignment between the digital ad and the intended geographic region.

  DV Authentic Attention

        We developed DV Authentic Attention, a predictive measure of digital ad performance, by leveraging the data we aggregate to deliver our DV Authentic Ad. Developed in 2020 and released in February 2021, DV Authentic Attention is a performance measurement solution that we believe is the industry's most comprehensive evaluation of creative exposure and user engagement with a digital ad. When employed by our customers, DV Authentic Attention provides comprehensive, real-time prediction data that helps drive media campaign performance in a privacy-friendly manner, as an alternative to individual reach and frequency performance tools. DV Authentic Attention evaluates the real-time delivery of a digital ad by analyzing dozens of data points on the exposure of the digital ad and the consumer's engagement with the ad and device. DV Authentic Attention evaluates the entire presentation of an ad through metrics that include viewable time, share of screen, video presentation and audibility. Our customers use DV Authentic Attention to predict which ads will impact consumers and drive outcomes, enabling them to make changes to their media strategies in real time.

  Custom Contextual

        In late 2020, we launched our Custom Contextual solution to enhance our programmatic advertising solutions. Advertisers use our Custom Contextual solution to match their ads to relevant content in order to maximize user engagement and drive campaign performance. Custom Contextual metrics leverage our content-derived analytics data and are not reliant on third-party cookies or cross-site tracking technology. Custom Contextual enables advertisers to target audiences based on key points of interest even in web browsers and operating systems that have phased out or ended the use of third-party tracking technology, thus also positioning them to align with existing privacy regulations.

  Supply-Side Solutions

        We provide our software solutions and data analytics to publishers and other supply-side customers to enable them to maximize revenue from their digital advertising inventory. Supply-side advertising platforms (such as ad networks and exchanges) utilize our data analytics to validate the quality of their ad inventory and provide metrics to their customers to facilitate the targeting and purchasing of digital ads. We also provide the DV Publisher Suite, a unified solution for digital publishers to manage revenue and increase inventory yield by improving video delivery, identifying lost or unfilled sales, and better aggregate data across all inventory sources.

How We Deploy Our Solutions

        We provide a consistent, cross-platform measurement standard across all major forms of digital media, making it easier for advertiser and supply-side customers to benchmark performance across all of their digital ads and to optimize their digital strategies in real time. Our coverage spans over 40 key geographies where our customers are located and includes:

  •
  all primary media buying platforms, including direct and programmatic;

  •
  all significant digital media channels, including social, video, mobile in-app and CTV;

  •
  all key media formats, including display and video; and

  •
  all major devices, including mobile, desktop and connected televisions.

        We also maintain an expansive set of direct integrations across the entire digital advertising ecosystem in order to deliver our metrics to the platforms where our customers buy ads. Our partner integrations include leading programmatic platforms, such as The Trade Desk, Google Display & Video 360, Amazon Advertising and Verizon Media. Through these integrations, our customers utilize our solutions to better evaluate and optimize inventory purchase decisions. We also have direct integrations with key social platforms, including Facebook, YouTube, Twitter, Pinterest and Snap, as well as leading CTV platforms, including Amazon and Roku, which allow us to deliver more robust social campaign and CTV data analytics to our advertiser customers. Together, we work seamlessly to empower our partners by providing advertisers clarity and confidence in their digital investments across all key platforms.

Our Strengths

        We believe the following attributes and capabilities form our core strengths and provide us with competitive advantages:

        Best-in-Class Software Platform.    Our technology stack enables us to develop proprietary advertising performance metrics on each digital ad transaction. This precision sets us apart from our competitors and allows us to combine and deliver performance measurements across fraud, brand safety, viewability and geography into a single, unique metric (the DV Authentic Ad), as well as the flexibility to disaggregate and analyze the individual measurements for each delivered ad. We believe we are able to provide the most robust data analytics in the industry, analyzing hundreds of data points for each delivered ad and across billions of ads every day, with approximately 3.2 trillion Media Transactions Measured by us in 2020.

        Broad Ecosystem Coverage.    We provide comprehensive performance measurement metrics across all key digital channels where our customers advertise and deliver them through the major platforms through which they purchase advertising. Our technology is integrated into major platforms that provide direct, programmatic and social advertising, including Google, Facebook and The Trade Desk. As new media formats emerge, the strength of our solutions and the flexibility of our software platform allows us to seamlessly onboard new integration partners and secure new partnerships as selling channels for our solutions. For example, as CTV continues to become an increasingly prominent advertising channel, we have secured partnership agreements with multiple leading CTV platforms, including Amazon and Roku, that have certified our measurement solutions for use on their platforms. We believe that we provide the broadest integration and partnership coverage across the industry.

        Powerful Network Effect Fueled by a Robust and Scalable Data Asset.    Our software platform and unique position in the advertising ecosystem allows us to develop a significant data asset that accumulates over time as we measure an increasing number of media transactions. This virtuous cycle allows us to deliver better results as we build broader data sets and enables us to enhance and expand the solutions we deliver to customers. We collected and analyzed data points on the approximately 3.2 trillion Media Transactions Measured by us in 2020, up from 2.4 trillion Media Transactions Measured in 2019 and 1.4 trillion in 2018. The knowledge from the billions of detailed data points we gather daily has enabled us to develop an extensive data asset that we leverage across our existing solutions as well as expand the data asset to launch new solutions that address the evolving needs of advertisers. The strength of our solutions attracts new customers which increases the ad transactions we measure and data we collect, further strengthening the value of our network.

        Compelling Value Proposition Driving High Customer ROI.    We enable our customers to optimize return on their marketing investments for a fraction of the underlying media cost. Our unique data analytics are used by our advertiser customers to target the highest performing ad inventory and receive refunds or credits for digital ads that do not meet certain criteria. In addition, our solutions help our customers preserve one of their most important and invaluable assets—brand reputation—by ensuring ads are not shown near content that is inconsistent with their brand message.

        Track Record of Successful Product Innovation.    We have a track record of developing new solutions for our customers that provide increased relationship value and drive incremental average revenue per customer, thereby deepening our competitive edge. As of March 31, 2021, we had 136 software and data engineers throughout our five research and development centers focused on product development. We launched our first brand safety solution in 2010 and have continued to develop leading-edge solutions ever since. We have continued our track record of innovation in recent years as demonstrated by the launch of Authentic Brand Safety, which we believe is the industry's only solution that allows advertisers to programmatically avoid unsuitable content across platforms using the same settings established for post-bid evaluation. In 2019, we launched our first CTV solutions which now detect over 100,000 fraudulent device signatures per day, providing significant savings to our clients by preventing wasted ad spend. In 2020, we developed DV Authentic Attention, which we believe is the first solution in the market to combine dozens of ad exposure and user engagement metrics on individual impressions to provide predictive analytics and improve performance outcomes, and introduced our Custom Contextual solution, which allows advertisers to match their ads to relevant content without depending on cookie-based or cross-site tracking.

        Loyal and Growing Customer Base.    Our customers represent many of the largest advertisers in the world including Colgate-Palmolive, Ford, Mondelēz and Pfizer. In each of 2020, 2019 and 2018, we maintained over 95% gross revenue retention rates across our customer base and retained 100% of our top 75 customers. With this foundation, we were able to drive net revenue retention of 123% in 2020, 156% in 2019 and 131% in 2018 through increased advertising volume and the successful launch of newly-introduced solutions. This growth in our existing customer base together with strong new customer wins has increased the number of customers contributing over $1 million of revenue to 45 customers in 2020, up from 41 in 2019 and 25 in 2018.

        Scaled and Profitable Business Model.    We have an attractive operating model, driven by the scalability of our platform, the consistent nature of our revenue, our significant operating leverage and low capital intensity. Our platform allows us to provide large-scale data analytics to customers around the world seamlessly and cost-effectively. We are able to scale our solutions efficiently and with limited incremental cost for new customers and additional solutions. Our cost of sales (excluding depreciation and amortization) represented only 15% of revenues and helped deliver an Adjusted EBITDA margin of 30% in 2020. We have grown our business rapidly while also achieving profitability, demonstrating the strength of our platform and business model. For additional detail on cost of sales excluding depreciation and amortization, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

        Well-Aligned with Privacy Restrictions and Platform Evolution.    We believe that we are well positioned to benefit from broader government regulations and changing industry privacy standards that increasingly restrict the collection and use of personal data for advertising purposes. Additionally, as walled garden platforms aggressively move to curtail the use of cookie-based data collection across their properties, measurement, targeting and advertising analytics solutions that are not based on these tracking and collection tools will benefit. Our software platform does not rely on third-party cookies, persistent identifiers or cross-site tracking technology to deliver our measurement and analytics solutions. Additionally, the core contextual data set that we use to provide our measurement and analytics solutions can also provide advertisers with an alternative source of data to deliver targeted advertising. To capitalize on this rapidly evolving environment, and to leverage a system that is not reliant on cookie-based or personalized data collection, we introduced our Custom Contextual solution in late 2020, which allows advertisers to match their ads to relevant content in order to maximize user engagement and drive campaign performance, without depending on cookie-based or cross-site tracking. In February 2021, we released DV Authentic Attention, a performance measurement solution that leverages pseudonymous, privacy-friendly data to analyze advertising engagement, as an alternative to individual reach and frequency performance tools. As privacy restrictions evolve, and tracking identifiers such as cookies become increasingly restricted by walled gardens, we believe there will be increased demand for our contextual targeting and performance solutions.

        Proven Management Team.    We have a strong management team that has extensive experience leading software and digital marketing companies. We believe that our management team will continue to drive our growth, scale and solutions innovation. Furthermore, our Chief Executive Officer, Mark Zagorski, has significant public company experience, including as Chief Executive Officer of a public company in the digital advertising software industry.

Our Opportunity

        There is strong global demand across the advertising ecosystem for independent third-party measurement and authentication of digital ads. Advertisers, programmatic platforms, social media channels and digital publishers are collectively placing increased emphasis on the quality and effectiveness of digital ad spend across all channels, formats and devices. According to Magna Global, there was over $170 billion of global digital ad spend in 2020 where our solutions are directly applicable.

        We are a leader in a large, fast-growing and underpenetrated market with significant tailwinds. Based on the Company Data Analysis, we estimate that the total addressable market for our core solutions was approximately $13 billion globally in 2020 and was less than 25% penetrated and is expected to grow to approximately $20 billion by 2025 with less than 50% penetration. We believe our market leadership positions us well to generate significant growth across this large, underserved market. Our growth is primarily driven by the fastest growing segments of digital ad spend, which are currently among the least penetrated with our solutions, including mobile in-app, programmatic, social and CTV.

Our Growth Strategy

        We intend to continue penetrating the digital advertising market through the following key growth levers:

        Growing with Our Current Customers.    We expect to continue to grow with our existing customers as they increase their spend on digital advertising and as we introduce new solutions. We expect the increased demand for third-party digital advertising data analytics to fuel continued adoption of our solutions across key channels, formats, devices and geographies. For example, we expect new solutions like Authentic Brand Safety, DV Authentic Attention and Custom Contextual and the ongoing shift from linear TV to CTV to continue to drive growth from our existing customers.

        Expanding Our Customer Base.    We intend to continue targeting new advertiser, programmatic platform and digital publisher customers who have not yet adopted digital ad measurement solutions, as well as those currently utilizing solutions provided by our competitors or point solutions. With the total addressable market for our core solutions less than 25% penetrated today, we believe that there is ample room for us to add new customers going forward.

        Expanding Our International Presence.    We intend to continue to grow our presence in international markets in order to meet the needs of our existing customers and accelerate new customer acquisition in key geographies outside of North America. We have expanded into twelve countries since 2018, which has accelerated our revenue growth in those markets.

        Introducing New Solutions and Channels.    We will continue to lead the industry in innovation by developing premium solutions that increase our value proposition to our existing customers. We have a strong track record of rolling out new solutions that have high adoption rates with our existing customers. We intend to extend our solutions capabilities to cover new and growing digital channels and devices, including CTV, new mobile apps and other emerging areas of digital ad spend.

        Pursuing Opportunistic M&A.    Our management team has a proven track record of identifying, evaluating, executing and integrating strategic acquisitions. We have completed three acquisitions since December 2018 to expand our technology and solutions offerings and broaden our geographic footprint. We maintain an active pipeline of potential M&A targets and intend to continue evaluating add-on opportunities to bolster our current solutions suite and complement our organic growth initiatives.

Recent Developments

        On November 18, 2020, pursuant to the Series A Preferred Stock Purchase Agreement, dated October 27, 2020, by and among the Company, Providence VII U.S. Holdings L.P. (the "Providence Investor") and the other parties thereto, an investor group led by Tiger Global Management, LLC (collectively, the "Private Placement Investors") purchased an aggregate of 61,006,432 shares of our Series A Preferred Stock for an aggregate purchase price of approximately $350 million (the "Private Placement"). The Private Placement Investors purchased 45,438,756 of the shares of Series A Preferred Stock from those of our existing stockholders who elected to exercise their contractual rights under the Existing Stockholders Agreement (defined later in this prospectus), pursuant to which such stockholders exchanged an equal number of shares of common stock for such shares of Series A Preferred Stock. 42,607,869 of the 45,438,756 shares of Series A Preferred Stock purchased from our existing stockholders were purchased from the Providence Investor. The remaining 15,567,676 shares of Series A Preferred Stock were purchased directly from the Company. We received approximately $89.3 million of gross proceeds and our existing stockholders received approximately $260.7 million of gross proceeds, of which $244.4 million of gross proceeds were received by the Providence Investor, in the Private Placement. 34,860,819 of the shares of Series A Preferred Stock sold in the Private Placement were purchased by affiliates of Tiger Global Management, LLC (collectively, and individually, the "Tiger Investor"), for an aggregate purchase price of approximately $200.0 million. The shares of Series A Preferred Stock will automatically convert into 20,335,473 shares of our common stock upon the completion of this offering. In connection with the Private Placement, the Company (i) entered into the Existing Stockholders Agreement, whereby the Company granted the Private Placement Investors certain rights held by its existing stockholders and (ii) adopted and filed an amended and restated certificate of incorporation (the "existing amended and restated certificate of incorporation"), authorizing the issuance of Series A Preferred Stock and setting forth the terms thereof. See "Certain Relationships and Related Party Transactions—Relationship with Providence Following this Offering—Stockholders Agreements" and "Description of Capital Stock—Preferred Stock—Series A Preferred Stock."

        On December 29, 2020, the Company entered into option cancellation agreements with three employee holders of certain performance-based stock options, pursuant to which an aggregate of 955,498 unvested options were cancelled for approximately $14.5 million in cash. One of the employee holders was our Chief Operating Officer, Matthew McLaughlin, who received approximately $9.2 million in exchange for the cancellation of options to purchase 601,412 shares of our common stock. The Company entered into the option cancellation agreement with Mr. McLaughlin in order to provide liquidity to a longstanding employee. The remaining approximately $5.4 million was paid to two members of management that are not executive officers, in exchange for the cancellation of options to purchase an aggregate of 354,086 shares of our common stock. The Company entered into these option cancellation agreements to provide liquidity to two longstanding employees who were unable to participate as sellers in the Private Placement. These amounts are recorded as an expense in our audited consolidated financial statements for the year ended December 31, 2020.

Concurrent Private Placement and Secondary Transaction

        The Tiger Investor has agreed to purchase $30 million of our common stock in a private placement concurrent with the completion of this offering (the "concurrent private placement") at a price per share equal to the initial public offering price. In addition, the Tiger Investor has agreed to purchase $30 million of our common stock from the Providence Investor in a secondary transaction concurrent with the completion of this offering (the "secondary transaction") at a price per share equal to the initial public offering price. The concurrent private placement and the secondary transaction are contingent upon, and are expected to close immediately following, the completion of this offering. The shares sold to the Tiger Investor in the concurrent private placement and the secondary transaction will not be registered in this offering and will be subject to a lock-up agreement with the underwriters for this offering for a period of up to 180 days after the date of this prospectus. See "Shares Available for Future Sale—Lock-Up Agreements" and "Underwriting."

 Our Organizational Structure

        The following chart presents an overview of our ownership and organizational structure, after giving effect to this offering, the concurrent private placement and the secondary transaction, assuming the underwriters do not exercise their option to purchase additional shares. For additional information with respect to our ownership structure, see "Principal and Selling Stockholders":

*
Ownership percentages exclude shares of common stock issuable upon exercise of outstanding stock options and settlement of restricted stock units.

Ownership and Our Status as a Controlled Company

        In August 2017, funds affiliated with Providence Equity Partners L.L.C., or "Providence," entered into a definitive agreement to purchase a majority of the equity interests in our indirect subsidiary DoubleVerify Inc., a Delaware corporation, or the "Providence Acquisition". The Providence Acquisition was consummated on September 20, 2017.

        Providence is a premier asset management firm with approximately $45 billion in aggregate capital commitments. Providence pioneered a sector-focused approach to private equity investing with the vision that a dedicated team of industry experts could build exceptional companies of enduring value. Since the firm's inception in 1989, Providence has invested in over 170 companies and has become a leading private equity firm specializing in growth-oriented investments in media, communications, education, software and services.

        After the completion of this offering, the concurrent private placement and the secondary transaction, the Providence Investor will hold approximately 58% of our common stock (or approximately 57% if the underwriters exercise in full their option to purchase additional shares from us and the Providence Investor). As a result, we expect to qualify as, and elect to be, a "controlled company" within the meaning of NYSE rules. This election will allow us to rely on exemptions from certain corporate governance requirements otherwise applicable to NYSE-listed companies. See "Management—Corporate Governance."

Our Corporate Information

        DoubleVerify is a Delaware corporation. Our principal executive offices are located at 233 Spring Street, New York, NY 10013, and our telephone number is (212) 631-2111. Our website is www.doubleverify.com. None of the information contained on, or that may be accessed through, our website or any other website identified herein is part of, or incorporated into, this prospectus.

Summary Risk Factors

        Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our common stock. These risks are discussed more fully under "Risk Factors" in this prospectus. These risks relate to, among other matters:

  •
  our ability to respond to technological developments and evolving industry standards;

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  our ability to compete with our current and future competitors;

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  our ability to retain existing customers, obtain new customers and generate revenue from new customers;

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  system failures, security breaches, cyberattacks or natural disasters that could interrupt the operation of our platform and data centers;

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  the ability of our integration partners to accurately and timely pay us;

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  defects, errors or inaccuracies associated with our platform;

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  economic downturns and unstable market conditions (including as a result of the COVID-19 pandemic);

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  our ability to retain our senior management team and other key personnel;

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  the application, interpretation and enforcement of digital advertising and data privacy and protection laws and regulations;

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  the assertion of third-party intellectual property rights and our ability to protect and enforce our intellectual property rights; and

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  restrictions in the New Revolving Credit Facility (as defined herein).

Implications of Being an Emerging Growth Company

        As a company with less than $1.07 billion in annual gross revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the "JOBS Act". An emerging growth company may take advantage of specified reduced reporting and other reduced requirements that are otherwise applicable generally to public companies. These provisions include:

  •
  we may present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations disclosure;

  •
  we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or the "Sarbanes-Oxley Act";

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  we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or the "PCAOB", regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

  •
  we are permitted to provide less extensive disclosure about our executive compensation arrangements, such as the correlation between executive compensation and performance and comparisons of the chief executive officer's compensation to median employee compensation; and

  •
  we are not required to give our stockholders nonbinding advisory votes on executive compensation or golden parachute arrangements (i.e., "say-on-pay," "say-on-frequency" and "say-on-golden parachutes").

        In addition, under the JOBS Act, emerging growth companies can also delay adopting new or revised financial accounting standards until such time as those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.

        We may take advantage of these provisions until December 31, 2026 (the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to this offering) or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if our annual gross revenues are $1.07 billion or more, if we issue more than $1 billion of non-convertible debt over a three-year period, or if we become a "large accelerated filer" as defined in the Securities Exchange Act of 1934, or the "Exchange Act". We may choose to take advantage of some or all of these reduced burdens and, as such, the information that we provide stockholders may be different than the information you may receive from other public companies in which you hold equity interests. We do not know if some investors will find our common stock less attractive as a result of our utilization of these exemptions. The result may be a less active trading market for our common stock and increased volatility in the price of our common stock.

The Offering

Common stock offered by us in the offering	8,627,452 shares.
Common stock offered by the selling stockholders in the offering	4,705,883 shares.
Option to purchase additional shares

The underwriters also may purchase on a pro rata basis up to 1,350,000 additional shares from us and up to 650,000 additional shares from the Providence Investor, each at the initial offering price less the underwriting discount.

Common stock sold in the concurrent private placement and the secondary transaction

Immediately following the completion of this offering, the Tiger Investor will purchase $30 million of our common stock from us in the concurrent private placement at a price per share equal to the initial public offering price. In addition, the Tiger Investor will purchase $30 million of our common stock from the Providence Investor in the secondary transaction at a price per share equal to the initial public offering price.

Based on an assumed initial public offering price of $25.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, the Tiger Investor would purchase 1,176,470 shares of our common stock from us in the concurrent private placement and 1,176,470 shares of our common stock from the Providence Investor in the secondary transaction.

Common stock expected to be outstanding after this offering, the concurrent private placement and the secondary transaction	155,394,909 shares (or 156,744,909 shares if the underwriters exercise in full their option to purchase additional shares from us and the Providence Investor).
Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $198.6 million, based on an assumed initial public offering price of $25.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. We estimate that the net proceeds to us from the concurrent private placement, after deducting estimated expenses, will be approximately $28.9 million.

We intend to use a portion of the net proceeds of this offering and the concurrent private placement to repay all amounts outstanding under our New Revolving Credit Facility and the remainder for general corporate purposes, including working capital, capital expenditures and operating expenses. We may use a portion of the remaining proceeds to acquire complementary businesses or technology, accelerate our product roadmap (including developing new solutions), continue to upgrade our technology platform and/or hire additional resources to support our product development and international expansion efforts. See "Use of Proceeds."

We will not receive any proceeds from the sale of our common stock by the selling stockholders in the offering (including pursuant to the underwriters' option to purchase additional shares from the Providence Investor).

Dividend policy

We currently do not anticipate paying dividends on our common stock for the foreseeable future. Any future determination to pay dividends on our common stock will be subject to the discretion of our board of directors and depend upon various factors. In addition, our ability to pay dividends may be limited by the agreements governing the New Revolving Credit Facility or any indebtedness we or our subsidiaries may incur in the future. See "Dividend Policy."

Indication of Interest

The cornerstone investors have indicated an interest in purchasing up to an aggregate of 10% of the shares of common stock offered in this offering at the initial public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investors may decide to purchase more, less or no shares of our common stock in this offering, or the underwriters may decide to sell more, less or no shares of our common stock in this offering to the cornerstone investors. The underwriters will receive the same discount from any shares of common stock sold to the cornerstone investors as they will from any other shares of common stock sold to the public in this offering.

Stock exchange symbol	"DV"

        The number of shares of our common stock to be outstanding immediately following this offering, the concurrent private placement and the secondary transaction is based on 145,590,987 shares outstanding as of March 31, 2021, and excludes:

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  14,849,382 shares of common stock issuable upon exercise of options outstanding as of March 31, 2021 at a weighted average exercise price of $4.94 per share;

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  1,750,628 shares of common stock issuable upon vesting of restricted stock units outstanding as of March 31, 2021;

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  30,000,000 shares of common stock reserved for future issuance following this offering under our 2021 Omnibus Equity Incentive Plan, or the "2021 Equity Plan," which will become effective in connection with this offering, as well as any shares of common stock that become available pursuant to provisions in the 2021 Equity Plan that automatically increase the share reserve under our 2021 Equity Plan, as described in "Executive Compensation—New Equity Arrangements—Equity Incentive Plan"; and

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  3,000,000 shares of common stock reserved for future issuance following this offering under our 2021 Employee Stock Purchase Plan, or "ESPP," which will become effective in connection with this offering, as well as any shares of common stock that become available pursuant to provisions in the ESPP that automatically increase the share reserve under our ESPP, as described in "Executive Compensation—New Equity Arrangements—Employee Stock Purchase Plan".

        Unless otherwise indicated, all information in this prospectus:

  •
  gives effect to the issuance and sale of 8,627,452 shares of common stock by us, and the sale of 4,705,883 shares of common stock by the selling stockholders, in this offering;

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  gives effect to the issuance and sale of 1,176,470 shares of common stock by us in the concurrent private placement, and the sale of 1,176,470 shares of common stock by the Providence Investor in the secondary transaction, each at an assumed initial public offering price of $25.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

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  gives effect to the automatic conversion of 61,006,432 shares of Series A Preferred Stock into 20,335,473 shares of common stock upon the completion of this offering;

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  assumes no exercise by the underwriters of their option to purchase additional shares from us and the Providence Investor, and where full exercise by the underwriters of their option is indicated, assumes the purchase of 1,350,000 additional shares from us;

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  assumes that the initial public offering price of our common stock will be $25.50 per share (which is the midpoint of the price range set forth on the cover page of this prospectus);

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  gives effect to amendments to our existing amended and restated certificate of incorporation and bylaws to be adopted upon the completion of this offering; and

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  gives effect to a 1-for-3 reverse stock split of our common stock effected on March 29, 2021.

Summary Historical Consolidated Financial Data

        The following tables set forth our summary historical consolidated financial data derived from our audited consolidated financial statements as of the dates and for each of the periods indicated. The summary historical consolidated financial data as of and for the years ended December 31, 2020, 2019 and 2018 are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected for any future period.

        You should read this summary historical consolidated financial data in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes, included elsewhere in this prospectus.

Consolidated Statement of Operations Data:

	Year Ended December 31,
(In Thousands except share and per share data)	2020	2019	2018
Revenue:	$243,917	$182,663	$104,304
Cost of revenue (exclusive of depreciation and amortization below)	35,750	24,848	18,525
Product development	47,004	31,598	24,224
Sales, marketing and customer support	62,157	38,401	23,235
General and administrative	53,056	26,899	14,631
Depreciation and amortization	24,595	21,813	18,626

Income from operations	21,355	39,104	5,063
Interest expense	4,931	5,202	3,058
Other expense, (income)	(885)	(1,458)	25

Income before taxes	17,309	35,360	1,980
Income tax expense (benefit)	(3,144)	12,053	(1,197)

Net income	$20,453	$23,307	$3,177

Earnings per share:
Basic	$0.15	$0.17	$0.02
Diluted	$0.14	$0.16	$0.02
Weighted average common stock outstanding:
Basic	138,071,677	139,650,311	139,588,127
Diluted	145,443,357	143,046,312	139,588,127

Consolidated Balance Sheet Data:

	As of December 31,
(In Thousands)	2020	2019
Cash and cash equivalents	$33,354	$10,920
Total assets	511,334	466,271
Total liabilities(1)	94,639	148,253
Total stockholder's equity	416,695	318,018

Other Financial Data:

	Year Ended December 31,
	2020	2019	2018
	(In Thousands except margin in %)
Adjusted EBITDA(2)	$73,162	$68,985	$26,562
Adjusted EBITDA Margin(3)	30%	38%	25%
Capital expenditures(4)	9,751	5,943	1,640

(1)
Includes outstanding debt and capital lease obligations. As of December 31, 2020, we had $22.0 million outstanding under the New Revolving Credit Facility. We expect to repay all remaining amounts outstanding under the New Revolving Credit Facility with a portion of the proceeds of this offering and the concurrent private placement. See "Description of Certain Indebtedness" and "Use of Proceeds."

(2)
In addition to our results determined in accordance with U.S. generally accepted accounting principles, or GAAP, we believe that certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA Margin, are useful in evaluating our business. A metric similar to Adjusted EBITDA is used in certain calculations under our New Revolving Credit Facility. We define Adjusted EBITDA as net income before income taxes, interest expense, depreciation and amortization (EBITDA), further adjusted for stock-based compensation, other (income) expense, M&A costs, IPO readiness expenses and other costs. The following table presents a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP.

	Year Ended December 31,
	2020	2019	2018
	(In Thousands)
Net Income	$20,453	$23,307	$3,177
Depreciation and amortization	24,595	21,813	18,626
Stock-based compensation (non-cash)(a)	5,984	1,680	1,442
Option cancellation payments(b)	14,543	—	—
Interest expense	4,931	5,202	3,058
Income tax expense (benefit)	(3,144)	12,053	(1,197)
M&A costs(c)	170	3,413	545
IPO readiness costs(d)	4,910	2,764	—
Other costs(e)	1,605	211	886
Other (income) expense(f)	(885)	(1,458)	25

Adjusted EBITDA	$73,162	$68,985	$26,562
Adjusted EBITDA Margin	30%	38%	25%

(a)
Represents the non-cash portion of stock-based compensation expense for the years ended December 31, 2020, 2019 and 2018 as recorded in the Consolidated Statements of Operations and Comprehensive Income per the table below.

	Year Ended December 31,
(In Thousands)	2020	2019	2018
Cost of revenue	$—	$8	$6
Product development	673	305	219
Sales, marketing and customer support	1,268	450	287
General and administrative	4,043	917	930

Total	$5,984	$1,680	$1,442

(b)
Option cancellation payments represent incremental cash-based compensation paid in connection with option cancellation agreements with three employee holders of certain performance-based stock options. See "Prospectus Summary—Recent Developments."

(c)
M&A costs for the years ended December 31, 2020, 2019 and 2018 consist of third party costs and deferred compensation costs related to acquisitions.

(d)
IPO readiness costs for the years ended December 31, 2020, 2019 and 2018 consist of third-party costs incurred in preparation of this offering and of becoming a public company. Included in IPO readiness costs for the year ended December 31, 2020 are $3.6 million of offering costs for registration fees, filing fees, and specific legal and accounting fees related to the preparation of this offering.

(e)
Other costs for the years ended December 31, 2020, 2019 and 2018 consist of reimbursements paid to Providence, and transaction costs related to the Providence Acquisition. For the year ended December 31, 2020, other costs also include costs related to the departure of our former Chief Executive Officer, and third-party costs incurred in response to investigating and remediating certain IT/cybersecurity matters that occurred in March 2020.

(f)
Other (income) expense consists of interest income, change in fair value associated with contingent considerations, and the impact of foreign currency transaction gains and losses associated with monetary assets and liabilities.

We use Adjusted EBITDA and Adjusted EBITDA Margin as measures of operational efficiency to understand and evaluate our core business operations. We believe that these non-GAAP financial measures are useful to investors for period to period comparisons of our core business and for understanding and evaluating trends in our operating results on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Some of the limitations of these measures are:

•
they do not reflect changes in, or cash requirements for, our working capital needs;

•
Adjusted EBITDA does not reflect our capital expenditures or future requirements for capital expenditures or contractual commitments;

•
they do not reflect income tax expense or the cash requirements to pay income taxes;

•
they do not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt; and

•
although depreciation and amortization are non-cash charges related mainly to intangible assets, certain assets being depreciated and amortized will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

In addition, other companies in our industry may calculate these non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure. You should compensate for these limitations by relying primarily on our GAAP results and using the non-GAAP financial measures only supplementally.

(3)
We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.

(4)
Capital expenditures, including purchased equipment under capital lease obligations and capitalized software development costs, consist of the following:

	Year Ended December 31,
	2020	2019	2018
	(In Thousands)
Computers and peripheral equipment	$281	$2,138	$1,549
Office furniture and equipment	734	30	86
Leasehold improvements	3,513	631	5
Capitalized software development costs	5,223	3,144	—

Total	$9,751	$5,943	$1,640

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information contained in this prospectus, including our audited consolidated financial statements and related notes appearing at the end of this prospectus, before making an investment decision. The risks described below are not the only ones facing us. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us could materially and adversely affect our business, financial condition, results of operations or cash flows. In any such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below.

Risks Relating to Our Business

If we fail to respond to technological developments or evolving industry standards, our solutions may become obsolete or less competitive.

        Our future success will depend in part on our ability to develop new solutions and modify or enhance our existing platform in order to meet customer needs, add functionality and address technological advancements. To remain competitive, we will need to continuously upgrade our existing platform and develop new solutions that address evolving technologies and standards across all major channels, formats and devices for digital advertising, including mobile, social, video, in-app, display and connected television, as well as across digital media buying platforms, such as programmatic, direct ad exchanges and trading networks. We may be unsuccessful in upgrading our existing platform or identifying new solutions in a timely or cost-effective manner, or we may be limited in our ability to develop or market new or upgraded solutions due to patents held by others. In addition, any new product innovations may not achieve the market penetration or price levels necessary for profitability. Further, if our existing and future product offerings fail to maintain or achieve Media Rating Council ("MRC") or other industry accreditation standards, customer acceptance of our products may decrease. If we are unable to develop timely enhancements to, and new features for, our existing platform or if we are unable to develop new solutions that align with advertiser demands as priorities shift or keep pace with rapid technological developments or changing industry standards, the solutions we deliver may become obsolete, less marketable and less competitive, and our business, financial condition and results of operations may be adversely affected.

The market in which we participate is highly competitive.

        The market for measurement, data analytics and authentication of digital advertising is competitive and evolving rapidly. As this market evolves, competition may intensify as existing companies expand their businesses and new companies enter the market, which could lead to commoditization and harm our ability to increase revenue and maintain profitability. Our success depends on our ability to retain and grow our existing customers and sell our platform and solutions to new customers. If existing or new companies develop, market or offer competitive products, acquire one of our competitors or form a strategic alliance with one of our competitors or integration partners, our ability to attract new customers or retain existing customers could be adversely impacted and our results of operations could be harmed. Our current and potential competitors may have more financial, technical, marketing and other resources, as well as longer operating histories and greater name recognition than we do. As a result, these competitors may be better able to respond quickly to new technologies or devote greater resources to the development, promotion, sale and support of their products and services. We cannot assure you that our customers will continue to use our platform or that we will be able to replace, in a timely manner or at all, departing customers with new customers that generate comparable revenue.

        We believe that our ability to compete successfully in our market depends on a number of factors, both within and outside of our control, including: (i) the price, quality and effectiveness of our solutions and those of our competitors; (ii) our ability to retain and add new integration partners; (iii) the timing and success of new product introductions; (iv) our position as an independent third-party within the digital advertising ecosystem; (v) the emergence of new technologies; (vi) the number and nature of our competitors; (vii) the protection of our intellectual property rights; (viii) the adoption of new privacy standards or regulations; and (ix) general market and economic conditions. The competitive environment could result in price reductions that could result in lower profits and loss of market share. If we are unable to compete successfully against our current and future competitors, we may not be able to retain and acquire customers and our business, financial condition and results of operations could be adversely affected.

System failures, security breaches, cyberattacks or natural disasters could interrupt the operation of our platform and data centers and significantly harm our business, financial condition and results of operations.

        Our success depends on the efficient and uninterrupted operation of our platform. A failure of our computer systems, or those of our demand-side integration partners, could impede access to our platform, interfere with our data analytics, prevent the timely delivery of our solutions or damage our reputation. In the future, we may need to expand our systems at a significant cost and at a more rapid pace than we have to date. We may be unable to provide our solutions on a timely basis or experience performance issues with our platform if we fail to adequately expand or maintain our system capabilities to meet future requirements. Any disruption in our ability to operate our platform will prevent us from providing the solutions requested by our customers and partners, which may damage our reputation and result in the loss of customers or integration partners and the imposition of penalties or other legal or regulatory action, and our business, financial condition and results of operations could be adversely affected.

        In delivering our solutions, we are dependent on the operation of our data centers, which are vulnerable to damage or interruption from earthquakes, terrorist attacks, war, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our system and similar events. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of any issues or failures at our data centers could result in interruptions in the delivery of our solutions to our customers. For example, in March 2020, one of the third-party data centers we use experienced a fire that caused a temporary outage of certain services to some of our customers.

        In addition, our ability to operate our platform and deliver our solutions may be interrupted by computer viruses, cyberattacks and security breaches. For example, unauthorized parties have in the past and may attempt in the future to gain access to our information systems. Outside parties have in the past and may also attempt in the future to fraudulently induce our employees or users of our platform to disclose sensitive information via illegal electronic spamming, phishing or other tactics. Any breach of our security measures or the accidental loss, inadvertent disclosure or unauthorized dissemination of proprietary information or sensitive, personal or confidential data about us, our employees or our customers or integration partners, including the potential loss or disclosure of such information or data as a result of hacking, fraud, trickery or other forms of deception, could expose us, our employees, our customers or our integration partners to risks of loss or misuse of this information. Any such breach, loss, disclosure or dissemination may also result in potential liability or fines, governmental inquiry or oversight, litigation or a loss of customer confidence, any of which could harm our business and damage our reputation, possibly impeding our ability to retain and attract new customers, and cause a material adverse effect on our operations and financial condition.

        Certain of our third-party service providers and other vendors have access to portions of our IT system. Performance failures or acts of negligence by these service providers may cause material disruptions to our IT systems.

Our solutions rely on integrations with demand- and supply-side advertising platforms, ad servers and social platforms.

        Our solutions necessitate that demand- and supply-side advertising platforms, ad servers and social platforms accept and integrate with our technology. We have formed partnerships with these platforms to integrate our technology with their software, allowing our customers to utilize our solutions wherever they purchase or place an ad. Some of these integration partners have significant market share in the segment in which they operate. We can make no assurances that our existing integration partners will continue to, or that potential new integration partners will agree to, integrate our solutions. We also cannot assure you that our customers will continue to use our solutions available on these digital media platforms or that our integration partners will not develop products that compete with us in the future. If our customers stopped using our solutions on these digital media platforms or if our integration partners decide to cease integrating our solutions, our business, financial condition and results of operations could be adversely affected.

        In addition, we rely on our demand-side integration partners to report to us on the usage of our solutions on their platforms, as well as revenue generated on their platforms. Any financial or other difficulties our integration partners face may negatively impact our business, as a significant portion of our revenue depends on customers using our solutions on these digital media platforms, and we are unable to predict the nature and extent of any such impact. We exercise very little control over our integration partners, which increases our vulnerability to problems with the services they provide and our reliance upon them for accurate data and revenue reporting. Any errors, failures, interruptions or delays experienced in connection with our integration partners could adversely affect our business, reputation and financial condition.

Economic downturns and unstable market conditions, including as a result of the COVID-19 pandemic, could adversely affect our business, financial condition and results of operations.

        Our business depends on the demand for digital advertising measurement and authentication and on the overall economic health of our customers and integration partners. There is no assurance the digital advertising market will experience the growth we anticipate. The health of the digital advertising market and the related measurement and authentication sector is affected by many factors. Economic downturns or unstable market conditions in the markets and geographies that we currently serve may cause our customers to decrease their advertising budgets or slow the growth of their digital ad spend, which could adversely affect our business, financial condition and results of operations. As we explore new countries to expand our business, economic downturns or unstable market conditions for geo-political or other reasons in any of those countries could result in our investments not yielding the returns we anticipate.

        The 2019 novel coronavirus ("COVID-19") pandemic has resulted in market disruptions and a global economic slowdown, which has materially impacted demand for a broad variety of goods and services, and is also disrupting sales channels and marketing activities. The conditions caused by the COVID-19 pandemic may affect how our customers conduct their businesses and adversely affect our customers' willingness to utilize our solutions and delay prospective customers' purchasing decisions. Our customers may decrease their overall advertising budgets as a response to the economic uncertainty, a decline in their business activity, and other COVID-related impacts on their business or industry. As a result of the COVID-19 pandemic, the Company temporarily closed its offices globally, including its corporate headquarters in New York, and is currently operating with nearly all staff working remotely. Remote working arrangements may expose us to increased security risk and privacy concerns and there may be heightened sensitivity from government regulators with respect to privacy compliance in the current environment. Further, over time, remote working arrangements may diminish the cohesiveness of our personnel teams and our ability to maintain our culture, both of which are critical to our success. In addition, remote working arrangements may adversely affect our ability to foster a creative environment, hire additional qualified personnel and retain existing key personnel, any of which could adversely affect our productivity and overall operations. The long-term impacts, if any, of the global COVID-19 pandemic on our business are currently unknown and our business, financial condition and results of operations may be materially impacted.

        For further discussion of the impact of the COVID-19 pandemic on our business and financial results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Performance—COVID-19." To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this "Risk Factors" section.

We are subject to payment-related risks, and if our ability to accurately and timely collect payments is impaired, our business, financial condition and results of operations may be adversely affected.

        We have a large and diverse customer and integration partner base. At any given time, one or more of our customers or partners may experience financial difficulty, file for bankruptcy protection or cease operations. Unfavorable economic and financial conditions could result in an increase in customer or partner financial difficulties which could adversely affect us. The direct impact on us could include reduced revenues and write-offs of accounts receivable and expenditures billable to customers, and if these effects were severe enough, the indirect impact could include impairments of intangible assets and reduced liquidity. Furthermore, the payment risks we face are heightened since (i) our programmatic and certain other partners collect payments from all of our advertiser customers utilizing their platform and remit to us such amounts on behalf of these advertiser customers and (ii) media agencies pay us on behalf of multiple customers who utilize them, each of whom are subject to independent billing and payment risks as well. Although no customer accounted for more than 10% of our revenue in 2020, two programmatic partner platforms collected approximately 12% each of our total revenue in 2020 on behalf of our advertiser customers using their platforms.

        In addition, each of our customers and integration partners may have different payment methods and cycles. The timing of receipt of payment from our customers and integration partners may impact our cash flows and working capital.

Defects, errors or inaccuracies associated with our solutions could negatively impact our business, financial condition and results of operations.

        The technology underlying our platform may contain material defects or errors. If the data analytics we deliver to our customers are inaccurate or perceived to be inaccurate, due to defects or errors in our technology, our business may be harmed. Any inaccuracy or perceived inaccuracy in the solutions we provide could lead to consequences that adversely impact our business, financial condition and results of operations, including:

  •
  loss of customers;

  •
  the incurrence of substantial costs to correct any material defect or error;

  •
  potential litigation;

  •
  interruptions in the availability of our platform;

  •
  diversion of development resources;

  •
  loss of MRC or other industry accreditation;

  •
  lost sales or delayed market acceptance of our solutions; and

  •
  damage to our brand.

We often have long sales cycles, which can result in significant time between initial contact with a prospect and execution of a contractual agreement, making it difficult to project when, if at all, we will generate revenue from new customers.

        Our sales cycle, from initial contact to contract execution and implementation, is often long and time consuming. Our sales efforts involve educating our customers about the use, technical capabilities and benefits of our software platform. Some of our customers undertake an evaluation process that involves reviewing the offerings of our competitors in addition to our platform. As a result, it is difficult to predict when a prospective customer will decide to execute an agreement and begin generating revenue for us. Even if our sales efforts result in obtaining a new customer, under our usage-based pricing model for most of our solutions, the customer controls when and to what extent it uses our platform. As a result, we may not be able to add customers or generate revenue as quickly as we may expect, which could adversely affect, or limit, the predictability of, our growth.

We depend on our senior management team and other key personnel to manage our business effectively, and if we are unable to retain such key personnel or hire additional qualified personnel, our ability to compete could be harmed.

        Our company is led by a strong management team that has extensive experience leading technology and digital marketing companies. Our success and future growth depend to a significant degree on the leadership, knowledge, skills and continued services of our senior management team and other key personnel. The loss of any of these persons could adversely affect our business.

        Our future success also depends on our ability to retain, attract and motivate highly skilled technical, managerial, marketing and customer service personnel. We have doubled the size of our work force since 2017 to more than 600 employees and expect to continue to grow in the near term. We may incur significant costs to attract and retain qualified employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards. New employees often require significant training and we may lose new or existing employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Competition for personnel is intense, particularly in the technology and software industries. A substantial majority of our employees work for us on an at-will basis, and we may experience a loss of productivity due to the departure of key personnel and the associated loss of institutional knowledge. Our inability to retain and attract the necessary personnel could adversely affect our business, financial condition and results of operations.

        In addition, our international expansion has led to an increasing number of employees based in countries outside of North America. With 229 employees based outside North America as of March 31, 2021, we are exposed to a number of additional country-specific risks. See "We are exposed to the risks of operating internationally."

Data privacy legislation and regulation on digital advertising and privacy and data protection may adversely affect our business.

        There are a growing number of data privacy and protection laws and regulations in the digital advertising industry that apply to our business. We have dedicated, and expect to continue to dedicate, significant resources in our efforts to comply with such laws and regulations. For example, we have implemented policies and procedures to comply with applicable data privacy laws and regulations and rely on contractual representations made to us by customers and partners that the information they provide to us and their use of our solutions do not violate these laws and regulations or their own privacy policies. However, the application, interpretation and enforcement of these laws and regulations are often uncertain and continue to evolve, particularly in the new and rapidly evolving industry in which we operate, and may be interpreted and applied inconsistently between states within a country or between countries, and our current policies and practices may be found not to comply. Additionally, if our customers and partners' representations are false or inaccurate, or if our customers and partners do not otherwise comply with applicable privacy laws, we could face adverse publicity and possible legal or regulatory action. Conversely, our partners and communications services providers have adopted their own policies based on their own perceptions of legal requirements or other policy determinations, and these policies have in the past temporarily prevented us, and may again in the future prevent us, from operating on their platforms and possibly result in loss of business or litigation. Any perception of our practices, platform or solutions delivery as a violation of privacy rights may subject us to public criticism, loss of customers or partners, class action lawsuits, reputational harm, or investigations or claims by regulators, industry groups or other third parties, all of which could significantly disrupt our business and expose us to liability in ways that negatively affect our business, results of operations and financial condition.

        In addition, U.S. and foreign governments have enacted or are considering enacting new legislation related to privacy, data protection, data security and digital advertising and we expect to see an increase in, or changes to, legislation and regulation that affects our industry. For example, the European Union's ("EU") General Data Protection Regulation ("GDPR"), which became effective on May 25, 2018, and has resulted and will continue to result in significantly greater compliance burdens and costs for companies with users and operations in the EU and European Economic Area ("EEA"). Under GDPR, fines of up to 20 million Euros or up to 4% of the annual global revenues of the infringing party, whichever is greater, can be imposed for violations. The GDPR imposes several stringent requirements for controllers and processors of personal data and could make it more difficult and/or more costly for us to use and share personal data. In addition, the California Consumer Privacy Act ("CCPA"), which went into effect on January 1, 2020, limits how we may collect and use personal data. The effects of the CCPA potentially are far-reaching and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses. In November 2020, California voters passed the California Privacy Rights and Enforcement Act ("CPRA"), which expands the CCPA with additional data privacy compliance requirements that go into effect on January 1, 2023 and may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. It remains unclear how various provisions of the CCPA and CPRA will be interpreted and enforced. Further, the Children's Online Privacy Protection Act ("COPPA") applies to websites and other online services that are directed to children under thirteen (13) years of age and imposes certain restrictions on the collection, use and disclosure of personal information from these websites and online services. These and other data privacy laws and their interpretations continue to develop and may be inconsistent from jurisdiction to jurisdiction. Noncompliance with these laws could result in penalties or significant legal liability. Although we take reasonable efforts to comply with all applicable laws and regulations, there can be no assurance that we will not be subject to regulatory action, including fines, in the event of an incident. We or our third-party service providers could be adversely affected if legislation or regulations are expanded to require changes in our or our third-party service providers' business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our or our third-party service providers' business, results of operations or financial condition. These federal, state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are increasingly restricting the collection, processing and use of personal data.

        These laws are constantly evolving and can be subject to significant change or interpretive application. We continue to monitor changes in laws and regulations, and the costs of compliance with, and the other burdens imposed by, these and other new laws or regulatory actions may increase our costs. In addition, failure to comply with these and other laws and regulations may result in, among other things, administrative enforcement actions and significant fines, class action lawsuits, significant legal fees, and civil or criminal liability. Any regulatory or civil action that is brought against us, even if unsuccessful, may distract our management's attention, divert our resources, negatively affect our public image or reputation among our customers and partners and within our industry, and, consequently, harm our business, results of operations and financial condition.

Public criticism of digital advertising technology in the U.S. and internationally, including digital advertising on social media platforms, could adversely affect the demand for and use of our solutions.

        Our business depends, in part, on the demand for digital advertising technology. The digital advertising industry has been and may in the future be subject to reputational harm, negative media attention and public complaint relating to, among other things, the alleged lack of transparency and anti-competitive behavior among advertising technology companies. This public criticism could result in increased data privacy and anti-trust regulation in the digital advertising industry in the U.S. and internationally. In addition, our services are delivered in web browsers, mobile apps and other software environments where online advertising is displayed, and certain of these environments have announced future plans to phase out or end the use of cookies and other third-party tracking technology on their operating systems in order to provide more consumer privacy. While our technology and solutions do not rely on persistent identifiers or cookie-based or cross-site tracking, these changes and other updates to software functionality in these environments could hurt our ability to effectively deliver our services and make them less effective if our services are restricted from operating. We have also experienced significant growth in social media-related revenues and generate significant revenue from the use of our solutions on social media platforms, which have been and may in the future be the subject of avoidance campaigns or similar events, including ad boycotts on Facebook and Twitter. Any change or decrease in the demand for digital advertising, including on social media platforms as a result of avoidance campaigns or similar events, may negatively affect the demand for and use of our solutions. If our customers significantly reduce or eliminate their digital ad spend in response to the public criticism of the digital advertising industry or its related effects, our business, financial condition and results of operations could be adversely affected.

The success of our business depends in large part on our ability to protect and enforce our intellectual property rights.

        We rely on a combination of intellectual property rights in our business and rely on patent, copyright, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide limited protection. We endeavor to enter into agreements with our employees and contractors and with parties with whom we do business in order to limit access to and disclosure of our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. We cannot make assurances that any additional patents will be issued with respect to any of our pending or future patent applications, that any patents issued to us will provide adequate protection, or that any patents issued to us will not be challenged, invalidated, circumvented, or held to be unenforceable in actions against alleged infringers. Also, we cannot make assurances that any future trademark or service mark registrations will be issued with respect to pending or future applications or that any of our registered trademarks and service marks will be enforceable or provide adequate protection of our proprietary rights. In addition, the laws of some foreign countries where our platform is utilized do not protect our proprietary rights to the same extent as do the laws of the United States. A failure to protect our intellectual property rights in the U.S. or elsewhere could adversely affect our business, financial condition and results of operations.

An assertion from a third party that we are infringing its intellectual property rights, whether such assertion is valid or not, could subject us to costly and time-consuming litigation, expensive licenses or other impacts to our business.

        There is significant intellectual property development activity in the measurement and authentication of digital ads. Third-party intellectual property rights may cover significant aspects of our technologies or business methods or block us from expanding our platform and delivering new solutions, and we cannot be certain that our current operations do not infringe the rights of a third party. We have received and may continue to receive allegations and/or claims from third parties that our technology infringes or violates such third parties' intellectual property rights. The cost of defending against such claims, whether or not the claims have merit, is significant and could divert the attention of management, technical personnel and other employees from our business operations. Litigation regarding intellectual property rights is inherently uncertain due to the complex issues involved, and we may not be successful in defending ourselves in such matters. Additionally, we may be obligated to indemnify our customers or partners in connection with any such litigation. Intellectual property claims could harm our relationships with our customers and deter future customers from buying our solutions or expose us to litigation. If we are found to infringe intellectual property rights, we could potentially be subject to injunctive or other relief that could affect our ability to provide our solutions. We may also be required to develop alternative non-infringing technology and may be unable to do so, or such development may require significant time and expense and may not be successful. In addition, we could be required to pay royalty payments, either as a one-time fee or ongoing, as well as damages for past use that was deemed to be infringing. If we cannot license or develop technology for any allegedly infringing aspect of our business, this may limit our platform and solutions, and we may be unable to compete effectively. Any of these results could adversely affect our business, financial condition and results of operations.

We have completed several acquisitions in the past and may consummate additional acquisitions in the future, which may be difficult to integrate, disrupt our business, expose us to unanticipated liabilities, dilute stockholder value or divert management attention.

        We have completed several strategic acquisitions, including of Ad-Juster, Inc. in October 2019, Zentrick NV in February 2019 and Leiki, Ltd. in December 2018. As part of our growth strategy, we may consummate additional acquisitions in the future to enhance our technology platform, expand our product offerings, broaden our geographic footprint, or for other strategic reasons. We also may evaluate and enter into discussions regarding an array of potential strategic investments, including acquiring complementary products or technologies. Our recent acquisitions and any future acquisitions or investments may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties integrating the business, technologies, products, personnel or operations of an acquired company, and we may have difficulty retaining the customers or employees of any acquired business due to changes in management and ownership. An acquisition may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for ongoing growth and development of our business. Moreover, we cannot assure you that the anticipated benefits of an acquisition or investment would be realized in a timely manner, if at all, or that we would not be exposed to unknown costs and liabilities. Acquisitions involve numerous risks, any of which could harm our business and financial performance, including:

  •
  the difficulty of assimilating the operations and personnel of the acquired companies;

  •
  the potential disruption of our business;

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  the inability of our management to maximize our financial and strategic position by the successful incorporation of acquired technology into our platform;

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  unanticipated liabilities associated with an acquisition, including (i) technology, intellectual property and infringement issues, (ii) employment, retirement or severance related claims, (iii) claims by or amounts owed to customers or suppliers, (iv) adverse tax consequences and (v) other legal disputes;

  •
  difficulty maintaining uniform standards, controls, procedures and policies, with respect to accounting matters and otherwise;

  •
  the potential loss of key personnel of acquired companies;

  •
  the impairment of relationships with employees and customers as a result of changes in management and operational structure;

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  increased indebtedness to finance the acquisition;

  •
  entrance into new geographic markets that subjects us to different laws and regulations that may have an adverse impact on our business; and

  •
  the diversion of management time and focus from operating our business to addressing acquisition integration challenges.

        Failure to appropriately mitigate these risks or other issues related to such acquisitions and strategic investments could result in reducing or completely eliminating any anticipated benefits of transactions, and harm our business generally. Future acquisitions could also result in the incurrence or assumption of debt, contingent liabilities, amortization expenses or the impairment of goodwill, any of which could harm our business, financial condition and results of operations. We cannot assure you that we will continue to acquire businesses at attractive valuations or that we will complete future acquisitions at all.

We are exposed to the risks of operating internationally.

        Our international operations are important to our current and future strategy, growth and prospects. We currently have operations in numerous foreign countries, including the United Kingdom, Israel, Singapore, Australia, Brazil, Mexico, France, Germany, Finland, Belgium and Japan, and expect to continue to expand our operations internationally. Our international operations are subject to varying degrees of regulation in each of the jurisdictions in which our services are provided. Local laws and regulations, and their interpretation and enforcement, differ significantly among those jurisdictions, and can change significantly over time. Some of the risks inherent in conducting business internationally include:

  •
  the complexities and expense of complying with a wide variety of foreign and domestic laws and regulations applicable to international operations, including privacy and data protection laws and regulations, the U.S. Foreign Corrupt Practices Act and other applicable anti-corruption and anti-bribery laws;

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  difficulties in staffing and managing international operations, including complex and costly hiring and termination requirements;

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  reduced or varied protection for intellectual property rights in some countries;

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  challenges caused by distance, language and cultural differences;

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  political, social and economic instability abroad, terrorist attacks and security concerns;

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  trade disruptions or political tensions between the U.S. and foreign countries;

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  fluctuations in currency exchange rates;

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  potentially adverse tax consequences and the complexities of foreign value-added taxes and the repatriation of earnings;

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  increased accounting and reporting burdens and complexities; and

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  difficulties and expenses associated with tailoring our platform and solutions to local markets as may be required by local customers, regulations and local industry organizations.

        Furthermore, our operations in the UK could be impacted by the UK's formal exit from the EU and the end of the transition period on December 31, 2020 ("Brexit"). Although certain separation issues have been resolved, there is still significant uncertainty with respect to the terms of the future relationship between the EU and the UK and when any relationship will be agreed and implemented. Given the status of Brexit at this time, we are unable to predict the impact that it may have on our operations in both the UK and the EU. Among other things, we could experience lower growth in the region, increased foreign currency risk, greater restrictions on business with UK customers and increased regulatory complexity.

        Additionally, our ability to manage our business and conduct our operations internationally requires considerable management attention and financial resources. We cannot be certain that the investments and additional resources required for establishing and maintaining operations in other countries will hold their value or produce desired levels of revenues or profitability. Any one or more of these factors could negatively impact our international operations and thus adversely affect our business, financial condition and results of operations.

Our use of "open source" software could subject our technology to general release or require us to re-engineer our platform, or subject us to litigation, which could harm our business, financial condition and results of operations.

        Some of our technology incorporates so-called "open source" software, and we may incorporate additional open source software in the future. Open source software is generally licensed by its authors or other third parties under open source licenses, which typically do not provide for any representations, warranties or indemnity coverage by the licensor. Some of these licenses provide that combinations of open source software with a licensee's proprietary software are subject to the open source license and require that the combination be made available to third parties in source code form or at no cost. Some open source licenses may also require the licensee to grant licenses under certain of its intellectual property to third parties. Additionally, there is little case law interpreting such licenses and there is a risk that open source licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our platform. If a third party that distributes open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our solutions that contain the open source software and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our solutions. In addition, we may be forced to re-engineer our platform or discontinue use of certain open source software, and related solutions provided by our platform that use such open source software. Any of these events could adversely affect our business, financial condition and results of operations.

Seasonal fluctuations in advertising activity could have a negative impact on our revenue, cash flow and operating results.

        Our revenue, cash flow, operating results and other key operating and performance metrics may vary from quarter to quarter due to the seasonal nature of our customers' spending on advertising campaigns. For example, advertisers typically allocate the largest portion of their media budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing. As a result, the fourth quarter of the year typically reflects our highest level of measurement activity while the first quarter reflects the lowest level of such activity. Our historical revenue growth has masked the impact of seasonality, but if our growth rate declines or seasonal spending becomes more pronounced, seasonality could have a more significant impact on our revenue, cash flow and operating results from period to period.

We have a limited operating history, which makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.

        Our business was founded in 2008 and, as a result, we have a limited operating history upon which our business and prospects may be evaluated. Although we have experienced substantial revenue growth in our limited operating history, we may not be able to sustain this rate of growth or maintain our current revenue levels. We have encountered and will continue to encounter risks and challenges frequently experienced by rapidly growing companies in developing industries, including risks related to our ability to:

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  build a reputation for providing superior customer service and for creating trust and long-term relationships with our customers;

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  distinguish ourselves from competitors;

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  scale our business efficiently;

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  maintain and expand our relationships with customers and partners;

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  respond to evolving industry standards and government regulation that impact our business, particularly in the areas of data privacy;

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  respond to technological advances;

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  prevent or mitigate security failures or breaches;

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  expand our business internationally; and

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  hire and retain qualified employees.

        We cannot assure you that we will be successful in addressing these and other challenges we may face in the future. If we are unable to do so, our business may suffer, our revenue and operating results may decline and we may not be able to achieve further growth or sustain profitability.

We are subject to taxation in multiple jurisdictions. Any adverse development in the tax laws of any of these jurisdictions or any disagreement with our tax positions could have a material and adverse effect on our business, financial condition or results of operations.

        We are subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions as a result of the international scope of our operations and our corporate entity structure. Adverse developments in these laws or regulations, or any change in position regarding the application, administration or interpretation thereof, in any applicable jurisdiction, could have a material and adverse effect on our business, financial condition or results of operations. In addition, the tax authorities in any applicable jurisdiction, including the U.S., may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our transactions.

Our revenues and results of operations may fluctuate in the future. As a result, we may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline.

        Our results of operations may fluctuate as a result of a variety of factors, many of which are outside of our control. If our revenues or results of operations do not meet the expectations of securities analysts or investors, the price of our common stock could decline. Factors that may cause fluctuations in our revenues or results of operations include:

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  our ability to retain and grow relationships with existing customers and attract new customers;

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  the loss of demand-side platforms as integration partners;

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  the timing and success of new product introductions, including the introduction of new technologies or offerings, by us, our competitors or others in the advertising marketplace;

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  changes in the pricing of our solutions or those of our competitors;

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  our failure to accurately estimate or control costs, including those incurred as a result of investments, other business or product development initiatives and the integration of acquired businesses;
  •
  changes and uncertainty in the regulatory environment;

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  the amount and timing of capital expenditures and operating costs related to the maintenance and expansion of our operations and infrastructure;

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  service outages, other technical difficulties or security breaches;

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  limitations relating to the capacity of our networks, systems and processes;

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  maintaining appropriate staffing levels and capabilities relative to projected growth, or retaining key personnel;

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  the risks associated with operating internationally; and

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  general economic, political, regulatory, industry and market conditions and those conditions specific to internet usage and digital media.

        Based upon the factors above and others both within and beyond our control, we have a limited ability to forecast our future revenue, costs and expenses, and as a result, our operating results may, from time to time, fall below our estimates or the expectations of analysts and investors. We believe that our revenues and results of operations on a year-over-year and sequential quarter-over-quarter basis may vary significantly in the future. Investors are cautioned not to rely on the results of prior periods as an indication of future performance.

Our estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate.

        Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Our estimates and forecasts relating to the size and expected growth of our market may prove to be inaccurate. For example, the digital advertising industry may not grow at the rate that we currently expect, the migration of advertising from linear television to CTV may not occur on the scale we currently anticipate, or the growth of subscription media platforms as opposed to platforms supported by advertising may all impact the estimates and growth forecasts we have included in this prospectus. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all.

Our financial condition and results of operations could be adversely affected if we incur an impairment of goodwill or other intangible and long-lived assets.

        As of December 31, 2020, we had $227.3 million of goodwill and $139.8 million of other long-lived assets, including property, plant and equipment and intangible assets. We are required to test intangible assets and goodwill annually and on an interim basis if an event occurs or there is a change in circumstance that would more likely than not reduce the fair value below its carrying values or indicate that the carrying value of such intangibles is not recoverable. When the carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. If the carrying amount of an intangible asset is not recoverable, a charge to operations is recognized. Either event would result in incremental expenses for that period, which would reduce any earnings or increase any loss for the period in which the impairment was determined to have occurred.

        Our impairment analysis is sensitive to changes in key assumptions used in our analysis, such as expected future cash flows. Additionally, changes in our strategy or significant technical developments could significantly impact the recoverability of our intangible assets. If the assumptions used in our analysis are not realized, it is possible that an impairment charge may need to be recorded in the future. We did not identify an impairment of goodwill or long-lived assets for the years ended December 31, 2020 or 2019. We cannot predict the amount and timing of any future impairment of goodwill or other intangible assets.

        See Note 4 to our audited consolidated financial statements included elsewhere in this prospectus for further discussion on the goodwill recognized from our recent acquisitions.

Restrictions in the New Revolving Credit Facility could adversely affect our business, financial condition and results of operations.

        The operating and financial restrictions and covenants in the New Revolving Credit Facility, and any future financing agreements, could restrict the ability of DoubleVerify MidCo, Inc., DoubleVerify Inc. and their respective subsidiaries (the "Credit Group") to finance future operations or capital needs or to expand or pursue the Credit Group's business activities. The New Revolving Credit Facility contains limitations on the ability of the Credit Group to, among other things:

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  pay dividends or purchase, redeem or retire capital stock;

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  grant liens;

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  incur or guarantee additional debt;

  •
  make investments and acquisitions;

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  enter into transactions with affiliates;

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  enter into any merger, consolidation or amalgamation or dispose of all or substantially all property or business; and

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  dispose of property, including issuing capital stock.

        The New Revolving Credit Facility also contains covenants requiring the Credit Group to maintain certain financial ratios. The Credit Group's ability to meet those financial ratios can be affected by events beyond our control, and we cannot assure you that the Credit Group will meet any such ratios in the future.

        The New Revolving Credit Facility is secured by substantially all of the assets (subject to customary exceptions) of the Credit Group. A failure to comply with the provisions of the New Revolving Credit Facility could result in a default or an event of default that could enable our lenders to declare the outstanding principal amount of that debt, together with accrued and unpaid interest, to be immediately due and payable. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. If the payment of our debt is accelerated and we do not have sufficient cash available to repay such indebtedness, the lenders could enforce their security interests and liquidate some or all of the secured assets of the Credit Group to repay the outstanding principal and interest, and our stockholders could experience a partial or total loss of their investment. For more information about the New Revolving Credit Facility, see "Description of Certain Indebtedness."

In the future, we may need to obtain additional financing that may not be available or may reduce our profitability or result in dilution to our stockholders.

        We may require additional capital in the future to develop and execute our long-term growth strategy. We believe the net proceeds from this offering and the concurrent private placement and borrowings under the New Revolving Credit Facility, together with cash flows from operations, should be sufficient to fund our capital requirements for at least the next twelve months. However, we may need to raise additional funds in the future in order to, among other things:

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  finance working capital requirements, capital investments or refinance existing or future indebtedness;

  •
  acquire complementary businesses, technologies or products;

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  develop or enhance our technological infrastructure and our existing platform and solutions;

  •
  fund strategic relationships; and

  •
  respond to competitive pressures.

        If we incur additional indebtedness, our profitability may be reduced. Any future indebtedness could be at higher interest rates and may require us to comply with restrictive covenants, which could place limitations on our business operations. Further, we may not be able to maintain sufficient cash flows from our operating activities to service our existing and any future indebtedness. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing or delaying our business activities, investments or capital expenditures, selling assets or issuing equity. If we issue additional equity securities, our stockholders may experience significant dilution and the price of our common stock may decline. Alternatively, if adequate funds are not available or are not available on acceptable terms, our ability to fund our strategic initiatives, take advantage of unanticipated opportunities, develop or enhance our technology or services or otherwise respond to competitive pressures could be significantly limited.

Risks Related to Our Common Stock and This Offering

Our common stock has no prior public market and the market price of our common stock may be volatile and could decline after this offering.

        Prior to this offering, there has been no public market for shares of our common stock. Although our common stock will be approved for listing on the NYSE, an active trading market for our shares may not develop or be sustained following this offering. We and the selling stockholders negotiated the initial public offering price per share with the representatives of the underwriters and, therefore, that price may not be indicative of the market price of our common stock following this offering. In the absence of an active public trading market, you may not be able to sell your shares at or above the initial public offering price, at the time you would like to sell, or at all. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to make strategic investments by using our shares as consideration. In addition, the market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:

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  actual or anticipated fluctuations in our quarterly operating results;

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  changes in securities analysts' estimates of our financial performance or lack of research coverage and reports by industry analysts;

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  actions by institutional stockholders or other large stockholders (including the Providence Investor), including future sales of our common stock;

  •
  failure to meet any guidance given by us or any change in any guidance given by us, or changes by us in our guidance practices;

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  industry, regulatory or general market conditions;

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  domestic and international economic factors unrelated to our performance;

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  changes in our customers' or partners' preferences;

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  changes in law or regulation;

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  lawsuits, enforcement actions and other claims by third parties or governmental authorities;

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  adverse publicity related to us or another industry participant;

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  announcements by us of significant impairment charges;

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  speculation in the press or investment community;

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  investor perception of us and our industry;

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  changes in market valuations or earnings of similar companies;

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  announcements by us or our competitors of significant contracts, acquisitions, dispositions or strategic partnerships;

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  war, terrorist acts and epidemic disease;

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  any future offerings of our common stock or other securities;

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  additions or departures of key personnel; and

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  misconduct or other improper actions of our employees.

        In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price. Stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

        In addition, the cornerstone investors have indicated an interest in purchasing up to an aggregate of 10% of the shares of common stock offered in this offering at the initial public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investors may decide to purchase more, less or no shares of our common stock in this offering, or the underwriters may decide to sell more, less or no shares of our common stock in this offering to the cornerstone investors. If one or more of the cornerstone investors are allocated all or a portion of the shares in which they have indicated an interest in this offering or more, and purchase any such shares, such purchase could reduce the available public float for our shares if the cornerstone investors hold such shares long term.

DoubleVerify is a holding company with no operations of its own, and it depends on its subsidiaries for cash to fund all of its operations and expenses, including to make future dividend payments, if any.

        Our operations are conducted entirely through our subsidiaries, and our ability to generate cash to fund our operations and expenses, to pay dividends or to meet debt service obligations is highly dependent on the earnings and the receipt of funds from our subsidiaries through dividends or intercompany loans. Deterioration in the financial condition, earnings or cash flow of DoubleVerify and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent our subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of our existing or future financing arrangements, or are otherwise unable to provide funds to the extent of our needs, there could be a material adverse effect on our business, financial condition or results of operations.

Future sales of shares by us or our existing stockholders could cause our stock price to decline.

        Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        Based on shares outstanding as of March 31, 2021, upon the completion of this offering, the concurrent private placement and the secondary transaction, we expect to have 155,394,909 outstanding shares of common stock (or 156,744,909 outstanding shares if the underwriters exercise in full their option to purchase additional shares from us and the Providence Investor). Of these shares, 13,333,335 shares to be sold pursuant to this offering (or 15,333,335 shares if the underwriters exercise in full their option to purchase additional shares from us and the Providence Investor) will be immediately tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares held by "affiliates," as that term is defined in Rule 144 under the Securities Act ("Rule 144"). Upon the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the shares of common stock to be issued under our equity compensation plans and, as a result, following the filing of such registration statement, all shares of common stock acquired upon exercise of stock options and vesting of restricted stock units granted under our plans will also be freely tradable under the Securities Act, subject to the terms of the lock-up agreements. As of March 31, 2021, there were stock options outstanding to purchase a total of 14,849,382 shares of our common stock, 1,750,628 outstanding restricted stock units (each restricted stock unit representing the right to receive one share of common stock upon vesting) and 61,006,432 shares of Series A Preferred Stock (which will automatically convert into 20,335,473 shares of common stock upon the completion of this offering).

        The remaining 142,061,574 shares of common stock outstanding as of the completion of this offering, the concurrent private placement and the secondary transaction (or 141,411,574 shares outstanding if the underwriters exercise in full their option to purchase additional shares from us and the Providence Investor) will be restricted securities within the meaning of Rule 144, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144 or pursuant to an exemption from registration under Rule 701 under the Securities Act ("Rule 701"), subject to the lock-up agreements to be entered into by us, our executive officers and directors and stockholders currently representing substantially all of the outstanding shares of our common stock, including each of the selling stockholders.

        In connection with this offering, we, our executive officers and directors and stockholders currently representing substantially all of the outstanding shares of our common stock, including each of the selling stockholders, will agree, subject to certain exceptions described herein, not to sell, transfer or dispose of or hedge, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus except with the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC. See "Underwriting." Following the expiration of this 180-day lock-up period, 142,061,574 shares of our common stock (or 141,411,574 shares if the underwriters exercise in full their option to purchase additional shares from us and the Providence Investor) are expected to be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144 or pursuant to an exemption from registration under Rule 701. See "Shares Available for Future Sale" for a discussion of the shares of common stock that may be sold into the public market in the future. In addition, our significant stockholders may distribute shares that they hold to their investors who themselves may then sell into the public market following the expiration of the lock-up period. Such sales may not be subject to the volume, manner of sale, holding period and other limitations of Rule 144. As resale restrictions end, the market price of our common stock could decline if the holders of those shares sell them or are perceived by the market as intending to sell them. Furthermore, Providence has the right to require us to file a registration statement to register the resale of shares of common stock it holds.

        In the future, we may issue additional shares of common stock or other equity or debt securities convertible into or exercisable or exchangeable for shares of our common stock in connection with a financing, strategic investment, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have, and may not obtain or sustain, research coverage for our common stock. If there is no research coverage of our common stock, the trading price for our common stock may be negatively impacted. In the event we obtain research coverage for our common stock, if one or more of the analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of our common stock or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our common stock price or trading volume to decline.

If you invest in our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

        If you invest in our common stock in this offering, your ownership interest in us will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after this offering. Assuming an initial public offering price of $25.50 per share, purchasers of common stock in this offering will experience immediate and substantial dilution in net tangible book value of $23.60 per share. See "Dilution" for a more detailed description of the dilution to new investors in the offering.

        You may also be diluted by the future issuance of additional shares of common stock in connection with our equity compensation plans, acquisitions or otherwise.

Providence has significant influence over us and may not always exercise its influence in a way that benefits our public stockholders.

        Following the completion of this offering, the concurrent private placement and the secondary transaction, the Providence Investor will own approximately 58% of the outstanding shares of our common stock (or approximately 57% if the underwriters exercise in full their option to purchase additional shares from us and the Providence Investor). As a result, Providence will continue to exercise significant influence over all matters requiring stockholder approval for the foreseeable future, including approval of significant corporate transactions, which may reduce the market price of our common stock.

        Because Providence's interests may differ from your interests, actions Providence takes as our controlling stockholder may not be favorable to you. For example, the concentration of ownership held by Providence could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination that another stockholder may otherwise view favorably. Other potential conflicts could arise, for example, over matters such as employee retention or recruiting, or our dividend policy.

        Furthermore, as long as Providence continues to beneficially own a majority of our outstanding common stock, Providence generally will be able to determine the outcome of corporate actions requiring stockholder approval, including the election of the members of our board of directors and the approval of significant corporate transactions, such as mergers and the sale of substantially all of our assets. Even after Providence reduces its beneficial ownership below 50% of our outstanding common stock, it will likely still be able to assert significant influence over our board of directors and certain corporate actions. Following the completion of this offering, Providence will continue to have the right to designate for nomination for election one or more of our directors so long as it beneficially owns at least 5% of our common stock. See "Certain Relationships and Related Party Transactions—Relationship with Providence Following this Offering—Stockholders Agreements."

Under our amended and restated certificate of incorporation, Providence and its affiliates and, in some circumstances, any of our directors and officers who is also a director, officer, employee, member or partner of Providence and its affiliates, will have no obligation to offer us corporate opportunities.

        The policies relating to corporate opportunities and transactions with Providence set forth in our second amended and restated certificate of incorporation to be adopted upon the completion of this offering (the "amended and restated certificate of incorporation") will address potential conflicts of interest between DoubleVerify, on the one hand, and Providence and its officers, directors, employees, members or partners who are directors or officers of our company, on the other hand. In accordance with those policies, Providence may pursue corporate opportunities, including acquisition opportunities that may be complementary to our business, without offering those opportunities to us. By becoming a stockholder in DoubleVerify, you will be deemed to have notice of and to have consented to these provisions of our amended and restated certificate of incorporation. Although these provisions are designed to resolve conflicts between us and Providence and its affiliates fairly, conflicts may not be resolved in our favor or be resolved at all.

Future offerings of debt or equity securities which would rank senior to our common stock may adversely affect the market price of our common stock.

        If, in the future, we decide to issue debt or equity securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock or diluting their ownership stake in us.

Fulfilling our obligations incident to being a public company, including compliance with the Exchange Act and the requirements of the NYSE, the Sarbanes-Oxley Act and the Dodd-Frank Act, will be expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

        As a public company, we will be subject to the reporting, accounting and corporate governance requirements of the NYSE, the Exchange Act, the Sarbanes-Oxley Act and Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection, or the "Dodd-Frank Act," that apply to issuers of listed equity, which impose certain significant compliance requirements, costs and obligations upon us. The changes necessitated by being a publicly listed company require a significant commitment of additional resources and management oversight which increase our operating costs. Further, to comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers.

        The expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors' fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we are required, among other things, to define and expand the roles and the duties of our board of directors and its committees and institute more comprehensive compliance and investor relations functions. Failure to comply with the requirements of being a public company could potentially subject us to sanctions or investigations by the SEC, the NYSE or other regulatory authorities, delisting of our common stock, and potentially civil litigation.

We have identified material weaknesses in our internal control over financial reporting related to our control environment. If our remediation of the material weaknesses is not effective, or if we fail to maintain an effective system of internal control over financial reporting in the future, our ability to timely and accurately report our financial condition or results of operations could be impaired, which may adversely affect investor confidence in us and the value of our common stock may be negatively affected.

        We currently are not required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and are, therefore, not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting, beginning with our second annual report on Form 10-K. Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting until after we are no longer an "emerging growth company" as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to implement and maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, financial condition and operating results, and cause a decline in the market price of our common stock.

        During the course of preparing for this offering, we identified a number of deficiencies related to the design and operating effectiveness of internal controls constituting material weaknesses in our control environment. Certain of those deficiencies relate to insufficient management review controls and lack of resources with an appropriate level of technical accounting knowledge that are relevant to the preparation and review of the Company's consolidated financial statements, which constituted material weaknesses in our system of internal control. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis.

        We are currently in the process of remediating the above material weaknesses, but there can be no assurance as to when the remediation plan will be fully implemented, or that the plan, as currently designed, will adequately remediate the material weaknesses. We have taken numerous steps to enhance our internal control environment and continue to address the underlying causes of the material weaknesses by hiring additional finance and accounting personnel with prior experience working for finance departments of public companies and technical accounting experience, supplemented by third-party resources and external advisors; preparing accounting memoranda to address significant accounting transactions and other technical accounting and financial reporting matters; and improving our monitoring controls in the financial statement close and reporting process. While we believe these efforts will improve our internal control over financial reporting, there can be no assurance that the measures we have taken to date, and are continuing to implement, will be sufficient to remediate the material weaknesses described above or prevent future material weaknesses or other deficiencies from occurring. There is no assurance that we will not identify additional material weaknesses in our internal control over financial reporting in the future.

        If we do not effectively remediate these material weaknesses in our control environment, if we identify future material weaknesses in our internal control over financial reporting, or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC, resulting in reputational harm, distractions to management and our board of directors or disruptions to our business, a loss in confidence by investors in the reliability of our financial statements or restricted access to the capital markets, any of which could negatively impact our stock price. We also could become subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, when required, investors may lose confidence in the accuracy and completeness of our financial reports and our stock price may be adversely affected.

Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated bylaws could discourage, delay or prevent a change of control of our company and may affect the trading price of our common stock.

        Our amended and restated certificate of incorporation and our amended and restated bylaws to be adopted upon the completion of this offering (the "amended and restated bylaws") will include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, our amended and restated certificate of incorporation and amended and restated bylaws collectively will:

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to thwart a takeover attempt;

  •
  provide for a classified board of directors, which divides our board of directors into three classes, with members of each class serving staggered three-year terms, which prevents stockholders from electing an entirely new board of directors at an annual meeting;

  •
  limit the ability of stockholders to remove directors if Providence ceases to beneficially own at least 40% of the outstanding shares of our common stock;

  •
  provide that vacancies on our board of directors, including vacancies resulting from an enlargement of our board of directors, may be filled only by a majority vote of directors then in office;

  •
  prohibit stockholders from calling special meetings of stockholders if Providence ceases to beneficially own at least 40% of the outstanding shares of our common stock;

  •
  prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders, if Providence ceases to beneficially own at least 40% of the outstanding shares of our common stock;

  •
  establish advance notice requirements for nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders; and

  •
  require the approval of holders of at least 66 2/3% in voting power of the outstanding shares of our capital stock to amend our amended and restated bylaws and certain provisions of our amended and restated certificate of incorporation if Providence ceases to beneficially own at least 40% of the outstanding shares of our common stock.

        These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future. See "Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws."

        Our amended and restated certificate of incorporation and amended and restated bylaws may also make it difficult for stockholders to replace or remove our management. Furthermore, the existence of the foregoing provisions, as well as the significant amount of common stock that Providence will continue to own following this offering, could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

We could be the subject of securities class action litigation due to future stock price volatility, which could divert management's attention and materially and adversely affect our business, financial condition, results of operations or cash flows.

        The stock market in general, and market prices for the securities of companies like ours in particular, have from time to time experienced volatility that often has been unrelated to the operating performance of the underlying companies. A certain degree of stock price volatility can be attributed to being a newly public company. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. In certain situations in which the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a similar lawsuit against us, the defense and disposition of the lawsuit could be costly and divert the time and attention of our management and could materially and adversely affect our business, financial condition, results of operations or cash flows.

We do not intend to pay dividends on our common stock for the foreseeable future and, consequently, your ability to achieve a return on your investment depends on appreciation in the price of our common stock.

        We do not intend to declare and pay dividends on our common stock for the foreseeable future. We currently intend to use our future earnings, if any, to fund our growth, including through acquisitions, and for working capital needs and general corporate purposes. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future, and the success of an investment in shares of our common stock depends upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares. Payments of dividends, if any, are at the sole discretion of our board of directors after taking into account various factors, including general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications of the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. In addition, our operations are conducted almost entirely through our subsidiaries. As such, to the extent that we determine in the future to pay dividends on our common stock, we will rely on our subsidiaries to make funds available to us for the payment of dividends. Further, the New Revolving Credit Facility limits the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, Delaware law imposes additional requirements that may restrict our ability to pay dividends to holders of our common stock.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

        We are an emerging growth company, as defined in the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of specified reduced reporting and other reduced requirements that are otherwise applicable generally to public companies. In addition, under the JOBS Act, emerging growth companies can also delay adopting new or revised financial accounting standards until such time as those standards would otherwise apply to private companies. We took advantage of many of the reduced burdens during the course of the confidential submission and filing process with the SEC and may continue to choose to take advantage of some or all of these reduced burdens and, as such, the information that we provide stockholders may be different than you may receive from other public companies in which you hold equity interests. We do not know if some investors will find our common stock less attractive as a result of our utilization of these exemptions. The result may be a less active trading market for our common stock and increased volatility in the price of our common stock.

We expect to be a "controlled company" within the meaning of NYSE rules and, as a result, we will qualify for, and currently intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

        After the completion of this offering, the concurrent private placement and the secondary transaction, Providence will continue to control a majority of the voting power of our outstanding common stock. Accordingly, we expect to qualify as a "controlled company" within the meaning of NYSE corporate governance standards. Under NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance standards, including:

  •
  the requirement that a majority of the board of directors consist of independent directors;

  •
  the requirement that our Nominating and Corporate Governance Committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the Nominating and Corporate Governance and Compensation Committees.

        Following this offering, we intend to utilize many of these exemptions. As a result, we will not have a majority of independent directors, our Nominating and Corporate Governance Committee and Compensation Committees will not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Additionally, we are only required to have all independent audit committee members within one year from the date of listing. Consequently, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

At such time as Providence no longer controls a majority of the voting power of our outstanding common stock, we will no longer be a "controlled company" within the meaning of NYSE rules. However, we may continue to rely on exemptions from certain corporate governance requirements during a one-year transition period.

        At such time as Providence no longer controls a majority of the voting power of our outstanding common stock, we will no longer be a "controlled company" within the meaning of NYSE corporate governance standards. NYSE rules require that we (i) have a majority of independent directors on our board of directors within one year of the date we no longer qualify as a "controlled company", (ii) have at least one independent director on each of the Compensation and Nominating and Corporate Governance Committees on the date we no longer qualify as a "controlled company," at least a majority of independent directors on each of the Compensation and Nominating and Corporate Governance Committees within 90 days of such date and the Compensation and Nominating and Corporate Governance Committees composed entirely of independent directors within one year of such date, and (iii) perform an annual performance evaluation of the Nominating and Corporate Governance and Compensation Committees. During this transition period, we may continue to utilize the available exemptions from certain corporate governance requirements as permitted by NYSE rules. Accordingly, during the transition period you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or stockholders.

        Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our current or former directors, officers, other employees, agents or stockholders, (iii) any action or proceeding asserting a claim arising out of or under the Delaware General Corporation Law (the "DGCL"), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (including, without limitation, any action asserting a claim arising out of or pursuant to our amended and restated certificate of incorporation or our amended and restated bylaws) or (iv) any action or proceeding asserting a claim that is governed by the internal affairs doctrine, in each case, subject to such Court of Chancery of the

State of Delaware having personal jurisdiction over the indispensable parties named as defendants; provided that, the exclusive forum provision will not apply to any action or proceeding brought to enforce any liability or duty created by the Exchange Act or any other action or proceeding asserting a claim for which the federal courts have exclusive jurisdiction; provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action or proceeding for lack of subject matter jurisdiction, such action or proceeding may be brought in another state or federal court sitting in the State of Delaware. Accordingly, the exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any claim arising under the Securities Act. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum, provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. The choice of forum provision in our amended and restated certificate of incorporation may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or any of our directors, officers, other employees, agents or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, financial condition or results of operations.

Our amended and restated certificate of incorporation will include provisions limiting the personal liability of our directors for breaches of fiduciary duty under the DGCL.

        Our amended and restated certificate of incorporation will contain provisions eliminating a director's personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

  •
  any breach of the director's duty of loyalty;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  •
  under Section 174 of the DGCL (unlawful dividends); or

  •
  any transaction from which the director derives an improper personal benefit.

        The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seeks," "aims," "projects," "intends," "plans," "estimates," "anticipates" or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this prospectus and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, our financial position; results of operations; industry outlook; and growth strategies or expectations.

        Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. These factors include, without limitation:

  •
  our ability to respond to technological development and evolving industry standards;

  •
  our ability to compete with our current and future competitors;

  •
  our ability to retain existing customers, obtain new customers and generate revenue from new customers;

  •
  system failures, security breaches, cyberattacks or natural disasters that could interrupt the operation of our platform and data centers;

  •
  our reliance on demand- and supply-side advertising platforms, ad servers and social platforms to accept and integrate with our technology;

  •
  economic downturns and unstable market conditions (including as a result of the COVID-19 pandemic);

  •
  the ability of our integration partners to accurately and timely pay us;

  •
  defects, errors or inaccuracies associated with our platform;

  •
  our long and time consuming sales cycles;

  •
  our ability to retain our senior management team and other key personnel;

  •
  the application, interpretation, and enforcement of digital advertising and data privacy and protection laws and regulations;

  •
  the impact of public criticism of digital advertising technology on our business;

  •
  the assertion of third-party intellectual property rights and our ability to protect and enforce our intellectual property rights;

  •
  our ability to integrate businesses acquired;

  •
  our ability to manage our business and conduct our operations internationally;

  •
  our use of "open source" software;

  •
  seasonal fluctuations in advertising activity;

  •
  our limited operating history;

  •
  adverse developments in the tax laws and regulations;

  •
  impairment of goodwill or other intangible and long-lived assets;

  •
  restrictions in the New Revolving Credit Facility;

  •
  future sales of shares by us or our existing stockholders;

  •
  lack of research or misleading or unfavorable research published about our business by securities or industry analysts;

  •
  Providence's significant influence over us;

  •
  future offerings of debt or equity securities which would rank senior to our common stock;

  •
  our ability to remediate material weaknesses and maintain an effective system of internal controls; and

  •
  our ability to fulfill our obligations incident to being a public company, including compliance with the Exchange Act and the requirements of the NYSE, the Sarbanes-Oxley Act and the Dodd-Frank Act.

        You should read this prospectus completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $198.6 million, based on an assumed initial public offering price of $25.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders (including pursuant to the underwriters' option to purchase additional shares from the Providence Investor). We estimate that we will receive net proceeds from the concurrent private placement of approximately $28.9 million, after deducting estimated expenses payable by us.

        We intend to use a portion of the net proceeds from this offering and the concurrent private placement to repay all amounts outstanding under our New Revolving Credit Facility. As of December 31, 2020, we had $22.0 million outstanding under the New Revolving Credit Facility. Affiliates of each of Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc., RBC Capital Markets, LLC, Truist Securities, Inc. and Capital One Securities, Inc. are lenders under the New Revolving Credit Facility and, as such, will receive a portion of the net proceeds from this offering equal to $3.7 million, $4.4 million, $1.1 million, $1.1 million, $0.7 million and $7.3 million, respectively (based on the amount outstanding under the New Revolving Credit Facility as of December 31, 2020), in connection with the repayment of the New Revolving Credit Facility. The New Revolving Credit Facility matures in October 2025 and accrues interest at LIBOR (as defined in the New Revolving Credit Facility) plus a floating per annum rate. The interest rate on the New Revolving Credit Facility is 2.25% for Eurodollar revolving loans and 1.25% for ABR revolving loans as of the date of this prospectus. The current borrowings under the New Revolving Credit Facility were primarily incurred to repay all amounts outstanding under the Prior Credit Facilities. See "Description of Certain Indebtedness" for more information about the New Revolving Credit Facility.

        We will use the remaining proceeds from this offering and the concurrent private placement for general corporate purposes, including working capital, capital expenditures and operating expenses. We may use a portion of the remaining proceeds to acquire complementary businesses or technology, accelerate our product roadmap (including developing new solutions), continue to upgrade our technology platform and/or hire additional resources to support our product development and international expansion efforts. We do not presently have any agreements or commitments to engage in any of the actions contemplated in the foregoing sentence. As a result, we will have broad discretion over how to use the remaining proceeds from this offering.

        A $1.00 increase or decrease in the assumed initial public offering price of $25.50 per share would increase or decrease, as applicable, the net proceeds to us from this offering by $8.1 million, assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commission and estimated offering expenses payable by us. An increase or decrease of 1,000,000 shares in the number of shares offered by us would increase or decrease, as applicable, the net proceeds to us by $24.0 million, assuming no change in the assumed initial public offering price of $25.50 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. We expect any increase or decrease in the net proceeds received to increase or decrease, as applicable, the amount available for general corporate purposes.

 DIVIDEND POLICY

        We do not intend to declare or pay dividends on our common stock for the foreseeable future. We currently intend to use our future earnings, if any, to fund our growth, including for working capital needs, acquisitions and general corporate purposes. Any future determination to pay dividends on our common stock will be subject to the discretion of our board of directors and depend upon various factors, including our results of operations, financial condition, liquidity requirements, capital requirements, level of indebtedness, contractual restrictions imposed by the New Revolving Credit Facility and the agreements governing any indebtedness we or our subsidiaries may incur in the future, restrictions imposed by Delaware law, general business conditions and other factors that our board of directors may deem relevant.

        We did not declare or pay any dividends on our common stock in 2018, 2019 or 2020.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization on a consolidated basis as of December 31, 2020 on:

  •
  an actual basis, after giving effect to the 1-for-3 reverse stock split of our common stock; and

  •
  an as adjusted basis to give effect to (i) the automatic conversion of 61,006,432 shares of Series A Preferred Stock into 20,335,473 shares of common stock upon the completion of this offering, (ii) (A) the sale by us of 8,627,452 shares of our common stock in this offering at an assumed initial public offering price of $25.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, (B) the sale by us of 1,176,470 shares of our common stock in the concurrent private placement at an assumed initial public offering price of $25.50 per share, and after deducting estimated expenses payable by us and (C) the use of the net proceeds from this offering and the concurrent private placement as described in "Use of Proceeds" and (iii) the filing and effectiveness of our amended and restated certificate of incorporation.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Certain Indebtedness," "Use of Proceeds" and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2020
(dollars in thousands, except share and per share amounts)	Actual	As Adjusted(1)
Cash and cash equivalents	$33,354	$242,429

Long term debt:
New Revolving Credit Facility(2)	$22,000	$—
Capital lease obligations	4,962	4,962

Total long-term debt	26,962	4,962

Stockholders' equity:
Common stock $0.001 par value per share: (i) Actual: 700.0 million shares authorized, 140.2 million shares issued and 125.1 million shares outstanding and (ii) As Adjusted: 1,000.0 million shares authorized, 170.4 million shares issued and 155.2 million shares outstanding(3)	140	170
Preferred stock $0.01 par value per share: (i) Actual: 61.0 million shares authorized, issued and outstanding and (ii) As Adjusted: 100.0 million shares authorized, no shares issued and outstanding	610	—
Additional paid-in capital	620,679	612,457
Treasury stock(4)	(260,686)	—
Retained earnings	54,941	40,213
Accumulated other comprehensive loss	1,011	1,011

Total stockholders' equity	416,695	653,851

Total capitalization	$443,657	$658,813

(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $25.50 per share would increase or decrease, as applicable, our as adjusted cash and cash equivalents by $9.2 million, additional paid-in capital by $9.8 million, total stockholders' equity by $9.4 million and total capitalization by $9.4 million, assuming that the number of shares offered by us as set forth on the cover page of this prospectus remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses. Each increase or decrease of 1,000,000 shares in the number of shares offered by us would increase or decrease, as applicable, our as adjusted cash and cash equivalents by $24.0 million, additional paid-in capital by $25.5 million, total stockholders' equity by $24.4 million and total capitalization by $24.4 million, assuming no change in the assumed initial public offering price of $25.50 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The difference in adjusted cash and cash equivalents and additional paid-in capital when compared to total stockholders' equity and total capitalization relates to the Company's treatment of costs for this offering as expenses impacting as adjusted total stockholders' equity on a tax effected basis.

(2)
As of March 31, 2021 and December 31, 2020, we had $22.0 million outstanding, a $2.1 million letter of credit outstanding and available borrowing capacity of $125.9 million under the New Revolving Credit Facility.

(3)
The share information as of December 31, 2020 shown in the table above excludes:

•
14,712,850 shares of common stock issuable upon exercise of options outstanding as of December 31, 2020 at a weighted average exercise price of $4.47 per share;

•
1,260,927 shares of common stock issuable upon vesting of restricted stock units outstanding as of December 31, 2020;

•
30,000,000 shares of common stock reserved for future issuance following this offering under our 2021 Equity Plan, which will become effective in connection with this offering, as well as any shares of common stock that become available pursuant to provisions in the 2021 Equity Plan that automatically increase the share reserve under our 2021 Equity Plan, as described in "Executive Compensation—New Equity Arrangements—Equity Incentive Plan"; and

•
3,000,000 shares of common stock reserved for future issuance following this offering under our ESPP, which will become effective in connection with this offering, as well as any shares of common stock that become available pursuant to provisions in the ESPP that automatically increase the share reserve under our ESPP, as described in "Executive Compensation—New Equity Arrangements—Employee Stock Purchase Plan".

(4)
The treasury stock amount reflects the shares of common stock received by the Company in exchange for shares of Series A Preferred Stock which were subsequently sold by certain of our existing stockholders in the Private Placement. See "Prospectus Summary—Recent Developments." Upon the completion of this offering, the treasury stock will be used in the automatic conversion of Series A Preferred Stock for shares of common stock and is reflected as a decrease to Additional paid-in capital at cost in the table above.

 DILUTION

        If you invest in our common stock in this offering, your ownership interest in us will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after this offering and the concurrent private placement. Dilution results from the fact that the per share offering price of the common stock exceeds the book value per share attributable to the shares of common stock held by existing stockholders.

        Our net tangible book value as of December 31, 2020 was $67.6 million. Net tangible book value per share before the offering has been determined by dividing net tangible book value (total book value of tangible assets less total liabilities) by the number of shares of common stock outstanding as of December 31, 2020, after giving effect to the 1-for-3 reverse stock split of our common stock.

        After giving effect to (i) the automatic conversion of 61,006,432 shares of Series A Preferred Stock into 20,335,473 shares of common stock upon the completion of this offering, (ii) the sale of shares of our common stock sold by us and the selling stockholders in this offering at an assumed initial public offering price of $25.50 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and (iii) the sale of shares of our common stock by us in the concurrent private placement at an assumed initial public offering price of $25.50 per share and after deducting estimated expenses payable by us, our adjusted net tangible book value as of December 31, 2020 would have been $295.2 million, or $1.90 per share. This represents an immediate increase in net tangible book value per share of $1.36 to the existing stockholders and an immediate and substantial dilution in net tangible book value per share of $23.60 to new investors who purchase shares in this offering. The following table illustrates this per share dilution to new investors:

Per Share
Assumed initial public offering price per share	$25.50
Net tangible book value per share as of December 31, 2020	$0.54
Increase in net tangible book value per share attributable to this offering and the concurrent private placement	$1.36

Adjusted net tangible book value per share after this offering and the concurrent private placement	$1.90

Dilution of net tangible book value per share to new investors	$(23.60)

        If the underwriters exercise in full their option to purchase additional shares from us and the Providence Investor, our adjusted net tangible book value as of December 31, 2020, after giving effect to the adjustments described above, would have been $327.5 million, or $2.09 per share. This represents an immediate increase in net tangible book value per share of $1.55 to the existing stockholders and an immediate and substantial dilution in net tangible book value per share of $23.41 to new investors who purchase shares in this offering.

        A $1.00 increase or decrease in the assumed initial public offering price of $25.50 per share would increase or decrease, as applicable, total consideration paid by new investors and total consideration paid by all stockholders by $9.2 million, assuming that the number of shares offered by us set forth on the front cover of this prospectus remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 1,000,000 shares in the number of shares offered by us would increase or decrease, as applicable, the total consideration paid to us by new investors and total consideration paid to us by all stockholders by $24.0 million, assuming no change in the initial public offering price of $25.50 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table summarizes, as of December 31, 2020, on an as adjusted basis as described above, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing stockholders and by new investors purchasing shares in this offering and by the concurrent private placement investor purchasing shares in the concurrent private placement (amounts in thousands, except percentages and per share data):

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders(1)	145,410	94%	$595,028	70%	$4.09
New investors	8,627	6%	$220,000	26%	$25.50
Concurrent private placement investor(2)	1,176	*	$30,000	4%	$25.50
Total	155,213	100%	$845,028	100%	$5.44

*
Less than one percent.

(1)
Does not give effect to the sale of 4,705,883 shares by the selling stockholders in this offering and 1,176,470 shares by the Providence Investor in the secondary transaction.

(2)
Excludes 11,620,272 shares purchased by the concurrent private placement investor prior to this offering that are included within "Existing stockholders" and 1,176,470 shares to be purchased by the concurrent private placement investor in the secondary transaction.

        The foregoing table does not reflect stock options or restricted stock units outstanding under our equity compensation plans or stock options or restricted stock units to be granted after this offering. As of December 31, 2020, there were 14,712,850 stock options outstanding with an average exercise price of $4.47 per share and 1,260,927 restricted stock units outstanding.

        After giving effect to the sale of shares by us and the selling stockholders in this offering, the concurrent private placement and the secondary transaction (excluding shares sold pursuant to the underwriters' option to purchase additional shares), new investors will hold 13,333,335 shares, or 9% of the total number of shares of common stock outstanding after the completion of this offering, the concurrent private placement and the secondary transaction, existing stockholders will hold 139,527,444 shares, or 90% of the total shares outstanding, and the concurrent private placement investor will obtain an additional 2,352,940 shares, or 2% of the total shares outstanding. If the underwriters exercise their option to purchase additional shares in full, the number of shares held by new investors will increase to 15,333,335, or 10% of the total number of shares of common stock outstanding after the completion of this offering, the concurrent private placement and the secondary transaction, the concurrent private placement investor will obtain an additional 2% of the total shares outstanding and the percentage of shares held by existing stockholders will decrease to 89% of the total shares outstanding. To the extent that any of the stock options are exercised or restricted stock units vest, there may be further dilution to new investors. See "Executive Compensation" and Note 11 to our audited consolidated financial statements included in this prospectus.

        In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the "Special Note Regarding Forward-Looking Statements" and "Risk Factors" sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Company Overview

        We are a leading software platform for digital media measurement and analytics. Our mission is to increase the effectiveness and transparency of the digital advertising ecosystem. Through our software platform and the metrics it provides, we help preserve the fair value exchange in the digital advertising marketplace.

        Our customers include many of the largest global advertisers and digital ad platforms and publishers. We deliver our suite of measurement solutions through a robust and scalable software platform that provides our customers with unified data analytics. We provide a consistent, cross-platform measurement standard across all major forms of digital media, making it easier for advertiser and supply-side customers to benchmark performance across all of their digital ads and to optimize their digital strategies in real time. Our coverage spans over 40 key geographies where our customers are located and covers all major purchasing channels, media formats and devices.

        Our company was founded in 2008 and introduced our first brand safety solution in 2010. We launched our first viewability and fraud solutions in 2013 and 2014, respectively. As the global digital advertising market has evolved, we have continued to expand our measurement capabilities and market coverage through new product innovation, increasing our international footprint and new platform partnerships. We announced our first social media platform partnership in 2017 and launched our CTV certification program in 2020.

        We have experienced rapid growth and have achieved significant profitability in recent years as evidenced by the following:

  •
  We generated revenue of $243.9 million for the year ended December 31, 2020 and $182.7 million for the year ended December 31, 2019, representing an increase of 34%. We generated revenue of $182.7 million for the year ended December 31, 2019 and $104.3 million for the year ended December 31, 2018, representing an increase of 75%.

  •
  Excluding the impact of acquisitions, we grew revenue 32% for the year ended December 31, 2020 relative to revenue for the year ended December 31, 2019, and we grew revenue 71% for the year ended December 31, 2019 relative to the revenue for the year ended December 31, 2018.

  •
  Our net income was $20.5 million for the year ended December 31, 2020 and $23.3 million for the year ended December 31, 2019. Our net income was $23.3 million for the year ended December 31, 2019 and $3.2 million for the year ended December 31, 2018.

  •
  Our Adjusted EBITDA was $73.2 million for the year ended December 31, 2020, $69.0 million for the year ended December 31, 2019 and $26.6 million for the year ended December 31, 2018. Adjusted EBITDA is a non-GAAP financial measure. For information on how we compute Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, see "Prospectus Summary—Summary Historical Consolidated Financial Data."

        For the year ended December 31, 2020, we generated 91% of our revenue from advertiser customers and for the year ended December 31, 2019, we generated 92% of our revenue from advertisers. We derive revenue from our advertising customers based on the volume of Media Transactions Measured on our software platform. Advertisers utilize the DV Authentic Ad, our definitive metric of digital media quality, to evaluate the existence of fraud, brand safety, viewability and geography for each digital ad. Advertisers pay us a Measured Transaction Fee per thousand impressions based on the volume of Media Transactions Measured on their behalf. We maintain an expansive set of direct integrations across the entire digital advertising ecosystem, including with leading programmatic and social platforms, which enables us to deliver our metrics to the platforms where our customers buy ads. Further, our services are not reliant on any single source of impressions and we can service our customers as their digital advertising needs change. In 2020, approximately 65% and 35% of Media Transactions Measured were for display and video ad formats, respectively. For the year ended December 31, 2020, approximately 65%, 32% and 3% of Media Transactions Measured were for mobile devices, desktop devices, and emerging digital channels (including CTV), respectively. In 2019, approximately 69% and 31% of Media Transactions Measured were for display and video ad formats, respectively. For the year ended December 31, 2019, approximately 61%, 36% and 3% of Media Transactions Measured were for mobile devices, desktop devices, and emerging digital channels (including CTV), respectively. For the year ended December 31, 2020, 9% of our revenue was generated from our supply-side customers and for the year ended December 31, 2019, 8% of our revenue was generated from our supply-side customers to validate the quality of their ad inventory. We generate revenue from supply-side customers based on monthly or annual contracts with minimum guarantees and tiered pricing when guarantees are met.

        We believe that there are meaningful long-term growth opportunities within the digital advertising market. We plan to continue to invest in the development of new and premium solutions that increase our value proposition to customers and to extend our solutions capabilities to cover new and growing digital channels and devices, including CTV, new mobile apps and other emerging areas of digital ad spend. We plan to continue to invest in sales and marketing to grow our existing customer relationships and acquire new customers. In addition, we maintain an active pipeline of potential M&A targets and intend to continue evaluating add-on opportunities to bolster our current solutions suite and complement our organic growth initiatives.

        Furthermore, we believe that there are significant growth opportunities in markets outside of North America. We plan to continue to invest in sales and marketing to expand in markets across Europe and the Middle East, Asia Pacific, and South America. We expect to continue to make investments across information technology, financial and administrative systems and controls to support our operations as we grow.

Factors Affecting Our Performance

        There are a number of factors that have impacted, and we believe will continue to impact, our results of operations and growth. These factors include:

        Significant Growth in Digital Ad Spend.    According to Magna Global, global digital ad spend, excluding search, reached over $170 billion in 2020 and is expected to grow to $225 billion by 2023. Our revenues have grown substantially as a result of the growth in digital advertising as well as the continued adoption of digital measurement solutions and analytics. As the digital advertising market has grown, advertisers have increasingly shifted their digital media spend to both programmatic and social media channels in order to directly target advertisements to achieve desired business outcomes. We have been direct beneficiaries of this growth by virtue of our integrations with leading programmatic and social media platforms. In the year ended December 31, 2020, the revenue we generated by providing our solutions to programmatic and social media advertisers grew 39% and 42%, respectively, over the prior year period. In the year ended December 31, 2019, the revenue that we generated by providing our solutions to programmatic and social media advertisers grew 127% and 162%, respectively, over the prior year period.

        Growth of Existing Customers.    Our customers include many of the largest digital advertisers in the world and we have maintained exceptional customer retention with gross revenue retention rates of over 95% in each of the years ended December 31, 2020, 2019 and 2018. We define our gross revenue retention rate as the total prior year revenue earned from advertiser customers, less the portion of prior year revenue attributable to lost advertiser customers, divided by the total prior year revenue from advertiser customers, excluding a portion of our revenues that cannot be allocated to specific advertiser customers. We expect to continue to grow with our existing customers as they increase their spend on digital advertising and as we introduce new solutions across key channels, formats, devices and geographies. We have generated strong historical net revenue retention rates, with 123% for the year ended December 31, 2020, 156% for the year ended December 31, 2019 and 131% for the year ended December 31, 2018. We define our net revenue retention rate as the total current period revenue earned from advertiser customers, which were also customers during the entire most recent twelve-month period, divided by the total prior year period revenue earned from the same advertiser customers, excluding a portion of our revenues that cannot be allocated to specific advertiser customers.

        New Customers.    We expect the increasing demand for third-party digital advertising data analytics to fuel continued adoption of our solutions. We estimate that in 2020 the total addressable market for our core solutions was approximately $13 billion globally and was less than 25% penetrated and is expected to grow to approximately $20 billion by 2025 with less than 50% penetration. Given the size of this currently underserved market, we believe there is a long runway of new customer growth, as advertisers, programmatic platforms, social media channels and digital publishers are collectively placing increased emphasis on the quality and effectiveness of digital ad spend across all channels, formats and devices. We intend to continue targeting new customers who have not yet adopted digital ad measurement solutions, as well as those currently utilizing solutions provided by our competitors or point solutions.

        New Solutions and Channels.    We have a strong track record of developing new solutions that have high adoption rates with our existing customers. We intend to extend our solutions capabilities to cover new and growing digital channels and devices, including CTV, new mobile apps and other emerging areas of digital ad spend. At the end of 2018, we launched our Authentic Brand Safety solution that allows our customers to target certain contexts for their ads using granular brand safety parameters and significantly reduce wasted ad spend, which drove $19.8 million of new revenue in 2019. In 2020, we developed and launched several new solutions: (i) our CTV Targeting Certification for programmatic platforms, (ii) the DV Publisher Suite that offers yield improvement and measurement capabilities to digital publishers, (iii) our DV Authentic Attention solution that provides exposure and engagement predictive analytics to drive campaign performance, which was developed in 2020 and released in February 2021, and (iv) our Custom Contextual solution, which allows advertisers to match their ads to relevant content in order to maximize user engagement and drive campaign performance, without depending on cookie-based or cross-site tracking.

        New Geographies.    Our customer base is predominately U.S.-based today. We intend to grow our presence in international markets in order to meet the needs of our existing customers and accelerate new customer acquisition in key geographies outside of North America. We have expanded into twelve countries since 2018, which has accelerated our revenue growth in those markets. Our expansion to new geographies has helped us to win the international business of our existing customers and enabled us to win the business of some of the world's largest international advertisers.

        Seasonality.    We experience fluctuations in revenue that coincide with seasonal fluctuations in the digital ad spending of our customers. Advertisers typically allocate the largest portion of their media budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing. As a result, the fourth quarter of the year typically reflects our highest level of measurement activity while the first quarter reflects the lowest level of such activity. We expect our revenue to continue to fluctuate based on seasonal factors that affect the advertising industry as a whole. While our revenue is highly recurring, seasonal fluctuations in ad spend may impact quarter-over-quarter results. We believe that the year-over-year comparison of results more appropriately reflects the overall performance of the business.

        Public Company Costs.    As a result of this initial public offering, we will incur additional legal, accounting and other expenses that we did not previously incur, including costs associated with SEC reporting and corporate governance requirements. These requirements include compliance with the Sarbanes-Oxley Act as well as other rules implemented by the SEC and the NYSE. Our financial statements following this offering will reflect the impact of these expenses.

        COVID-19.    Since January 2020, an outbreak of COVID-19 has evolved into a worldwide pandemic. We have modified our operations in line with our business continuity plans. As a result of the pandemic, we temporarily closed our offices globally, including our corporate headquarters in New York, and are currently operating with substantially all staff working remotely. On a daily basis, management is reviewing operations and there have been to date minimal interruptions in our customer facing operations.

        Throughout the pandemic, we have continued to experience revenue growth over the prior year and the primary impact of the pandemic on our business has been a moderation of our revenue growth in 2020 as compared to 2019. The underlying demand for our products has remained relatively unchanged, with limited disruption on our new customer sales. We have not to date experienced a material increase in customers' cancellations, or requests for more favorable contractual terms, or concessions. We have also not experienced a significant deterioration in the collectability of our receivables or a material negative impact from our vendors and third-party service providers.

        For the year ended December 31, 2020, we generated growth of 34% in total revenue as compared to the year ended December 31, 2019. For the three months ended June 30, 2020, when the impact of COVID-19 was the most acute on our business, we generated revenue growth of 22% as compared to the three months ended June 30, 2019 and $4.1 million of net income. Our ability to grow revenue within our existing customer accounts has remained strong, with a net revenue retention of 123% for the year ended December 31, 2020. Our existing customer base has remained largely stable, and we have been able to maintain gross revenue retention rates of over 95% through the year ended December 31, 2020. Additionally, we generated net cash provided by operating activities of $21.2 million in that same period. We have had ample liquidity and capital resources to continue to meet our operating needs, and our ability to continue to service our debt or other financial obligations is not currently impaired.

        While the impact on our business of the pandemic has been limited to date, our revenues are dependent on advertiser demand. The pandemic has resulted in market disruptions and a global economic slowdown, which has materially impacted demand for a broad variety of goods and services, and is also disrupting sales channels and marketing activities. To the extent that demand for digital advertising declines, our results of operations and financial condition may be materially impacted. The duration of such disruptions is highly uncertain and cannot be predicted. See "Risk Factors—Risks Relating to Our Business—Economic downturns and unstable market conditions, including as a result of the COVID-19 pandemic, could adversely affect our business, financial condition and results of operations."

        While the factors above may present significant opportunities for us, they also pose significant risks and challenges. See "Risk Factors" for more information on risks and uncertainties that may impact our business and financial results.

Components of Our Results of Operations

        We manage our business operations and report our financial results in a single segment.

Revenue

        Our customers use our solutions to measure their digital advertisements. We generate revenue based on the volume of Media Transactions Measured on our software platform.

        For the years ended December 31, 2020 and 2019, we generated 91% and 92%, respectively, of our revenue from advertiser customers. Advertisers can purchase our services to measure the quality and performance of ads purchased directly from digital properties, including publishers and social media platforms, which we track as Advertiser Direct revenue. Advertisers can also purchase our services through programmatic platforms to evaluate the quality of ad inventories before they are purchased, which we track as Advertiser Programmatic revenue. We generate revenue from advertisers by charging a Measured Transaction Fee based on the volume of Media Transactions Measured on behalf of our customers. We recognize revenue from advertisers in the period in which we provide our measurement solutions. Advertisers typically leverage the full suite of our proprietary DV Authentic Ad metric to evaluate and measure the existence of fraud, brand safety, viewability and geography for their digital ad investments. We have long-term relationships with many of our customers, with an average relationship of almost six years for our top 75 customers and almost seven years for our top 25 customers, and ongoing contractual agreements with a substantial portion of our customer base.

        For the years ended December 31, 2020 and 2019, we generated 9% and 8%, respectively, of our revenue from supply-side customers who use our data analytics to validate the quality of their ad inventory and provide data to their customers to facilitate targeting and purchasing digital ads. We generate revenue from supply-side customers based on monthly or annual contracts with minimum guarantees and certain customers having tiered pricing when guarantees are met. We recognize revenue ratably over the contract term beginning on the date our product is made available to them, which typically begins on the commencement date of each contract.

        The following table disaggregates revenue between advertiser customers (on both a direct and programmatic basis), where revenue is generated based on number of Media Transactions Measured, and supply-side customers, where revenue is generated based on contracted minimum guarantees and tiered pricing when guarantees are met.

	Year Ended December 31,
	2020	2019	2018
	(In Thousands)
Revenue by customer type:
Advertiser—direct	$106,422	$84,423	$60,122
Advertiser—programmatic	116,115	83,475	36,866
Supply-side customer	21,380	14,765	7,316

Total Revenue	243,917	182,663	104,304

        See "Critical Accounting Policies and Estimates—Revenue Recognition" for a description of our revenue recognition policies.

Operating Expenses

        Our operating expenses consist of the following categories:

        Cost of Revenue.    Cost of revenue primarily consists of platform hosting fees, data center costs, software and other technology expenses, and other costs directly associated with data infrastructure; personnel costs, including salaries, bonuses, stock-based compensation and benefits, directly associated with the support and delivery of our software platform and data solutions; and costs from revenue-sharing arrangements with our partners.

        Product development.    Product development expenses primarily consist of personnel costs, including salaries, bonuses, stock-based compensation and benefits, third party vendors and outsourced engineering services, and allocated overhead. We allocate overhead such as information technology infrastructure, rent and occupancy charges based on headcount. Product development expenses are expensed as incurred, except to the extent that such costs are associated with software development that qualifies for capitalization, which are then recorded as capitalized software development costs included in property, plant and equipment on our consolidated balance sheet. We amortize capitalized software development costs to depreciation and amortization.

        Sales, marketing, and customer support.    Sales, marketing, and customer support expenses primarily consist of personnel costs directly associated with our sales, marketing, and customer support departments, including salaries, bonuses, stock-based compensation and benefits, and allocated overhead. We allocate overhead such as information technology infrastructure, rent and occupancy charges based on headcount. Sales and marketing expense also includes costs for promotional marketing activities, advertising costs, attendance at events and trade shows, and allocated overhead. Sales commissions are expensed as incurred.

        General and administrative.    General and administrative expenses primarily consist of personnel expenses associated with our executive, finance, legal, human resources and other administrative employees. Our general and administrative expenses also include professional fees for external accounting, legal and other consulting services, and other overhead, as well as third-party costs related to acquisitions.

        We expect to incur certain non-recurring professional fees and other expenses as part of our transition to becoming a public company. Following the completion of this offering, we expect to continue to incur additional expenses as a result of operating as a public company, including costs to comply with rules and regulations applicable to companies listed on a U.S. securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, investor relations and professional services.

        Interest expense.    Interest expense for the years ended December 31, 2020, 2019 and 2018 consists primarily of interest on our outstanding balances under the Prior Credit Facilities and the New Revolving Credit Facility, and also includes debt issuance costs. On October 1, 2020, we entered into the New Revolving Credit Facility and repaid all amounts outstanding under the Prior Credit Facilities. The New Revolving Credit Facility bears interest at LIBOR plus an applicable margin per annum. See "Description of Certain Indebtedness."

        Other (income) expense.    Other (income) expense consists primarily of interest earned on our cash equivalents and short-term investments, gains and losses on foreign currency transactions, and change in fair value associated with contingent considerations related to our acquisitions.

Results of Operations

Comparison of the Years Ended December 31, 2020 and 2019

        The following table shows our results of operations for the years ended December 31, 2020 and 2019:

	Year Ended December 31,		Change	Change
	2020	2019	$	%
	(In Thousands)
Revenue	$243,917	$182,663	$61,254	34%
Cost of revenue (exclusive of depreciation and amortization below)	35,750	24,848	10,902	44%
Product development	47,004	31,598	15,406	49%
Sales, marketing and customer support	62,157	38,401	23,756	62%
General and administrative	53,056	26,899	26,157	97%
Depreciation and amortization	24,595	21,813	2,782	13%

Income from operations	21,355	39,104	(17,749)	(45)%
Interest expense	4,931	5,202	(271)	(5)%
Other (income) expense	(885)	(1,458)	573	(39)%
Income before taxes	17,309	35,360	(18,051)	(51)%

Income tax expense (benefit)	(3,144)	12,053	(15,197)	(126)%

Net income	$20,453	$23,307	$(2,854)	(12)%

	Year Ended December 31,
	2020	2019
	(as % of Revenue)
Revenue	100%	100%
Cost of revenue (exclusive of depreciation and amortization below)	15	14
Product development	19	17
Sales, marketing and customer support	25	21
General and administrative	22	15
Depreciation and amortization	10	12
Income from operations	9	21
Interest expense	2	3
Other (income) expense	(0)	(1)
Income before taxes	7	19
Income tax expense (benefit)	(1)	7
Net income	8%	13%

Revenue

        Total revenue increased by $61.3 million, or 34%, from $182.7 million in the year ended December 31, 2019 to $243.9 million in the year ended December 31, 2020. Our advertiser net revenue retention rate was 123% for the year ended December 31, 2020, and 156% for the year ended December 31, 2019, which included the benefit of new sales of Authentic Brand Safety launched at the end of 2018.

        Advertiser Direct revenue grew $22.0 million, or 26%, primarily due to $12.5 million of growth in revenue from existing services and $9.5 million of growth in revenue from increased adoption of services on social media platforms. Of the $12.5 million in growth from existing services, $14.9 million was driven by an increase in volume of Media Transactions Measured, partially offset by a $2.4 million decrease in average Measured Transaction Fees primarily driven by expansion across international markets.

        Advertiser Programmatic revenue grew $32.6 million, or 39%, primarily due to $37.3 million of growth in revenue from existing services partially offset by a $4.6 million vendor concession. Of the $37.3 million of growth from existing services, $17.1 million was due to an increase in volume of Media Transactions Measured, and $20.2 million was due to an increase in average Measured Transaction Fees primarily driven by the adoption of the Authentic Brand Safety solution which was launched at the end of 2018.

        Supply-Side revenue grew $6.6 million, or 45%, primarily driven by $4.6 million of revenue from acquired businesses.

Cost of Revenue (exclusive of depreciation and amortization shown below)

        Cost of revenue increased by $11.0 million, or 44%, from $24.8 million in the year ended December 31, 2019 to $35.8 million in the year ended December 31, 2020. The increase was primarily due to growth in Advertiser Programmatic revenue which drove increases in partner costs from revenue-sharing arrangements, as well as higher software and other technology costs to support our increased volumes.

Product Development Expenses

        Product development expenses increased by $15.4 million, or 49%, from $31.6 million in the year ended December 31, 2019 to $47.0 million in the year ended December 31, 2020. The increase was primarily due to an increase in personnel costs of $11.0 million, which reflects our continued hiring of resources to support our product-development efforts.

Sales, Marketing and Customer Support Expenses

        Sales, marketing and customer support expenses increased by $23.8 million, or 62%, from $38.4 million in the year ended December 31, 2019 to $62.2 million in the year ended December 31, 2020. The increase was primarily due to an increase in personnel costs of $17.3 million to support our sales efforts, build market presence in international markets, drive continued expansion with our existing customers, as well as support both existing and new customers. The increase in non-personnel expenses was mainly related to an increase in sales commission expenses due to growth in revenue.

General and Administrative Expenses

        General and administrative expenses increased by $26.2 million, or 97%, from $26.9 million in the year ended December 31, 2019 to $53.1 million in the year ended December 31, 2020. The increase was primarily due to a $12.8 million increase in stock-based compensation expense, a $3.7 million increase in other personnel costs, a $5.0 million increase in professional services costs, a $2.2 million increase in costs related to the preparation for this offering and operating as a public company, $1.5 million of costs related to the departure of our former Chief Executive Officer and to third-party costs incurred in response to investigating and remediating certain IT/cybersecurity matters that occurred in March 2020.

Depreciation and Amortization

        Depreciation and amortization increased by $2.8 million, or 13%, from $21.8 million in the year ended December 31, 2019 to $24.6 million in the year ended December 31, 2020. The increase was primarily due to an increase in amortization related to intangible assets from acquisitions and an increase in depreciation related to capital expenditures.

Interest Expense

        Interest expense is mainly related to our Prior Credit Facilities and New Revolving Credit Facility, which carry a variable interest rate. Interest expense decreased by $0.3 million, from $5.2 million in the year ended December 31, 2019 to $4.9 million in the year ended December 31, 2020. The decrease was attributable to a reduction in outstanding debt and a reduction in variable LIBOR rates, partially offset by an increase in debt issuance costs related to the New Revolving Credit Facility. In October 2020, we entered into a New Revolving Credit Facility and repaid all amounts outstanding under the Prior Credit Facilities. For additional information on the New Revolving Credit Facility, see "Description of Other Indebtedness."

Other (Income) Expense, Net

        Other income decreased by $0.6 million, from income of $1.5 million in the year ended December 31, 2019 to income of $0.9 million in the year ended December 31, 2020, primarily due to an increase in unrealized losses related to changes in exchange rates.

Income Tax Expense (Benefit)

        Our year ended December 31, 2020 resulted in an income tax benefit primarily due to adjustments for research and development tax credits, return to provision adjustments, and other various book to tax items, including stock-based compensation expense.

Comparison of the Years Ended December 31, 2019 and 2018

        The following table shows our results of operations for the years ended December 31, 2019 and 2018:

	Year Ended December 31,		Change	Change
	2019	2018	$	%
	(In Thousands)
Revenue	$182,663	$104,304	$78,359	75%
Cost of revenue (exclusive of depreciation and amortization below)	24,848	18,525	6,323	34%
Product development	31,598	24,224	7,374	30%
Sales, marketing and customer support	38,401	23,235	15,166	65%
General and administrative	26,899	14,631	12,268	84%
Depreciation and amortization	21,813	18,626	3,187	17%

Income from operations	39,104	5,063	34,041	672%
Interest expense	5,202	3,058	2,144	70%
Other (income) expense	(1,458)	25	(1,483)	n.m.

Income before taxes	35,360	1,980	33,380	1686%

Income tax expense (benefit)	12,053	(1,197)	13,250	n.m.

Net income	$23,307	$3,177	$20,130	634%

"n.m." denotes a variance which is not meaningful.

	2019	2018
	(as % of Revenue)
Revenue	100%	100%
Cost of revenue (exclusive of depreciation and amortization below)	14	18
Product development	17	23
Sales, marketing and customer support	21	22
General and administrative	15	14
Depreciation and amortization	12	18
Income from operations	21	5
Interest expense	3	3
Other (income) expense	(1)	—
Income before taxes	19	2
Income tax expense (benefit)	7	(1)
Net income	13	3

Revenue

        Total revenue increased by $78.4 million, or 75%, from $104.3 million in the year ended December 31, 2018 to $182.7 million in the year ended December 31, 2019. Our net advertiser revenue retention rate was 131% in 2018 and 156% in 2019, which included the benefit of the launch of Authentic Brand Safety.

        Advertiser Direct revenue grew $24.3 million, or 40%, primarily due to $10.1 million of growth in revenue from existing services and $14.2 million of growth in revenue from increased adoption of services on social media platforms. Of the $10.1 million in growth from existing services, $9.3 million was driven by an increase in volume of Media Transactions Measured, and $0.8 million was driven by an increase in average Measured Transaction Fees.

        Advertiser Programmatic revenue grew $46.6 million, or 126%, primarily due to $26.8 million of growth in revenue from existing services and $19.8 million from our Authentic Brand Safety service which was launched at the end of 2018. Of the $26.8 million in growth from existing services, $20.8 million was driven by an increase in volume of Media Transactions Measured, and $6.0 million was driven by an increase in average Measured Transaction Fees.

        Supply-Side revenue grew $7.4 million, or 102%, primarily driven by $4.2 million of revenue from acquired businesses.

Cost of Revenue (exclusive of depreciation and amortization shown below)

        Cost of revenue increased by $6.3 million, or 34%, from $18.5 million in the year ended December 31, 2018 to $24.8 million in the year ended December 31, 2019. The increase was primarily due to growth in Advertiser Programmatic revenue which drove increases in partner costs from revenue-sharing arrangements, as well as higher software and other technology costs to support our increased volumes.

Product Development Expenses

        Product development efforts increased by $7.4 million, or 30%, from $24.2 million in the year ended December 31, 2018 to $31.6 million in the year ended December 31, 2019. The increase was primarily due to an increase in personnel costs of $6.8 million, which reflects our continued hiring of resources to support our product-development efforts.

Sales, Marketing and Customer Support Expenses

        Sales, marketing and customer support expenses increased by $15.2 million, or 65%, from $23.2 million in the year ended December 31, 2018 to $38.4 million in the year ended December 31, 2019. The increase was primarily due to an increase in personnel costs of $10.3 million to support our sales efforts, build market presence in international markets, drive continued expansion with our existing customers, as well as support both existing and new customers. The increase in non-personnel expenses was mainly related to an increase in marketing and promotional activities, including our participation in industry tradeshows and related public relations activities.

General and Administrative Expenses

        General and administrative expenses increased by $12.3 million, or 84%, from $14.6 million in the year ended December 31, 2018 to $26.9 million in the year ended December 31, 2019. The increase was primarily due to $2.8 million of costs related to the preparation for this offering and operating as a public company, an increase in personnel costs of $2.3 million, an increase in facilities related costs of $1.4 million, an increase in professional services costs of $1.5 million and an increase in costs related to acquisition expenses of $1.3 million.

Depreciation and Amortization

        Depreciation and amortization increased by $3.2 million, or 17%, from $18.6 million in the year ended December 31, 2018 to $21.8 million in the year ended December 31, 2019. The increase was primarily due to an increase in amortization related to intangible assets from acquisitions and an increase in depreciation related to capital expenditures.

Interest Expense

        Interest expense is mainly related to our Prior Credit Facilities, which carries a variable interest rate. Interest expense increased by $2.1 million, from $3.1 million in the year ended December 31, 2018 to $5.2 million in the year ended December 31, 2019. The increase in interest expense was attributable to increased borrowings under our Prior Term Loan Facilities. In February 2019 we drew down $20.0 million from our Prior DDTL Facility (as defined herein) in connection with the acquisition of Zentrick.

Other (Income) Expense, Net

        Other income increased by $1.5 million, from less than $0.1 million in the year ended December 31, 2018 to $1.5 million in the year ended December 31, 2019, primarily due to a $1.1 million change in fair value of the contingent payments related to the Zentrick acquisition.

Income Tax Expense (Benefit)

        Our effective tax rate of 34.1% for the year ended December 31, 2019 was higher than the U.S. federal statutory income tax rate of 21% primarily due to the impact of state and local income taxes, certain tax credits and the impact of other book to tax differences. Our effective tax rate of (60.4)% for the year ended December 31, 2018, was lower than the U.S. federal statutory income tax rate primarily due to a tax benefit of return to provision adjustments related to deductible transaction costs, changes in statutory rates and the impact of other book to tax differences.

Selected Quarterly Results of Operations

        The following tables set forth our unaudited consolidated quarterly results of operations for each of the eight quarters within the period from January 1, 2019 to December 31, 2020. Our quarterly results of operations have been prepared on the same basis as our audited consolidated financial statements, and we believe they reflect all normal recurring adjustments necessary for the fair presentation of our results of operations for these periods. This information should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in the prospectus. These quarterly results of operations are not necessarily indicative of our results of operations for a full year or any future period.

	Three Months Ended
	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(In Thousands)
Revenue	$78,641	$61,037	$53,020	$51,219	$57,686	$46,366	$43,338	$35,273
Cost of revenue (exclusive of depreciation and amortization below)	11,787	8,998	7,655	7,310	7,451	6,244	5,833	5,320
Product development	12,680	13,087	10,906	10,331	9,242	8,211	7,433	6,712
Sales, marketing and customer support	20,277	16,728	12,833	12,319	11,765	9,519	9,269	7,848
General and administrative	23,729	10,369	8,262	10,696	11,571	5,328	4,744	5,256
Depreciation and amortization	6,428	6,087	6,146	5,934	5,600	5,572	5,392	5,249

Income from operations	3,740	5,768	7,218	4,629	12,057	11,492	10,667	4,888
Interest expense	1,973	858	936	1,164	1,334	1,281	1,497	1,090
Other expense, (income)	(1,244)	481	198	(320)	(841)	(441)	(224)	48
Income before taxes	3,011	4,429	6,084	3,785	11,564	10,652	9,394	3,750

Income tax expense, (benefit)	(5,119)	(1,376)	2,006	1,345	3,908	3,638	3,221	1,286

Net income	$8,130	$5,805	$4,078	$2,440	$7,656	$7,014	$6,173	$2,464

        The following table sets forth our unaudited consolidated results of operations for the specified periods as a percentage of revenue:

	Three Months Ended
	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(as % of Revenue)
Revenue	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue (exclusive of depreciation and amortization below)	15	15	14	14	13	13	13	15
Product development	16	21	21	20	16	18	17	19
Sales, marketing and customer support	26	27	24	24	20	21	21	22
General and administrative	30	17	16	21	20	11	11	15
Depreciation and amortization	8	10	12	12	10	12	12	15

Income from operations	5	9	14	9	21	25	25	14
Interest expense	3	1	2	2	2	3	3	3
Other expense, (income)	(2)	1	0	(1)	(1)	(1)	(1)	0
Income before taxes	4	7	11	7	20	23	22	11

Income tax expense, (benefit)	(6)	(2)	4	3	7	8	7	4

Net income	10	10	8	5	13	15	14	7

        The following table presents a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable financial measure prepared in accordance with GAAP. For more information as to the limitations of using non-GAAP measurements, see "Prospectus Summary—Summary Historical Consolidated Financial Data."

	Three Months Ended
	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(In Thousands)
Net Income	$8,130	$5,805	$4,078	$2,440	$7,656	$7,014	$6,173	$2,464
Depreciation and amortization	6,428	6,087	6,146	5,934	5,600	5,572	5,392	5,249
Stock-based compensation (non-cash)	2,422	1,619	1,140	802	487	419	399	375
Option cancellation payments	14,543	—	—	—	—	—	—	—
Interest expense	1,973	858	936	1,164	1,334	1,281	1,497	1,090
Income tax expense (benefit)	(5,119)	(1,376)	2,006	1,345	3,908	3,638	3,221	1,286
M&A costs	(29)	(25)	8	215	1,381	497	563	972
IPO readiness costs	1,915	768	585	1,642	2,764	—	—	—
Other costs	(1,427)	307	561	2,163	36	105	37	33
Other (income) expense	(1,244)	481	198	(320)	(841)	(441)	(224)	48

Adjusted EBITDA	$27,593	$14,524	$15,658	$15,385	$22,325	$18,085	$17,058	$11,517

Adjusted EBITDA Margin	35%	24%	30%	30%	39%	39%	39%	33%

        Over the periods presented above, we have experienced significant revenue growth, subject to seasonal fluctuations, and have generated Net Income in every quarter. Revenue for the three months ended December 31, 2020 was over 120% higher than revenue for the three months ended March 31, 2019, reflecting the rapid growth of the business over that period.

        While cost of revenue (exclusive of depreciation and amortization) may fluctuate based on the changing mix of our revenue, we generally expect that over the long term, cost of revenue (exclusive of depreciation and amortization) as a percentage of revenue will decline due to the leverage inherent in our business model.

        The absolute increase in general and administrative expense, and the resulting increase in general and administrative expense as percentage of revenue is primarily the result of costs related to this offering and preparing to be a public company.

        Adjusted EBITDA as a percentage of revenue has been at or above 24% for each three-month period presented above, including throughout the COVID-19 pandemic, reflecting the strength and resilience of our business.

        The quarters ending December 31, 2020 and September 30, 2020 resulted in an income tax benefit primarily due to adjustments for research and development tax credits, return to provision adjustments, and other various book to tax items, including stock-based compensation expense.

Liquidity and Capital Resources

        Our operations are financed primarily through cash generated from operations. We have also incurred debt in connection with the Providence Acquisition and to finance subsequent acquisitions. As of December 31, 2020, we had cash of $33.4 million and net working capital, consisting of current assets less current liabilities, of $107.9 million. As of December 31, 2019, we had cash of $10.9 million and net working capital, consisting of current assets less current liabilities, of $53.2 million.

        We believe our existing cash and cash generated from operations, together with the proceeds from this offering and the concurrent private placement and the undrawn balance under the New Revolving Credit Facility, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. We anticipate that our capital expenditures, including capitalized software, will be approximately $10 million to $15 million for 2021. We anticipate our operating lease payment obligations, including capitalized leases, will be approximately $7 million for 2021. Our total future capital requirements and the adequacy of available funds will depend on many factors, including those discussed above as well as the risks and uncertainties set forth under "Risk Factors."

        Our liquidity has not been materially impacted by the COVID-19 pandemic. For additional information on the impact of COVID-19 on our business and financial results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Performance—COVID-19" and "Risk Factors—Risks Relating to Our Business—Economic downturns and unstable market conditions, including as a result of the COVID-19 pandemic, could adversely affect our business, financial condition and results of operations."

Debt Obligations

        In September 2017, DoubleVerify Inc., as borrower, and DoubleVerify MidCo, Inc., as guarantor, entered into senior secured credit facilities consisting of a $30.0 million term facility and a $7.0 million revolving credit facility (with a letter of credit facility of up to $3.0 million as a sublimit).

        In July 2018, such credit facilities were amended and replaced by the Prior Credit Facilities. The Prior Term Loan Facility was payable in quarterly installments of $137,500 with the outstanding balance due in full at maturity in July 2023. In February 2019, DoubleVerify Inc. borrowed $20.0 million under the Prior DDTL Facility, which was payable in quarterly installments of $50,000 with the outstanding balance due in full at maturity in July 2023.

        In October 2020, DoubleVerify Inc., as borrower, and DoubleVerify MidCo, Inc., as guarantor, entered into the New Revolving Credit Facility and, in connection therewith, repaid all amounts outstanding under the Prior Credit Facilities.

        On December 24, 2020, DoubleVerify Inc. prepaid $68.0 million of the outstanding principal amount under the New Revolving Credit Facility with a portion of the proceeds from the Private Placement. As of December 31, 2020, $22.0 million was outstanding under the New Revolving Credit Facility.

        The New Revolving Credit Facility is secured by substantially all of the assets of the Credit Group (subject to customary exceptions) and contain customary affirmative and restrictive covenants, including with respect to our ability to enter into fundamental transactions, incur additional indebtedness, grant liens, pay dividends or make distributions to our stockholders and engage in transactions with our affiliates. The New Revolving Credit Facility also requires us to remain in compliance with certain financial ratios.

        For more information about the Prior Credit Facilities and the New Revolving Credit Facility, see "Description of Certain Indebtedness."

Cash Flows

        The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,
	2020	2019	2018
	(In Thousands)
Cash flows provided by operating activities	$21,216	$29,433	$12,058
Cash flows provided by (used in) investing activities	(9,751)	(63,195)	(12,968)
Cash flows provided by financing activities	10,385	15,045	22,901
Effect of exchange rate changes on cash and cash equivalents and restricted cash	203	23	(76)

Increase (decrease) in cash, cash equivalent and restricted cash	$22,053	$(18,694)	$21,915

Operating Activities

        For the year ended December 31, 2020, cash provided by operating activities was $21.2 million, attributable to net income of $20.5 million, adjusted for non-cash charges of $34.2 million and net cash outflows of $33.4 million provided by changes in operating assets and liabilities. Non-cash charges primarily consisted of $24.6 million in depreciation and amortization, $4.8 million in bad debt expense and $6.0 million in non-cash stock-based compensation, partially offset by a $5.1 million credit for deferred taxes. The main drivers of the changes in operating assets and liabilities were an increase in trade receivables and prepaid assets of $39.2 million due to an increase in sales and the timing of cash receipts, and a decrease of $6.0 million in trade payable and accrued expenses and other liabilities.

        For the year ended December 31, 2019, cash provided by operating activities was $29.4 million, attributable to net income of $23.3 million, adjusted for non-cash charges of $28.3 million and net cash outflows of $22.2 million provided by changes in operating assets and liabilities. Non-cash charges primarily consisted of $21.8 million in depreciation and amortization, $3.3 million in bad debt expense, $2.0 million in deferred taxes and $1.7 million in non-cash stock-based compensation. The main drivers of the changes in operating assets and liabilities were an increase in trade receivables and prepaid assets of $34.4 million due to an increase in sales and the timing of cash receipts, partially offset by a $12.6 million increase in trade payable and accrued expenses and other liabilities resulting primarily from increased costs to support our revenue growth.

        For the year ended December 31, 2018, cash provided by operating activities was $12.1 million, attributable to net income of $3.2 million, adjusted for non-cash charges of $20.0 million and net cash outflows of $11.1 million provided by changes in operating assets and liabilities. Non-cash charges primarily consisted of $18.6 million in depreciation and amortization and $1.4 million in non-cash stock-based compensation, offset by a deferred tax benefit of $2.0 million. The main driver of the changes in operating assets and liabilities was an increase in trade receivables of $13.0 million due to an increase in sales and the timing of cash receipts.

        Our cash flows from operating activities are primarily influenced by growth in our operations and by changes in our working capital. In particular, accounts receivable has increased in connection with the rapid growth in sales. The timing of cash receipts from clients and payments to suppliers may also impact our cash flows from operating activities. We typically pay suppliers in advance of collections from our clients. Our collection and payment cycles can vary from period to period.

        We compute our average days sales outstanding, or DSO, as of a given date based on our trade receivables balance at the end of the period, divided by the average daily revenue of the trailing three-month period. We compute our average days payable outstanding, or DPO, as of a given date based on our trade payables balance at the end of the period, divided by the average daily cost of operating expenses over such period, excluding depreciation, amortization, and certain other costs that are excluded from Adjusted EBITDA. The following table summarizes the DSO and DPO for the periods presented.

	As of December 31,
	2020	2019	2018
	(In Days)
DSO	108	107	107
DPO	53	64	46

Investing Activities

        For the year ended December 31, 2020, cash used in investing activities of $9.8 million was attributable to purchases of property, plant and equipment and to capitalized software development costs.

        For the year ended December 31, 2019, cash used in investing activities was $63.2 million, attributable primarily to $34.6 million for the Ad-Juster acquisition, $22.7 million for the Zentrick acquisition, and $5.9 million for purchase of property, plant and equipment.

        For the year ended December 31, 2018, cash used in investing activities was $13.0 million, attributable primarily to $11.3 million for the Leiki acquisition and $1.6 million for purchase of property, plant and equipment.

Financing Activities

        For the year ended December 31, 2020, cash used for financing activities was $10.4 million, primarily attributable to proceeds of $89.7 million from borrowing on the New Revolving Credit Facility, gross proceeds of $89.3 million from the Private Placement, partially offset by a $142.1 million repayment of debt on the Prior Credit Facilities and on the New Revolving Credit Facility, a $15.5 million repurchase of vested options from our former Chief Executive Officer, $2.7 million of deferred payments related to acquisitions, $1.4 million of capital lease payments, and $3.6 million of costs related to the preparation for this offering. In connection with the Private Placement, we had $346.2 million of cash inflows related to the purchase of 61,006,432 shares of Series A Preferred Stock by the Private Placement Investors, of which 45,438,756 shares were sold by certain existing stockholders for $260.7 million, which was collected on behalf of and remitted to those stockholders. We retained $85.5 million, net of issuance costs, from the 15,567,676 shares of Series A Preferred Stock sold by the Company. We recognized non-cash charges of $260.7 million resulting from the exchange by certain of our existing stockholders of shares of common stock for an equal amount (prior to giving effect to the reverse stock split) of shares of Series A Preferred Stock.

        For the year ended December 31, 2019, cash provided by financing activities was $15.0 million, primarily attributable to proceeds of $20.0 million from borrowings on the Prior DDTL Facility, partially offset by $2.9 million of deferred payments related to acquisitions, and $1.5 million of capital lease payments.

        For the year ended December 31, 2018, cash provided by financing activities was $22.9 million, primarily attributable to proceeds of $25.2 million from borrowings on the Prior Term Loan Facility, partially offset by repayments on the Prior Term Loan Facility and, capital lease payments.

Off-Balance Sheet Arrangements

        During the periods presented, we did not have any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

        Management's discussion and analysis of our financial condition and results of operations is based on our audited consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these audited consolidated financial statements requires us to make estimates and assumptions for the reported amounts of assets and liabilities and related disclosures at the dates of the financial statements, and revenue and expenses during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. We evaluate these estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions, and any such differences may be material.

        While our significant accounting policies are more fully described in the Note 2 to our audited consolidated financial statements appearing elsewhere in this prospectus, we believe the following discussion addresses our most critical accounting policies, which are those that are most important to our financial condition and results of operations and require our most difficult, subjective and complex judgments.

Revenue Recognition

        We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers, which we adopted on January 1, 2019, using the modified retrospective method. The adoption of ASC 606 did not result in a material change in the timing or amount of revenue recognized.

        Prior to January 1, 2019, the Company recognized its revenue in accordance with ASC 605, Revenue Recognition, when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable.

        In accordance with ASC 606, the Company recognizes revenue under the core principle to depict the transfer of control to its customers in an amount reflecting the consideration to which it expected to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.

        For Advertiser Direct revenue, our contracts with our customers typically consist of the various ad measurement services that we offer. This service includes access to our software platform that allows customers to access and manage their data related to our services. We deliver our services together when media transactions are measured and charge a contractually fixed Measured Transaction Fee per 1,000 impressions on the number of Media Transactions Measured. We recognize revenue over time when we satisfy a performance obligation by transferring promised services to a customer.

        For Advertiser Programmatic revenue, our customers can purchase our services through demand-side platforms that manage ad campaign auctions and inventories on their behalf. Our customers can elect to use our services for evaluating the quality of advertising they are considering purchasing on the demand-side platform. We enter into product integration agreements with our demand-side platform partners. In these arrangements, the customer pays a Measured Transaction Fee to the Company (collected by the demand-side platform) for the successful execution of the purchase of advertising inventory on an exchange. We recognize revenue over time when we satisfy a performance obligation by transferring promised services to a customer.

        For transactions that involve third parties, the Company evaluates which party in the arrangement obtains control of the Company's services (and is therefore the Company's customer), which impacts whether the Company reports as revenue the gross amounts paid by the advertiser through the demand-side platform or the net amount paid by the Company's demand-side platform partners. For certain arrangements, customers may purchase the Company's service offering through a demand-side platform that manages various ad campaign auctions and inventory on behalf of the advertisers. Customers elect to use the Company's service of evaluating the quality of advertising inventory up for bid on an advertising exchange. The ability to provide these services to customers requires that the Company enter into product integration agreements with demand-side platforms who in turn make the Company's services available to advertisers. In these arrangements, the customer pays a Measured Transaction Fee to the Company (collected by the demand-side platform) for the successful execution of the purchase of advertising inventory on an exchange. In these transactions, the Company transfers control of the Company's services directly to the advertiser (who is the Company's customer) and therefore revenue is recognized for the gross amount paid by the advertiser for the Company's services. Specifically, the Company transfers control of the data that is influencing the purchasing decisions directly to the customer and the Company is primarily responsible for providing these services to the customer. That is, control of these services (or a right to these services) does not transfer to the demand-side platform before they are transferred to the Company's customers. Further, the Company has latitude in establishing the sales price with those customers as there is a fixed retail rate card that is included in the product integration agreements with the demand-side platforms or are governed by contracts in place with the customers. Accordingly, the Company records revenue for the gross amounts of the Measured Transaction Fees paid by advertisers for these services and records the amounts retained by the demand-side platforms as a cost of sales.

        For supply-side revenue, we offer to our supply-side platform partners arrangements to measure all ads on their platform. These arrangements are typically subscription-based with minimum guarantees, and are recognized on a straight-line basis over the term of the contract, usually twelve months, with any overage recognized as revenue once minimum guarantees are achieved.

Goodwill and Intangibles

        Goodwill represents the excess of purchase price over the fair value of tangible net assets and identifiable intangible assets of the businesses acquired. Goodwill and intangible assets deemed to have indefinite lives are not amortized. Intangible assets determined to have finite lives are amortized over their useful lives. Goodwill and intangible assets with indefinite lives are subject to impairment testing annually as of October 1, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable, using the guidance and criteria described in the accounting standard for Goodwill and Other Intangible Assets. This testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value.

        The Company has a single reporting unit. There are many assumptions and estimates used that directly impact the results of impairment testing, including an estimate of future expected revenues, EBITDA, EBITDA margins and cash flows, useful lives and discount rates, and an estimate of value using multiples derived from the stock prices of publicly traded guideline companies applied to such expected cash flows and market approaches in order to estimate fair value. The determination of whether or not goodwill or indefinite-lived acquired intangible assets have become impaired involves a significant level of judgment in the assumptions and estimates underlying the approach used to determine the value of our reporting unit. Changes in our strategy or market conditions could significantly impact these judgments and require an impairment to be recorded to intangible assets and goodwill. There have been no goodwill impairment indicators subsequent to the impairment test performed as of October 1, 2020. For the years ended December 31, 2020 and 2019, there were no impairment indicators related to our intangible assets.

        We allocate the fair value of the purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of the purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. The estimates used in valuing the intangible assets are determined with the assistance of third-party specialists, a discounted cash flow analysis and estimates made by management. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is not to exceed one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Stock-Based Compensation

        Our stock-based compensation awards relate to restricted stock units and stock options. For purposes of calculating stock-based compensation, we estimate the fair value of the restricted stock units using the grant date stock price or a Monte Carlo Simulation model in instances where a market condition exists. We estimate the fair value of stock options issued using a Black-Scholes option-pricing model. For share-based awards that vest subject to the satisfaction of a service requirement, the fair value measurement date for stock-based compensation awards is the date of grant and the expense is recognized using the accelerated attribution method over the vesting period net of an estimated forfeiture rate. For share-based awards that vest subject to the satisfaction of a market condition, the fair value measurement date for stock-based compensation is the date of grant and the expense is recognized on a straight-line basis over the derived service period or upon achievement of the market condition.

        The determination of the fair value of restricted stock units utilizing the Monte Carlo Simulation model is affected by a number of assumptions including expected volatility, risk free rate and the fair market value of the Company's common stock.

        The determination of the fair value of stock option awards utilizing the Black-Scholes model is affected by a number of assumptions, including expected volatility, expected life, risk-free interest rate, expected dividends, and the fair market value of the Company's common stock. Each of these inputs is subjective and generally requires significant judgment and estimation by management.

  •
  Expected Term: we have opted to use the "simplified method" for estimating the expected term of employee options, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option, generally 10 years.

  •
  Expected Volatility: we have based our estimate of expected volatility on the historical stock volatility of a group of similar companies that are publicly traded over a period equivalent to the expected term of the stock-based awards.

  •
  Risk-Free Interest Rate: the risk-free rate assumption is based on the U.S. Treasury instruments with maturities similar to the expected term of our stock options.

  •
  Expected Dividend: the expected dividend yield is zero as we have not paid nor do we anticipate paying any dividends on our common stock in the foreseeable future.

        As our stock is not publicly traded, we estimate the fair value of our common stock as discussed in the section "Fair Value of Common Stock" below.

Fair Value of Common Stock

Recent Equity-Based Grants and Valuations

        Since January 1, 2020, we have granted a total of 4,735,801 stock options and 1,999,552 restricted stock units to our employees and directors. On January 24, 2020, we granted 111,988 stock options with a $7.95 strike price and the estimated fair value of our common stock on such grant date was determined to be $7.86. On April 27, 2020, we granted 1,264,186 stock options with a $6.45 strike price and 930,239 restricted stock units and the estimated fair value of our common stock on such grant date was determined to be $6.36. On July 28, 2020, we granted 2,657,475 stock options with a $6.93 strike price and 419,914 restricted stock units and the estimated fair value of our common stock on such grant date was determined to be $6.84. On October 29, 2020, we granted 120,323 stock options with a $17.22 strike price and the estimated fair value of our common stock on such grant date was determined to be $16.83. On December 27, 2020, we granted 143,985 stock options with a $17.22 strike price and 159,698 restricted stock units and the estimated fair value of our common stock on such grant date was determined to be $16.83. On January 28, 2021, we granted 72,660 stock options with a $19.02 strike price and 268,091 restricted stock units and the estimated fair value of our common stock on such grant date was determined to be $18.81. On February 17, 2021, we granted 365,184 stock options with a $20.31 strike price and 212,564 restricted stock units and the estimated fair value of our common stock on such grant date was determined to be $20.19. On March 11, 2021, we made a single grant of 9,046 restricted stock units in accordance with our director compensation policy with a grant date share price valuation of $22.11 and the estimated fair value of our common stock on such grant date was determined to be $21.42. For all restricted stock unit grants since January 1, 2020, our board of directors fixed the grant date share price valuation at a value equal to the exercise price per share for stock options as of the date of the grant.

Historical Valuation Approach

        Given the absence of a public trading market for our common stock, our board of directors has exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our common stock, including, with input from management, our financial and operating history, equity market conditions affecting comparable public companies, and the lack of marketability of our common stock.

        In addition, our board of directors has considered valuations of our common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity

Securities Issued as Compensation. These valuations consider recent arm's length market transactions, where applicable, estimates of future expected revenues, EBITDA, EBITDA margins and cash flows, discount rates, and an estimate of value using multiples derived from the stock prices of comparable publicly traded companies applied to such expected cash flows and market approaches in order to estimate fair value. These assumptions are incorporated in a hybrid approach used to evaluate recent arm's length market transactions and scenarios in which the Company remains privately held or the Company completes an initial public offering. The hybrid approach includes using the Option Pricing Method (OPM) and Probability-Weighted Expected Return Method (PWERM) models.

        In November 2020, the Private Placement Investors invested in the Company in the Private Placement at a total enterprise value (the "Total Enterprise Value") based on arm's length negotiations, which resulted in a per share valuation of $17.22 (adjusted for the reverse stock split). The Total Enterprise Value represented an equity value of our common stock of approximately 14 times historical revenue for the last twelve months ("LTM Revenue"), less a discount for the lack of marketability of our common stock ("Liquidity Discount"). Based on the Total Enterprise Value from the Private Placement and our board of directors' belief that it is customary and standard practice for high growth companies in the Company's industry to use a revenue multiplier to value a company, our board of directors determined that the most appropriate representation of the value of the Company was to attribute value based on LTM Revenue multiplied by 14, less a Liquidity Discount. The LTM Revenue utilized in the per share valuation for the Private Placement was the twelve months ended September 30, 2020, which was the most recent month ended prior to the Company entering into a definitive agreement for the Private Placement and the most recent historical financial information provided to the Private Placement Investors.

        For grants of stock options and restricted stock units subsequent to closing of the Private Placement (summarized above), our board of directors continued to utilize this formula of (LTM Revenue × 14) x Liquidity Discount. The Liquidity Discount was determined by our board of directors to be 15% for the valuation following the Private Placement, resulting in the following formula: Valuation = (LTM Revenue × 14) x 0.85. At the January 28, 2021 grant date, the formula was updated for LTM Revenue for the twelve months ended December 31, 2020. At the February 17, 2021 grant date, the formula was updated for LTM Revenue for the twelve months ended January 31, 2021 and the Liquidity Discount was decreased from 15% to 10% to account for additional steps we took in furtherance of this offering. At the March 11, 2021 grant date, the formula was updated for LTM Revenue for the twelve months ended February 28, 2021 and the Liquidity Discount was decreased from 10% to 5% to account for additional steps we took in furtherance of this offering. In addition to looking at historical revenue, our board of directors also considered projected 2021 revenue in setting the valuation for grants of stock options and restricted stock units subsequent to closing of the Private Placement, primarily as a guidepost to ensure that the historical LTM revenue formula was reasonable.

Price Range Determination and Future Valuation Approach

        The determination of the price range set forth on the cover page of this prospectus by our board of directors in consultation with Providence and the underwriters for the offering — in particular, the difference between the midpoint and the March 11, 2021 grant date valuation — was driven by a variety of factors, including the following: First, the underwriters for the offering advised the Company and our board of directors that 2022 projected revenue, instead of 2021 projected revenue, was the more appropriate measure of the Company's forward-looking revenue that would be utilized by public market investors given the anticipated offering date. Second, our board of directors considered equity market valuations of comparable public companies as well as recent initial public offerings, both before and after the March 11, 2021 grant date. Third, during the month of March, the Company secured commitments from several customers, evidencing the continued growth of our business.

        Following the completion of this offering, our board of directors will no longer determine the fair value of our common stock in accordance with the valuation formula described above under "—Historical Valuation Approach." Instead, our board of directors will determine the fair value of our common stock based on the closing price of our common stock as reported on the date of the grant. The closing price (and therefore, the fair value) of our common stock may fluctuate significantly following the completion of this offering based on a number of factors that are outside of our control. See "Risk Factors—Risks Related to Our Common Stock and This Offering—Our common stock has no prior public market and the market price of our common stock may be volatile and could decline after this offering."

Taxes

        We account for income taxes using the asset and liability method, in accordance with ASC 740. Deferred income taxes are provided for temporary differences in recognizing certain income, expense and credit items for financial reporting purposes and tax reporting purposes. Excess tax benefits and tax deficiencies are recognized in the income tax provision in the period in which they occur.

        We record a valuation allowance when it is determined that it is more-likely-than-not that some portion or all of its deferred tax assets will not be realized. As of each reporting date, management considers new evidence, both positive and negative, that could impact management's view with regard to the future realization of deferred tax assets. For certain tax positions, we use a more-likely-than-not threshold based on the technical merits of the tax position taken. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefits determined on a cumulative probability basis, which are more-likely-than-not to be realized upon ultimate settlement in the financial statements. We recognize interest and penalties related to income tax matters in income tax expense.

        As of December 31, 2018, we completed the accounting for the Tax Cuts and Jobs Act, or the TCJA, and determined, among other effects, the following impacts to the Company: (a) reduction in the corporate federal tax rate from 35% to 21%, and (b) a minimum tax on certain foreign earnings (global intangible low taxed income, or GILTI) which is treated as a period expense.

Emerging Growth Company Status

        The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with certain new or revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

        These exemptions will apply until we no longer meet the requirements of being an emerging growth company. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the completion of this offering, (ii) in which we have total annual gross revenue of at least $1.07 billion or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.07 billion in non-convertible debt during the prior three-year period.

Recent Accounting Pronouncements

        See Note 2 to our audited consolidated financial statements included elsewhere in this prospectus for more information on the adoption of recent accounting pronouncements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

        We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities. Our cash, cash equivalents and short-term investments as of

December 31, 2020 and December 31, 2019 consisted of $33.4 million and $10.9 million, respectively, in bank deposits and money market funds. Such interest-earning instruments carry a degree of interest rate risk. However, we believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash, cash equivalents and short-term investments. As of December 31, 2020 and December 31, 2019, we had $22.0 million and $74.1 million, respectively, in variable rate debt outstanding. The New Revolving Credit Facility entered into on October 1, 2020 matures in October 2025 and accrues interest at LIBOR plus a floating rate per annum. Following this offering and the use of proceeds therefrom, we expect to have no outstanding variable rate indebtedness, but will have $150 million of availability under the New Revolving Credit Facility.

Foreign Currency Exchange Risk

        As we expand internationally, our results of operations and cash flows may become increasingly subject to fluctuations due to changes in foreign currency exchange rates. Our revenue is denominated primarily in U.S. dollars. Our expenses are generally denominated in the currencies in which our operations are located, which is primarily in the United States. Movements in foreign currency exchange rates versus the U.S. dollar did not have a material effect on our revenue for 2019. A hypothetical 10% change in exchange rates versus the U.S. dollar would not have resulted in a material change to our 2019 earnings. As our operations in countries outside of the United States grow, our results of operations and cash flows may be subject to fluctuations due to changes in foreign currency exchange rates, which could harm our business in the future. To date, we have not entered into any material foreign currency hedging contracts, although we may do so in the future.

BUSINESS

Our Company

        We are a leading software platform for digital media measurement and analytics. Our mission is to increase the effectiveness and transparency of the digital advertising ecosystem. Through our software platform and the metrics it provides, we help preserve the fair value exchange in the digital advertising marketplace.

        The advertising industry continues to shift from traditional mediums to an expanding array of digital channels and platforms. Digital advertisers have historically relied on inconsistent, self-reported data from a large number of publishers, social channels and programmatic platforms, making it difficult to form an accurate, unbiased view of how and where their ad budgets are spent. As objectionable content and ad fraud have proliferated across the Internet and other digital channels, advertisers are utilizing independent, third-party solutions to protect their brand equity and optimize the performance of their digital media investments.

        Our technology addresses this need by providing unbiased data analytics that enable advertisers to increase the effectiveness, quality and return on their digital advertising investments. Our proprietary DV Authentic Ad metric is our definitive metric of digital media quality which measures whether a digital ad is displayed in a fraud-free, brand-safe environment and is fully viewable in the intended geography. Our software platform delivers this metric to our customers in real time, allowing them to access critical performance data on their digital ads. Customers then leverage our data analytics to improve the efficiency of their digital advertising investments by avoiding wasted media spend on blocked or fraudulent ads and to optimize their media strategies in real time by verifying their highest performing ads and content.

        Our software platform is integrated across the entire digital advertising ecosystem, including programmatic platforms, social media channels and digital publishers. We deliver unique data analytics through our customer interface to provide detailed insights into our customers' media performance on both direct and programmatic media buying platforms and across all key digital media channels (including social, video, mobile in-app and CTV), formats (including display and video) and devices (including mobile, desktop and connected televisions). Our technology enables programmatic media traders to evaluate approximately 200 billion transactions daily, ensuring that a digital ad meets advertiser-defined quality criteria before it is purchased. We also analyze more than 5 billion digital ad transactions displayed daily, measuring whether ads are delivered in a fraud-free, brand-safe environment and are fully viewable in the intended geography. Our software platform and unique position in the advertising ecosystem allows us to develop a significant data asset that accumulates over time as we measure an increasing number of media transactions. We are able to leverage our data asset across our existing solutions as well as expand the data asset to launch new solutions that address the evolving needs of advertisers.

        Our blue-chip customer base includes many of the largest global brands. We serve over 1,000 customers that are diversified across all major industry verticals, including consumer packaged goods, financial services, telecommunications, technology, automotive and healthcare. In 2020, we had 45 customers who each represented at least $1 million of annual revenue, up from 41 such customers in 2019 and 25 in 2018, with no customer representing more than 10% of our revenue in either 2019 or 2020. We serve our customers globally through our 23 offices in 15 countries, including the United States, United Kingdom, Israel, Singapore, Australia, Brazil, France, Germany and Japan.

        We generate revenue from our advertising customers based on the volume of Media Transactions Measured on our software platform, for which we receive a Measured Transaction Fee, enabling us to grow as our customers increase their digital ad spend and as we integrate into new channels and platforms. We have long-term relationships with many of our customers, with an average relationship of almost six years for our top 75 customers and almost seven years for our top 25 customers, and ongoing contractual agreements with a substantial portion of our customer base. We have maintained exceptional customer retention rates with gross revenue retention rates of over 95%, and 100% retention of our top 75 customers, in each of 2020, 2019 and 2018. We are also able to increase revenue per customer as we introduce new solutions, which has resulted in a compounded annual growth in average revenue for our top 50 customers of 29% from 2017 to 2020. The combination of high customer retention and multiple upsell opportunities has resulted in net revenue retention rates of 123% in 2020, 156% in 2019 and 131% in 2018. We have delivered strong historical revenue growth, with a compounded annual growth rate of 50% from 2017 to 2020.

Our History

        Our company was founded in 2008 and introduced our first brand safety solution in 2010. As the global digital advertising market has evolved, we have continued to expand our measurement capabilities through new product innovation and partnerships across emerging programmatic media buying platforms and digital media channels, including social and CTV. Several key milestones since our company was founded include:

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  2008:  Founded in Israel

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  2010:  Launched first brand safety solution; Opened company headquarters in New York and established presence in London

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  2011:  Launched first pre-bid targeting solution

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  2012:  Launched first viewability solution

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  2013:  Received first accreditation from the MRC

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  2014:  Launched first fraud solution

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  2015:  Integrated with programmatic partners, including The Trade Desk and Google

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  2017:  Announced social platform partnerships with Facebook, Snap and YouTube; Funds affiliated with Providence acquired a majority equity interest in our company

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  2018:  Launched partnership with Twitter; Opened international offices in EMEA (Germany, France), APAC (Singapore, Australia) and Brazil; Acquired Leiki

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  2019:  Launched Authentic Brand Safety; Acquired Zentrick and Ad-Juster

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  2020:  Expanded presence in APAC region (Japan, India); Launched partnership with Pinterest; Introduced CTV certification program; Developed and introduced new products, including DV Authentic Attention, DV Publisher Suite and our Custom Contextual solution; First third-party solution to gain MRC accreditation for integrated viewability measurement on Facebook

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  2021:  Received MRC accreditation for display and video rendered ad impression measurement and sophisticated invalid traffic (SIVT) filtration, including app fraud, in the CTV media environment

Our Industry

        We believe that our business benefits from many of the most significant trends in digital marketing and advertising, including:

        Significant Growth in Digital Ad Spend.    The global advertising industry represented $569 billion of ad spend in 2020, according to Magna Global, and continues to shift from traditional forms of media to digital channels and platforms. According to Magna Global, global digital ad spend, excluding search, reached over $170 billion in 2020 and is expected to grow to $225 billion by 2023. We believe the shift towards digital spend will continue as new distribution channels and advertising formats emerge that enable advertisers to more effectively reach their target audiences.

        Acceleration of Programmatic Ad Buying.    Advertisers are increasingly shifting their digital media buying to programmatic platforms, which automate the digital ad buying process through the use of computer algorithms and deliver targeted advertisements utilizing vast data sets. According to Magna Global, global programmatic ad spend was approximately $51 billion in 2020 and is expected to reach $75 billion in 2023 and grow nearly twice as fast as the rest of the digital advertising market over the next five years. Programmatic ad buyers and trading platforms benefit from consistent access to high quality and accurate data to improve purchasing decisions and optimize the efficacy of their ads. Furthermore, advertisers value having a single, unified data source that they can leverage to help make real-time decisions on programmatic ad placements across all channels and formats.

        Emergence of CTV and Other New Digital Channels.    Over time, the emergence of new digital channels, such as social, has attracted significant advertiser interest and investment. In turn, this has created additional demand for digital measurement solutions. According to Magna Global, global digital ad spend on social channels was approximately $87 billion in 2020 and is expected to reach over $120 billion by 2023. Today, CTV represents a large new frontier for digital advertising as the approximately $150 billion of annual global linear television media spend starts to migrate to digital channels. According to eMarketer, there was expected to be over $8 billion of CTV ad spend in the U.S. in 2020 which is expected to double by 2023, with over 50% of ad inventory projected to be bought through programmatic platforms. CTV presents a significant opportunity for full-suite measurement providers due to the fragmented inventory and ad fraud emerging within this channel. Based on the Company Data Analysis, CTV fraud impressions more than tripled from 2019 to 2020.

        Importance of Brand Reputation.    With the increasing scale of digital media channels, advertisers are placing a greater emphasis on understanding where their ads are placed and the content with which it is presented. Context of ad placement has become as important to a brand as the content of the ad itself. Determining the context and content of a web page, streaming video or social post is more complex than verifying a keyword or article headline and often varies minute-by-minute. This challenge is further complicated by a significant increase in user-generated content, as ad spend on social platforms continues to expand. According to a recent study that we commissioned with The Harris Poll, nearly two-thirds of consumers expressed that they would stop using a brand or product that advertises next to false, objectionable or inflammatory content. More than ever, advertisers are being held accountable for brand and content alignment. In response, advertisers are adopting scalable, sophisticated brand safety solutions to ensure effective use of their global digital media spend.

        Desire to Improve Media Quality and Effectiveness.    The significant growth in digital advertising has resulted in increased fraud and wasted ad spend due to ads that are never seen. Juniper Research estimated that approximately $42 billion of global digital media spend was wasted in 2019 as a result of continually evolving ad fraud activities, including bots, fake clicks and fraudulent web sites. New and sophisticated schemes, particularly across emerging channels such as CTV and mobile in-app, are uncovered each day. We have identified over 5,000 fraudulent CTV apps as of December 31, 2020, and we have seen CTV fraud impressions increase 220% in 2020 as compared to 2019. In addition, even when an ad is verified to be fraud-free, there is no certainty that it is actually viewable. According to Merkle, more than 40% of digital ads placed are deemed to be not viewable. To combat these issues, advertisers, digital publishers and media platforms rely on robust measurement solutions to validate the performance of their marketing campaigns and ensure that they are only paying for verified ads.

        Rising Adoption of Independent, Cookie-Less, Cross-Platform Measurement Solutions.    The proliferation of digital channels, formats and devices has made it more difficult for advertisers to measure campaign performance across all platforms. This measurement has been further complicated by recent moves by certain closed platforms, which are often referred to as "walled gardens," to restrict cookie and identifier-based data sharing. As a result, advertisers are increasingly adopting full-suite measurement solutions that are not dependent on cookies or cross-site individual-level data trackers and can be used seamlessly between the open web and the walled gardens. Point solutions that only deliver single metrics, often on a limited amount of media, and which are based on challenged data aggregation methods, continue to lose traction with advertisers. This has created a growing demand for independent, third-party providers that provide accredited and unified data analytics that improve the transparency and effectiveness of digital ad spend across the entire ecosystem without relying on cookies. Based on the Company Data Analysis, the total addressable market for our core solutions was less than 25% penetrated in 2020, and we believe that we have the opportunity to expand our customer base in response to increasing demand for our core measurement solutions.

Our Strengths

        We believe the following attributes and capabilities form our core strengths and provide us with competitive advantages:

        Best-in-Class Software Platform.    Our technology stack enables us to develop proprietary advertising performance metrics on each digital ad transaction. This precision sets us apart from our competitors and allows us to combine and deliver performance measurements across fraud, brand safety, viewability and geography into a single, unique metric (the DV Authentic Ad), as well as the flexibility to disaggregate and analyze the individual measurements for each delivered ad. We believe we are able to provide the most robust data analytics in the industry, analyzing hundreds of data points for each delivered ad and across billions of ads every day, with approximately 3.2 trillion Media Transactions Measured by us in 2020.

        Broad Ecosystem Coverage.    We provide comprehensive performance measurement metrics across all key digital channels where our customers advertise and deliver them through the major platforms through which they purchase advertising. Our technology is integrated into major platforms that provide direct, programmatic and social advertising, including Google, Facebook and The Trade Desk. As new media formats emerge, the strength of our solutions and the flexibility of our software platform allows us to seamlessly onboard new integration partners and secure new partnerships as selling channels for our solutions. For example, as CTV continues to become an increasingly prominent advertising channel, we have secured partnership agreements with multiple leading CTV platforms, including Amazon and Roku, that have certified our measurement solutions for use on their platforms. We believe that we provide the broadest integration and partnership coverage across the industry.

        Powerful Network Effect Fueled by a Robust and Scalable Data Asset.    Our software platform and unique position in the advertising ecosystem allows us to develop a significant data asset that accumulates over time as we measure an increasing number of media transactions. This virtuous cycle allows us to deliver better results as we build broader data sets and enables us to enhance and expand the solutions we deliver to customers. We collected and analyzed data points on the approximately 3.2 trillion Media Transactions Measured by us in 2020, up from 2.4 trillion Media Transactions Measured in 2019 and 1.4 trillion in 2018. The knowledge from the billions of detailed data points we gather daily has enabled us to develop an extensive data asset that we leverage across our existing solutions as well as expand the data asset to launch new solutions that address the evolving needs of advertisers. The strength of our solutions attracts new customers which increases the ad transactions we measure and data we collect, further strengthening the value of our network.

        Compelling Value Proposition Driving High Customer ROI.    We enable our customers to optimize return on their marketing investments for a fraction of the underlying media cost. Our unique data analytics are used by our advertiser customers to target the highest performing ad inventory and receive refunds or credits for digital ads that do not meet certain criteria. In addition, our solutions help our customers preserve one of their most important and invaluable assets—brand reputation—by ensuring ads are not shown near content that is inconsistent with their brand message.

        Track Record of Successful Product Innovation.    We have a track record of developing new solutions for our customers that provide increased relationship value and drive incremental average revenue per customer, thereby deepening our competitive edge. As of March 31, 2021, we had 136 software and data engineers throughout our five research and development centers focused on product development. We launched our first brand safety solution in 2010 and have continued to develop leading-edge solutions ever since. We have continued our track record of innovation in recent years as demonstrated by the launch of Authentic Brand Safety, which we believe is the industry's only solution that allows advertisers to programmatically avoid unsuitable content across platforms using the same settings established for post-bid evaluation. In 2019, we launched our first CTV solutions which now detect over 100,000 fraudulent device signatures per day, providing significant savings to our clients by preventing wasted ad spend. In 2020, we developed DV Authentic Attention, which we believe is the first solution in the market to combine dozens of ad exposure and user engagement metrics on individual impressions to provide predictive analytics and improve performance outcomes, and introduced our Custom Contextual solution, which allows advertisers to match their ads to relevant content without depending on cookie-based or cross-site tracking.

        Loyal and Growing Customer Base.    Our customers represent many of the largest advertisers in the world including Colgate-Palmolive, Ford, Mondelēz and Pfizer. In each of 2020, 2019 and 2018, we maintained over 95% gross revenue retention rates across our customer base and retained 100% of our top 75 customers. With this foundation, we were able to drive net revenue retention of 123% in 2020, 156% in 2019 and 131% in 2018 through increased advertising volume and the successful launch of newly-introduced solutions. This growth in our existing customer base together with strong new customer wins has increased the number of customers contributing over $1 million of revenue to 45 customers in 2020, up from 41 in 2019 and 25 in 2018.

        Scaled and Profitable Business Model.    We have an attractive operating model, driven by the scalability of our platform, the consistent nature of our revenue, our significant operating leverage and low capital intensity. Our platform allows us to provide large-scale data analytics to customers around the world seamlessly and cost-effectively. We are able to scale our solutions efficiently and with limited incremental cost for new customers and additional solutions. Our cost of sales (excluding depreciation and amortization) represented only 15% of revenues and helped deliver an Adjusted EBITDA margin of 30% in 2020. We have grown our business rapidly while also achieving profitability, demonstrating the strength of our platform and business model. For additional detail on costs of sales excluding depreciation and amortization, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

        Well-Aligned with Privacy Restrictions and Platform Evolution.    We believe that we are well positioned to benefit from broader government regulations and changing industry privacy standards that increasingly restrict the collection and use of personal data for advertising purposes. Additionally, as walled garden platforms aggressively move to curtail the use of cookie-based data collection across their properties, measurement, targeting and advertising analytics solutions that are not based on these tracking and collection tools will benefit. Our software platform does not rely on third-party cookies, persistent identifiers or cross-site tracking technology to deliver our measurement and analytics solutions. Additionally, the core contextual data set that we use to provide our measurement and analytics solutions can also provide advertisers with an alternative source of data to deliver targeted advertising. To capitalize on this rapidly evolving environment, and to leverage a system that is not reliant on cookie-based or personalized data collection, we introduced our Custom Contextual solution in late 2020, which allows advertisers to match their ads to relevant content in order to maximize user engagement and drive campaign performance, without depending on cookie-based or cross-site tracking. In February 2021, we released DV Authentic Attention, a performance measurement solution that leverages pseudonymous, privacy-friendly data to analyze advertising engagement, as an alternative to individual reach and frequency performance tools. As privacy restrictions evolve, and tracking identifiers such as cookies become increasingly restricted by walled gardens, we believe there will be increased demand for our contextual targeting and performance solutions.

        Proven Management Team.    We have a strong management team that has extensive experience leading software and digital marketing companies. We believe that our management team will continue to drive our growth, scale and solutions innovation. Furthermore, our Chief Executive Officer, Mark Zagorski, has significant public company experience, including as Chief Executive Officer of a public company in the digital advertising software industry.

Our Opportunity

        There is strong global demand across the advertising ecosystem for independent third-party measurement and authentication of digital ads. Advertisers, programmatic platforms, social media channels and digital publishers are collectively placing increased emphasis on the quality and effectiveness of digital ad spend across all channels, formats and devices. According to Magna Global, there was over $170 billion of global digital ad spend in 2020 where our solutions are directly applicable.

        We are a leader in a large, fast-growing and underpenetrated market with significant tailwinds. Based on the Company Data Analysis, we estimate that the total addressable market for our core solutions was approximately $13 billion globally in 2020 and was less than 25% penetrated and is expected to grow to approximately $20 billion by 2025 with less than 50% penetration. We believe our market leadership positions us well to generate significant growth across this large, underserved market. Our growth is primarily driven by the fastest growing segments of digital ad spend, which are currently among the least penetrated with our solutions, including mobile in-app, programmatic, social and CTV.

Our Growth Strategy

        We intend to continue penetrating the digital advertising market through the following key growth levers:

        Growing with Our Current Customers.    We expect to continue to grow with our existing customers as they increase their spend on digital advertising and as we introduce new solutions. We expect the increased demand for third-party digital advertising data analytics to fuel continued adoption of our solutions across key channels, formats, devices and geographies. For example, we expect new solutions like Authentic Brand Safety, DV Authentic Attention and Custom Contextual and the ongoing shift from linear TV to CTV to continue to drive growth from our existing customers.

        Expanding Our Customer Base.    We intend to continue targeting new advertiser, programmatic platform and digital publisher customers who have not yet adopted digital ad measurement solutions, as well as those currently utilizing solutions provided by our competitors or point solutions. With the total addressable market for our core solutions less than 25% penetrated today, we believe that there is ample room for us to add new customers going forward.

        Expanding Our International Presence.    We intend to continue to grow our presence in international markets in order to meet the needs of our existing customers and accelerate new customer acquisition in key geographies outside of North America. We have expanded into twelve countries since 2018, which has accelerated our revenue growth in those markets.

        Introducing New Solutions and Channels.    We will continue to lead the industry in innovation by developing premium solutions that increase our value proposition to our existing customers. We have a strong track record of rolling out new solutions that have high adoption rates with our existing customers. We intend to extend our solutions capabilities to cover new and growing digital channels and devices, including CTV, new mobile apps and other emerging areas of digital ad spend.

        Pursuing Opportunistic M&A.    Our management team has a proven track record of identifying, evaluating, executing and integrating strategic acquisitions. We have completed three acquisitions since December 2018 to expand our technology and solutions offerings and broaden our geographic footprint. We maintain an active pipeline of potential M&A targets and intend to continue evaluating add-on opportunities to bolster our current solutions suite and complement our organic growth initiatives.

What We Do

        We are a leading software platform for digital media measurement and analytics. Our leadership in our industry is based on our differentiated technical capabilities resulting from years of innovation, our breadth of industry accredited solutions, and an expansive network of integration partners that enable us to analyze media transactions across the global digital ecosystem. Our solutions empower our customers to address the evolving and intensifying complexities of measuring the performance of digital advertising. We deliver our suite of solutions through a robust and scalable software platform that provides our customers with unified data analytics. Our broad market coverage of the digital advertising ecosystem and our leading software platform enables us to analyze billions of data points globally each day. We collected and analyzed data points on the approximately 3.2 trillion Media Transactions Measured by us in 2020, up from 2.4 trillion Media Transactions Measured in 2019 and 1.4 trillion in 2018. This volume has enabled us to build a self-reinforcing, proprietary data asset which we redeploy in new solutions that further enhance and expand the analytics that we can deliver to our customers and partners.

Our Solutions

  The DV Authentic Ad

        The DV Authentic Ad is our definitive metric of digital media quality, which evaluates the existence of fraud, brand safety, viewability and geography for each digital ad:

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  Fraud:  Our solutions are designed to safeguard advertisers against increasingly sophisticated invalid digital traffic, such as bot fraud, site fraud, malware (including adware), and app fraud. We continuously monitor and analyze billions of delivered digital ads on a daily basis for aberrant activity in order to detect new fraud schemes. Each day, we identify over 500,000 active fraudulent device signatures, distributing them to our partners nearly 100 times per day, thereby enhancing the protection we provide our customers.

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  Brand Safety:  Our customers use the data analytics that our software platform provides to help prevent their ads from appearing next to content that they do not deem appropriate for their brands and target desired contexts. Our brand safety solutions evaluate the full context of a webpage including the URL and the specific content. Our approach combines rich content ontology and proprietary artificial intelligence tools with human expertise to appropriately categorize content across over 35 languages. We offer brands the ability to dynamically configure over 85 avoidance categories, nearly half of which contain a risk tier aligned with the recently released industry-defined standards, such as disasters, inflammatory news and politics, and hate speech or profanity allowing brand messages to be delivered in a curated and suitable environment. Customers can use our extensive content categories to target desired contexts for their ads, without relying on third-party cookies, persistent identifiers or cross-site tracking technology. We also offer Authentic Brand Safety, which is an enhanced set of contextual targeting solutions that can be deployed across multiple programmatic platforms.

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  Viewability:  Digital ads are frequently obscured, paused before fully delivered or placed in locations that are out of view from the intended recipient. We help our customers determine if their ads are in-view by the recipient of each advertisement by providing advanced viewability metrics, including average time-in-view, key message exposure and video player size. Our solutions also leverage our historical data to predict the viewability of ads to optimize programmatic buying decisions.

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  Geography:  Many of our customers run distinct media campaigns that are targeted toward distinct geographic regions. The intended geography of these media campaigns may be specified due to the content or offer of the digital ad, the language in which it is presented or for compliance reasons. Our customers leverage our solutions to ensure that their geographic targeting requirements are met and that there is language alignment between the digital ad and the intended geographic region.

  DV Authentic Attention

        We developed DV Authentic Attention, a predictive measure of digital ad performance, by leveraging the data we aggregate to deliver our DV Authentic Ad. Developed in 2020 and released in February 2021, DV Authentic Attention is a performance measurement solution that we believe is the industry's most comprehensive evaluation of creative exposure and user engagement with a digital ad. When employed by our customers, DV Authentic Attention provides comprehensive, real-time prediction data that helps drive media campaign performance in a privacy-friendly manner, as an alternative to individual reach and frequency performance tools. DV Authentic Attention evaluates the real-time delivery of a digital ad by analyzing dozens of data points on the exposure of the digital ad and the consumer's engagement with the ad and device. DV Authentic Attention evaluates the entire presentation of an ad through metrics that include viewable time, share of screen, video presentation and audibility. Our customers use DV Authentic Attention to predict which ads will impact consumers and drive outcomes, enabling them to make changes to their media strategies in real time.

  Custom Contextual

        In late 2020, we launched our Custom Contextual solution to enhance our programmatic advertising solutions. Advertisers use our Custom Contextual solution to match their ads to relevant content in order to maximize user engagement and drive campaign performance. Custom Contextual metrics leverage content-derived analytics data and are not reliant on third-party cookies or cross-site tracking technology. Custom Contextual enables advertisers to target audiences based on key points of interest even in web browsers and operating systems that have phased out or ended the use of third-party tracking technology, thus also positioning them to align with existing privacy regulations.

  Supply-Side Solutions

        We provide our software solutions and data analytics to publishers and other supply-side customers to enable them to maximize revenue from their digital advertising inventory. Supply-side advertising platforms (such as ad networks and exchanges) utilize our data analytics to validate the quality of their ad inventory and provide metrics to their customers to facilitate the targeting and purchasing of digital ads. We also provide the DV Publisher Suite, a unified solution for digital publishers to manage revenue and increase inventory yield by improving video delivery, identifying lost or unfilled sales, and better aggregate data across all inventory sources. The DV Publisher Suite provides the following features to publishers:

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  Unified Analytics:  Eliminates manual, cumbersome, and repetitive tasks with automatically pulled reports to quickly aggregate and normalize a publisher's data and improve decision-making, ROI and operational efficiency.

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  Campaign Delivery Insights:  Tools gather, normalize and analyze campaign delivery to effectively drive yield on digital direct-sold inventory.

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  Media Quality Insights & Optimization:  Powering publishers with analytics and data targeting on deliverability, suitability, viewability and existence of fraud to gain insights into performance and automatically implement ad selection targeting to improve yield.

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  Industry Benchmarks:  Providing insight to publishers on the performance of their inventory in key metrics compared with competing publishers.

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  Video Delivery Automation:  Improves the user experience and maximizes video revenue from a publisher's video inventory through automated healing and acceleration technology.

How We Deploy Our Solutions

        We provide a consistent, cross-platform measurement standard across all major forms of digital media, making it easier for advertiser and supply-side customers to benchmark performance across all of their digital ads and to optimize their digital strategies in real time. Our coverage spans over 40 key geographies where our customers are located and includes:

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  all primary media buying platforms, including direct and programmatic;

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  all significant digital media channels, including social, video, mobile in-app and CTV;

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  all key media formats, including display and video; and

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  all major devices, including mobile, desktop and connected televisions.

        We also maintain an expansive set of direct integrations across the entire digital advertising ecosystem in order to deliver our metrics to the platforms where our customers buy ads. Our partner integrations include leading programmatic platforms, such as The Trade Desk, Google Display & Video 360, Amazon Advertising and Verizon Media. Through these integrations, our customers utilize our solutions to better evaluate and optimize inventory purchase decisions. We also have direct integrations with key social platforms, including Facebook, YouTube, Twitter, Pinterest and Snap, as well as leading CTV platforms, including Amazon and Roku, which allow us to deliver more robust social campaign and CTV data analytics to our advertiser customers. Together, we work seamlessly to empower our partners by providing advertisers clarity and confidence in their digital investments across all key platforms.

Our Customer Interface

        We believe our proprietary customer interface, DV Pinnacle, is the industry's first unified service and analytics platform user interface. DV Pinnacle allows our customers to adjust and deploy controls for their media plan and track campaign performance metrics across channels, formats and devices.

        Profile and Controls:    DV Pinnacle allows brands to set profiles and adjust controls for their media plan's verification settings which are then consistently and automatically deployed across all of an advertiser's digital buying channels. Our customers use DV Pinnacle to configure their Authentic Brand Safety settings such as inclusion/exclusion lists, override lists, custom keyword avoidance, inappropriate content avoidance categories, as well as app brand safety controls such as filtering by app category, star reviews and age ratings. These settings are then automatically uploaded into our customers' programmatic platforms for complete synchronicity between their pre bid and post purchase and measurement settings.

        Analytics:    DV Pinnacle also provides over 200 analytics and reporting metrics and over 50 industry benchmark filters in an easy-to-use dashboard, in order to track campaign performance metrics across channels, formats and devices. This enables advertisers to gain a clear understanding of the quality and effectiveness of their digital media campaigns and allows them to take appropriate actions for campaign optimization. DV Pinnacle generates industry benchmarks that are dynamically refreshed enabling customers to compare the quality of their ads against their peers and allows users to set specific thresholds on key performance indicators that drive success of the media campaign, such as blocking rates, ad delivery and viewability.

DV Pinnacle screenshot:

Integration and Channel Partnerships

        Our technology is integrated with leading digital advertising technology channels, supporting the distribution of our programmatic solutions and enabling us to analyze a broad footprint of data and deliver a comprehensive analysis for our customers. These digital ecosystem integrations are highly complex, requiring significant time and capital to develop, and they are a key driver of our success by creating highly scalable network effects. Our position as a strong, independent analytics partner has enabled us to integrate with key global platforms, including social channels, many of whom are very selective in granting third parties access to their technology environments.

        As new media formats emerge, the strength of our solutions and the flexibility of our software platform allows us to seamlessly onboard new integration partners and secure new partnerships as selling channels for our solutions. For example, as CTV continues to become an increasingly prominent advertising channel, we have secured partnership agreements with multiple leading CTV platforms, including Amazon and Roku, which have certified our measurement solutions for use on their platforms. We believe that we provide the broadest integration and partnership coverage across the industry. Further, as we build new product sets, these flexible integrations and partnerships allow for seamless distribution of new services on existing partner platforms. We maintain a team of dedicated business development professionals who manage existing partnerships and develop new channels.

        Select integration and channel partners include:

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  Demand-Side Platforms:  Amazon, Google, The Trade Desk, Verizon Media Group, AppNexus, MediaMath, Adobe

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  Ad Platforms and Exchanges:  SpotX, InMobi, Amobee, Teads, MoPub (Twitter), Tremor

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  Ad Servers and Ratings/Workflow Platforms:  Nielsen and MediaOcean Prisma

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  Social Platforms:  Facebook, Instagram, YouTube, Twitter, Snapchat, Pinterest

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  CTV:  Amazon and Roku

        Our advertising customers often purchase the Company's solutions through a demand-side platform. Demand-side platforms have technology to manage an advertiser's bidding process on exchanges that facilitate the buying and selling of advertising inventory from multiple advertising networks. Customers leverage the Company's solutions on demand-side platforms to enable the advertiser to evaluate the quality of advertising inventory up for bid on an advertising exchange. To make the Company's solutions available to advertiser customers through a demand-side platform, the Company enters into agreements with programmatic partners that allow our technology to be integrated into the demand-side platform and enables customers to access our solutions through the demand-side platform. Pursuant to such agreements, the programmatic partner collects fees from the Company's advertiser customers and remits them to the Company. Because our advertiser customers, rather than the programmatic partners providing access to the demand-side platform, obtain control of the Company's solutions to inform their purchasing decision, the Company records revenue for the gross amounts paid by its advertiser customers for these Company-provided solutions, and the amounts retained by the programmatic partners are recorded by the Company as a cost of sales.

        The revenue we generated from our customers which was facilitated by our programmatic partnerships was $116.1 million for the year ended December 31, 2020, $83.5 million for the year ended December 31, 2019 and $36.9 million for the year ended December 31, 2018. For additional detail on revenue recognition with respect to our programmatic partnerships, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Revenue Recognition."

Sales & Marketing

        Our go-to-market strategy for new customers is focused on driving awareness for our solutions, and fostering relationships with senior brand executives and Chief Marketing Officers of leading brands, agencies and publishers. Our sales presentation is focused on the market challenges that we address, the benefits that customers have achieved utilizing our solutions and the product innovation and differentiation that drive our superior results. We target the largest global advertisers and we believe that we offer the most comprehensive suite of solutions available in the market.

        Our sales executives are dedicated to one of three functions:

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  Strategic Client Development:  Senior sales representatives responsible for establishing early connections and maintaining relationships with large, blue-chip brands and global advertising agencies through dedicated engagement focused on how to help them achieve their broader corporate initiatives

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  Direct:  Sales representatives dedicated to working with brands and their advertising agencies that are interested in using DV Authentic Ad to analyze the quality and effectiveness of their digital advertising investment across all key channels, formats and devices after an ad is purchased

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  Programmatic:  Sales representatives focused on the media traders at brands or agencies who are responsible for ads purchased programmatically and interested in using our platform to optimize digital campaign strategies by predicting the quality and effectiveness of an ad before a bid is made

        Our sales organization is organized by geographic regions and consists of three regional teams: Americas, EMEA and APAC. We regularly seek to expand into new geographies based on demand from existing customers and the attractiveness of the potential market opportunity, including recent expansion in Japan and India.

        Our marketing team's objectives are to build brand leadership globally, drive sales empowerment through lead generation and top-of-funnel pipeline growth, and support customer retention and up-sell through industry insights, thought leadership and analysis of customer data. We execute this strategy through frequent publications of industry insight reports, whitepapers, case studies, earned media, participation at industry conferences and frequent engagement with the world's leading brands.

        As of March 31, 2021, we had 133 sales professionals, of which 106 were sales representatives and 27 were marketing professionals. Our sales and marketing expenses were $42.9 million and $26.5 million for the years ended December 31, 2020 and 2019, respectively.

Customers

        As of March 31, 2021, we had more than 1,000 customers, comprising many of the world's largest global brands, publishers and other supply-side customers, spanning all major industry verticals including consumer packaged goods, financial services, telecommunications, technology, automotive and healthcare. Our customers currently include over 50 of the top 100 global advertisers, according to Ad Age, including Colgate-Palmolive, Ford, Mondelēz and Pfizer. Our solutions drive customer loyalty, with net revenue retention of 123% in 2020 and an average relationship of over six years for our top 50 customers. No customer accounted for more than 10% of our revenue for the year ended December 31, 2019 or 2020.

Customer Support

        Our customer support team handles all aspects of customer service from pre-sale technical support to client onboarding, training and implementation of our services. The largest part of the client services department is our dedicated account managers which help customers maximize the value of using our platform. Account managers are responsible for overseeing the technical implementation, client training, ongoing support, proactive optimization recommendations, remediation with media properties and identifying potential incremental opportunities to expand usage of our services. Account managers work closely with product managers to provide direct customer feedback, which is also shared with our technology and development organization, enabling them to implement ongoing improvements and identify potential new product categories. As part of the process of launching new solutions, our account management team works collaboratively with existing customers and their sales representative to highlight the potential benefits to implementing these solutions into their digital ad campaigns. We rely on our account management team to ensure customer satisfaction and retention while also identifying growth opportunities.

        As of March 31, 2021, we had 152 members of the client services team, including 117 account managers. Our customer support expenses were $19.2 million and $11.9 million for the years ended December 31, 2020 and 2019, respectively.

Product Development

        Ongoing product innovation is central to our business. Rapid advancement of our product capabilities has enabled our business to meet customer needs in the dynamic digital advertising landscape. Through our innovation, we have been able to seamlessly add new capabilities to our solutions over time.

        Our engineering team, consisting of 193 employees as of March 31, 2021, is responsible for the development of software and the operations of our infrastructure. As of March 31, 2021, we had 136 software and data engineers globally throughout our five research and development centers focused on product development. We use an agile development process with automated quality assurance, deployment and post-deployment testing to rapidly build, test and deploy new functionality.

        Our product team, consisting of 94 employees as of March 31, 2021, is responsible for working with our sales, account management, marketing and business development teams to understand customer input, assess the market opportunity and define the product roadmap. This team is structurally aligned with our engineering organization to ensure there is direct accountability for all aspects of research and product development. Our team includes expert linguists, content classification analysts, fraud researchers and other supporting operational roles which provide the domain expertise and ongoing product development to ensure the highest possible quality of our technology.

        Our product development expenses were $47.0 million and $31.6 million for the years ended December 31, 2020 and 2019, respectively. We intend to continue to invest in our research and development capabilities to extend our platform to cover a broader range of products, customers and geographies.

Technology

        Our technology is designed to provide our customers with precise, real-time decision-making and measurement data across their digital advertising campaigns. Our proprietary technology analyzes more than 5 billion digital ad transactions each day, measuring whether ads are delivered in a fraud-free, brand-safe environment and are fully viewable in the intended geography. We own or perpetually license all aspects of our software which we have built to be flexibly implemented on a variety of environments, allowing us to minimize cost while delivering the latency, growth and privacy needs of our global customers.

        Our commitment to providing innovative and accurate advertising data and analytics is accomplished through the following core technology components:

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  Configurable Settings:  We have built a flexible configuration profile and settings distribution solution that allows customers to apply our software to their unique needs and brand preferences. Our flexible technology ensures that new campaigns and configurations are distributed across our global infrastructure in minutes.

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  Omni-Channel Display and Video Measurement Tags:  We have built video and display measurement tags that seamlessly operate in any format or device, enabling simple tagging processes that minimize customer trafficking needs.

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  Advanced Owned & Operated Semantic Science Technology:  Our owned and operated semantic science technology provides accurate and granular content classifications using machine learning and an ontology of over 200,000 distinct content topics.

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  Deterministic, Cross-Channel Fraud and Invalid Traffic Identification:  We operate multiple proprietary fraud and invalid traffic detection models that benefit from the scale of the ads we analyze on a daily basis. Our fraud lab includes a dedicated team of data scientists, mathematicians and analysts from the cyber-fraud prevention community and we leverage AI, machine learning and manual review to detect new forms of fraud. Fraud signature updates are distributed into our serving infrastructure and to our partners nearly one hundred times per day to ensure maximum real-time protection for our customers and the deterministic nature of our algorithms helps to systematically assess risk.

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  Deeply Embedded Technology:  Our technology is deeply embedded into major platforms and partners that provide direct, programmatic and social advertising. These integrations represent years of collective development, joint integration and ongoing quality assurance work between us and our partners.

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  Unified Analytics:  Our customized analytics provide unified insights and analytics to both the digital advertising buyer and seller on every measured ad. We operate customized analytics dashboards, configurable insights and data delivery engines and seamless data integrations that maximize the utility of the data produced by our software.

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  Privacy Framework:  We have built a privacy framework that is directly integrated into our measurement technology. This framework allows us to modify our services in real-time based on the regulatory jurisdiction and data collection consent status of each individual measured ad. Additionally, we do not rely on third-party cookies, persistent identifiers or cross-site tracking technology when deploying our technology making them more compatible with the expanding global regulatory framework related to data privacy.

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  Dedicated Information Security:  Our platform hosts a large quantity of our customer media campaign data. We maintain a comprehensive information security program designed to ensure the security and integrity of our systems and our customers' data. Our security program includes network intrusion monitoring and detection sensors deployed throughout our infrastructure and we have a dedicated staff that monitors our network. In addition, we obtain third party security assessments and audits of our infrastructure and security.

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  Reliable, Scalable and Redundant Infrastructure:  We operate a global proprietary and redundant infrastructure that is highly available, fault tolerant and capital efficient.

Certifications and Accreditations

        Digital advertising measurement is subject to numerous governing industry standards, guidelines and best practices. Supporting these standards are organizations that conduct audit-based accreditations and other certification processes for media measurement products and to renew accreditations on an annual basis. We have received accreditations and certifications from a wide range of industry bodies, including the Media Rating Council (MRC), Trustworthy Accountability Group, Audit Bureau of Circulations, German Association for the Digital Economy (BVDW) and Centre d'Étude des Supports de Publicité (CESP).

        The MRC is a U.S. based independent organization that updates and maintains the Minimum Standards for Media Rating Research (the "MRC Minimum Standards"), which set strict guidelines for the media measurement industry and are intended to ensure:

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  accurate, reliable, and ethical procedures for producing ratings and audience research;

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  transparent and verifiable methodologies and survey information; and

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  secure and thorough electronic data reporting systems.

        We are accredited by the MRC for our impression measurement solutions, including fraud, brand safety, display viewability and video viewability, and our proprietary metric, the DV Authentic Ad. In late 2020, we were the first third-party solution to gain MRC accreditation for integrated viewability measurement on Facebook. In early 2021, we received MRC accreditation for display and video rendered ad impression measurement and sophisticated invalid traffic (SIVT) filtration, including app fraud, in the CTV media environment. To receive these MRC accreditations, an independent third-party conducts annual audits of our solutions to evaluate whether they meet the MRC Minimum Standards, which include a technical review of our measurement and data analytics services and an evaluation of how we operate within the technical environments of the digital advertising ecosystem.

        The accreditations and certifications of our products gives advertisers confidence in the efficacy and reliability of our solutions. These accreditations and certifications also ensure that our partners and other participants in the digital advertising ecosystem that are impacted by our digital media measurement can trust that our solutions are consistent, fair and meet industry standards. We continue to invest in maintaining and growing our accreditations and certifications as they are a key element to ensuring our solutions are trusted by market participants around the globe. The expansive coverage of our certifications and accreditations across metrics, standards, devices and regions represents a significant expenditure of capital and years of auditing that can be difficult for new market entrants to obtain.

Competition

        We operate in a competitive end market with multiple different types of competitors. Our primary competition is other digital ad measurement providers, including Integral Ad Science, a privately held company, and Moat and Grapeshot, which are part of the Oracle Data Cloud. There are several companies that provide point solutions that address individual aspects of digital ad measurement, such as White Ops and OpenSlate, or geographically focused companies. Some of our ad platform partners also offer their own measurement solutions solely for ads placed through their ad buying tools.

        We believe the principal competitive factors in our market include the following:

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  the ability to provide a unified and consistent MRC-accredited measurement of digital ads across all formats and channels;

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  the ability to provide accurate and reliable data insights on the brand suitability, existence of fraud and viewability of each digital ad to ensure that it meets all of these criteria;

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  the ability to innovate and adapt product offerings to emerging digital media technologies and offer products that meet changing customer needs;

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  the ability to support large, global customers and develop and maintain complex integrations with key partners across the digital advertising ecosystem;

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  the ability to achieve and maintain industry accreditations; and

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  the ability to collect this data across all key platforms and provide independent analytics to our customers.

        We believe we compete favorably on these factors and we will continue to provide valuable data and analytics to our customers.

Intellectual Property

        The protection of our intellectual property is important to our success and our internally developed technology provides the foundation of our proprietary suite of products. We rely on intellectual property laws in the U.S. and abroad, as well as confidentiality procedures and contractual restrictions, to protect our intellectual property. We believe our products are difficult to replicate and we will continue to enhance our intellectual property portfolio as we develop new products and services for our customers.

        As of March 31, 2021, we had one registered U.S. patent, four international patents (two in Japan and two in Finland) and ten pending patent applications, including three in the U.S. We also hold various service marks, trademarks and trade names, including DoubleVerify, our logo design, DV Authentic Ad, DV Authentic Attention and DV Pinnacle, that we deem important to our business. As of March 31, 2021, we had eight registered U.S. trademarks and three pending U.S. trademark applications, and eight trademarks that we have registered in various jurisdictions abroad.

Employees

        As of March 31, 2021, we had 647 employees in offices in the United States and around the world, including in the United Kingdom, Israel, Singapore, Australia, Brazil, Mexico, France, Germany, Finland, Japan and Belgium. Around two-thirds of our employees are based in New York, London and Tel Aviv. Our team draws from a broad range of experiences, including technology, investments, sales and research and development. As of March 31, 2021, none of our employees were subject to collective bargaining agreements in the United States or similar arrangements internationally. In certain countries in which we operate, we are subject to, and comply with, local labor law requirements which may automatically make our employees subject to industry-wide collective bargaining agreements.

Properties

        Our corporate headquarters are located in New York, New York, where we occupy approximately 32,000 square feet under a lease that expires in November 2023 and an additional approximately 19,000 square feet under a lease that expires in September 2024. We lease several additional properties and flexible co-working space in North America, Europe, South America, Asia and Australia. We believe that our properties are adequate for our current needs and if we require additional space, we believe that we would be able to obtain such space on commercially reasonable terms.

Regulatory Matters

        U.S. and international data security and privacy laws apply to our business. As a general matter, our software platform does not rely on third-party cookies, persistent identifiers or cross-site technology, but our measurement of digital ads depends, in part, on the use of certain tracking technologies to measure a user's views and interactions with digital ads. Our ability, like those of other advertising technology companies, to use such tracking technologies is governed by U.S. and foreign laws and regulations, which change from time to time. Additionally, many countries have data protection laws with different requirements than those in the U.S. and this may result in inconsistent requirements and differing interpretations across jurisdictions. Governments, privacy advocates and class action attorneys are increasingly scrutinizing data privacy.

        New laws restricting the collection, processing and use of personal data have been enacted in California (the CCPA), Brazil (the LGPD) and Europe (GDPR), and more are being considered that may affect our ability to implement our business models effectively. Further, COPPA applies to websites and other online services that are directed to children under thirteen (13) years of age and imposes certain restrictions on the collection, use and disclosure of personal information from these websites and online services. Changes or expansions to these and other legislation or regulations that further restrict the collection, processing and use of personal data could result in changes to the digital advertising ecosystem and our channel partners' business practices and may require us to alter the functionality of our measurement solutions. We continue to monitor changes in all applicable data security and privacy regulations and laws in order to maintain compliance with such regulations and laws.

Legal Proceedings

        We are not currently a party to any legal proceedings that would, either individually or in the aggregate, have a material adverse effect on our business, financial condition or cash flows. We may, from time to time, be involved in legal proceedings arising in the normal course of business. The outcome of legal proceedings is unpredictable and may have an adverse impact on our business or financial condition.

MANAGEMENT

        The following table sets forth certain information concerning our executive officers and directors as of March 31, 2021.

        Our current board of directors consists of Mark Zagorski, Laura B. Desmond, R. Davis Noell, Lucy Stamell Dobrin, Joshua L. Selip, David J. Blumberg, Teri L. List and Kelli Turner. Pursuant to the Existing Stockholders Agreement, the Providence Investor is entitled to nominate for election, fill vacancies and appoint at least six of eight members of the board of directors. Mr. Noell, Ms. Desmond, Ms. Dobrin, Mr. Selip and Ms. List were nominated and appointed to the board of directors by the Providence Investor. Blumberg Capital II, L.P. ("Blumberg Capital") is also entitled under the Existing Stockholders Agreement to nominate for election, fill vacancy and appoint one member of the board of directors. Mr. Blumberg was nominated and appointed to the board of directors by Blumberg Capital. Our New Stockholder's Agreement to be entered into prior to this offering will allow the Providence Investor to designate for nomination for election one or more of our directors so long as it beneficially owns at least 5% of our common stock. See "Certain Relationships and Related Party Transactions—Relationship with Providence Following this Offering—Stockholders Agreements." Prior to the completion of this offering Mr. Blumberg will resign from our board of directors.

Name	Age	Position
Mark Zagorski	52	Chief Executive Officer and Director
Nicola Allais	48	Chief Financial Officer
Matthew McLaughlin	52	Chief Operating Officer
Andy Grimmig	44	Chief Legal Officer
Julie Eddleman	50	Global Chief Commercial Officer
R. Davis Noell	42	Chairperson of the board of directors
Laura B. Desmond	56	Director
Lucy Stamell Dobrin	32	Director
Joshua L. Selip	33	Director
David J. Blumberg	61	Director
Teri L. List	58	Director
Kelli Turner	50	Director

Executive Officers and Directors

        Mark Zagorski.    Mark Zagorski has served as our Chief Executive Officer and as a director since July 2020. Prior to that, Mr. Zagorski served as Chief Executive Officer of Telaria, a NYSE-listed video management platform, from July 2017 to April 2020 and, following Telaria's merger with Rubicon Project, served as President and Chief Operating Officer for Rubicon Project (Nasdaq) through June 2020. Prior to that, Mr. Zagorski was Chief Executive Officer of eXelate, a leading data management and analytics platform, from December 2010 until its acquisition by the Nielsen Company in March 2015, and continued to manage the eXelate business as Executive Vice President of Nielsen Marketing Cloud through June 2017. Mr. Zagorski has over 20 years of digital advertising leadership experience and held previous management positions in companies including MediaSpan, WorldNow and Modem Media. Mr. Zagorski currently serves on the board of Recruitics and CXO Nexus. Mr. Zagorski received a Master of Business Administration from the University of Rochester's Simon School of Business and a Bachelor of Science in Finance from Gannon University, where he also received an Honorary Doctorate of Humane Letters.

        Mr. Zagorski was selected to serve on our board of directors due to his strong technology experience, his successful track record managing software companies and his background serving on numerous public and private company boards of directors.

        Nicola Allais.    Nicola Allais has served as our Chief Financial Officer since November 2017. Prior to that, Mr. Allais served as Chief Financial Officer of Penton, an information services company, from 2010 to 2017. Prior to Penton, Mr. Allais served as Chief Financial Officer of Downtown Music and also worked at Primedia, Home Box Office and Ernst and Young. Mr. Allais received a Master of Business Administration from Columbia Business School and a Bachelor of Arts from Princeton University.

        Matthew McLaughlin.    Matthew McLaughlin has served as our Chief Operating Officer since December 2011. Mr. McLaughlin has over 20 years in Internet technology and online advertising management experience in a variety of product, operations and technology roles. Prior to joining DoubleVerify, Mr. McLaughlin served as President and Chief Operating Officer of CUnet, an online marketing agency and software company supporting the proprietary education space. Prior to CUnet, Mr. McLaughlin held roles at BDMetrics, Performics and Advertising.com. Mr. McLaughlin previously served as a submarine officer in the United States Navy for eight years. Mr. McLaughlin earned his Master of Arts (Cantab) in Natural Science (History and Philosophy of Science) from the University of Cambridge and his Bachelor of Science in Computer Science from the United States Naval Academy.

        Andy Grimmig.    Andy Grimmig has served as our Chief Legal Officer since March 2020. Prior to joining the Company, he served as Senior Vice President and General Counsel at Corporate Risk Holdings, which was the former parent company of leading global providers of risk and information services, where he worked from May 2009 to December 2018. Prior to Corporate Risk Holdings, Mr. Grimmig was a corporate attorney at Latham & Watkins LLP and Jones Day, LLP where his practice focused on mergers and acquisitions and financing transactions throughout the U.S., Europe, South America, and Asia. Mr. Grimmig earned his Juris Doctor from the Duke University School of Law and his Bachelor of Science from Florida State University.

        Julie Eddleman.    Julie Eddleman has served as our Global Chief Commercial Officer since January 2021. Prior to joining DoubleVerify, Ms. Eddleman served as Global Client Partner at Google from August 2014 to January 2021, where she spearheaded global partnership and growth strategy for some of Google's largest global clients. From June 2008 to July 2014, Ms. Eddleman served as Marketing Director at Procter & Gamble, leading centralized marketing for North America. Ms. Eddleman received a Master of Science in Consumer Behavior and a Bachelor of Science in Consumer Affairs, each from Purdue University.

        R. Davis Noell.    R. Davis Noell currently serves as the Chairperson of the board of directors and has served as a director of the Company since September 2017. Mr. Noell currently serves as Senior Managing Director and Co-Head of North America at Providence. Prior to joining Providence in 2003, Mr. Noell worked in Deutsche Bank's media investment banking group. He is currently a director of The Chernin Group, Smartly.io and 365 Retail Markets and was previously a director of GLM, OEConnection, Stream Global Services, SunGard Data Systems and World Triathlon Corporation. He is a trustee of the Gilman School in Baltimore, MD. Mr. Noell received a Bachelor of Arts from the University of North Carolina at Chapel Hill.

        Mr. Noell was selected to serve on our board of directors due to his extensive management experience, strategic leadership track record and service on other boards of directors of technology companies.

        Laura B. Desmond.    Laura B. Desmond has served as a director of the Company since September 2017. In addition, from February 28, 2020 to July 21, 2020, Ms. Desmond served as our Interim Chief Executive Officer. Ms. Desmond is the Founder and Chief Executive Officer of Eagle Vista Partners, a strategic advisory firm focused on marketing and digital technology. From August 2016 to December 2016 Ms. Desmond was the Chief Revenue Officer of Publicis Groupe. Prior to that, she was the Chief Executive Officer of Starcom MediaVest Group, the largest media services company in the world, for nine years. Ms. Desmond is a past Chair of the Advertising Council and currently serves on the boards of Adobe, Syniverse Technologies and Smartly.io. Ms. Desmond was previously a director of Capgemini. Ms. Desmond earned a Bachelor of Business Administration in Marketing from the University of Iowa.

        Ms. Desmond was selected to serve on our board of directors due to her extensive background and experience in the advertising, data and marketing industries, leadership track record as a former global agency media service chief executive officer and her extensive background serving on other successful marketing technology public company boards of directors.

        Lucy Stamell Dobrin.    Lucy Dobrin has served as a director of the Company since September 2017. Ms. Dobrin currently serves as a Principal at Providence. Prior to joining Providence in 2011, she worked as an analyst in the financial sponsors group at Bank of America Merrill Lynch. She is currently a director of Smartly.io and was previously a director of OEConnection and EdgeConneX. She is currently a director on the boards of Works and Process at The Guggenheim and Tom Gold Dance, two performing arts non-profits. Ms. Dobrin received a Master of Arts and a Bachelor of Arts from the University of Pennsylvania.

        Ms. Dobrin was selected to serve on our board of directors due to her extensive experience in corporate finance, strategic planning and investments and her experience as a director of various companies.

        Joshua L. Selip.    Joshua L. Selip has served as a director of the Company since September 2017. Mr. Selip currently serves as a Vice President at Providence. Prior to joining Providence in 2011, Mr. Selip was an investment banking analyst at Bank of America Merrill Lynch. He currently serves as a director of KPA, TimeClock Plus and 365 Retail Markets. Mr. Selip received a Master of Business Administration from Harvard Business School and a Bachelor of Arts from Cornell University.

        Mr. Selip was selected to serve on our board of directors due to his extensive financial investment experience, industry knowledge and service on other boards of directors of technology and software companies.

        David J. Blumberg.    David J. Blumberg has served as a director of the Company since September 2017. Mr. Blumberg founded Blumberg Capital in 1991 and currently serves as its Managing Partner. Prior to Blumberg Capital, he managed international investments with the Bronfman Family Office, Adler & Co, APAX Partners and at T. Rowe Price. He also launched business development for Check Point Software Technologies. Mr. Blumberg also currently serves on the boards of Credorax, EarnUp, EasyKnock, IntSights, Jassby, Lendio, Shyft, SupplyPike, Trulioo and Wunder. Mr. Blumberg earned a Master of Business Administration from the Stanford Graduate School of Business and INSEAD and a Bachelor of Arts from Harvard College.

        Mr. Blumberg was selected to serve on our board of directors due to his extensive experience in corporate finance, strategic planning and investments and his experience as a director of various companies.

        Teri L. List.    Teri L. List has served as a director of the Company since May 2020. Ms. List served as Executive Vice President and Chief Financial Officer at Gap from January 2017 to March 2020. Prior to that, Ms. List held management positions at Dick's Sporting Goods, Kraft Foods Group and Procter & Gamble and spent over nine years at Deloitte & Touche LLP. Ms. List currently serves on the boards and audit committees of Microsoft, Danaher Corporation and Oscar Health. Ms. List received a Bachelor of Arts in Accounting from Northern Michigan University.

        Ms. List was selected to serve on our board of directors due to her extensive experience in corporate finance, technology and strategic planning in large, global companies, as well as her experience as a director of various public companies.

        Kelli Turner.    Kelli Turner has served as a director of the Company since March 2021. Ms. Turner is currently President and Chief Operating Officer at SESAC, Inc., a music rights licensing company. She is also general partner of RSL Venture Partners and was on the board of directors of Central

European Media Enterprises Ltd. (Nasdaq: CETV), a media and entertainment company operating in Central and Eastern European markets, until its sale in October 2020. She was previously President and Chief Financial Officer of RSL Management Corporation from February 2011 to April 2012. Ms. Turner previously was Chief Financial Officer and Executive Vice President of Martha Stewart Living Omnimedia, Inc., a diversified media and merchandising company, from 2009 to 2011, where she was responsible for all aspects of the company's financial operations, while working closely with the executive team in shaping Martha Stewart Living Omnimedia, Inc.'s business strategy and capital allocation process. A lawyer and a registered certified public accountant with significant experience in the media industry, Ms. Turner joined Martha Stewart Living Omnimedia, Inc. in 2009 from Time Warner Inc., where she held the position of Senior Vice President, Operations in the Office of the Chairman and Chief Executive Officer. Prior to that, she served as Senior Vice President, Business Development for New Line Cinema from 2006 to 2007 after having served as Time Warner Inc.'s Vice President, Investor Relations from 2004 to 2006. Ms. Turner worked in investment banking for years with positions at Allen & Company and Salomon Smith Barney prior to joining Time Warner Inc. Early in her career, she also gained tax and audit experience as a certified public accountant at Ernst & Young, LLP.

        Ms. Turner was selected to serve on our board of directors due to her extensive experience in corporate finance and operations in large, public companies and medium-sized public and private equity owned companies in the media sector, as well as her experience on public company boards and in early stage technology investing.

Corporate Governance

Board Composition and Director Independence

        Our board of directors is currently composed of eight directors. Prior to the completion of this offering, Mr. Blumberg will resign from our board of directors so that our board will be composed of seven directors, with one vacancy, following the completion of this offering. Our amended and restated certificate of incorporation will provide for a classified board of directors, with members of each class serving staggered three-year terms as follows:

  •
  Our Class I directors will be Laura B. Desmond and Joshua L. Selip, and their terms will expire at the annual meeting of stockholders to be held in 2022.

  •
  Our Class II directors will be R. Davis Noell, Lucy Stamell Dobrin and Teri L. List, and their terms will expire at the annual meeting of stockholders to be held in 2023.

  •
  Our Class III directors will be Mark Zagorski and Kelli Turner, and their terms will expire at the annual meeting of stockholders to be held in 2024.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. See "Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws—Classified Board of Directors."

        Prior to the completion of this offering, we and the Providence Investor will enter into the New Stockholder's Agreement (defined later in this prospectus) pursuant to which, among other matters, Providence will have the right to designate nominees for our board of directors, whom we refer to as the "Providence Designees," subject to the maintenance of specified ownership requirements. See "Certain Relationships and Related Party Transactions—Relationship with Providence Following this Offering—Stockholders Agreements."

        The number of members on our board of directors may be fixed by resolution adopted from time to time by the board of directors. Subject to the New Stockholder's Agreement, any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

        Our board of directors has determined that Laura B. Desmond, Teri L. List and Kelli Turner are "independent" as defined under NYSE rules, and that Teri L. List and Kelli Turner are "independent" as defined under Rule 10A-3 under the Exchange Act applicable to members of our audit committee.

Controlled Company

        After the completion of this offering, the concurrent private placement and the secondary transaction, we anticipate that Providence will control a majority of the voting power of our outstanding common stock. Providence will own approximately 58% of our common stock after the completion of this offering, the concurrent private placement and the secondary transaction (or approximately 57% if the underwriters exercise in full their option to purchase additional shares from us and the Providence Investor). Accordingly, we expect to qualify as a "controlled company" within the meaning of NYSE corporate governance standards. Under NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance standards, including:

  •
  the requirement that a majority of the board of directors consist of independent directors;

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  the requirement that our Nominating and Corporate Governance Committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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  the requirement that we have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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  the requirement for an annual performance evaluation of the Nominating and Corporate Governance and Compensation Committees.

        Following this offering, we intend to utilize many of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. The "controlled company" exception does not modify audit committee independence requirements of Rule 10A-3 under the Exchange Act and NYSE rules.

Board Committees

        Upon the listing of our common stock, our board of directors will maintain an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Under NYSE rules and Rule 10A-3 under the Exchange Act, we will be required to have one independent director on our Audit Committee during the 90-day period beginning on the date of effectiveness of the registration statement filed with the SEC in connection with this offering. After such 90-day period and until one year from the date of effectiveness of the registration statement, we are required to have a majority of independent directors on our Audit Committee. Thereafter, our Audit Committee is required to be composed entirely of independent directors. As a "controlled company," we are not required to have independent Compensation or Nominating and Corporate Governance Committees. The following is a brief description of our committees.

  Audit Committee

        Our Audit Committee will be responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee will be responsible for reviewing and assessing the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee will be directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee will be available without charge on the investor relations portion of our website by the earlier of the completion of this offering or five business days from the date of listing of our common stock.

        Upon the completion of this offering, we expect the members of our Audit Committee to be Teri L. List (Chairperson), Lucy Stamell Dobrin and Kelli Turner. Our board of directors has designated Teri L. List as an "audit committee financial expert," and each of the members has been determined to be "financially literate" under NYSE rules. Our board of directors has also determined that Teri L. List and Kelli Turner are "independent" as defined under NYSE and Exchange Act rules and regulations.

  Compensation Committee

        Our Compensation Committee will be responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our company and its subsidiaries (including the Chief Executive Officer), establishing the general compensation policies of our company and its subsidiaries and reviewing, approving and overseeing the administration of the equity compensation plans of our company and its subsidiaries. Our Compensation Committee will also periodically review management development and succession plans. The charter of our Compensation Committee will be available without charge on the investor relations portion of our website by the earlier of the completion of this offering or five business days from the date of listing of our common stock.

        Upon the completion of this offering, we expect the members of our Compensation Committee to be R. Davis Noell (Chairperson), Laura B. Desmond and Teri L. List. Our board of directors has determined that Laura B. Desmond and Teri L. List are "independent" as defined under NYSE rules and regulations for purposes of the Compensation Committee. In light of our status as a "controlled company" within the meaning of the corporate governance standards of the NYSE following this offering, we are exempt from the requirement that our Compensation Committee be composed entirely of independent directors under listing standards applicable to membership on the Compensation Committee, with a written charter addressing the committee's purpose and responsibilities and the requirement that there be an annual performance evaluation of the Compensation Committee. We intend to utilize one or more of these exemptions.

  Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee will be responsible, among its other duties and responsibilities, for identifying and recommending candidates to the board of directors for election to our board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the board of directors corporate governance guidelines that are applicable to us, and overseeing board of directors evaluations. The charter of our Nominating and Corporate Governance Committee will be available without charge on the investor relations portion of our website by the earlier of the completion of this offering or five business days from the date of listing of our common stock.

        Upon the completion of this offering, we expect the members of our Nominating and Corporate Governance Committee to be Laura B. Desmond (Chairperson), Teri L. List and R. Davis Noell. In light of our status as a "controlled company" within the meaning of the corporate governance standards of the NYSE following this offering, we are exempt from the requirement that our Nominating and Corporate Governance Committee be composed entirely of independent directors, with a written charter addressing the committee's purpose and responsibilities and the requirement that there be an annual performance evaluation of the Nominating and Corporate Governance Committee. We intend to utilize one or more of these exemptions.

Compensation Committee Interlocks and Insider Participation

        During the last completed fiscal year, Wayne T. Gattinella, Laura B. Desmond, Teri L. List and R. Davis Noell served as members of our Compensation Committee. Mr. Gattinella was our Chief Executive Officer and President until February 28, 2020, and Ms. Desmond, Ms. List and Mr. Noell serve on our board of directors.

        During the last completed fiscal year, none of our executive officers served as a member of the compensation committee (or other committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or as a director of another entity, one of whose executive officers served on our Compensation Committee or on our board of directors.

        For related party transaction disclosure relating to members of our Compensation Committee, see "Certain Relationships and Related Party Transactions—Relationships with Directors and Officers."

Code of Business Conduct

        Upon the completion of this offering, we expect to have a Code of Business Conduct that will apply to all of our directors, officers, employees and financial professionals. The Code of Business Conduct will address matters concerning ethical conduct, such as actual or apparent conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Code of Business Conduct will be available without charge on the investor relations portion of our website by the earlier of the completion of this offering or five business days from the date of listing of our common stock.

EXECUTIVE COMPENSATION

        As an "emerging growth company" as defined in the JOBS Act, we are exempt from the chief executive officer pay ratio disclosure rules and the formal requirements for compensation discussion and analysis (and instead may provide required compensation disclosures in a summary table). We have elected to comply with the scaled-back disclosure requirements applicable to emerging growth companies.

        Our named executive officers, or "NEOs", for the year ended December 31, 2020, include each of the individuals who served in the role of our principal executive officer, as well as our two other most highly compensated executive officers. These individuals are:

  •
  Mark Zagorski, Chief Executive Officer

  •
  Matthew McLaughlin, Chief Operating Officer

  •
  Andy Grimmig, General Counsel and Chief Legal Officer

  •
  Wayne Gattinella, former President and Chief Executive Officer

  •
  Laura Desmond, former Interim Chief Executive Officer

        The Company and Mr. Gattinella mutually agreed to terminate his employment on February 28, 2020. Laura Desmond, our lead independent director, served as our Interim Chief Executive Officer following Mr. Gattinella's departure until July 21, 2020, when Mark Zagorski became our Chief Executive Officer.

Summary Compensation Table

        The following table sets forth the compensation earned by our NEOs during our fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)(7)	Total ($)
Mark Zagorski, Chief Executive Officer	2020	225,641	349,658	2,411,837	4,648,475	(3)	—	—	7,635,611
Matthew McLaughlin, Chief Operating Officer	2020	344,000	—	3,920,277	9,153,436	(4)	224,345	22,321	13,664,379
Andy Grimmig, General Counsel and Chief Legal Officer	2020	262,500	58,333	345,117	1,144,712	(3)	126,000	8,550	1,945,212
Wayne Gattinella, Former President and Chief Executive Officer	2020	65,167	—	—	—		—	1,044,652	1,109,819
Laura Desmond, Interim Chief Executive Officer	2020	—	250,000	542,328	—		—	79,071	871,399

(1)
The amount in this column for Mr. Zagorski represents a one-time cash sign-on bonus paid to him in connection with the commencement of his employment, and a fixed annual bonus for 2020 that is payable to Mr. Zagorski pursuant to the terms of his employment agreement. The amount in this column for Mr. Grimmig represents the fixed portion of his annual bonus for 2020 that is payable to him pursuant to the terms of his employment agreement. The amount in this column for Ms. Desmond represent cash payments made to her for her services as Interim Chief Executive Officer in 2020.

(2)
Represents the aggregate grant date fair value of restricted stock units granted to our NEOs. The grant date fair value is computed in accordance with FASB ASC Topic 718, except that the amounts in this column are modified to exclude any forfeiture assumptions related to service-based vesting conditions for the performance-based restricted stock units. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation" for a discussion of the relevant assumptions used in calculating these amounts. The amounts do not reflect the value actually realized or that ultimately may be realized by our NEOs in respect of these awards. The amounts shown for Mr. Zagorski assumed that the market-based conditions for the performance-based restricted stock units would be satisfied in full, and, as of October 26, 2020, this performance condition was satisfied and Mr. Zagorski's performance-based restricted stock units therefore vested.

(3)
Represents the aggregate grant date fair value of stock options granted to Mr. Zagorski and Mr. Grimmig. The grant date fair value is computed in accordance with FASB ASC Topic 718. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation" for a discussion of the relevant assumptions used in calculating these amounts. The amounts do not reflect the value actually realized or that ultimately may be realized by Mr. Zagorski or Mr. Grimmig.

(4)
In December 2020, we entered into an agreement with Mr. McLaughlin whereby we agreed to purchase from him, and he agreed to the cancellation of, an unvested performance-based option that was granted to him in 2017 in respect of 601,412 shares of our common stock. The amount in this column represents the incremental fair value, computed in accordance with FASB ASC Topic 718, recognized in connection with the accelerated vesting of that performance-based option.

(5)
The amount in this column for Mr. McLaughlin represents Mr. McLaughlin's bonus that relates to first half, second half and full year Company performance for 2020. The amount in this column for Mr. Grimmig represents non-guaranteed annual bonuses that relate to Company performance for the second half of 2020 and for the full 2020 calendar year.

(6)
Amounts reported in the "All Other Compensation" column for our NEOs other than Ms. Desmond include the items set forth in the table below, as applicable to each NEO. A discretionary matching contribution under the Company's 401(k) plan was made for each of our NEOs who made contributions to the plan in 2020 and who were employed on December 31, 2020, as set forth below.

Name	401(k) Contribution $	Severance Benefits $	Life Insurance Premiums $	Income Tax Gross-Up $
Mark Zagorski	—	—	—	—
Matthew McLaughlin	8,550	—	7,216	6,555
Andy Grimmig	8,550	—	—	—
Wayne Gattinella	—	1,044,652	—	—
(7)
Amounts in this column for Ms. Desmond reflect (i) the cash retainers she received for her services as a member of our board, consisting of a $26,250 base retainer, $15,000 for serving as our Lead Independent Director, $7,500 for serving as Chairperson of our Nominating and Governance Committee and $5,625 for serving on our Compensation Committee and (ii) an additional stipend of $24,696 she received from the Company in connection with her group health care coverage.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

        The key terms of the employment agreements of Messrs. Zagorski, McLaughlin and Grimmig are described below.

  Mark Zagorski

        We are currently party to an agreement with Mark Zagorski, our Chief Executive Officer, that governs the current terms of his employment with us. Mr. Zagorski's agreement has a five-year term, which commenced July 21, 2020. Pursuant to his employment agreement, Mr. Zagorski is entitled to an annual base salary (which for 2020 was paid at an annual rate of $500,000), and is eligible to receive an annual discretionary bonus with a target amount equal to 100% of his base salary based upon the attainment of performance goals and objectives established by our board of directors. Mr. Zagorski was also entitled to be granted 2,166,666 non-qualified stock options and 253,247 restricted stock units under our 2017 Omnibus Equity Incentive Plan, or the "2017 Equity Plan," all of which have been granted and are described in greater detail below in the table and accompanying footnotes under "—Outstanding Equity Awards at Fiscal Year End 2020". In addition to the awards set forth in that table, Mr. Zagorski was granted 166,667 restricted stock units under our 2017 Equity Plan pursuant to his employment agreement that would vest if the fair market value of a share of our common stock, as determined by our board of directors, equaled or exceeded $13.86. This performance condition was satisfied as of October 26, 2020 and Mr. Zagorski's performance-based restricted stock units therefore vested.

        Following the completion of this offering, Mr. Zagorski will also be eligible to receive annual equity awards based upon performance and award guidelines established by our board or its compensation committee.

        Mr. Zagorski's employment agreement includes non-compete and employee and customer non-solicitation covenants, effective during his employment and for one-year post-termination. Mr. Zagorski is also entitled to receive severance benefits upon a qualifying termination of his employment, as more fully described below under "—Payments and Potential Payments upon Termination or Change of Control".

  Matthew McLaughlin

        We are currently party to an agreement with Matthew McLaughlin, our Chief Operating Officer, that governs the current terms of his employment with us. Mr. McLaughlin's agreement has a term that expires on January 1, 2023, unless we mutually agree with Mr. McLaughlin to extend the term beyond that date. Pursuant to his employment agreement, Mr. McLaughlin is entitled to an annual base salary (which for 2020 was paid at an annual rate of $344,000, which increased as of January 1, 2021 to $378,000 and will further increase as of January 1, 2022 to $416,000) and is eligible to receive an annual discretionary bonus with a target amount equal to 65% of his base salary based upon the attainment of performance goals and objectives established by our board of directors. Mr. McLaughlin was also entitled to be granted 159,698 restricted stock units under our 2017 Equity Plan pursuant to his employment agreement, all of which have been granted and which are described in greater detail below in the table and accompanying footnotes under "—Outstanding Equity Awards at Fiscal Year End 2020". We also agreed to pay or reimburse Mr. McLaughlin for certain term life insurance premiums, and to gross him up for income taxes associated with that payment or reimbursement, as described above in footnote 5 to the "Summary Compensation Table".

        Mr. McLaughlin's employment agreement includes non-compete and employee and customer non-solicitation covenants, effective during his employment and for one-year post-termination. Mr. McLaughlin is also entitled to receive severance benefits upon a qualifying termination of his employment, as more fully described below under "—Payments and Potential Payments upon Termination or Change of Control". Pursuant to Mr. McLaughlin's employment agreement, if the term expires without a mutually agreed extension, his employment agreement will terminate on January 1, 2023, which termination will be considered a qualifying termination.

  Andy Grimmig

        We are currently party to an agreement with Andy Grimmig, our General Counsel and Chief Legal Officer, that governs the current terms of his employment with us. Mr. Grimmig's agreement does not have a fixed term. Pursuant to the agreement, Mr. Grimmig is entitled to an annual base salary (which for 2020 was paid at an annual rate of $350,000) and is eligible to receive an annual discretionary bonus with a target amount equal to 50% of his base salary based upon the attainment of performance goals and objectives established by our board of directors. Mr. Grimmig was also entitled to be granted 882,346 non-qualified stock options under our 2017 Equity Plan, all of which have been granted and which are described in greater detail below in the table and accompanying footnotes under "—Outstanding Equity Awards at Fiscal Year End 2020".

        Mr. Grimmig's employment agreement includes non-compete and employee and customer non-solicitation covenants, effective during his employment and for one-year post-termination. Mr. Grimmig is also entitled to receive severance benefits upon a qualifying termination of his employment, as more fully described below under "—Payments and Potential Payments upon Termination or Change of Control".

        Mr. Zagorski, Mr. McLaughlin and Mr. Grimmig are also bound by intellectual property assignment and perpetual confidentiality provisions that protect our commercial interests.

  Wayne Gattinella

        Mr. Gattinella's employment agreement terminated on February 28, 2020, concurrent with his departure from the Company. Certain terms of the agreement, including Mr. Gattinella's one-year post-termination non-compete and non-solicitation covenants, survived in accordance with their terms.

  Laura Desmond

        Ms. Desmond did not have an employment agreement with the Company. We are party to a letter agreement with Ms. Desmond that outlines her compensation for serving as a member of our board of directors and provides for payment of a cash payment for her services as Interim Chief Executive Officer. This letter agreement will terminate upon the completion of this offering, at which point Ms. Desmond's compensation will be determined in accordance with our compensation program for non-employee directors.

Annual Cash Incentive Program

        For 2020, each of Mr. McLaughlin and Mr. Grimmig was eligible to receive a cash incentive bonus at a percentage of his annual base salary (65% for Mr. McLaughlin and 50% for Mr. Grimmig), based on the achievement of certain financial and operating performance goals that were approved by our Compensation Committee. For Mr. Grimmig, a portion of his target bonus for 2020 was guaranteed pursuant to the terms of his employment agreement. For 2020, the performance goals included revenue, Adjusted EBITDA, and certain operational and strategic objectives, in each case with separate targets for the first half of the year, the second half of the year and the full year. Mr. McLaughlin's bonus for 2020 and the non-guaranteed portion of Mr. Grimmig's bonus for 2020 have each been paid in full and are set forth in the "Summary Compensation Table" above under the "Non-Equity Incentive Plan Compensation" column. The guaranteed portion of Mr. Grimmig's bonus and Mr. Zagorski's entire bonus for 2020, each of which was guaranteed pursuant to the respective terms of their respective employment agreements, are also shown in the "Summary Compensation Table" above under the "Bonus" column.

Outstanding Equity Awards at Fiscal Year End 2020

        The following table provides information about outstanding equity awards held by each of our NEOs as of December 31, 2020. All awards were granted under the 2017 Equity Plan. Our equity incentive program was designed to ensure that our senior management and other employees, including our NEOs, help drive stockholder value, and stock options and restricted stock units constitute a meaningful part of our NEOs' compensation. The 2017 Equity Plan is administered by our Compensation Committee, which has discretion, within the parameters of the 2017 Equity Plan, to determine the recipients, amounts and terms of awards. As of March 31, 2021, 14,849,382 shares of our common stock remained subject to outstanding options under the 2017 Equity Plan at a weighted average exercise price per share of $4.94, and 1,750,628 shares of our common stock remained subject to outstanding restricted stock units under the 2017 Equity Plan.

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Mark Zagorski	7/28/20	(1)	—	1,083,333	—	6.93	7/28/30	—	—	—	—
	7/28/20	(2)	—	1,083,333	—	13.86	7/28/30	—	—	—	—
	7/28/20	(3)	—	—	—	—	—	253,247	4,262,143	—	—
Matthew McLaughlin	9/20/17	(5)	977,295	225,529		2.01	9/20/27	—	—	—	—
	9/20/17	(6)	—	—	601,412	2.01	9/20/27	—	—	—	—
	4/27/20	(7)	—	—	—	—	—	193,799	3,261,632	—	—
	12/31/20	(8)	—	—	—	—	—	159,698	2,687,717	—	—
Andy Grimmig	4/27/20	(5)	—	441,173	—	6.45	4/27/30	—	—	—	—
	4/27/20	(6)	—	—	441,173	6.45	4/27/30	—	—	—	—
	4/27/20	(7)	—	—	—	—	—	54,264	913,258	—	—
Wayne Gattinella(9)			—	—	—	—	—	—	—	—	—
Laura Desmond	9/20/17	(5)	586,376	135,318		2.01	9/20/27	—	—	—	—
	9/20/17	(6)	—	—	721,694	2.01	9/20/27	—	—	—	—
	9/20/19	(10)	—	—	—	—	—	18,519	311,667	—	—
	4/27/20	(10)	—	—	—	—	—	54,264	913,258	—	—
	4/27/20	(11)	—	—	—	—	—	31,008	521,865	—	—

(1)
The awards in this row consist of non-qualified stock options granted under our 2017 Equity Plan. The vesting schedule for this award provides that 25% of the options will vest on July 21, 2021, which is the one-year anniversary of Mr. Zagorski's commencement of employment, and then at a rate of 6.25% per quarter over the next 12 quarters, subject in all cases to his continued employment through the applicable vesting date. Notwithstanding the foregoing, upon the completion of this offering, the options that would have vested over the 12 months following the completion of this offering will vest, and the remaining options will vest on their original vesting schedule without regard to the aforementioned acceleration.

(2)
The awards in this row consist of non-qualified stock options granted under our 2017 Equity Plan and are subject to the same time vesting criteria as the options described in note 1 above (including in respect of the accelerated vesting upon the completion of this offering). These options were granted with an exercise price equal to two times the fair market value of a share of our common stock on the grant date, as determined by our board.

(3)
The awards in this row consist of time vesting restricted stock units granted under our 2017 Equity Plan. 166,667 of these restricted stock units are subject to the same time vesting criteria as the options described in note 1 above (including in respect of the accelerated vesting upon the completion of this offering). The remaining 86,580 restricted stock units will vest on July 21, 2021, subject to Mr. Zagorski's continued employment through that date.

(4)
Represents the fair value of unvested restricted stock units as of December 31, 2020. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation" for more information regarding determinations of the fair value of equity interests.

(5)
The awards in this row consist of non-qualified stock options granted under our 2017 Equity Plan, 25% of which vested on the first anniversary of the vesting commencement date, and the remainder of which have continued to vest at a rate of 6.25% per quarter. The grant date listed here does not correspond to the vesting commencement date of the options for Mr. Grimmig, which was March 30, 2020 (the date Mr. Grimmig commenced his employment with us).

(6)
The awards in this row consist of non-qualified stock options granted under our 2017 Equity Plan that will vest upon the date that the Providence Investor has received cumulative cash proceeds in respect of its investment in the Company equal to two times its aggregate cash investment in the Company.

(7)
The awards in this row consist of time vesting restricted stock units granted under our 2017 Equity Plan. Each award will vest on April 1, 2022, subject to the holder's continued employment through that date.

(8)
The award in this row consists of time vesting restricted stock units granted under our 2017 Equity Plan. This award will vest on December 31, 2022, subject to Mr. McLaughlin's continued employment through that date.

(9)
Mr. Gattinella had no outstanding equity awards as of December 31, 2020.

(10)
The awards in this row consist of time vesting restricted stock units granted under our 2017 Equity Plan, which vest in two equal annual installments on the first and second anniversary of the grant date, subject to Ms. Desmond's continued service as a member of our board of directors through such vesting date (unless Ms. Desmond's service is terminated, with respect to the September 20, 2019 grant, by us without cause, or by reason of her death or disability, in which case all of Ms. Desmond's unvested restricted stock units will accelerate and fully vest).

(11)
The awards in this row consist of time vesting restricted stock units granted under our 2017 Equity Plan, which vest on the first anniversary of the grant date, subject to Ms. Desmond's continued service as a member of our board of directors through such anniversary (unless Ms. Desmond's service is terminated by us without cause or by reason of her death or disability, in which case all of Ms. Desmond's unvested restricted stock units will accelerate and fully vest).

Payments and Potential Payments upon Termination or Change in Control

Mark Zagorski

        Mr. Zagorski's employment agreement has a five-year term, which commenced July 21, 2020, and may also be terminated at any time prior to the expiration of the term by either party. The employment agreement provides for certain severance benefits. If prior to the expiration of the five-year term, Mr. Zagorski's employment is terminated by us without "cause" or if he resigns his employment for "good reason" (as such terms are defined in his employment agreement), which we refer to as a "qualifying termination," Mr. Zagorski is entitled to receive an amount equal to his annual base salary, payable in semi-monthly installments over 12 months, and also continued medical, dental and vision insurance coverage for 12 months at active employee rates. In addition, if Mr. Zagorski's experiences a qualifying termination on or after the second anniversary of his commencement of employment, he will receive an amount equal to 50% of his target bonus payable in the same semi-monthly installments as the base salary component of his severance.

        If Mr. Zagorski's employment is terminated in a qualifying termination or by reason of his death or disability, the portion of his options and the time-based restricted stock units that would otherwise have vested between the date of termination and the twelve month anniversary of the date of termination will accelerate and fully vest, and such awards will also fully vest upon a change in control.

Matthew McLaughlin

        Mr. McLaughlin's employment agreement has a term that expires on January 1, 2023 unless the parties mutually agree to an extension, and may also be terminated at any time by either party. The employment agreement provides for certain severance benefits. Upon a qualifying termination (which for Mr. McLaughlin includes expiration of the term due to non-renewal by the parties), he is entitled to receive (i) an amount equal to the sum of his annual base salary plus his annual bonus paid at 100% of the target, payable in semi-monthly installments over 12 months, (ii) a prorated portion of his annual target bonus for the year in which termination occurs, determined based on the amount accrued by us through the date of his termination, (iii) continued medical, dental and vision insurance coverage for 12 months at active employee rates and (iv) continued payment or reimbursement for the life insurance premiums provided for under his employment agreement (including the income tax gross-up) for one year following his termination.

        If Mr. McLaughlin is terminated in a qualifying termination or by reason of his death or disability, the portion of his unvested time-based options that would have vested in the 12 months following his termination will accelerate and vest, and the remaining unvested portion of his time-based options will be forfeited. Additionally, his performance-based options will remain outstanding for a one-year period following such termination and will vest if, during that period, the Providence Investor achieves the cash return performance hurdle described in note 7 to the "Outstanding Equity Awards at Fiscal Year End 2020" table set forth above.

        If Mr. McLaughlin is terminated in a qualifying termination and Mr. McLaughlin agrees to provide any transition services reasonably requested by us, or if Mr. McLaughlin is terminated by reason of his death or disability, all of Mr. McLaughlin's unvested restricted stock units will accelerate and fully vest.

Andy Grimmig

        Mr. Grimmig's employment agreement does not provide a fixed term and may be terminated at any time by either party. The employment agreement provides for certain severance benefits. Upon a qualifying termination, Mr. Grimmig is entitled to receive an amount equal to six months of his base salary, payable in semi-monthly installments over six months, and also continued medical, dental and vision insurance coverage for six months at active employee rates.

        If prior to the first anniversary of the vesting commencement date of his option, Mr. Grimmig is terminated in a qualifying termination or by reason of his death or disability, a pro rata portion of his unvested time-based options that would have vested on the first anniversary of the vesting commencement date (based on completed months of service) will accelerate and vest, and the remaining unvested portion of his time-based options will be forfeited. Additionally, his performance-based options will remain outstanding for a six-month period following any termination of employment (other than a termination for cause) and will vest if, during that period, the Providence Investor achieves the cash return performance hurdle described in note 7 to the "Outstanding Equity Awards at Fiscal Year End 2020" table set forth above.

        If Mr. Grimmig is terminated in a qualifying termination and Mr. Grimmig agrees to provide any transition services reasonably requested by us, or if Mr. Grimmig is terminated by reason of his death or disability, all of Mr. Grimmig's unvested restricted stock units will accelerate and fully vest.

Wayne Gattinella

        In connection with Mr. Gattinella's departure from the Company, we agreed to provide Mr. Gattinella with cash severance payments equal to his annual base salary and target bonus in effect at the time of his departure payable in equal semi-monthly installments over the 12 month period following his separation. Mr. Gattinella also received the unpaid portion of his 2019 bonus, a pro-rated target bonus for 2020, a payment equal to twelve months of the employer contribution for his health insurance premiums as in effect prior to his separation, twelve months of parking reimbursement and twelve months of access to a co-working space. In addition, Mr. Gattinella was given an additional 12 months of vesting credit for his time-based stock options. On August 14, 2020 the Company notified Mr. Gattinella that it would exercise its right, pursuant to Mr. Gattinella's Separation Agreement, to repurchase all of his outstanding stock options. That repurchase was completed on October 23, 2020.

Generally

        In the event that we terminate an NEO for "cause", or an NEO breaches a restrictive covenant by which he is bound, all of such NEO's unvested and vested stock options and restricted stock units will be immediately cancelled and forfeited.

        If we experience a "change in control" (as defined in the 2017 Equity Plan), time-based options and time-based RSUs will generally accelerate and vest in full. If performance-based options do not vest in a change in control, they will remain outstanding and be eligible to vest if the Providence Investor subsequently achieves the performance hurdle through payment of deferred proceeds and/or conversion of non-cash proceeds to cash.

Retirement Benefits

        We maintain a 401(k) plan for the benefit of our eligible employees, including the NEOs, under which participants are permitted to contribute a percentage of their compensation on a pre-tax basis, subject to limits in the U.S. Internal Revenue Code of 1986, as amended (the "Code"). We make fully vested matching contributions under the 401(k) plan, subject to the discretion of our board of directors. Our NEOs are eligible to participate in the 401(k) plan on the same basis as our other employees.

        We do not maintain any retirement plans other than the 401(k) plan.

New Equity Arrangements—Equity Incentive Plan

        We currently maintain our 2017 Equity Plan, as described above. After the completion of this offering and following the effectiveness of the 2021 Equity Plan, no further grants will be made under the 2017 Equity Plan, except that we may continue to grant awards under the 2017 Equity Plan to employees in certain non-U.S. jurisdictions until we receive all required governmental or tax authority approvals for the 2021 Equity Plan. To the extent that any such post-completion awards are made under our 2017 Equity Plan, they will count against the share reserve established under the 2021 Equity Plan. In connection with the offering, our board of directors has approved, and our stockholders will approve, the 2021 Equity Plan, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2021 Equity Plan are summarized below.

Eligibility and Administration

        Our employees, consultants and directors, and employees, consultants and directors of our subsidiaries, will be eligible to receive awards under the 2021 Equity Plan. The 2021 Equity Plan will be administered by our compensation committee, which may delegate its duties and responsibilities to other committees of our board of directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act and/or applicable law. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2021 Equity Plan, subject to its express terms and conditions. The plan administrator will also determine participants, award types and award amounts, and will set the terms and conditions of all awards under the 2021 Equity Plan, including any vesting conditions.

Limitation on Awards and Shares Available

        The maximum number of shares of our common stock available for issuance under the 2021 Equity Plan is equal to the sum of (i) 30,000,000 shares of our common stock and (ii) an annual increase on the first day of each year beginning in 2022 and ending in and including 2031, equal to the lesser of (A) five percent (5%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year and (B) such lesser amount as determined by our compensation committee. The share reserve formula under the 2021 Equity Plan is intended to provide us with the continuing ability to grant equity awards to eligible employees, directors and consultants for the ten-year term of the 2021 Equity Plan.

        Any shares covered by an award, or portion of an award, granted under the 2021 Equity Plan that expires or is forfeited, canceled, cash-settled, or otherwise terminated for any reason will again be available for the grant of awards under the 2021 Equity Plan. Additionally, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligations pursuant to any award under the 2021 Equity Plan will again be available for issuance. The 2021 Equity Plan permits us to issue replacement awards to employees of companies acquired by us, but those replacement awards would not count against the share maximum listed above.

        With respect to each of our fiscal years, the fair market value of shares subject to awards granted to any non-employee director (as of the grant date), and the cash paid to any non-employee director, may not exceed $750,000 in the aggregate for any such non-employee except in respect of a non-employee director's initial service as a director, in which case the limitation is $1,000,000. The plan administrator may make exceptions to these limitations in extraordinary circumstances in its discretion.

Awards

        The 2021 Equity Plan provides for the grant of stock options (including qualified incentive stock options, or "ISOs," and nonqualified stock options, or "NSOs"), stock appreciation rights, or "SARs," restricted stock, restricted stock units, or "RSUs," dividend equivalents, and other stock or cash settled incentive awards. All awards under the 2021 Equity Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations.

        Terms and Conditions of Options and Stock Appreciation Rights.    An "incentive stock option" is an option that meets the requirements of Section 422 of the Code, and a "non-qualified stock option" is an option that does not meet those requirements. A SAR is the right of a participant to a payment, in shares of common stock, or such other form determined by the plan administrator, equal to the amount by which the fair market value of a share of common stock on the exercise date exceeds the exercise price of the stock appreciation right. An option or SAR granted under the 2021 Equity Plan will be exercisable only to the extent that it is vested on the date of exercise. Each option and SAR will vest and become exercisable according to the terms and conditions determined by the plan administrator, which may include a period of required service, the achievement of performance goals determined or the occurrence of events, or any combination of the foregoing. Unless otherwise determined by the plan administrator, no option or SAR may be exercisable more than ten years from the grant date (or five years in the case of ISOs granted to certain significant stockholders). SARs may be granted to participants in tandem with options or separately.

        The exercise price per share under each option and SAR granted under the 2021 Equity Plan may not be less than 100% of the fair market value of our common stock on the option grant date (or 110% in the case of ISOs granted to certain significant stockholders). The 2021 Equity Plan includes a general prohibition on the repricing of out-of-the-money options and SARs without stockholder approval.

        Terms and Conditions of Restricted Stock and Restricted Stock Units.    Restricted stock is an award of common stock on which certain restrictions are imposed over specified periods that subject the shares to a substantial risk of forfeiture. A restricted stock unit is a unit, equivalent in value to a share of common stock, credited by means of a bookkeeping entry in our books to a participant's account, which is settled after vesting in stock or cash, as determined by the plan administrator. Subject to the provisions of the 2021 Equity Plan, our plan administrator will determine the terms and conditions of each award of restricted stock or restricted stock units, including the restricted period for all or a portion of the award, and the restrictions applicable to the award. Restricted stock and restricted stock units may vest based on a period of required service specified by our plan administrator, the achievement of performance goals determined by our plan administrator or the occurrence of events specified by our plan administrator, or any combination of the foregoing. Restricted stock units granted under the 2021 Equity Plan may receive dividend equivalents settled in shares of our common stock if determined by the plan administrator.

        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

        Other Stock-Based Awards.    The plan administrator may make other equity-based or equity-related awards not otherwise described by the terms of the 2021 Equity Plan. Vesting conditions of such other awards determined by the plan administrator may include a period of required service, the achievement of performance goals determined or the occurrence of events, or any combination of the foregoing.

Certain Transactions

        The plan administrator has broad discretion to take action under the 2021 Equity Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of the rights of plan participants in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other significant corporate transactions. In the event of a Change in Control (as defined in the 2021 Equity Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then the plan administrator may provide that all such awards will terminate in exchange for cash or other consideration, or become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a Change in Control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

        The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any forfeiture or recoupment policy implemented by us to the extent set forth in such policy and/or in the applicable award agreement. With limited exceptions for certain beneficiary designations and the laws of descent and distribution, awards under the 2021 Equity Plan are generally non-transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Equity Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of shares, allow shares of our common stock that meet specified conditions to be repurchased, allow a "market sell order" or such other consideration as it deems suitable.

Plan Amendment and Termination

        Our board of directors may amend or terminate the 2021 Equity Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2021 Equity Plan. No award may be granted pursuant to the 2021 Equity Plan after the tenth anniversary of the 2021 Equity Plan's effective date. However, the expiration of the 2021 Equity Plan would have no effect on outstanding awards previously granted.

New Equity Arrangements—Employee Stock Purchase Plan

        In connection with this offering, our board of directors has approved, and our stockholders will approve, the ESPP. The material terms of the ESPP are summarized below.

Shares Available; Administration

        The aggregate number of shares of our common stock that will initially be reserved for issuance under our ESPP will be equal to the sum of (i) 3,000,000 shares of our common stock and (ii) an annual increase on the first day of each year beginning in 2022 and ending in and including 2031, equal to the lesser of (A) one percent (1%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year and (B) such lesser amount as determined by our board of directors. Our board of directors or the compensation committee will have authority to interpret the terms of the ESPP and determine eligibility of participants. We expect that the compensation committee of our board of directors will be the initial administrator of the ESPP.

Eligibility

        We expect that our employees, other than employees who, immediately after the grant of a right to purchase common stock under the ESPP, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of our common or other class of stock, will be eligible to participate in the ESPP. However, consistent with Section 423 of the Code, the plan administrator may provide that other groups of employees, including without limitation those who do not meet designated service requirements or those whose participation would be in violation of applicable foreign laws, will not be eligible to participate in the ESPP.

Grant of Rights

        The ESPP will be intended to qualify under Section 423 of the Code and shares of our common stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day in each offering period. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods. We do not expect that any offering periods will commence under the ESPP at the completion of this offering.

        The ESPP will permit participants to purchase common stock through payroll deductions of up to a fixed dollar amount or percentage of their eligible compensation, which includes a participant's gross base compensation for services to us. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the day the purchase right was granted).

        On the first trading day of each offering period, each participant will be granted an option to purchase shares of our common stock. The option will expire at the end of the applicable offering period and will be exercised on the last day of such offering period to the extent of the payroll deductions accumulated during the offering period. The purchase price of the shares will be determined by the plan administrator and shall be at least 85% of the lesser of (A) the fair market value of our common stock on the first trading day of the offering period, and (B) the fair market value on the purchase date, which will be the final trading day of the offering period. Participants may voluntarily end their participation in the ESPP prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation will end automatically upon a participant's termination of employment.

        A participant will not be permitted to transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

Certain Transactions

        In the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other significant corporate transactions, the plan administrator will make equitable adjustments to the ESPP and outstanding ESPP purchase rights. In addition, in the event of a Change in Control, the plan administrator may take whatever action it deems necessary or appropriate, including (i) shortening any offering period then in progress so that the purchase date is on or prior to the date of the Change in Control transaction, (ii) shortening any offering period then in progress and refunding any amounts accumulated in a participant's account for that period, (iii) cancelling all outstanding purchase rights as of the date of the Change in Control transaction and paying each participant an amount equal to the difference between the Change in Control share price and the purchase price for that offering period, or (iv) granting a substitute right to purchase shares.

Plan Amendment

        Our board of directors or the plan administrator may amend, suspend, discontinue or terminate the ESPP at any time. However, stockholder approval of any amendment to the ESPP will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP, or changes the corporations or classes of corporations the employees of which are eligible to participate in the ESPP.

Compensation of Directors for 2020 Fiscal Year

        The following table sets forth information regarding compensation for each of our non-employee directors during our fiscal year ended December 31, 2020. In fiscal year 2020, no director other than Laura Desmond and Teri L. List was compensated by us for services as a director. Because Ms. Desmond is an NEO, all of her compensation for fiscal year 2020, including compensation she received solely in respect of her services as a director, is reported in the Summary Compensation Table above.

Name	Fiscal Year	Fees earned or paid in cash ($)		Stock Awards ($)		Option Awards ($)	All Other Compensation ($)	Total ($)
Teri L. List	2020	50,625	(1)	200,000	(2)	—	—	250,625
R. Davis Noell	2020	—		—		—	—	—
David G. Simpson(3)	2020	—		—		—	—	—
Lucy Stamell Dobrin	2020	—		—		—	—	—
Joshua L. Selip	2020	—		—		—	—	—
David J. Blumberg	2020	—		—		—	—	—

(1)
Represents the cash retainer paid to Ms. List for her services as a director in 2020, consisting of a $26,250 base retainer, $15,000 for serving as Chairperson of our Audit Committee, $5,625 for serving on our Compensation Committee, and $3,750 for serving on our Nominating and Governance Committee.

(2)
Represents the grant date fair value (determined in accordance with FASB ASC Topic 718) of restricted stock units issued in 2020, which vest on the first anniversary of the grant date, subject to Ms. List's continued service as a member of our board of directors through such anniversary. As of December 31, 2020, Ms. List held 31,008 outstanding restricted stock units.

(3)
Mr. Simpson resigned from our board of directors effective January 15, 2021.

        We are party to a letter agreement with Ms. List that outlines her compensation for serving as a member of our board of directors. This letter agreement will terminate upon the completion of this offering, at which point Ms. List's compensation will be determined in accordance with our compensation program for non-employee directors.

Changes to Director Compensation in Connection with the Offering

        In connection with and following this offering, we expect to implement a non-employee director compensation program with a mix of cash and equity compensation as follows.

Cash Retainers and Equity-Based Awards

Compensation Item	Amount
Annual Cash Retainer	$35,000
Committee Member Annual Cash Retainer (Non-Chair)	Audit: $10,000
Compensation: $7,500
Nominating and Corporate Governance: $5,000
Committee Chair Annual Cash Retainer	Audit: $20,000
Compensation: $15,000
Nominating and Corporate Governance: $10,000
Initial Equity Grant (New Board Member)	$200,000 Restricted Stock Unit Grant (1-year vesting)
Annual Equity Grant	$200,000 Restricted Stock Unit Grant (1-year vesting)

        Non-employee directors who are employees of Providence will not be entitled to compensation for service as a director.

        All directors are also entitled to reimbursement of their expenses incurred in connection with travel to meetings.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information as of March 31, 2021 with respect to the ownership of our common stock by:

  •
  each person known by us to own beneficially more than five percent of our common stock;

  •
  each of the selling stockholders;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our current executive officers and directors as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Percentage computations are based on 145,590,987 shares of our common stock outstanding as of March 31, 2021 and 155,394,909 shares outstanding following this offering, the concurrent private placement and the secondary transaction. Share amounts and percentages, both before and after the offering, the concurrent private placement and the secondary transaction, give effect to the automatic conversion of 61,006,432 shares of Series A Preferred Stock into 20,335,473 shares of common stock and the 1-for-3 reverse stock split of our common stock.

        Except as otherwise indicated in the footnotes to the table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is 233 Spring Street, New York, NY 10013.

	Shares Beneficially Owned Before the Offering, the Concurrent Private Placement and the Secondary Transaction			Shares Beneficially Owned After the Offering, the Concurrent Private Placement and the Secondary Transaction Assuming the Underwriters' Option is Not Exercised(1)		Shares Beneficially Owned After the Offering, the Concurrent Private Placement and the Secondary Transaction Assuming the Underwriters' Option is Exercised in Full(1)
Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Common Stock Before the Offering (%)	Shares Offered	Number of Shares Owned	Percent of Common Stock After the Offering (%)	Number of Shares Owned	Percent of Common Stock After the Offering (%)
5% or Greater Stockholders
The Providence Investor(2)	96,140,939	66.0	5,408,228	90,732,711	58.4	90,082,711	57.5
Blumberg Capital II, L.P.(3)	20,000,000	13.7	—	20,000,000	12.9	20,000,000	12.8
Tiger Global Management, LLC managed funds(4)	11,620,272	8.0	—	13,973,212	9.0	13,973,212	8.9
Named Executive Officers and Directors
Mark Zagorski(5)	184,705	*	—	184,705	*	184,705	*
Matthew McLaughlin(5)(6)	1,052,471	*	—	1,052,471	*	1,052,471	*
Nicola Allais(5)	701,648	*	—	701,648	*	701,648	*
Andy Grimmig(5)	139,154	*	—	139,154	*	139,154	*
Julie Eddleman(5)	—	—	—	—	—	—	—
Wayne T. Gattinella(7)	2,617,873	1.8	—	2,617,873	1.7	2,617,873	1.7
Laura B. Desmond(5)(8)	880,016	*	—	880,016	*	880,016	*
R. Davis Noell(9)	—	—	—	—	—	—	—
Lucy Stamell Dobrin(9)	—	—	—	—	—	—	—
Joshua L. Selip(9)	—	—	—	—	—	—	—
David J. Blumberg(3)	20,000,000	13.7	—	20,000,000	12.9	20,000,000	12.8
Teri L. List(5)	45,439	*	—	45,439	*	45,439	*
Kelli Turner	—	—	—	—	—	—	—
All current directors and executive officers as a group (12 persons)(5)(9)	23,003,433	15.8	—	23,003,433	14.8	23,003,433	14.7
Other Selling Stockholders(10)	541,604	*	474,125	67,479	*	67,479	*

*
Less than one percent.

(1)
We and the Providence Investor have each granted the underwriters an option to purchase on a pro rata basis up to an additional 1,350,000 shares and 650,000 shares, respectively. We expect to have 156,744,909 shares of common stock outstanding following this offering, the concurrent private placement and the secondary transaction if the underwriters exercise in full their option to purchase additional shares from us and the Providence Investor.

(2)
Represents shares of common stock held by Providence VII U.S. Holdings L.P. Providence VII U.S. Holdings L.P.'s general partner is Providence Equity GP VII-A L.P and limited partners are Providence VII Global Holdings L.P. and Providence Equity Partners VII-A L.P. Providence VII Global Holdings L.P.'s general partner is Providence Equity GP VII-A L.P and limited partner is Providence Equity Partners VII L.P. Providence Equity Partners VII L.P.'s general partner is Providence Equity GP VII L.P., whose general partner is PEP VII International Ltd. The general partner of PEP VII International Ltd. is Providence Fund Holdco (Domestic ECI) L.P., whose general partner is Providence Managing Member L.L.C. Providence Equity Partners VII-A L.P.'s general partner is Providence Equity GP VII-A L.P., whose general partner is PEP VII-A International Ltd. The general partner of PEP VII-A International Ltd. is Providence Fund Holdco (International) L.P., whose general partner is Providence Holdco (International) GP Ltd. Each of

  Providence Managing Member L.L.C. and Providence Holdco (International) GP Ltd. is controlled by Jonathan M. Nelson, R. Davis Noell, J. David Phillips, Karim A. Tabet, Andrew A. Tisdale and Michael J. Dominguez. Investment and voting decisions with respect to shares held by Providence VII U.S. Holdings L.P. are made by Providence Equity GP VII-A L.P. Each of Jonathan M. Nelson, R. Davis Noell, J. David Phillips, Karim A. Tabet, Andrew A. Tisdale and Michael J. Dominguez expressly disclaims beneficial ownership of the shares held by Providence VII U.S. Holdings L.P. The address for each of Providence VII U.S. Holdings L.P., Providence Equity GP VII-A L.P., Jonathan M. Nelson, R. Davis Noell, J. David Phillips, Karim A. Tabet, Andrew A. Tisdale and Michael J. Dominguez is c/o Providence Equity Partners L.L.C., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903. Excludes 871,520 shares of common stock which will be held by Providence Public Master L.P. following the conversion of our Series A Preferred Stock into shares of common stock upon the completion of this offering.

(3)
Represents shares of common stock held by Blumberg Capital. Blumberg Capital Management II, L.L.C. ("BCM II") is the sole general partner of Blumberg Capital and owns no shares of DoubleVerify directly. David J. Blumberg is the managing director of BCM II and owns no shares of DoubleVerify directly. BCM II and Mr. Blumberg have voting and dispositive power over the shares held by Blumberg Capital and may be deemed to beneficially own the shares held by Blumberg Capital. The address for Blumberg Capital and BCM II is 432 Bryant Street, San Francisco, California 94107. The address for Mr. Blumberg is 415 Center Island Drive, Golden Beach, Florida 33160.

(4)
Represents shares of Series A Preferred Stock, which will automatically convert into shares of common stock upon the completion of this offering at a ratio of one share of common stock for every three shares of Series A Preferred Stock, held by funds and persons affiliated with Tiger Global Management, LLC and shares of common stock purchased by such funds in the concurrent private placement and the secondary transaction. Tiger Global Management, LLC is controlled by Chase Coleman and Scott Shleifer. The address for each of Tiger Global Management, LLC, Chase Coleman and Scott Shleifer is c/o Tiger Global Management, LLC, 9 West 57th Street, 35th Floor, New York, New York 10019.

(5)
Includes shares of common stock which current directors and executive officers have the right to acquire prior to May 30, 2021 through the exercise of stock options and/or vesting of restricted stock units: Matthew McLaughlin (through The McLaughlin Family Trust, for which Mr. McLaughlin is trustee) has the right to acquire 1,052,471 shares; Nicola Allais has the right to acquire 649,981 shares; Andy Grimmig has the right to acquire 110,293 shares; Laura B. Desmond (through the Laura B. Desmond Revocable Trust, for which Ms. Desmond is trustee) has the right to acquire 689,623 shares; and Teri L. List has the right to acquire 31,008 shares. All current directors and executive officers as a group have the right to acquire 2,533,376 shares prior to May 30, 2021 through the exercise of stock options and/or vesting of restricted stock units. Excludes shares of common stock which current directors and executive officers could have the right to acquire prior to May 30, 2021 through the exercise of stock options and/or vesting of restricted stock units, if, prior to that date, (A) with respect to stock options and restricted stock units held by Mark Zagorski and Julie Eddleman, this offering has closed and (B) with respect to stock options held by Matthew McLaughlin, Nicola Allais, Andy Grimmig and Laura B. Desmond, the Providence Investor has received cumulative cash proceeds in respect of its investment in the Company equal to two times its aggregate cash investment in the Company. If the conditions in (A) or (B), as applicable, are satisfied prior to May 30, 2021, Mark Zagorski would have the right to acquire 1,020,833 shares; Matthew McLaughlin (through The McLaughlin Family Trust, for which Mr. McLaughlin is trustee) would have the right to acquire an additional 601,412 shares; Nicola Allais would have the right to acquire an additional 801,883 shares; Andy Grimmig would have the right to acquire an additional 441,173 shares; Julie Eddleman would have the right to acquire 65,721 shares; Laura B. Desmond (through the Laura B. Desmond Revocable Trust, for which Ms. Desmond is trustee) would have the right to acquire an additional 721,694 shares; and all current directors and executive officers as a group would have the right to acquire an additional 3,652,716 shares.

(6)
Represents shares of common stock held by The McLaughlin Family Trust, for which Matthew McLaughlin is trustee.

(7)
Wayne T. Gattinella was no longer a director, executive officer or employee of DoubleVerify as of February 28, 2020. On October 23, 2020, the Company, pursuant to its rights under Mr. Gattinella's Separation Agreement, repurchased all of Mr. Gattinella's outstanding stock options for an aggregate purchase price of approximately $15.5 million. Mr. Gattinella no longer holds any unexercised stock options.

(8)
Represents shares of common stock held by the Laura B. Desmond Revocable Trust, for which Laura B. Desmond is trustee.

(9)
Does not include shares of common stock held by Providence Equity Partners L.L.C. managed funds. R. Davis Noell is Senior Managing Director and Co-Head of North America, Lucy Stamell Dobrin is a principal and Joshua L. Selip is a vice president of Providence Equity Partners L.L.C. Each of them expressly disclaims beneficial ownership of the shares held by the Providence Equity Partners L.L.C. managed funds. The address for each of R. Davis Noell, Lucy Stamell Dobrin and Joshua L. Selip is c/o Providence Equity Partners L.L.C., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.

(10)
Includes other selling stockholders who collectively beneficially own less than 1.0% of our common stock immediately prior to this offering, the concurrent private placement and the secondary transaction.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

        Prior to the completion of this offering, our board of directors will approve policies and procedures with respect to the review and approval of certain transactions between us and a "Related Person," or a "Related Person Transaction," which we refer to as our "Related Person Transaction Policy." Pursuant to the terms of the Related Person Transaction Policy, our board of directors, acting through our Audit Committee, must review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The Audit Committee must then review and decide whether to approve any Related Person Transaction.

        For the purposes of the Related Person Transaction Policy, a "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

        A "Related Person," as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of DoubleVerify or a nominee to become a director of DoubleVerify; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.

Transactions with Providence and its Affiliates

Expense Reimbursement Agreement

        On September 20, 2017, the Company and DoubleVerify Inc. entered into an Expense Reimbursement Agreement (the "Expense Agreement") with Providence, pursuant to which we agreed to reimburse Providence for reasonable out-of-pocket expenses (including travel and lodging) and costs, expenses and disbursements relating to regulatory compliance or similar matters (including audit expenses) incurred for rendering consulting and management and advisory services to us and our affiliates, including financial and strategic planning and other services as mutually agreed by the parties to the Expense Agreement. We reimbursed Providence $0.1 million, $0.2 million and $0.2 million in 2020, 2019 and 2018, respectively, pursuant to the Expense Agreement. Pursuant to the terms of the Expense Agreement, the Expense Agreement will automatically terminate upon the completion of this offering.

Other

        From time to time and in the ordinary course of business, we may purchase goods and services from other Providence portfolio companies. We did not incur expenses associated with these related party transactions in any of the years ended December 31, 2020, 2019 and 2018.

Relationship with Providence Following this Offering

Stockholders Agreements

        In connection with the Private Placement, we entered into an amended and restated stockholders agreement, dated as of November 18, 2020, with the Providence Investor, Blumberg Capital, the Private Placement Investors and certain other stockholders of the Company (the "Existing Stockholders Agreement"). The Existing Stockholders Agreement contains restrictions on the ability of the parties thereto to freely transfer shares of our common stock. The parties thereto have also agreed to vote their shares of our common stock on certain matters presented to the stockholders, including in favor of all directors nominated by the board of directors for election. In addition, the Providence Investor is entitled under the Existing Stockholders Agreement to nominate for election, fill vacancies and appoint at least six of eight members of the board of directors, any of which may in the Providence Investor's discretion be an independent director. The Providence Investor also has discretion to adjust the number of directors on the board, as well as certain consent rights. The Existing Stockholders Agreement grants the parties thereto piggyback registration rights in connection with a registered offering of our common stock in which the Providence Investor participates (including this offering of our common stock).

        The Existing Stockholders Agreement will automatically terminate on the date the SEC declares effective the registration statement of which this prospectus forms a part and will be replaced with a new stockholder's agreement (the "New Stockholder's Agreement") between the Company and the Providence Investor. The New Stockholder's Agreement will govern the relationship between Providence and us following this offering, including matters related to our corporate governance, such as Board nomination rights and information rights. The New Stockholder's Agreement will grant Providence the right to designate for nomination for election a number of Providence Designees equal to: (i) at least a majority of the total number of directors comprising our board of directors at such time as long as Providence owns at least 50% of the outstanding shares of our common stock; (ii) at least 40% of the total number of directors comprising our board of directors at such time as long as Providence owns at least 40% but less than 50% of the outstanding shares of our common stock; (iii) at least 30% of the total number of directors comprising our board of directors at such time as long as Providence owns at least 30% but less than 40% of the outstanding shares of our common stock; (iv) at least 20% of the total number of directors comprising our board of directors at such time as long as Providence owns at least 20% but less than 30% of the outstanding shares of our common stock; and (v) at least 5% of the total number of directors comprising our board of directors at such time as long as Providence owns at least 5% but less than 20% of the outstanding shares of our common stock. For purposes of calculating the number of Providence Designees that Providence is entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded to the nearest whole number (but not below one so long as Providence owns at least 5% of the outstanding shares of our common stock) and the calculation would be made on a pro forma basis after taking into account any increase in the size of our board of directors.

Registration Rights Agreement

        Prior to the completion of this offering, we expect to enter into a registration rights agreement with the Providence Investor and certain of our other existing stockholders (the "Registration Rights Agreement"). The Registration Rights Agreement will grant to Providence and its permitted assigns, customary demand registration rights and piggyback registration rights, and to such other existing stockholders and their permitted assigns, customary piggyback registration rights, in each case subject to customary terms and conditions.

Relationships with Directors and Executive Officers

Director Indemnification Agreements

        Upon the completion of this offering, we will enter into an indemnification agreement with each of our directors. The indemnification agreements will provide our directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements. See "Description of Capital Stock—Limitations on Liability and Indemnification."

Registration Rights Agreement

        Prior to the completion of this offering, we expect to enter into the Registration Rights Agreement. Mark Zagorski, Nicola Allais, The McLaughlin Family Trust (for which Matthew McLaughlin is trustee), Andy Grimmig, the Laura B. Desmond Revocable Trust (for which Laura B. Desmond is trustee) and Teri L. List will be parties to the Registration Rights Agreement. Each of Mr. Zagorski, Mr. Allais, Mr. McLaughlin, Mr. Grimmig, Ms. Desmond and Ms. List is a director and/or executive officer of the Company. See "—Relationship with Providence Following this Offering—Registration Rights Agreement."

Transactions with Other Related Parties

Blumberg Capital

        Blumberg Capital is currently party to the Existing Stockholders Agreement. See "—Relationship with Providence Following this Offering—Stockholders Agreements." Prior to the completion of this offering, we expect Blumberg Capital to become party to the Registration Rights Agreement. See "—Relationship with Providence Following this Offering—Registration Rights Agreement."

Tiger Investor

        The Tiger Investor is currently party to the Existing Stockholders Agreement. See "—Relationship with Providence Following this Offering—Stockholders Agreements." Prior to the completion of this offering, we expect the Tiger Investor to become party to the Registration Rights Agreement. See "—Relationship with Providence Following this Offering—Registration Rights Agreement."

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is a summary of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, forms of which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law. Unless otherwise stated, this description assumes the effectiveness of our amended and restated certificate of incorporation and amended and restated bylaws, which will take effect upon the completion of this offering.

General

        As of December 31, 2020, our authorized capital stock consisted of 700,000,000 shares of common stock, par value $0.001 per share and 61,006,432 shares of Series A Preferred Stock, par value $0.01 per share.

        Upon the completion of this offering, our authorized capital stock will consist of 1,000,000,000 shares of common stock, par value $0.001 per share and 100,000,000 shares of undesignated preferred stock, par value $0.01 per share. Upon the completion of this offering, the concurrent private placement and the secondary transaction, we expect there to be 155,394,909 shares of our common stock issued and outstanding (or 156,744,909 shares issued and outstanding if the underwriters exercise in full their option to purchase additional shares from us and the Providence Investor), not including 16,600,010 shares of our common stock issuable upon exercise of outstanding stock options and vesting of outstanding restricted stock units and no shares of our preferred stock outstanding.

Common Stock

        Holders of common stock will be entitled:

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  to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

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  to receive, on a pro rata basis, dividends and distributions, if any, that our board of directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

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  upon our liquidation, dissolution or winding-up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

        Our ability to pay dividends on our common stock is subject to the discretion of our board of directors. See "Dividend Policy."

        The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock is not subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

        Our common stock has been approved for listing on the NYSE under the symbol "DV."

        Before the date of this prospectus, there has been no public market for our common stock.

        As of March 31, 2021, we had 125,255,514 shares of common stock outstanding, after giving effect to the 1-for-3 reverse stock split of our common stock, and 109 holders of record of our common stock.

Preferred Stock

        Under our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Upon the completion of this offering, no shares of our authorized preferred stock will be outstanding. Because the board of directors will have the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

  Series A Preferred Stock

        Under our existing amended and restated certificate of incorporation, our board of directors has the authority to issue 61,006,432 shares of Series A Preferred Stock. As of December 31, 2020, there were 61,006,432 shares of Series A Preferred Stock outstanding, all of which were issued in the Private Placement.

        The rights, preferences and powers of the Series A Preferred Stock are set forth in our existing amended and restated certificate of incorporation, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

        Each outstanding share of Series A Preferred Stock will automatically convert into one-third of a share of our common stock upon the completion of this offering.

Annual Stockholders Meeting

        Our amended and restated bylaws will provide that annual stockholders meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Voting

        The affirmative vote of a plurality in voting power of the shares of our capital stock present, in person or by proxy, at the meeting and entitled to vote on the election of directors will decide the election of any directors, and the affirmative vote of a majority in voting power of the shares of our capital stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated bylaws, a different vote is required, in which case such provision will control. Stockholders do not have the right to cumulate their votes for the election of directors.

Board Designation Rights

        Pursuant to the New Stockholder's Agreement, Providence will have specified board designation and other rights following this offering. See "Certain Relationships and Related Party Transactions—Relationship with Providence Following this Offering—Stockholders Agreements."

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

        The provisions of our amended and restated certificate of incorporation and amended and restated bylaws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of their terms.

        Authorized but Unissued Shares of Common Stock.    Following the completion of this offering, our shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While our authorized and unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

        Authorized but Unissued Shares of Preferred Stock.    Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

        Classified Board of Directors.    In accordance with the terms of our amended and restated certificate of incorporation, our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Under our amended and restated certificate of incorporation, our board of directors will consist of such number of directors as may be determined from time to time by resolution of the board of directors, but in no event may the number of directors be less than one. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our amended and restated certificate of incorporation will also provide that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director, subject to the New Stockholder's Agreement with respect to the director designation rights of Providence. Any director elected to fill a vacancy will hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

        Removal of Directors.    Our amended and restated certificate of incorporation will provide that directors may be removed with or without cause at any time upon the affirmative vote of holders of at least a majority in voting power of the outstanding shares of capital stock then entitled to vote at an election of directors until Providence ceases to beneficially own at least 40% of the outstanding shares of our common stock. Thereafter, our amended and restated certificate of incorporation will provide that directors may be removed only for cause upon the affirmative vote of holders of at least 66 2/3% in voting power of the outstanding shares of capital stock then entitled to vote at an election of directors.

        Special Meetings of Stockholders.    Our amended and restated certificate of incorporation will provide that a special meeting of stockholders may be called only by the Chairperson of our board of directors, or if there is no Chairperson, then by our Chief Executive Officer, or by a resolution adopted by a majority of our board of directors. Special meetings may also be called by our corporate secretary at the request of the holders of at least a majority in voting power of the outstanding shares of our capital stock until Providence ceases to beneficially own at least 40% of the outstanding shares of our common stock. Thereafter, stockholders will not be permitted to call a special meeting of stockholders.

        Stockholder Advance Notice Procedure.    Our amended and restated bylaws will establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated bylaws will provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder's intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder's notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 70 days after the first anniversary date of the preceding year's annual meeting, a stockholder's notice must be delivered to our corporate secretary not earlier than 120 days prior to the meeting and not later than the later of (x) the close of business on the 90th day prior to the meeting or (y) the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.

        No Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation will provide that stockholder action may be taken only at an annual meeting or special meeting of stockholders; provided that stockholder action may be taken by written consent in lieu of a meeting until Providence ceases to beneficially own at least 40% of the outstanding shares of our common stock.

        Amendments to Certificate of Incorporation and Bylaws.    Our amended and restated certificate of incorporation will provide that our amended and restated certificate of incorporation may be amended by both the affirmative vote of a majority of our board of directors and the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock then entitled to vote at any annual or special meeting of stockholders; provided that, at any time when Providence beneficially owns less than 40% of the outstanding shares of our common stock, specified provisions of our amended and restated certificate of incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of our capital stock then entitled to vote at any annual or special meeting of stockholders, including the provisions governing:

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  liability and indemnification of directors;

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  corporate opportunities;

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  the ability of stockholders to act by written consent;

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  the ability of stockholders to call a special meeting;

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  removal of directors for cause; and

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  our classified board of directors.

        In addition, our amended and restated bylaws may be amended, altered or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the board of directors, or by the affirmative vote of our stockholders (x) as long as Providence beneficially owns at least 40% of the outstanding shares of our common stock, by at least a majority, and (y) thereafter, by at least 66 2/3%, in voting power of the outstanding shares of our capital stock then entitled to vote at any annual or special meeting of stockholders.

        These provisions make it more difficult for any person to remove or amend any provisions in our amended and restated certificate of incorporation and amended and restated bylaws that may have an anti-takeover effect.

        Delaware Anti-Takeover Law.    In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in business combinations, such as mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or subsidiary with an interested stockholder including a person or group who beneficially owns 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Section 203 permits corporations, in their certificate of incorporation, to opt out of the protections of Section 203. Our amended and restated certificate of incorporation will provide that we have elected not to be subject to Section 203 of the DGCL for so long as Providence owns, directly or indirectly, at least 15% of the then-outstanding shares of our common stock. From and after the date that Providence ceases to own, directly or indirectly, at least 15% of the then-outstanding shares of our common stock, we will be governed by Section 203.

Limitations on Liability and Indemnification

        Our amended and restated certificate of incorporation will contain provisions relating to the liability of directors. These provisions will eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

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  any breach of the director's duty of loyalty;

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  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

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  unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

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  any transaction from which the director derives an improper personal benefit.

        The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. In addition, your investment may be adversely affected to the extent we pay costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        Our amended and restated certificate of incorporation and our amended and restated bylaws will require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful.

        Upon the completion of this offering, we will enter into an indemnification agreement with each of our directors. The indemnification agreements will provide our directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Corporate Opportunities

        Our amended and restated certificate of incorporation will provide that we, on our behalf and on behalf of our subsidiaries, renounce any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to Providence or any of its affiliates, directors, officers, employees, members or partners, even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither Providence nor any of its affiliates, directors, officers, employees, members or partners will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any such person who is a director or officer of DoubleVerify, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of DoubleVerify. To the fullest extent permitted by law, by becoming a stockholder in our company, stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation. Currently, Providence does not have any portfolio companies that would be considered direct competitors to DoubleVerify with respect to ad verification or similar software services.

Choice of Forum

        Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware will, to the fullest extent provided by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our current or former directors, officers, other employees, agents or stockholders, (iii) any action or proceeding asserting a claim against us arising under the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (including, without limitation, any action asserting a claim arising out of or pursuant to our amended and restated certificate of incorporation or our amended and restated bylaws) or (iv) any action or proceeding asserting a claim against us that is governed by the internal affairs doctrine, in each case, subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants; provided that, the exclusive forum provision will not apply to any action or proceeding brought to enforce any liability or duty created by the Exchange Act or any other action or proceeding asserting a claim for which the federal courts have exclusive jurisdiction; provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action or proceeding for lack of subject matter jurisdiction, such action or proceeding may be brought in another state or federal court sitting in the State of Delaware. Furthermore our amended and restated certificate of incorporation will also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

 SHARES AVAILABLE FOR FUTURE SALE

        Our common stock has been approved for listing on the NYSE under the symbol "DV". Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Some shares of our common stock will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale, some of which are described below. Sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sales of Restricted Securities

        Upon the completion of this offering, the concurrent private placement and the secondary transaction, we expect to have 155,394,909 shares of common stock outstanding (or 156,744,909 shares outstanding if the underwriters exercise in full their option to purchase additional shares from us and the Providence Investor). Of these shares, 13,333,335 shares to be sold in this offering (or 15,333,335 shares if the underwriters exercise in full their option to purchase additional shares from us and the Providence Investor) will be immediately tradable without restriction under the Securities Act except for any shares held by "affiliates," as that term is defined in Rule 144. Upon the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the shares of common stock to be issued under our equity compensation plans and, as a result, following the filing of such registration statement, all shares of common stock acquired upon exercise of stock options or vesting of restricted stock units granted under our plans will also be freely tradable under the Securities Act, subject to the terms of the lock-up agreements. As of March 31, 2021, there were stock options outstanding to purchase a total of 14,849,382 shares of our common stock and 1,750,628 outstanding restricted stock units (each restricted stock unit representing the right to receive one share of common stock upon vesting). As of March 31, 2021, 17,857,962 shares of our common stock were reserved for issuance under our equity compensation plans, of which 16,600,010 were subject to outstanding awards.

        The remaining 142,061,574 shares of our common stock outstanding as of the completion of this offering, the concurrent private placement and the secondary transaction (or 141,411,574 shares outstanding if the underwriters exercise in full their option to purchase additional shares from us and the Providence Investor) will be "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701, which are summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities may be sold subject to compliance with Rule 144 without regard to the prescribed one-year holding period under Rule 144.

Stock Options and Restricted Stock Units

        Upon the completion of this offering, we intend to file one or more registration statements under the Securities Act to register the shares of common stock to be issued under our equity compensation plans and, as a result, following the filing of such registration statement, all shares of common stock acquired upon exercise of stock options and vesting of restricted stock units and other equity-based awards granted under these plans will, subject to the terms of the lock-up agreements, also be freely tradable under the Securities Act. A total of 14,849,382 shares and 1,750,628 shares of common stock are subject to outstanding stock options and restricted stock units, respectively, previously granted under our equity compensation plans as of March 31, 2021, and an additional 33,000,000 shares of common stock will be available for grants of additional equity awards under equity compensation plans to be adopted prior to the completion of this offering.

Lock-up Agreements

        Our directors and executive officers, and stockholders currently representing substantially all of the outstanding shares of our common stock, including each of the selling stockholders, will sign lock-up agreements, under which they will agree, subject to certain exceptions described herein, not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC for a period of 180 days after the date of this prospectus. See "Underwriting."

Registration Rights Agreement

        Providence and its permitted assigns will have the right to require us to register shares of common stock for resale in some circumstances. See "Certain Relationships and Related Party Transactions—Relationship with Providence Following this Offering—Registration Rights Agreement."

Rule 144

        In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

        In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of "restricted shares" of our common stock, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

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  1% of the number of shares of our common stock then outstanding, which will equal approximately 1,553,949 shares (or 1,567,449 shares if the underwriters exercise in full their option to purchase additional shares from us and the Providence Investor) immediately after this offering, the concurrent private placement and the secondary transaction; and

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  the average reported weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date of filing a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Rule 701

        Any of our employees, officers or directors who acquired shares under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

Prior Credit Facilities

        On July 31, 2018, our indirect subsidiary DoubleVerify Inc., as borrower, and our direct subsidiary DoubleVerify MidCo, Inc., as guarantor, entered into an amended and restated credit agreement (the "Prior Credit Agreement") with the lenders party thereto, Capital One, National Association, as administrative agent, letter of credit issuer, swing lender and a lead arranger, and Antares Capital LP, as a lead arranger, providing for senior secured credit facilities comprised of (i) a senior secured term loan facility in an aggregate principal amount of $55.0 million (the "Prior Term Loan Facility"), (ii) a senior secured delayed draw term loan facility in an aggregate principal amount of $20.0 million (the "Prior DDTL Facility") and (iii) a revolving credit facility in an aggregate principal amount of $20.0 million (with a letter of credit facility of up to $5.0 million as a sublimit) (the "Prior Revolving Credit Facility" and, together with the Prior Term Loan Facility and the Prior DDTL Facility, the "Prior Credit Facilities"). As of September 30, 2020, $73.6 million was outstanding under the Prior Credit Facilities.

        On October 1, 2020, DoubleVerify Inc. repaid all amounts outstanding under the Prior Credit Facilities with borrowings under the New Revolving Credit Facility.

New Revolving Credit Facility

        On October 1, 2020, DoubleVerify Inc., as borrower (the "Borrower"), and DoubleVerify MidCo, Inc., as guarantor ("DV Midco"), entered into an amendment and restatement agreement with the banks and other financial institutions party thereto, as lenders, and Capital One, National Association, as administrative agent, letter of credit issuer and swing lender, and others, to (i) amend and restate the Prior Credit Agreement (the Prior Credit Agreement, as amended and restated on October 1, 2020, the "Credit Agreement") and (ii) replace the Prior Credit Facilities with a new senior secured revolving credit facility (the "New Revolving Credit Facility") in an aggregate principal amount of $150.0 million (with a letter of credit facility of up to $15.0 million as a sublimit). Subject to certain terms and conditions (including pro forma compliance with a maximum total net leverage ratio of 3.50:1.00), the Borrower is entitled to request term loan facilities, or increases in the revolving credit commitments up to $100.0 million, under the New Revolving Credit Facility.

        As of December 31, 2020, $22.0 million was outstanding under the New Revolving Credit Facility. The final maturity of the New Revolving Credit Facility is October 1, 2025 (the "Maturity Date").

Interest Rates and Fees

        The loans under the New Revolving Credit Facility, at the Borrower's option, bear interest at the following rates:

  •
  in the case of Eurodollar loans, for each day during each interest period with respect thereto, a rate per annum equal to the Eurodollar rate determined for such day plus an applicable margin ranging from 2.00% to 2.75% per annum (depending on the total net leverage ratio of the Credit Group);

  •
  in the case of ABR loans, a rate per annum equal to the ABR plus an applicable margin ranging from 1.00% to 1.75% per annum (depending on the total net leverage ratio of the Credit Group).

        The Eurodollar rate is calculated based on the ratio of the Eurodollar base rate, which is determined by reference to LIBOR, over the Eurocurrency reserve requirements. The Eurodollar rate is subject to a "floor" of 0.75% per annum.

        ABR is equal to the highest of the (i) the rate announced by the administrative agent as its prime commercial lending rate, (ii) the federal funds rate (which shall not be less than 0% per annum) plus 0.50%, and (iii) the one-month Eurodollar rate plus 1.00%.

        The New Revolving Credit Facility bears a commitment fee ranging from 0.25% to 0.40% per annum (depending on the total net leverage ratio of the Credit Group), payable quarterly in arrears commencing on January 1, 2021 and on the first day of each calendar quarter occurring thereafter prior to the Maturity Date, and on the Maturity Date, based on the utilization of the New Revolving Credit Facility, and customary letter of credit fees.

Prepayments

        The revolving credit loans under the New Revolving Credit Facility may be voluntarily prepaid at any time in whole or in part without premium or penalty, except that any prepayment of a Eurodollar loan other than the last day of the applicable interest period will be subject to customary breakage costs. In addition, at the Borrower's option and upon three (3) business days' prior notice, the unutilized portion of the commitments under the New Revolving Credit Facility may, subject to requirements as to minimum amounts and multiples, be permanently reduced.

Guarantee; Security

        All obligations under the New Revolving Credit Facility are guaranteed by DV Midco and Ad-Juster Inc., our indirect subsidiary, and secured by a first priority perfected security interest in substantially all of the assets (subject to customary exceptions) of DV Midco, the Borrower and Ad-Juster Inc.

        It is a requirement under the Credit Agreement that newly created or acquired, direct or indirect, subsidiaries of DV Midco (other than (i) a U.S. subsidiary that is a direct or indirect subsidiary of a non-U.S. subsidiary, (ii) a non-material U.S. subsidiary and (iii) a non-U.S. subsidiary) guarantee the obligations under the New Revolving Credit Facility and provide security.

Covenants, Representations and Warranties

        The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants include restrictions on, among others:

  •
  paying dividends or purchasing, redeeming or retiring capital stock;

  •
  granting liens;

  •
  incurring or guaranteeing additional debt;

  •
  making investments and acquisitions;

  •
  entering into transactions with affiliates;

  •
  entering into any merger, consolidation or amalgamation or disposing of all or substantially all property or business; and

  •
  disposing of property, including issuing capital stock.

        The Credit Agreement also requires the Credit Group to remain in compliance with certain financial ratios.

Events of Default

        The Credit Agreement includes customary events of default, including events of default relating to the nonpayment of principal or interest when due, inaccuracy of representations or warranties in any material respect, violation of covenants in the Credit Agreement or other loan documents, cross-default to other material debt, certain bankruptcy or insolvency events, certain ERISA events, certain material judgments, actual or asserted invalidity of guarantees, certain other loan documents or liens, asserted invalidity of any intercreditor or subordination agreement and a change of control, in each case subject to customary thresholds, notice and grace period provisions.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase our common stock pursuant to this offering and hold such common stock as a capital asset. This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, foreign pension funds, "controlled foreign corporations," "passive foreign investment companies," partnerships or other pass-through entities for United States federal income tax purposes, or Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift or alternative minimum tax considerations.

        As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of our common stock (other than an entity treated as a partnership for United States federal income tax purposes) that, for U.S. federal income tax purposes, is:

  •
  an individual who is neither a citizen nor a resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) that is not created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate that is not subject to U.S. federal income tax on income from non-U.S. sources that is not effectively connected with the conduct of a trade or business in the United States; or

  •
  a trust unless (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If an entity treated as a partnership for U.S. federal income tax purposes invests in our common stock, the U.S. federal income tax considerations relating to such investment will generally depend in part upon the status and activities of such entity and the particular partner. Any such entity or partner of such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our common stock.

        PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Common Stock

        If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) with respect to a share of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder's adjusted tax basis in such share of our common stock, and then as capital gain (which will be treated in the manner described below under "Sale, Exchange or Other Disposition of Common Stock"). Distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty. A Non-U.S. Holder that wishes to claim the benefit of an applicable treaty rate and avoid backup withholding for dividends, as discussed below, will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service ("IRS") Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals. Even if our current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. Each Non-U.S. Holder should consult its own tax advisor regarding U.S. federal withholding tax on distributions, including such Non-U.S. Holder's eligibility for a lower rate and the availability of a refund of any excess U.S. federal tax withheld.

        If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend on a net income basis in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

        A Non-U.S. Holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        The foregoing discussion is subject to the discussion below under "—FATCA Withholding" and "—Information Reporting and Backup Withholding."

Sale, Exchange or Other Disposition of Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our common stock unless:

  (i)
  such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty), subject to certain adjustments;

  (ii)
  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or

  (iii)
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Holder's holding period with respect to such common stock, and certain other conditions are met.

        Generally, a corporation is a "United States real property holding corporation" if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, and we do not presently anticipate that we will become, a United States real property holding corporation. However, because this determination is made from time to time and is dependent upon a number of factors, some of which are beyond our control, including the value of our assets, there can be no assurance that we will not become a United States real property holding corporation. If we were a United States real property holding corporation during the period described in clause (iii) above, gain recognized by a Non-U.S. Holder generally would be treated as income effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, with the consequences described in clause (i) above (except that the branch profits tax would not apply), unless such Non-U.S. Holder owned (directly and constructively) five percent or less of our common stock throughout such period and our common stock is treated as "regularly traded on an established securities market" at any time during the calendar year of such sale, exchange or other disposition.

        The foregoing discussion is subject to the discussion below under "FATCA Withholding" and "Information Reporting and Backup Withholding."

FATCA Withholding

        Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance, ("FATCA") a withholding tax of 30% will be imposed in certain circumstances on payments of dividends on our common stock. In the case of payments made to a "foreign financial institution" (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an "FFI Agreement") or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an "IGA") to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any "substantial" U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If our common stock is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or

(ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under "—Distributions on Common Stock," the withholding under FATCA may be credited against such other withholding tax. Each Non-U.S. Holder should consult its own tax advisor regarding these requirements and whether they may be relevant to the Non-U.S. Holder's ownership and disposition of our common stock.

Information Reporting and Backup Withholding

        Distributions on our common stock made to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such distributions generally will be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

        The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption, and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code.

        Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or of a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

        Shares of our common stock owned or treated as owned by an individual Non-U.S. Holder at the time of such Non-U.S. Holder's death will be included in such Non-U.S. Holder's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

        We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered hereby. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Barclays Capital Inc.
RBC Capital Markets, LLC
Truist Securities, Inc.
William Blair & Company, L.L.C.
KeyBanc Capital Markets Inc.
Canaccord Genuity LLC
JMP Securities LLC
Needham & Company, LLC
Loop Capital Markets LLC
Capital One Securities, Inc.

Total	13,333,335

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        The underwriters have an option to purchase on a pro rata basis up to an additional 1,350,000 shares from us and up to an additional 650,000 shares from the Providence Investor to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days after the date of this prospectus. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The cornerstone investors have indicated an interest in purchasing up to an aggregate of 10% of the shares of common stock offered in this offering at the initial public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investors may decide to purchase more, less or no shares of our common stock in this offering, or the underwriters may decide to sell more, less or no shares of our common stock in this offering to the cornerstone investors. The underwriters will receive the same discount from any shares of common stock sold to the cornerstone investors as they will from any other shares of common stock sold to the public in this offering.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 2,000,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $          per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC. This agreement does not apply to (i) shares of common stock to be sold in this offering, (ii) issuances of common stock by us upon the exercise of options or the settlement of restricted stock units outstanding as of the date of this prospectus or issued after the date of this prospectus pursuant to our equity plans described in this prospectus, or (iii) issuances or transfers of common stock upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this prospectus and disclosed herein, including the Series A Preferred Stock. In addition, our executive officers, directors, and stockholders currently representing substantially all of the outstanding shares of our common stock, including the selling stockholders, have agreed with the underwriters, subject to the below described exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC. The agreement is subject to certain specified exceptions, including: (i) transfers as bona fide gifts or for bona fide estate planning purposes; (ii) transfers to an immediate family member or to any trust for the benefit of the lock-up signatory or such immediate family member, or if the lock-up signatory is a trust, to a trustor or beneficiary of the trust; (iii) transfers upon death or by will, testamentary document or intestate succession; (iv) transfers (other than by certain of our officers and our directors) in connection with a sale of the lock-up signatory's shares acquired from the underwriters in this offering or in open market transactions after completion of this offering; (v) dispositions of shares of common stock to us, or the withholding of shares of common stock by us, in connection with the payment of tax withholdings or remittance payments due with respect to the exercise of stock options, vesting or settlement of restricted stock units or other rights to purchase shares of common stock; (vi) distributions to limited partners, general partners, limited liability company members or other equityholders or to another legal entity or investment fund managed by or affiliated with such legal entity; (vii) transfers by operation of law, such as pursuant to a qualified domestic relations order or in connection with a divorce settlement; (viii) transfers to us in connection with the repurchase of common stock issued pursuant to equity awards granted under an equity incentive plan described in this prospectus or pursuant to the agreements pursuant to which such shares were issued, upon termination of the lock-up signatory's relationship with us; (ix) transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction involving a change of control approved by our board of directors; (x) transfers in connection with the conversion of Series A Preferred Stock into common stock, or upon any reclassification of common stock; (xi) if the lock-up signatory is a corporation, transfers of the capital stock of the corporation to any of its wholly-owned subsidiaries; and (xii) the establishment of a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer, sale or other disposition of securities of the lock-up signatory. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

        Prior to this offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        Our common stock has been approved for listing on the NYSE under the symbol "DV."

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $8.2 million. We have agreed to reimburse the underwriters for certain of their expenses in an amount not to exceed $40,000.

        We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and reimbursement of expenses. Affiliates of each of Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc., RBC Capital Markets, LLC, Truist Securities, Inc. and Capital One Securities, Inc. are lenders under our New Revolving Credit Facility, under which such affiliates were paid customary fees. We intend to use a portion of the net proceeds from this offering and the concurrent private placement to repay any and all amounts outstanding under the New Revolving Credit Facility. For additional information on our New Revolving Credit Facility, see "Description of Certain Indebtedness."

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

        An investment vehicle affiliated with Capital One Securities, Inc., an underwriter in this offering, which beneficially owns shares of our common stock immediately prior to this offering, will sell shares of our common stock in this offering.

European Economic Area

        In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), an offer to the public of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common stock may be made at any time under the following exemptions under the Prospectus Regulation:

  •
  To any legal entity which is a qualified investor as defined in the Prospectus Regulation;

  •
  To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

  •
  In any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of shares of our common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Regulation in that Relevant Member State. The expression "Prospectus Regulation" means Regulation (EU) 2017/1129), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

        An offer to the public of our common stock may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of our common stock may be made at any time under the following exemptions under the UK Prospectus Regulation:

  •
  To any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

  •
  To fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

  •
  In any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, "FSMA"),

provided that no such offer of shares of our common stock shall require us or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase shares of our common stock, and the expression "UK Prospectus Regulation" means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada

        The shares of common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

        The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the

Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

        Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person that is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

        Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person that is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

        Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the common shares are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

 VALIDITY OF COMMON STOCK

        The validity of the shares of our common stock offered hereby will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters related to this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The financial statements as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in this Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 with respect to the shares of our common stock being sold in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto because some parts have been omitted in accordance with the rules and regulations of the SEC. You will find additional information about us and the common stock being sold in this offering in the registration statement and the exhibits thereto. For further information with respect to DoubleVerify and the common stock being sold in this offering, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an internet site (http://www.sec.gov), from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. Copies of the registration statement, including the exhibits and schedules thereto, are also available at your request, without charge, from:

DoubleVerify Holdings, Inc. 233 Spring Street New York, NY 10013 Attention: Investor Relations

        Upon the completion of this offering, we will become subject to the informational requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You will be able to access these reports, proxy statements and other information without charge at the SEC's website, which is listed above. You will also be able to access, free of charge, our reports filed with the SEC (for example, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website (http://www.doubleverify.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. None of the information contained on, or that may be accessed through our website or any other website identified herein is part of, or incorporated into, this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        To the stockholders and the Board of Directors of DoubleVerify Holdings, Inc.

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of DoubleVerify Holdings, Inc. (the "Company") as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes and the schedules listed in the Index to the consolidated financial statements (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 17, 2021 (April 12, 2021 as to the effect of the reverse stock split described in Note 2 and as to the concurrent private placement discussed in Note 16)

We have served as the Company's auditor since 2019.

DoubleVerify Holdings, Inc.

CONSOLIDATED BALANCE SHEETS

	For the Years Ended December 31,
(in thousands, except per share data)	2020	2019
Assets:
Current assets
Cash and cash equivalents	$33,354	$10,920
Trade Receivables, net of allowances for doubtful accounts of $7,049 and $4,599 as of December 31, 2020 and December 31, 2019, respectively	94,677	68,683
Prepaid expenses and other current assets	13,904	5,632

Total current assets	141,935	85,235
Property, plant and equipment, net	18,107	13,438
Goodwill	227,349	227,349
Intangible assets, net	121,710	139,621
Deferred tax assets	82	95
Other non-current assets	2,151	533

Total assets	$511,334	$466,271

Liabilities and Stockholder's Equity:
Current liabilities
Trade payables	$3,495	$1,143
Accrued expense	25,419	16,378
Income tax liabilities	1,277	7,770
Current portion of long-term debt	—	471
Current portion of capital lease obligations	1,515	1,365
Contingent considerations current	1,198	2,014
Other current liabilities	1,116	2,869

Total current liabilities	34,020	32,010
Long-term debt	22,000	72,730
Capital lease obligations	3,447	3,518
Deferred tax liabilities	31,418	36,567
Other non-current liabilities	3,292	2,232
Contingent considerations non-current	462	1,196

Total liabilities	$94,639	$148,253

Commitments and Contingencies (Note 14)
Stockholders' equity
Common stock, $0.001 par value, 700,000 shares authorized, 140,222 and 139,721 shares issued, and 125,074 and 139,721 shares outstanding as of December 31, 2020 and December 31, 2019, respectively	140	140
Preferred stock, $0.01 par value, 61,006 shares authorized, issued, and outstanding as of December 31, 2020. No shares were authorized, issued, or outstanding as of December 31, 2019. Liquidation preference: $350.0 million and nil at December 31, 2020 and December 31, 2019, respectively	610	—
Additional paid-in capital	620,679	283,457
Treasury stock, at cost, 15,146 shares as of December 31, 2020 and no shares as of December 31, 2019	(260,686)	—
Retained earnings	54,941	34,488
Accumulated other comprehensive income (loss), net of income taxes	1,011	(67)

Total stockholders' equity	416,695	318,018

Total liabilities and stockholders' equity	$511,334	$466,271

See accompanying Notes to Consolidated Financial Statements.

DoubleVerify Holdings, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
(in thousands, except per share data)	2020	2019	2018
Revenue	$243,917	$182,663	$104,304

Cost of revenue (exclusive of depreciation and amortization shown separately below)	35,750	24,848	18,525
Product development	47,004	31,598	24,224
Sales, marketing and customer support	62,157	38,401	23,235
General and administrative	53,056	26,899	14,631
Depreciation and amortization	24,595	21,813	18,626

Income from operations	21,355	39,104	5,063
Interest expense	4,931	5,202	3,058
Other income, net	(885)	(1,458)	25

Income before income taxes	17,309	35,360	1,980
Income tax expense (benefit)	(3,144)	12,053	(1,197)

Net income	$20,453	$23,307	$3,177

Earnings per share:
Basic	$0.15	$0.17	$0.02
Diluted	$0.14	$0.16	$0.02
Weighted-average common stock outstanding:
Basic	138,072	139,650	139,588
Diluted	145,443	143,046	139,588
Comprehensive income:
Net income	$20,453	$23,307	$3,177
Other comprehensive income:
Foreign currency cumulative translation adjustment	1,078	(67)	3

Total comprehensive income	$21,531	$23,240	$3,180

See accompanying Notes to Consolidated Financial Statements.

DoubleVerify Holdings, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

									Accumulated Other Comprehensive (Income) Loss Net of Income Taxes
	Common Stock		Preferred Stock
					Treasury Stock
	Shares Issued		Shares Issued				Additional Paid-in Capital	Retained Earnings		Total Stockholders' Equity
(in thousands)		Amount		Amount	Shares	Amount
Balances as of January 1, 2018	139,528	$140	—	$—	—	$—	$280,051	$8,004	$—	$288,195
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	3	3
Stock-based compensation	—	—	—	—	—	—	1,442	—	—	1,442
Common stock issued under employee purchase plan	50	—	—	—	—	—	100	—	—	100
Common stock issued upon exercise of stock options	2	—	—	—	—	—	7	—	—	7
RSU vested	38	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	3,177	—	3,177

Balances as of December 31, 2018	139,618	$140	—	$—	—	$—	$281,600	$11,181	$3	$292,924

Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(70)	(70)
Stock-based compensation	—	—	—	—	—	—	1,680	—	—	1,680
Common stock issued upon exercise of stock options	65	—	—	—	—	—	177	—	—	177
RSU vested	38	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	23,307	—	23,307

Balances as of December 31, 2019	139,721	$140	—	$—	—	$—	$283,457	$34,488	$(67)	$318,018

Foreign currency translation adjustment	—	—	—	—	—	—	—	—	1,078	1,078
Stock-based compensation	—	—	—	—	—	—	5,984	—	—	5,984
Exchange of common stock for Series A preferred stock	—	—	45,438	454	15,146	(260,686)	260,232	—	—	—
Additional Series A preferred stock issuance, net of issuance costs	—	—	15,568	156	—	—	85,308	—	—	85,464
Repurchase of vested options	—	—	—	—	—	—	(15,506)	—	—	(15,506)
Common stock issued under employee purchase plan	61	—	—	—	—	—	424	—	—	424
Common stock issued upon exercise of stock options	255	—	—	—	—	—	780	—	—	780
RSU vested	185	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	20,453	—	20,453

Balances as of December 31, 2020	140,222	$140	61,006	$610	15,146	$(260,686)	$620,679	$54,941	$1,011	$416,695

See accompanying Notes to Consolidated Financial Statements.

DoubleVerify Holdings, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended December 31,
(in thousands)	2020	2019	2018
Operating activities:
Net income	$20,453	$23,307	$3,177
Adjustments to reconcile net income to net cash provided by operating activities
Bad debt expense	4,811	3,346	1,487
Depreciation and amortization expense	24,595	21,813	18,626
Amortization of debt issuance costs	285	298	301
Loss on extinguishment of debt	350	—	—
Accretion of acquisition liabilities	36	363	—
Deferred taxes	(5,137)	1,997	(2,045)
Non-cash stock-based compensation expense	5,984	1,680	1,442
Interest expense (income)	(12)	(119)	216
Change in fair value of contingent consideration	(949)	(1,079)	—
Offering costs	3,555	—	—
Other	673	—	—
Changes in operating assets and liabilities, net of effects of business combinations
Trade receivables	(30,443)	(32,741)	(12,972)
Prepaid expenses and other current assets	(8,792)	(1,637)	(1,234)
Other non-current assets	(221)	(409)	(8)
Trade payables and other liabilities	2,482	(538)	(339)
Accrued expenses	8,960	6,162	1,369
Other current liabilities	(6,560)	9,954	277
Other non-current liabilities	1,146	(2,964)	1,761

Net cash provided by operating activities	21,216	29,433	12,058

Investing activities:
Acquisition of businesses, net of cash acquired	—	(57,252)	(11,328)
Purchase of property, plant and equipment	(9,751)	(5,943)	(1,640)

Net cash used in investing activities	(9,751)	(63,195)	(12,968)

Financing activities:
Proceeds from long-term debt	89,650	20,000	25,225
Payments of long-term debt	(142,113)	(750)	(985)
Payments related to debt issuance costs	(577)	—	—
Payments related to offering costs	(3,610)	—	—
Deferred payment related to Leiki acquisition	(2,033)	(2,189)	—
Deferred payment related to acquisition of assets	—	(71)	(145)
Deferred payment related to Zentrick acquisition	(50)	—	—
Payment of contingent consideration related to Zentrick acquisition	(601)	(601)	—
Repurchase of vested options	(15,506)	—	—
Proceeds from Series A preferred stock issuance, net of issuance costs	346,150	—	—
Payments to shareholders for preferred stock Series A	(260,686)	—	—
Proceeds from common stock issued upon exercise of stock options	780	177	7
Proceeds from common stock issued under employee purchase plan	424	—	100
Capital lease payments	(1,443)	(1,521)	(1,301)

Net cash provided by financing activities	10,385	15,045	22,901

Effect of exchange rate changes on cash and cash equivalents and restricted cash	203	23	(76)

Net increase (decrease) in cash, cash equivalents, and restricted cash	22,053	(18,694)	21,915
Cash, cash equivalents, and restricted cash—Beginning of period	11,342	30,036	8,121

Cash, cash equivalents, and restricted cash—End of period	$33,395	$11,342	$30,036

Cash and cash equivalents	$33,354	$10,920	$29,445
Restricted cash (included in prepaid expenses and other current assets on the consolidated balance sheets)	41	422	591

Total cash and cash equivalents and restricted cash	$33,395	$11,342	$30,036

Supplemental cash flow information:
Cash paid for taxes	16,180	1,962	1,866
Cash paid for interest	3,369	4,659	2,541
Non-cash investing and financing transaction
Exchange of common stock for preferred stock	260,686	—	—
Deferred payment obligation issued as consideration	—	2,097	3,973
Contingent consideration issued	—	4,690	—
Acquisition of equipment under capital lease	1,603	1,535	3,924
Offering costs not yet paid for	75	—	—

See accompanying Notes to Consolidated Financial Statements.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except per share data, unless otherwise stated)

1. Description of Business

        DoubleVerify Holdings, Inc. (the "Company") is a software platform for digital media measurement, data and analytics. The Company's solutions provide advertisers with a single measure of digital ad quality and effectiveness, the Authentic Ad, which ensures that a digital ad was delivered in a brand-safe environment, fully viewable, by a real person and in the intended geography. The Company's software interface, Pinnacle, provides customers with access to data on all of their digital ads and enables them to make changes to their ad strategies on a real-time basis. The Company's software solutions are integrated across the entire digital advertising ecosystem, including programmatic platforms, social media channels and digital publishers. The Company's solutions are accredited by the Media Rating Council, which allows the Company's data to be used as a single-source standard in the evaluation and measurement of digital ads.

        The Company was incorporated on August 16, 2017, is registered in the state of Delaware and is the parent company of DoubleVerify Midco, Inc. ("MidCo"), which is in turn the parent company of DoubleVerify Inc. ("DoubleVerify"). On August 18, 2017, DoubleVerify entered into an agreement and plan of merger (the "Agreement"), whereby the Company, formerly known as Pixel Group Holdings, Inc. (the "Ultimate Parent") and Pixel Merger Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of the Company, agreed to provide for the merger of the Merger Sub with DoubleVerify pursuant to the terms and conditions of the Agreement.

        On the effective date, Merger Sub was merged with and into DoubleVerify whereupon the separate corporate existence of Merger Sub ceased and DoubleVerify continued as the surviving corporation.

        Through the merger, the Company acquired 100% of the outstanding equity instruments of DoubleVerify (the "Acquisition") resulting in a change of control at the parent level. The merger resulted in the application of acquisition accounting under the provisions of Financial Accounting Standards Board ("FASB") Topic Accounting Standards Codification ("ASC") 805, "Business Combinations."

        The Company has wholly-owned subsidiaries in numerous jurisdictions including Israel, the United Kingdom, Germany, Singapore, Australia, Canada, Brazil, Belgium, Mexico, France, Japan, Spain, and Finland, and operates in one reportable segment.

        Since January 2020, an outbreak of the 2019 novel coronavirus ("COVID-19") has evolved into a worldwide pandemic. The Company has modified operations in line with business continuity plans. As a result of the pandemic, the Company has temporarily closed offices globally, including the corporate headquarters in New York, and is operating with nearly all staff working remotely. The pandemic has resulted in market disruptions and a global economic slowdown, which has materially impacted demand for a broad variety of goods and services, and is also disrupting sales channels and marketing activities. The duration of such disruptions is highly uncertain and cannot be predicted. While COVID-19 has not had a significant impact on the Company's results from operations to date, to the extent that demand for digital advertising declines, the Company's results and financial condition may be materially and adversely impacted.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Preparation and Principles of Consolidation

        The accompanying Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and reflect the financial statements of the Company and all of its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

        On March 29, 2021, the Company effected a 1-for-3 reverse stock split ("reverse stock split") of its outstanding common stock and a proportional adjustment to the existing conversion ratio for the preferred stock described in Footnote 13, Stockholders' Equity. Accordingly, all share and per share amounts for all periods presented in these consolidated financial statements and notes thereto, have been adjusted retrospectively, where applicable, to reflect this reverse stock split.

Use of Estimates and Judgments in the Preparation of the Consolidated Financial Statements

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expense during the reporting periods. Significant estimates and judgments are inherent in the analysis and measurement of items including, but not limited to: revenue recognition criteria including the determination of principal versus agent revenue considerations, income taxes, the valuation and recoverability of goodwill and intangible assets, the assessment of potential loss from contingencies, assumptions in valuing acquired assets and liabilities assumed in business combinations, the allowance for doubtful accounts, and assumptions used in determining the fair value of stock-based compensation. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in these estimates. These estimates are based on the information available as of the date of the Consolidated Financial Statements.

Segment Reporting

        The Company's operating segments are determined based on the units that constitute a business for which discrete financial information is available and for which operating results are regularly reviewed by the Chief Operating Decision Maker ("CODM"). The CODM is the highest level of management responsible for assessing the Company's overall performance and making operational decisions. The Company operates in one single operating and reportable segment.

Fair Value Measurements

        The Company evaluates the fair value of certain assets and liabilities using the fair value hierarchy. Fair value is an exit price representing the amount that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the Company

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

applies the three-tier GAAP value hierarchy which prioritizes the inputs used in measuring fair value as follows:

  Level 1—observable inputs such as quoted prices in active markets;

  Level 2—inputs other than the quoted prices in active markets that are observable either directly or indirectly;

  Level 3—unobservable inputs of which there is little or no market data, which require the Company to develop its own assumptions.

        Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measure.

        The carrying amounts of accounts receivable, accounts payable, accrued expenses and other current liabilities approximate fair value due to the short-term nature of these instruments.

Foreign Currency

        A majority of the Company's revenues are generated in U.S. dollars. In addition, most of the Company's costs are denominated and determined in U.S. dollars. Thus, the reporting currency of the Company is the U.S. dollar.

        The functional currency of the Company's foreign subsidiaries is generally the local currency. The assets and liabilities of subsidiaries whose functional currency is a foreign currency are translated at the period-end exchange rates. Income statement items are translated at the average monthly rates for the year. The resulting translation adjustment is recorded as a component of accumulated other comprehensive (income) loss and is included in the Consolidated Statement of Stockholders' Equity.

        For the years ended December 31, 2020, 2019, and 2018, the Company recorded an aggregate transaction loss of $0.5 million, an aggregate transaction gain of less than $0.1 million, and an aggregate transaction loss of $0.5 million, respectively. The aggregate transaction gains or losses were recorded in the Consolidated Statement of Operations and Comprehensive Income.

Cash and Cash Equivalents

        The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents. Pursuant to the Company's investment policy, its surplus funds are kept as cash or cash equivalents in money market and savings accounts to reduce its exposure to market risk.

Trade Receivables Net of Allowances for Doubtful Accounts

        Trade receivables are non-interest bearing and are stated at gross invoice amounts. A receivable is recorded when the Company has an unconditional right to receive payment based on the satisfaction of performance obligations, such that only the passage of time is required before consideration is due, regardless of whether amounts are billed or unbilled. Included in trade receivables on the Consolidated Balance Sheets are unbilled receivable balances which have not yet been invoiced.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        The Company estimates its allowance for doubtful accounts by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations, such as bankruptcy proceedings and receivable amounts outstanding for an extended period beyond contractual terms. In these cases, the Company uses assumptions and judgment, based on the best available facts and circumstances, to either record a specific allowance against these customer balances or to write the balances off.

        Write-offs of accounts receivable are taken in the period when the Company has exhausted its efforts to collect overdue and unpaid receivables or otherwise has evaluated other circumstances that indicate that the Company should abandon such efforts.

Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets on the Consolidated Balance Sheets consistent primarily of prepaid taxes, other general prepaid expenses, restricted cash, and value added tax assets. Any expenses paid prior to the related services being rendered are recorded as prepaid expenses and amortized over the period of service.

        Restricted cash represents amounts pledged as collateral for certain agreements with third parties. Upon satisfying the terms of the agreements, the funds are expected to be released and available for use by the Company. As of December 31, 2020 and 2019, the Company had less than $0.1 million and $0.4 million of restricted cash, respectively.

        As of December 31, 2020 and 2019, the Company had prepaid income taxes of $10.4 million and $0.9 million, respectively.

Property, Plant and Equipment, Net

        Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the following estimated useful lives of the assets:

Computer equipment	3 years
Office furniture and equipment	4 - 7 years
Leasehold improvements	4 - 6 years

        Assets under capital leases are recorded at their net present value at the inception of the lease. Assets under capital leases and leasehold improvements are amortized over the shorter of the related lease terms or their useful lives.

        Expenditures which significantly improve or extend the life of an asset are capitalized, while charges for routine maintenance and repairs are expensed during the year incurred.

Capitalized Software

        Capitalized software, which is included in Property, plant and equipment, net, consists of costs to purchase and develop internal-use software, which the Company uses to provide services to its customers. The costs to purchase and develop internal-use software are capitalized from the time that the preliminary project stage is completed, and it is considered probable that the software will be used

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

to perform the function intended. These costs include personnel and related employee benefits for employees directly associated with the software development and external costs of the materials or services consumed in developing or obtaining the software. Any costs incurred during subsequent efforts to upgrade and enhance the functionality of the software are also capitalized. Once this software is ready for use in the Company's products, these costs are amortized on a straight-line basis over the estimated useful life of the software, which is 3 years. During the years ended December 31, 2020 and December 31, 2019, the Company capitalized $5.2 million and $3.1 million in internal-use software cost, respectively. Amortization expense was $1.4 million and $0.4 million on capitalized internal-use software costs during the years ended December 31, 2020 and December 31, 2019, respectively. This is included within depreciation expense on Property, plant and equipment, net. The Company did not capitalize software costs and recognize amortization expense in 2018 as the Company did not have a process in place to track costs.

Leases

        The Company leases its facilities and meets the requirements to account for these leases as operating leases. For facility leases that contain rent escalations or rent concession provisions, the Company records its lease expense during the lease term on a straight-line basis over the term of the lease. The Company records the difference between the rent paid and the straight-line rent as a deferred rent liability. Leasehold improvements funded by landlords or allowances are recorded as leasehold improvement assets and a deferred rent liability which is amortized as a reduction of rent expense over the lesser of the term of the lease or life of the asset.

        The Company leases computer equipment that meet the requirements to account for these as capital leases. The Company records capital leases as an asset and an obligation at an amount equal to the present value of the minimum lease payments as determined at the beginning of the lease term. Depreciation of capitalized leased assets is computed over their useful life and is included in depreciation expense.

Business Combinations

        The Company recognizes assets acquired and liabilities assumed at their fair value on the acquisition date. Any excess consideration over the fair value of assets acquired and liabilities assumed is recognized as goodwill. Acquisition-related costs are expensed as incurred.

Goodwill

        Goodwill represents the excess of purchase price over the fair value of tangible net assets and identifiable intangible assets of the businesses acquired.

        The valuation of goodwill involves the use of management's estimates and assumptions. The carrying value of goodwill is not amortized, but rather, is evaluated for impairment at least annually, as of October 1, and, additionally on an interim basis, whenever events or changes in circumstances indicate that the carrying amount of goodwill will not be recoverable. The Company performs this evaluation by comparing the fair value of a reporting unit to its carrying value, including goodwill recorded by the reporting unit.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        The Company has a single reporting unit. The Company's review for impairment includes an assessment of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company performs a quantitative goodwill impairment test, which compares the fair value of the reporting unit with its carrying amounts. The Company estimates the fair value of its reporting unit considering both income and market-based approaches. The estimated fair value of a reporting unit is determined based on assumptions regarding estimated future cash flows, discount rates, long-term growth rates and market values.

        The Company completed its analyses for each of the years ended December 31, 2020, 2019, and 2018 and determined that there was no impairment of goodwill.

Intangible Assets, Net

        Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives.

        The estimated useful lives of the Company's finite-lived intangible assets are as follows:

Technology	4 - 8 years
Customer relationships	5 - 12 years
Trademarks	5 - 15 years

Impairment of Long-Lived Assets

        Long-lived assets, such as property and equipment and intangible assets subject to depreciation and amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than the Company had originally estimated. Recoverability of these assets is measured by comparison of the carrying amount of each asset or asset group to the future undiscounted cash flows the asset or asset group is expected to generate over their remaining lives. If the asset or asset group is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset or asset group. If the useful life is shorter than originally estimated, the Company amortizes the remaining carrying value over the new shorter useful life. There were no impairments recognized for the years ended December 31, 2020, 2019 and 2018.

Debt Issuance Costs

        Prior to the Company's New Revolving Credit Facility, as described in Footnote 8, Long-term Debt, the Company reflected debt issuance costs for the Prior Credit Facilities in the Consolidated Balance Sheets as a direct deduction from the gross amount, consistent with the presentation of a debt discount. Debt issuance costs for the Prior Credit Facilities were amortized to interest expense over the term of the underlying debt instrument, utilizing the effective interest rate method. For the New Revolving Credit Facility, debt issuance costs meet the definition of an asset and are recorded in the Consolidated Balances Sheets in Other Non-Current Assets. Debt issuance costs incurred for the New Revolving Credit Facility that were capitalized total $0.9 million. Debt issuance costs for the New

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Revolving Credit Facility are amortized to interest expense over the contractual term of the underlying debt instrument on a straight-line basis through the maturity date of the instrument of October 1, 2025. As of December 31, 2020 and December 31, 2019, remaining debt issuance costs were $1.4 million and $0.9 million, respectively.

Revenue Recognition

        On January 1, 2019, the Company adopted Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (ASC 606), using the modified retrospective method. The adoption of ASU 2014-09 did not result in a material change in the timing or amount of revenue recognized. Prior to January 1, 2019, the Company recognized its revenues in accordance with ASC 605, Revenue Recognition, when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. Results for reporting periods beginning after January 1, 2019 are presented in accordance with ASC 606, while prior period amounts have not been adjusted.

        In accordance with ASC 606, the Company recognizes revenue under the core principle to depict the transfer of control to its customers in an amount reflecting the consideration to which it expected to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.

        The Company's contracts with customers may include multiple promised services, consisting of the various impression measurement services the Company offers. For all revenue channels, the Company identifies performance obligations by evaluating whether the promised goods and services are capable of being distinct and distinct within the context of the contract at contract inception. Promised goods and services that are not distinct at contract inception are combined as one performance obligation. Once the Company identifies the performance obligations, the Company will determine the transaction price based on contractually fixed amounts. The Company allocates the transaction price to each performance obligation based on the standalone selling price.

        The major sources of revenue include Advertiser Direct, Advertiser Programmatic, and Supply-Side Customers.

Advertiser Direct and Advertiser Programmatic Revenue

        For Advertiser Direct revenue, advertisers can purchase the Company's services to measure the quality and performance of ads purchased directly from digital properties, including publishers and social media platforms. Advertisers are provided access to the Company's platform through the Company's proprietary self-service software that provides the Company's customers with access to data on all their digital ads and enables them to make changes to their ad strategies. In these arrangements, the customer pays a fee to the Company based on the ads measured.

        For Advertiser Programmatic revenues, advertisers purchase the Company's services through programmatic platforms to evaluate the quality of ad inventories before they are purchased. Advertisers may purchase the Company's service offering through a Demand-Side Platform that manages various

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

ad campaign auctions and inventory on behalf of the advertisers. Customers elect to use the Company's service of evaluating the quality of advertising inventory up for bid on an advertising exchange. The ability to provide these services to customers requires that the Company enter into product integration agreements with Demand-Side Platforms who in turn make the Company's services available to advertisers. In these arrangements, the customer pays a fee to the Company (collected by the Demand-Side Platform) for the successful execution of the purchase of advertising inventory on an exchange.

        For Advertiser Direct and Advertiser Programmatic revenues, contracts with multiple performance obligations typically consist of services aimed at advertisers to help evaluate and ensure the success of a brand campaign by measuring authentic impressions. These services are generally delivered together as impressions are measured. Revenue is recognized over time, as the Company is providing services that the customer is continuously consuming and receiving benefit from or upon completion of the service. The Company considers the "right to invoice" practical expedient appropriate in the context of the Company's contracts as this directly corresponds to the value of the Company's performance to date. In this case, the Company's pricing structure is (1) solely variable on the basis of the customer's usage of the Company's services, (2) is priced at a fixed rate per usage and (3) gives the entity the right to invoice the customer for its usage as it occurs.

Supply-Side Customers

        Supply-Side Customer revenues consist of arrangements with publishers and other supply-side customers to provide them with software solutions and data analytics to enable them to maximize revenue from their digital advertising inventory. Certain arrangements include minimum guaranteed fees that reset monthly and are recognized on a straight-line basis over the access period, which is usually twelve months. For contracts that contain overages, once the minimum guaranteed amount is achieved, overages are recognized as earned over time based on a tiered pricing structure. Such revenues are recognized on an input method time-elapsed basis, as the Company is providing services that the customer is continuously consuming and receiving benefit from, and such recognition best depicts the transfer of control to the customer. Overages give rise to variable consideration that is allocated to the distinct periods to which the overage relates.

Transactions that Involve Third Parties

        For transactions that involve third parties, the Company evaluates which party in the arrangement obtains control of the Company's services (and is therefore the Company's customer), which impacts whether the Company reports as revenue the gross amounts paid by the advertiser through the Demand-Side Platform or the net amount paid by the Company's Demand-Side Platform partners. For certain arrangements, advertisers ("customers") may purchase the Company's service offering through a Demand-Side Platform that manages various ad campaign auctions and inventory on behalf of the advertisers. Customers elect to use the Company's service of evaluating the quality of advertising inventory up for bid on an advertising exchange. The ability to provide these services to customers requires that the Company enter into product integration agreements with Demand-Side Platforms who in turn make the Company's services available to advertisers. In these arrangements, the customer pays a fee to the Company (collected by the Demand-Side Platform) for the successful execution of the

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

purchase of advertising inventory on an exchange. In these transactions, the Company transfers control of the Company's services directly to the advertiser (who is the Company's customer) and therefore revenue is recognized for the gross amount paid by the advertiser for the Company's services. Specifically, the Company transfers control of the data that is influencing the purchasing decisions directly to the customer and the Company is primarily responsible for providing these services to the customer. That is, control of these services (or a right to these services) does not transfer to the Demand-Side Platform before they are transferred to the Company's customers. Further, the Company has latitude in establishing the sales price with those customers as there is a fixed retail rate card that is included in the product integration agreements with the Demand-Side Platforms or are governed by contracts in place with the customers. Accordingly, the Company records revenue for the gross amounts paid by advertisers for these services and records the amounts retained by the Demand-Side Platforms as a cost of revenue.

        Contract assets relate to the Company's conditional right to consideration for completed performance under the contract (e.g., unbilled receivables) and are included in Trade receivables, net of allowance for doubtful accounts.

Costs to Fulfill or Obtain a Contract

        The Company recognizes direct fulfillment costs as an expense when incurred. These costs include commission programs to compensate employees for generating sales orders under the Company's master services agreements or integration agreements, and are included in Sales, marketing, and customer support. The Company has not incurred incremental costs to obtain contracts during the periods ended December 31, 2020, 2019 and 2018, respectively.

Operating Expenses

        Cost of revenue includes platform hosting fees, data center costs, software and other technology expenses and other costs directly associated with data infrastructure. Cost of revenue also includes personnel costs including salaries, bonuses, stock-based compensation, employee benefit costs, commissions related to revenue share arrangements with Demand-Side Platforms, and allocated overhead expenses for personnel who provide the Company's customers with support in implementing and using the Company's software platform. Cost of revenues excludes depreciation and amortization.

        Product development expenses consist primarily of personnel costs, including salaries, bonuses, stock-based compensation, employee benefits costs, and allocated overhead expenses inclusive of engineering, product and technical operation expenses, third-party consultant costs associated with the ongoing research, development and maintenance of the Company's software platform. Technology and development costs are expensed as incurred, except to the extent that such costs are associated with software development that qualifies for capitalization, which are then recorded as capitalized software and included in Property, plant and equipment, net on the Company's Consolidated Balance Sheets.

        Sales, marketing and customer support expenses consist primarily of personnel costs, including salaries, bonuses, stock-based compensation, employee benefits costs, commission costs, and allocated overhead expenses for the Company's sales, marketing and customer support personnel. Sales, marketing, and customer support expense also include costs for market development programs,

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

advertising costs, attendance at events and trade shows, promotional and other marketing activities. Advertising costs include expenses associated with direct marketing but exclude the costs of attendance at events and trade shows. Advertising costs were less than $0.1 million, $0.1 million, and nil for the years ended December 31, 2020, 2019 and 2018, respectively. Commissions costs are expensed as incurred.

        General and administrative expenses consist primarily of personnel costs, including salaries, bonuses, stock-based compensation, employee benefits costs and other overhead expenses associated with the Company's executive, finance, legal, human resources, compliance, and other administrative personnel, as well as accounting, tax, and legal professional services fees, rent, bad debt expense and other overhead expense related to human resource and finance activities, as well as other corporate costs including offering costs.

        For the year ended December 31, 2020, the Company recorded $0.9 million in recoveries from business interruption insurance classified in General and administrative in the Consolidated Statement of Operations and Comprehensive Income. The insurance recovery related to investigating and remediating certain information technology and cybersecurity matters that occurred in the year. There were no recoveries from business interruption insurance for the years ended December 31, 2019 and 2018, respectively.

Concentrations of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company maintains cash deposits with financial institutions that, from time to time, exceed applicable insurance limits. The Company reduces this risk by maintaining such deposits with high quality financial institutions that management believes are creditworthy. Cash and cash equivalents are maintained with several financial institutions domestically and internationally. The combined account balances held on deposit at each institution typically exceed Federal Deposit Insurance Corporation ("FDIC") insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company monitors this credit risk and makes adjustments to the concentrations as necessary. As of December 31, 2020 and 2019, the Company had deposits of $29.0 million and $7.5 million, respectively, which exceeded the FDIC insurance coverage amounts.

        With respect to accounts receivable, credit risk is mitigated by the Company's ongoing credit evaluation of its customers' financial condition. No single customer accounted for more than 10 percent of trade receivables for the years ended December 31, 2020 and 2019. With respect to revenues, no single customer accounted for more than 10% of revenues for the years ended December 31, 2020, 2019 and 2018.

Other (Income) Expense, Net

        Other (income) expense, net primarily consists of interest income, change in fair value associated with contingent considerations, loss on extinguishment of debt, and the impact of foreign currency transaction gains and losses associated with monetary assets and liabilities.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Income Taxes

        Income taxes are accounted for using the asset and liability method. Deferred income taxes are provided for temporary differences in recognizing certain income, expense and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the difference between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. Excess tax benefits and tax deficiencies are recognized in the income tax provision in the period in which they occur.

        The Company records a valuation allowance when it determines, based on available positive and negative evidence, that it is more-likely-than-not that some portion or all of its deferred tax assets will not be realized. The Company determines the realizability of its deferred tax assets primarily based on the reversal of existing taxable temporary differences and projections of future taxable income (exclusive of reversing temporary differences and carryforwards). In evaluating such projections, the Company considers its history of profitability, the competitive environment, and general economic conditions. In addition, the Company considers the time frame over which it would take to utilize the deferred tax assets prior to their expiration.

        For certain tax positions, the Company uses a more-likely-than-not threshold based on the technical merits of the tax position taken. Tax positions that meet the more-likely-than-not recognition threshold are measured at the largest amount of tax benefits determined on a cumulative probability basis, which are more-likely-than-not to be realized upon ultimate settlement in the financial statements. The Company's policy is to recognize interest and penalties related to income tax matters in income tax expense.

        On December 22, 2017, U.S. tax reform legislation known as the Tax Cuts and Jobs Act (the "TCJA") was signed into law. As of December 31, 2018, the Company's accounting for the TCJA has been completed. The Company has determined the effects of certain provisions, including but not limited to: a reduction in the corporate tax rate from 35% to 21%, a limitation of the deductibility of certain officers' compensation, a limitation on the current deductibility of net interest expense in excess of 30% of adjusted taxable income, a limitation of net operating losses generated after 2018 to 80% of taxable income, an incremental tax (base erosion anti-abuse or "BEAT") on excessive amounts paid to foreign related parties, and a minimum tax on certain foreign earnings in excess of 10% of the foreign subsidiaries tangible assets (global intangible low- taxed income or "GILTI"). As part of its GILTI review, the Company has determined that it will account for GILTI income as it is generated (i.e., treat it as a period expense).

        In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update). The update was issued to provide guidance on the income tax accounting implications of the TCJA. This includes the filing of financial statements with provisional amounts if companies are unable to finalize accounting provisions due to the changes enacted by the TCJA. In addition, subsequent changes to provisional amounts and disclosures are addressed in the ASU. The Company has completed the accounting for the effects of

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

the Tax Act in its Consolidated Financial Statements with immaterial adjustments recorded as of December 31, 2018.

        The COVID-19 pandemic has a global reach, and many countries are introducing measures that provide relief to taxpayers in a variety of ways. In March 2020, the U.S. government enacted tax legislation containing provisions to support businesses during the COVID-19 pandemic (the "CARES Act"), including deferment of the employer portion of certain payroll taxes, refundable payroll tax credits, and technical amendments to tax depreciation methods for qualified improvement property. The CARES Act did not have a material impact on the Company's income tax provision for the year ended December 31, 2020.

Stock-Based Compensation

        The Company accounts for stock-based compensation awards issued to its employees and members of its Board of Directors (the "Board") in accordance with ASC 718, Compensation—Stock Compensation. ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair value-based measurement method in accounting for these transactions with employees.

        Stock-based compensation is measured at grant date based on the estimated fair value of the award and is expensed on a straight-line basis over the requisite service period net of an estimated forfeiture rate. The Company uses historical data to estimate forfeitures. The Company's stock-based compensation awards relate to restricted stock units and stock options. The fair value of restricted stock unit awards is determined on the grant date based on the grant date stock price or a Monte Carlo Simulation model in instances where a market condition exists. For share-based awards that vest subject to the satisfaction of a market condition, the fair value measurement date for stock-based compensation is the date of the grant and the expense is recognized using the accelerated attribution method over the derived service period or upon achievement of the market condition. The fair value of stock option awards is determined on the grant date using the Black-Scholes Merton option pricing model. The option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility, the expected option term and the fair market value of the Company's common stock. Since there is no public market for the Company's common stock, the Company bases its estimates of expected volatility on the median historical volatility of a group of publicly traded companies it believes are comparable to the Company, and uses the average of i) the weighted average vesting period and ii) the contractual life of the option, calculated using the "simplified method". The simplified method allows for estimating the expected life based on an average of the option vesting term and option life, provided that all options meet certain criteria of "plain vanilla" options. The risk-free interest rate is based on the yield from U.S. treasury bonds as of the expected term. Additionally, the Company has assumed that dividends will not be paid.

        Certain grants of stock options to executives contain certain vesting conditions, whereby, subject to the option holders continued employment with the Company, the award will vest upon the date the Company's majority owner has received cumulative cash proceeds in respect of its investment in the Company equal to two times its aggregate cash investment in the Company. This is a market condition, but the requirement that the award vest on the basis of sufficient proceeds distributed to the

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Company's majority owner represents a performance condition. During the years ended December 31, 2020, 2019 and 2018, the outcome of that performance condition is not considered probable, and therefore the Company did not recognize any expense associated with these stock options.

        A certain grant of restricted stock units to an executive contains certain vesting conditions, whereby, subject to the award holders continued employment with the Company, the award will vest upon the date the Company's achieves a certain fair market value for its common stock share price. The estimated fair value of the award was determined using a Monte Carlo Simulation model in accordance with ASC 718. During the year ended December 31, 2020, the market condition was satisfied; therefore, the Company recognized stock-based compensation expense of $0.7 million associated with these restricted stock units in General and administrative expense in the Consolidated Statements of Operations and Comprehensive Income.

Earnings Per Share

        Basic and diluted earnings per share ("EPS") are determined in accordance with ASC 260, Earnings per Share. Basic EPS is calculated by dividing net income by the weighted average number of common stock outstanding during the period. Diluted EPS is based upon the weighted average number of outstanding shares of common stock and dilutive common stock equivalents in the period. Common stock equivalents arise from dilutive stock options and restricted stock units and are computed using the treasury stock method. Anti-dilutive common stock equivalents are excluded from diluted EPS.

Emerging Growth Company Status

        The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards. As a result, the Company's financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

        These exemptions will apply until the Company no longer meets the requirement of being an emerging growth company. The Company will remain an emerging growth company until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the completion of this offering, (ii) in which the Company has total annual gross revenue of at least $1.07 billion or (iii) in which the Company is deemed to be a large accelerated filer, which means the market value of the Company's common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of the Company's prior second fiscal quarter, and (b) the date on which the Company has issued more than $1.07 billion in non-convertible debt during the prior three-year period.

Offering Costs

        Offering costs consist of expenses incurred during the Company's preparation of its proposed initial public offering ("IPO"). These expenses include registration fees, filing fees, specific legal and accounting fees which are directly related to the Company's efforts to raise capital through an IPO.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

The Company expenses offering costs as they are incurred. For the year ended December 31, 2020, offering costs were $3.6 million and recorded in General and administrative in the Consolidated Statement of Operations and Comprehensive Income.

Recently Issued Accounting Pronouncements

Financial Instruments—Credit Losses

        In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"), which is intended to provide more decision-useful information about expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. ASU 2016-13 revises the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in more timely recognition of losses on financial instruments, including, but not limited to accounts receivable. This guidance is effective for annual reporting periods beginning after December 15, 2022 for non-public entities, including interim periods within that reporting period. Early adoption is permitted. The Company is currently in process of evaluating the impact of this standard on the Company's Consolidated Financial Statements.

Cloud Computing

        In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract ("ASU 2018-15"). This update was issued to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The amendments in ASU 2018-15 are effective for annual periods beginning after December 15, 2020 for non-public entities, including interim reporting periods within those annual periods. The Company is currently in process of evaluating the impact of this standard on the Company's Consolidated Financial Statements.

Leases

        In February 2016, the FASB issued ASU No. 2016-02, Leases Topic 842 ("ASU 2016-02"). The guidance in ASU 2016-02 supersedes the lease recognition requirements in ASC Topic 840, Leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for fiscal years beginning after December 15, 2021 for non-public entities, with early adoption permitted. The Company is currently in process of evaluating the impact of this standard on the Company's Consolidated Financial Statements.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Simplifying the Accounting for Income Taxes

        In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) ("ASU 2019-12"). ASU 2019-12 issued guidance on the accounting for income taxes that, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. This guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company's Consolidated Financial Statements.

Reference Rate Reform

        In March 2020, the FASB issued Accounting Standards Update ("ASU") No. 2020-04, "Facilitation of the Effects of Reference Rate Reform on Financial Reporting" ("ASU No. 2020-04"). The amendment in this update provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendment in this update applies only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendment does not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The amendment in this update is effective for all entities as of March 12, 2020 through December 31, 2022. The Company adopted this amendment on March 12, 2020. There was no impact to the Consolidated Financial Statements for the year ended December 31, 2020. The Company continues to monitor the transition of LIBOR to alternative reference rate measures.

3. Revenue

        The following table disaggregates revenue between advertiser customers, where revenue is generated based on number of ads measured for Direct or measured and purchased for Programmatic, and supply-side customers, where revenue is generated based on contracted minimum guarantees and tiered pricing when guarantees are met.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

3. Revenue (Continued)

        Disaggregated revenue by customer type is as follows:

	For the Years Ended December 31,
(in thousands)	2020	2019	2018
Advertisers—direct	$106,422	$84,423	$60,122
Advertisers—programmatic	116,115	83,475	36,866
Supply-side customer	21,380	14,765	7,316

Total Revenue	$243,917	$182,663	$104,304

        Contract assets relate to the Company's conditional right to consideration for completed performance under the contract (e.g., unbilled receivables). Trade receivables, net of allowance for doubtful accounts, include unbilled receivable balances of $44.9 million and $25.1 million as of December 31, 2020 and December 31, 2019, respectively. The increase in unbilled receivable balances was driven by an increase in revenue.

        For the year ended December 31, 2020, as a concession to a Demand-Side Platform partner, the Company agreed to pay $4.6 million to that partner for amounts that were incorrectly billed by the partner and remitted to the Company in the period from January 2018 through December 2019. This concession was recognized as a reduction of revenue.

4. Business Combinations

Ad-Juster, Inc.

        On October 29, 2019, the Company acquired all the outstanding stock of Ad-Juster, Inc. ("Ad-Juster"), a cloud-based SaaS provider of unified data reporting and analytics solutions for digital advertising publishers. Ad-Juster products allow publishers to compile, analyze, and share data to maximize digital advertising revenue and streamline digital advertising operations across multiple platforms. Acquiring Ad-Juster creates a holistic measurement and analytics solution across the entire digital ecosystem, enhancing the Company's current suite of products provided to Supply-Side customers. The purchase price related to this acquisition was $35.5 million in cash which included closing adjustments of approximately $0.2 million paid in February 2020. Upon acquisition, the Company used $1.8 million in cash to pay down Ad-Juster's vested stock options, which was included in the consideration transferred. The Ad-Juster acquisition was financed with available cash drawn down from the Company's Prior Delayed Draw Term Loan, as described in Footnote 8, Long-term Debt.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

4. Business Combinations (Continued)

        The following table summarizes the final fair value of assets acquired and liabilities assumed as of the acquisition date:

(in thousands)
Assets
Cash and cash equivalents	$2,484
Trade receivables	788
Prepaid expenses and other current assets	163
Property, plant and equipment	151
Intangible assets
Technology	4,750
Trademarks	490
Customer Relationships	1,470

Total Intangible Assets	6,710
Goodwill	28,940

Total assets acquired	$39,236
Liabilities
Deferred tax liabilities	$957
Trade payables	358
Accrued expenses	478
Other current liabilities	131

Total liabilities assumed	1,924

Total purchase consideration	$37,312

        The acquired intangible assets of Ad-Juster are amortized over their estimated useful lives. Accordingly, trademark will be amortized over five years, customer relationships will be amortized over ten years and developed technology will be amortized over four to eight years. For the years ended December 31, 2020 and 2019, amortization for the acquired intangible assets was $0.9 million and 0.2 million, respectively. The Company recognized a deferred tax liability of $1.0 million in relation to the intangible assets acquired.

        The goodwill and identified intangible assets are not deductible for tax purposes. The Company incurred acquisition-related transaction costs of $1.0 million for the year ended December 31, 2019, which are included in General and administrative expense in the Consolidated Statements of Operations and Comprehensive Income.

        The financial results of Ad-Juster were included in the Company's Consolidated Financial Statements from the date of acquisition and the results included in the periods presented for the acquisition are not material. The pro forma impact of the Ad-Juster acquisition is not material to the Company's overall consolidated operating results and therefore is not presented.

Zentrick NV

        On February 15, 2019, the Company acquired all of the outstanding stock of Zentrick NV ("Zentrick"). Zentrick, headquartered in Ghent, Belgium is a digital video technology company that

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

4. Business Combinations (Continued)

provides middleware solutions that increase the performance of online video advertising for brand advertisers, advertising platforms and publishers. This acquisition integrates technology into The Company's suite of products related to advertising viewability specifically on video formats, a growing segment of the advertising market and critical for the delivery of verification services to social platform and connected TV. The aggregate purchase price consists of 1) $23.2 million paid in cash in closing, which excluded closing adjustments of approximately $0.2 million paid in April 2019 2) $0.1 million in holdback payment of which 50% was payable 12 months after the closing date, and the remaining 50% payable 24 months after the closing date 3) up to $17.3 million of performance-based deferred payments comprised of two components. The first component has a $4.0 million maximum payment related to four milestone tranches of $1.0 million each based on achievement of certain product milestones ("technical milestones"). The second component has a total maximum payment of $13.0 million and varies based upon certain revenue targets in fiscal 2019, 2020, and 2021 ("revenue targets").

        Under the terms of the deferred payment, approximately $2.4 million of the technical milestones and $5.6 million of the revenue targets is accounted for as consideration in the business combination, and approximately $1.6 million of the technical milestones and $7.4 million of the revenue targets is compensation expense under ASC 710.

        As of December 31, 2020, the technical milestone and revenue target components of the contingent consideration had a fair value of $1.7 million, of which $1.2 million and $0.5 million are recorded in Contingent Considerations Current and Non-Current, respectively, in the Consolidated Balance Sheets. For the year ended December 31, 2020, the Company recorded a $0.9 million unrealized gain for the change in fair value in the Consolidated Statement of Operations and Comprehensive Income. For the year ended December 31, 2019, $1.1 million of unrealized gains were charged to the Statement of Operations and Comprehensive Income. This decrease in fair value is due to actual 2020 revenues falling below the milestone target, a decrease in forecasted 2021 revenues for the 2021 revenue target, and changes in estimates related to the timing of achievement of two of the four technical milestones by approximately 6 months.

        As of December 31, 2020, the technical milestone and revenue target components treated as compensation cost total $1.1 million, of which $0.8 million and $0.3 million and are included in Other Current Liabilities and Other Non-Current Liabilities, respectively, in the Consolidated Balance Sheets. For the year ended December 31, 2020, $0.2 million were charged to and classified as Product development expense in the Consolidated Statements of Operations and Comprehensive Income respectively. For the year ended December 31, 2019, $1.7 million were charged to and classified as Product development expense in the Statement of Operations and Comprehensive Income.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

4. Business Combinations (Continued)

        The following table summarizes the components of purchase price that constitutes the consideration transferred:

(in thousands)
Cash	$23,417
Fair value of contingent consideration—technical milestones	2,319
Fair value of contingent consideration—revenue targets	2,370
Fair value of deferred payment	100

Total	$28,206

        The following table summarizes the fair value of assets acquired and liabilities assumed as of the acquisition date:

(in thousands)
Assets
Cash and cash equivalents	$724
Trade receivables	454
Other assets	164
Intangible assets
Technology	4,700
Customer Relationships	150

Total Intangible Assets	4,850
Goodwill	24,241

Total assets acquired	$30,433

Liabilities
Deferred tax liabilities	$1,431
Trade payables	117
Other current liabilities	679

Total liabilities assumed	2,227

Total purchase consideration	$28,206

        The acquired intangible assets of Zentrick are amortized over their estimated useful lives. Accordingly, customer relationships will be amortized over five years and developed technology will be amortized over five years. For the year ended December 31, 2020 and 2019, amortization for the acquired intangible assets was $1.0 and $0.8 million, respectively. The Company recognized a deferred tax liability of $1.4 million in relation to the intangible assets acquired.

        The goodwill and identified intangible assets are not deductible for tax purposes. The Company incurred acquisition-related transaction costs of $0.6 million for the year ended December 31, 2019, which are included in General and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income.

        The financial results of Zentrick were included in the Company's Consolidated Financial Statements from the date of acquisition and the results included in the periods presented for the

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

4. Business Combinations (Continued)

acquisition are not material. The pro forma impact of the Zentrick acquisition is not material to the Company's overall consolidated operating results and therefore is not presented.

Leiki Oy

        On December 27, 2018, the Company acquired all of the outstanding stock of Leiki Oy ("Leiki"). Leiki is headquartered in Helsinki, Finland and provides contact and contextual classification services in multiple languages for digital text and video data to brands and publishers worldwide. This acquisition expands contextual targeting into programmatic segments and provides content classification to publishers for greater optimization. The aggregate purchase price consists of 1) $13.1 million paid in closing in cash 2) working capital adjustment to be paid within 1 year, and 3) holdback payment of approximately $4.1 million of which 50% is payable 12 months after the closing date, and the remaining 50% payable 18 months after the closing date. Upon acquisition, the Company used $0.6 million in cash to pay down Leiki's vested stock options, which was included in the consideration transferred.

        The total consideration transferred was $17.8 million. The cash consideration transferred was $13.9 million, including closing adjustments of $0.2 million that was paid in 2019. The holdback payment is not contingent on a future event occurring or condition being met but based solely on the passage of time, therefore the holdback payment is not accounted for as a contingent consideration. The holdback payment is initially measured at fair value on the acquisition date and the deferred payment is included in the total cash consideration transferred. During the year ended December 31, 2019, the company paid $2.0 million, and therefore the deferred payment balance was $2.0 million and $3.9 million as of December 31, 2019 and 2018, respectively, which is presented in liabilities in the Consolidated Balance Sheets. The remaining deferred payment of $2.0 million was fully paid during the year ended December 31, 2020.

        The following table summarizes the components of purchase price that constitutes the consideration transferred:

(in thousands)
Cash	$13,865
Fair value of deferred payments	3,932

Total	$17,797

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

4. Business Combinations (Continued)

        The following table summarizes the fair value of assets acquired and liabilities assumed as of the acquisition date:

(in thousands)
Assets
Cash and cash equivalents	$2,240
Trade receivables	595
Property, plant and equipment	6
Intangible assets
Technology	3,000
Customer Relationships	100

Total Intangible Assets	3,100
Goodwill	13,909

Total assets acquired	$19,850

Liabilities
Deferred tax liabilities	$912
Trade payables	607
Accrued expenses	534

Total liabilities assumed	2,053

Total purchase consideration	$17,797

        The acquired intangible assets of Leiki are amortized over their estimated useful lives. Accordingly, customer relationships will be amortized over five years and developed technology will be amortized over five years. Amortization for the acquired intangible assets was $0.6 million each for the years ended December 31, 2020 and 2019, and nil for the year ended December 31, 2018. The Company recognized a deferred tax liability of $0.9 million in relation to the intangible assets acquired.

        The goodwill and identified intangible assets are not deductible for tax purposes. The Company incurred acquisition-related transaction costs of $0.5 million for the year ended December 31, 2018, which are included in General and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income.

        The financial results of Leiki Oy were included in the Company's Consolidated Financial Statements from the date of acquisition and the results included in the periods presented for the acquisition are not material. The pro forma impact of the Leiki acquisition is not material to the Company's overall consolidated operating results and therefore is not presented.

        The goodwill associated with the Company's acquisitions include the acquired assembled work force, the value associated with the opportunity to leverage the work force to continue to develop the technology assets, as well as the ability to grow the Company through adding additional customer relationships or new solutions in the future.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

5. Goodwill and Intangible Assets

        The following is a summary of changes to the goodwill carrying value from December 31, 2018 through December 31, 2019:

Goodwill as of December 31, 2018	$174,204
Business combinations (Zentrick and Ad-Juster)	53,181
Foreign exchange impact	(36)

Goodwill as of December 31, 2019	$227,349

        There were no changes to the goodwill carrying value from December 31, 2019 through December 31, 2020. The foreign exchange impact on Goodwill was immaterial for the period.

        The following table summarizes the Company's intangible assets and related accumulated amortization:

	As of December 31, 2020			As of December 31, 2019
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks and brands	11,690	(2,562)	9,128	11,690	(1,718)	9,972
Customer relationships	102,220	(27,720)	74,500	102,220	(19,148)	83,072
Developed Technology	63,210	(25,128)	38,082	63,184	(16,607)	46,577

Total intangible assets	$177,120	$(55,410)	$121,710	$177,094	$(37,473)	$139,621

        Amortization expense related to intangible assets amounted to $17.9 million, $17.1 million, and $15.6 million for the years ended December 31, 2020, 2019 and 2018, respectively.

        Estimated future expected amortization expense of intangible assets as of December 31, 2020, is as follows:

(in thousands)
2021	$17,860
2022	17,860
2023	17,825
2024	16,205
Thereafter	51,960

Total	$121,710

        The weighted-average remaining useful life by major asset classes as of December 31, 2020 is as follows:

(In years)
Trademarks and brands	11
Customer relationships	9
Developed Technology	5

        There were no impairments identified during the years ended December 31, 2020, 2019 and 2018.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

6. Property, Plant and Equipment, net

        Property, plant and equipment, net, including equipment under capital lease obligations and capitalized software development costs, consists of the following:

	As of
(in thousands)	December 31, 2020	December 31, 2019
Computers and peripheral equipment	$14,577	$12,666
Office furniture and equipment	1,124	387
Leasehold improvements	9,267	5,736
Capitalized software development costs	8,382	3,144
Less accumulated depreciation and amortization	(15,243)	(8,495)

Total property, plant and equipment, net	$18,107	$13,438

        For the years ended December 31, 2020, 2019, and 2018 total depreciation expense was $6.7 million, $4.7 million and $3.0 million, respectively.

        Property and equipment financed through capital lease obligations, consisting of computer equipment, totaled $10.7 million and $9.0 million as of December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, accumulated depreciation related to property and equipment financed through capital leases totaled $7.6 million and $5.2 million, respectively, refer to Footnote 14, Commitments and Contingencies.

7. Fair Value Measurement

        The following tables present the Company's financial instruments that are measured at fair value on a recurring basis:

	As of December 31, 2020
(in thousands)	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Assets:
Cash equivalents:	$2,474	$—	$—	$2,474

Liabilities:
Contingent consideration current	—	—	1,198	1,198
Contingent consideration non-current	—	—	462	462

Contingent consideration	$—	$—	$1,660	$1,660

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

7. Fair Value Measurement (Continued)

	As of December 31, 2019
(in thousands)	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Assets:
Cash equivalents:	$2,473	$—	$—	$2,473

Liabilities:
Contingent consideration current	—	—	2,014	2,014
Contingent consideration non-current	—	—	1,196	1,196

Contingent consideration	$—	$—	$3,210	$3,210

        Cash equivalents, consisting of money market funds and time deposits, of $2.5 million and $2.5 million as of December 31, 2020 and December 31, 2019, respectively, were classified as Level 1 of the fair value hierarchy and valued using quoted market prices in active markets.

        Contingent consideration relates to potential payments that the Company may be required to make associated with a business combination. To the extent that the valuations of these liabilities are based on inputs that are less observable or not observable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for measures categorized in Level 3.

        Rollforward of the fair value measurements of the contingent consideration categorized with Level 3 inputs for the years ended December 31, 2020 and December 31, 2019 is as follows:

Balance at January 1, 2019	$—
Fair value at date of acquisition	4,689
Fair value adjustments	(1,079)
Payments during the year	(601)
Accretion expense	201
Balance at December 31, 2019	$3,210
Fair value adjustments	(949)
Payments during the year	(601)

Balance at December 31, 2020	$1,660

        The fair value of the component of contingent consideration related to achievement of revenue targets have been estimated using a Monte Carlo model to simulate future performance of the acquired business under a risk-neutral framework; significant assumptions include a risk-adjusted discount rate of 12.7% and revenue volatility of 30.0% for December 31, 2020 and a risk-adjusted discount rate of 14.8% and revenue volatility of 23.0% for December 31, 2019. The fair value of the component of contingent consideration related to achievement of four technical milestones have been estimated using situation-based modeling, which considers the probability-weighted present value of the expected payout amount.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

8. Long-term Debt

        On September 20, 2017, DoubleVerify, as borrower, and Midco, as guarantor, entered into a senior secured credit facility with Capital One, National Association consisting of a $30 million term loan facility, a revolving loan facility of up to $7 million (collectively, the "Old Credit Facilities"), and a letter of credit facility of up to $3 million as a sublimit of the revolving loan facility.

        On July 31, 2018, DoubleVerify, as borrower, and Midco, as guarantor, entered into an amended and restated credit agreement (the "Prior Credit Agreement") that amended and replaced the Old Credit Facilities, providing for a $55 million term loan facility with Capital One, National Association (the "Prior Term Loan"), a $20 million delayed draw term loan facility (the "Prior Delayed Draw Term Loan"), a revolving loan facility of up to $20 million (the "Prior Revolver" and, collectively with the Prior Term Loan and the Prior Delayed Draw Term Loan, the "Prior Credit Facilities"), and a letter of credit facility of up to $5 million as a sublimit of the Prior Revolver. The Prior Credit Facilities were used to refinance the Old Credit Facilities. The Prior Credit Facilities were payable in quarterly installments of $0.1 million, had an interest rate of LIBOR plus 3.75%, and were due in full at maturity on July 31, 2023.

        On October 1, 2020, DoubleVerify, as borrower, and Midco, as guarantor, entered into an amendment and restatement agreement with the banks and other financial institutions party thereto, as lenders, and Capital One, National Association, as administrative agent, letter of credit issuer and swing lender, and others, to (i) amend and restate the Prior Credit Agreement (the Prior Credit Agreement, as amended and restated on October 1, 2020, the "Credit Agreement") and (ii) replace the Prior Credit Facilities with a new senior secured revolving credit facility (the "New Revolving Credit Facility") in an aggregate principal amount of $150.0 million (with a letter of credit facility of up to $15.0 million as a sublimit). Subject to certain terms and conditions, the Borrower is entitled to request additional term loan facilities or increases in the revolving credit commitments under the New Revolving Credit Facility. The New Revolving Credit Facility is payable in quarterly installments for interest, with the principal balance due in full at maturity on October 1, 2025. Additional fees paid quarterly include fees for the unused revolving facility and unused letter of credit. The commitment fee on any unused balance is payable periodically and may range from 0.25% to 0.40% based upon the total net leverage ratio. The New Revolving Credit Facility bears interest at LIBOR plus 2.25%, which may vary from time to time based on DoubleVerify's total net leverage ratio calculated in accordance with the Credit Agreement.

        In connection with the amended and restated agreement, the Company recorded a loss on extinguishment of $0.4 million in Interest expense (income) in the Consolidated Statements of Operations and Comprehensive Income.

        The New Revolving Credit Facility contains a number of significant negative covenants. Subject to certain exceptions, these covenants require DoubleVerify to comply with certain requirements and restrictions to, among other things: incur indebtedness; create liens; engage in mergers or consolidations; make investments, loans and advances; pay dividends or other distributions and repurchase capital stock; sell assets; engage in certain transactions with affiliates; enter into sale and leaseback transactions; and make certain accounting changes. As a result of these restrictions, substantially all of the net assets of DoubleVerify are restricted from distribution to the Company or any of its holders of equity.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

8. Long-term Debt (Continued)

        The New Revolving Credit Facility has a first priority lien on substantially all of the assets of Midco, DoubleVerify and Ad-Juster, Inc., the Company's indirect subsidiary. The New Revolving Credit Facility requires DoubleVerify to remain in compliance with a maximum total net leverage ratio and a minimum fixed charge coverage ratio as defined in the Credit Agreement.

        Maximum total net leverage ratio is measured as consolidated total net indebtedness divided by consolidated adjusted earnings before interest, taxes, depreciation and amortization for the most recently ended twelve-month period for which financial statement have been delivered, as defined by the Credit Agreement.

        Minimum fixed charge coverage ratio is measured as the ratio of consolidated adjusted earnings before interest, taxes, depreciation, and amortization for the most recently ended twelve-month period for which financial statements have been delivered less the sum of consolidated capital expenditures, taxes, management fees, and restricted payments to consolidated interest expense for such period plus schedule principal payments of indebtedness, as defined by the Credit Agreement.

        As of December 31, 2020, the maximum total net leverage ratio and minimum fixed charge coverage ratio is 3.5x and 1.25x, respectively. DoubleVerify is in compliance with all covenants under the New Revolving Credit Facility as of December 31, 2020.

        DoubleVerify drew $90.0 million on the New Revolving Credit Facility at the close of the transaction to pay off the Prior Credit Facilities balance of $73.6 million as of September 30, 2020 and fund the repurchase of a former executive's time-based options, as described in Footnote 12, Stock-Based Compensation for more information. On December 24, 2020, DoubleVerify paid $68.0 million of its outstanding balance under the New Revolving Credit Facility. As of December 31, 2020, $22.0 million was outstanding under the New Revolving Credit Facility due at maturity.

9. Income Tax

        The components of income (loss) before income tax (benefit) provision are as follows:

	Year ended December 31,
	2020	2019	2018
Domestic	$10,017	$28,690	$2,454
Foreign	7,292	6,670	(474)

Income before income taxes	$17,309	$35,360	$1,980

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

9. Income Tax (Continued)

        Income tax provision (benefit) is as follows:

	Year ended December 31,
(in thousands)	2020	2019	2018
Current
Federal	$176	$3,524	$—
State	636	4,776	594
Foreign	1,181	1,756	371

Total current tax provision	$1,993	$10,056	$965

Deferred
Federal	$(3,608)	$1,830	$(1,134)
State	(1,542)	151	(916)
Foreign	13	16	(112)

Total deferred tax provision (benefit)	$(5,137)	$1,997	$(2,162)

Income tax provision (benefit)	$(3,144)	$12,053	$(1,197)

        A reconciliation of the statutory U.S. income tax rate to the effective income tax rate is as follows:

	Year ended December 31,
	2020	2019	2018
Statutory federal tax rate	21.0%	21.0%	21.0%
State taxes	(7.5)%	11.1%	(45.5)%
Tax credits	(7.3)%	(2.2)%	—%
Foreign taxes	(1.8)%	0.7%	12.8%
Non-deductible items and other	(2.4)%	1.1%	16.3%
Change in valuation allowance	2.3%	—%	4.4%
Change in statutory rates	—%	—%	(83.1)%
Changes in tax reserves	8.6%	0.4%	15.3%
Provision to return adjustment	(13.5)%	—%	(1.6)%
Global Intangible Low Tax Income	1.1%	1.9%	—%
Non-cash compensation	(18.7)%	0.1%	—%

Effective tax rate	(18.2)%	34.1%	(60.4)%

Income Tax Provision (Benefit)

        The Company's effective tax rate for the year ended December 31, 2020 was lower than the U.S. federal statutory income tax rate primarily due to the impact of non-deductible non-cash compensation, certain tax credits, foreign taxes, provision to return adjustments and the impact of other permanent book-tax differences. For the year ended December 31, 2019, the Company's effective tax rate was higher than the U.S. federal statutory income tax rate primarily due to the impact of state and local income taxes, certain tax credits, and the impact of other permanent book-tax differences. For the year ended December 31, 2018, the Company's effective tax rate was lower than the U.S. federal statutory

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

9. Income Tax (Continued)

income tax rate primarily due to a one-time tax benefit of return to provision adjustments related to deductible transaction costs, offset by state and local income taxes, changes in statutory rates, and other permanent book-tax differences.

Deferred Income Taxes

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. The following table details the components of deferred tax assets and liabilities as of December 31, 2020:

	As of December 31,
(in thousands)	2020	2019
Deferred tax assets:
Allowance for doubtful accounts	$1,819	$1,366
Accrued expenses and other	5,307	4,026
Net operating losses	1,298	1,978

Gross deferred tax assets	8,424	7,370
Valuation allowance	(484)	(88)

Net deferred tax assets	$7,940	$7,282

Deferred tax liabilities:
Purchased intangibles	$(35,561)	$(41,180)
Depreciation and amortization	(3,715)	(2,574)

Total deferred tax liabilities	(39,276)	(43,754)

Net deferred tax liabilitiy	$(31,336)	$(36,472)

        The Company has not recorded a deferred tax liability for foreign withholding or other foreign local tax on the undistributed earnings from the Company's international subsidiaries as such earnings are considered to be indefinitely reinvested.

Tax Valuation Allowance

        The Company's deferred tax assets and liabilities are primarily comprised of purchased intangibles, book to tax differences in depreciation and amortization, book and tax differing treatment of accruals, and net operating losses. As of each reporting date, management considers new evidence, both positive and negative, that could impact management's view with regard to the future realization of deferred tax assets. As of December 31, 2020, (i) the Company's taxable temporary differences will provide sufficient US future taxable income to realize the US deferred tax assets and (ii) the Company's projected future pre-tax book income in the US and respective foreign countries is expected to provide sufficient taxable income to realize the deferred tax assets within each jurisdiction's respective statutory carryforward period. Based on this analysis, the Company has concluded that it is more likely than not that the Company will realize most of its US and foreign deferred taxes assets. A valuation allowance is assessed to a small amount of foreign capital losses and US tax loss carryforwards.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

9. Income Tax (Continued)

Net Operating Loss and Credit Carryforwards

        As of December 31, 2020, the Company had a Federal net operating loss carryforward of approximately $0.3 million and a state net operating loss carryforward of approximately $10.9 million. In addition, the Company had loss carryforwards for various foreign countries where the Company has business operations. The aggregate amount of foreign loss carryover is not material as of December 31, 2020. Federal net operating loss carryforwards can be used to offset against taxable income in the future and begin to expire in 2031. The Company utilized approximately $3.0 million and $2.7 million of Federal and state net operating loss carryforwards, respectively, in 2020. Utilization of Federal net operating loss carryforwards may be subject to annual limitations due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The Company's net operating loss carryforwards are subject to the annual limitation under Section 382 of the Internal Revenue Code.

Uncertain Tax Positions

        The Company's income tax returns are open to examination by federal and state authorities for the tax years ended December 31, 2016 and later. However, the Company believes that its tax positions are all highly certain of being upheld upon examination and intends to defend those positions if challenged by the Internal Revenue Services or another taxing jurisdiction.

        For uncertain tax positions, the Company uses a more-likely-than-not recognition threshold based on the technical merits of the tax position taken. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefits determined on a cumulative probability basis, which are more-likely-than-not to be realized upon ultimate settlement in the financial statements. The Company has unrecognized tax benefits, which are tax benefits related to uncertain tax positions which have been or will be reflected in income tax filings that have not been recognized in the financial statements due to potential adjustments by taxing authorities in the applicable jurisdictions. The Company's liabilities for unrecognized tax benefits, which include interest and penalties, were $1.9 million and $0.6 million as of December 31, 2020 and 2019, respectively. The amount of unrecognized tax benefits that, if recognized, would affect the Company's effective tax rate are $1.8 million and $0.5 million as of December 31, 2020 and 2019, respectively and include the federal tax benefit of state deductions. The Company anticipates that no unrecognized tax benefits will reverse during the next year due to the expiration of statutes of limitation.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

9. Income Tax (Continued)

        Changes in the Company's unrecognized tax benefits are as follows:

	For the Years Ended December 31,
(in thousands)	2020	2019
Beginning balance	$595	$383
Increase related to tax positions of prior years	—	—
Increase related to tax positions of the current year	1,496	212
Decrease related to tax positions of prior years	(212)	—
Decrease due to lapse in statutes of limitations	—	—

Ending balance	$1,879	$595

10. Employee Benefit Plans

        The Company has a 401(k) plan for the benefit of all U.S. employees who meet certain eligibility requirements. This plan covers substantially all of the Company's full-time U.S. employees. The Company's contributions costs are at the Company's discretion and were $1.2 million, $0.7 million and $0.5 million for the years ended December 31, 2020, 2019 and 2018 respectively.

11. Earnings Per Share

        The following table reconciles the numerators and denominators used in computations of the basic and diluted EPS:

	For the Years Ended December 31,
	2020	2019	2018
Numerator:
Net Income (basic and diluted)	$20,453	$23,307	$3,177
Denominator:
Weighted-average common shares outstanding	138,072	139,650	139,588
Dilutive effect of stock based awards	7,372	3,396	—

Weighted-average dilutive shares outstanding	145,443	143,046	139,588

Basic earnings per share	$0.15	$0.17	$0.02

Diluted earnings per share	$0.14	$0.16	$0.02

        Approximately 7,516, 9,265, and 17,962 weighted average shares issuable under stock-based awards were not included in the diluted EPS calculation for the years ended December 31, 2020, 2019 and 2018, respectively, because they were antidilutive.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

12. Stock-Based Compensation

Employee Stock Option Plan

        On September 20, 2017, the Company established an Equity Incentive Program (the "Plan") which provides for the granting of incentive and nonqualified stock options to certain employees, directors, independent contractors, consultants and agents. Under the Plan, the Company may grant non-qualified stock options, stock appreciation rights, restricted stock units, and other stock-based awards up to 22,182 shares of Common Stock.

        Options become exercisable subject to vesting schedules up to four years from the date of the grant and subject to certain timing restrictions upon an employee's separation of service and no later than 10 years after the grant date.

        Restricted stock units are subject to vesting schedules up to two years from the date of the grant and subject to certain timing restrictions upon an employee's separation.

        A summary of stock option activity as of and for the years ended December 31, 2020, 2019 and 2018 is as follows:

	Stock Option
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2018	15,180	$2.11	9.85	$—
Options granted	3,995	2.33	—	—
Options exercised	2	2.00	—	—
Options forfeited	631	2.67	—	—
Outstanding as of December 31, 2018	18,542	2.14	8.93	5,277
Options granted	1,563	5.04	—	—
Options exercised	65	2.43	—	—
Options forfeited	384	2.90	—	—
Outstanding as of December 31, 2019	19,656	2.35	8.04	$86,024
Options granted	4,293	$9.19	—	—
Options exercised	254	$2.89	—	—
Options forfeited	8,982	$2.13	—	—

Outstanding as of December 31, 2020	14,713	4.47	7.79	$181,914

Options expected to vest as of December 31, 2020	5,269	$7.17	—	50,983

Options exercisable as of December 31, 2020	5,480	$2.52	—	78,389

        Stock options include grants to executives that contain both market-based and performance-based vesting conditions. During the year ended December 31, 2020, the Company granted 600 stock options that contain both market-based and performance-based vesting conditions and 167 of restricted stock units that contain market-based vesting conditions. The Company repurchased and cancelled 956 of stock options that contain both market-based and performance-based vesting conditions resulting in

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

12. Stock-Based Compensation (Continued)

$14.5 million in incremental cash-based compensation expense related to the transaction, and vested 167 of restricted stock units with market-based vesting conditions. As of December 31, 2020, 3,433 market-based and performance-based awards were outstanding. As of December 31, 2020, the Company did not consider the performance condition to be probable and did not recognize any expense associated with those options.

        The Company repurchased and cancelled 2,606 vested stock options from a former executive during the year ended December 31, 2020 for an aggregate purchase price of approximately $15.5 million recorded in Additional Paid-in Capital on the Company's Consolidated Balance Sheets.

        The weighted average grant date fair value of options granted for the years ended December 31, 2020, 2019, and 2018 was $2.67, $1.41 and $0.51, respectively. The total intrinsic value of options exercised during the years ended December 31, 2020, 2019 and 2018 was $3.6 million, $0.3 million and nil, respectively.

        The fair market value of each option granted for the years presented has been estimated on the grant date using the Black-Scholes-Merton option-pricing model with the following assumptions:

	2020	2019	2018
Risk-free interest rate (percentage)	0.3 - 1.6	1.6 - 2.6	2.3 - 3.1
Expected term (years)	5.3 - 6.3	5.6 - 6.1	5.9 - 6.3
Expected dividend yield (percentage)	—	—	—
Expected volatility (percentage)	39.9 - 44.1	35.4 - 40.9	34.5 - 35.4

        A summary of restricted stock unit activity as of and for the year ended December 31, 2020 is as follows:

	Restricted Stock
	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding as of December 31, 2019	37	$3.72

Granted	1,510
Vested	185
Forfeited	101

Outstanding as of December 31, 2020	1,261	$7.74

Expected to vest as of December 31, 2020	1,149

        In September 2017, the Company issued 75 restricted stock unit awards with a fair value of $1.68 per share. Total fair value of the awards was $0.1 million. In September 2019, the Company issued 37 restricted stock unit awards with a fair value of $3.72 per share. Total fair value of the awards was $0.1 million. During the years ended December 31, 2019, and 2018, the Company recognized stock-based compensation expense related to restricted stock of $0.1 million. During each of the years ended December 31, 2019, and 2018, 38 shares vested.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

12. Stock-Based Compensation (Continued)

        The weighted average grant date fair value of restricted stock units granted during the year ended December 31, 2020 was $7.59.

        As of December 31, 2020, unrecognized stock-based compensation expense was $15.5 million, which is expected to be recognized over a weighted-average period of 1.3 years.

        Total stock-based compensation expense recorded in the Consolidated Statements of Operations and Comprehensive Income as follows:

	December 31,
	2020	2019	2018
Cost of Revenue	$—	$8	$6
Product Development	673	305	219
Sales, Marketing and Customer Support	6,151	450	287
General and administrative	13,703	917	930

Total Stock-Based Compensation	$20,527	$1,680	$1,442

Non-cash stock-based compensation expense	$5,984	$1,680	$1,442
Cash-based compensation expense(a)	14,543	—	—

Total Stock-Based Compensation	$20,527	$1,680	$1,442

(a)
Includes incremental cash-based compensation paid in connection with repurchased and cancelled stock options of 956 that contain both market-based and performance-based vesting conditions.

13. Stockholders' Equity

        On September 14, 2020, the Company's Board approved the issuance of 61 shares of common stock under the Plan.

        On October 27, 2020, the Company entered into a Series A Preferred Stock Purchase Agreement ("Preferred Purchase Agreement) pursuant to which an investor group, led by Tiger Global Management, purchased 61,006 shares of Series A Preferred Stock ("preferred stock") from the Company and certain of its existing stockholders for an aggregate purchase price of approximately $350.0 million. The preferred stock consisted of 15,568 shares issued and sold by the Company to the new investors, raising approximately $89.3 million in cash before transaction costs. 45,438 shares of common stock (prior to giving effect to the reverse stock split) held by existing shareholders were exchanged on a 1:1 basis for newly issued preferred stock and then sold to the new investors. All cash received related to the exchange was transferred to all selling shareholders. The Company recorded the exchange of common stock for preferred stock as Treasury Stock at cost in the Consolidated Balance Sheets. The preferred stock included in this transaction are non-participating, not redeemable, have no declared dividends and contains a liquidation preference. The liquidation preference allows for holders of shares of preferred stock then outstanding to be entitled to be paid out before any payments to holders of the Company's common stock up to the preferred stock issuance price plus any dividends declared but unpaid.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

13. Stockholders' Equity (Continued)

        Upon the closing of the sale of shares of common stock in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, all outstanding shares of preferred stock shall automatically be converted into shares of common stock on a 1:1 basis, subject to anti-dilution protection included in terms of the preferred stock and the reverse stock split whereby each share of preferred stock is entitled to convert into one third of one share of common stock. In general, the anti-dilution protection requires a modification to the conversion price upon conversion to common stock to the extent additional shares are issued that are not considered to be part of the category of exempted securities, as defined by the Preferred Purchase Agreement, and at no consideration or consideration per share less than the conversion price in effect immediately prior to such event. Exempted securities include, but are not limited to, common stock or options issued to employees, directors, contractors, or consultants pursuant to the Company's equity plan.

        Proceeds from the issuance were used to pay off a portion of the outstanding balance under the New Revolving Credit Facility.

        As of December 31, 2020, there were 140,222 shares and 125,074 shares of the Company's common stock issued and outstanding, respectively, out of 700,000 authorized shares. As of December 31, 2020, there were 61,006 shares of the Company's preferred stock authorized, issued, and outstanding.

        As of December 31, 2020, the Company's treasury stock consisted of 15,146 shares of common stock.

        The Board did not declare or pay dividends of the Company's common or preferred stock during the years ended December 31, 2020, 2019, and 2018.

14. Commitments and Contingencies

Accrued Expense

        Accrued expenses as of December 31, 2020 and December 31, 2019 were as follows:

	As of
(in thousands)	December 31, 2020	December 31, 2019
Vendor payments	$3,896	$2,918
Employee commissions and bonuses	11,344	9,000
Payroll and other employee related expense	6,957	2,789
401k and pension expense	1,358	851
Other taxes	1,864	820

Total accrued expense	$25,419	$16,378

        The Company periodically reviews its obligations for filing and payment of sales and use taxes in various jurisdictions to determine whether its business activities have created substantial nexus which would require collection, remittance, and filing of tax returns. During the year ended December 31, 2020, the Company recorded $1.2 million for additional filing obligations deemed probable. These contingencies are included in Accrued Expense in the Company's Consolidated Balance Sheets.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

14. Commitments and Contingencies (Continued)

Operating Leases

        The Company and its subsidiaries have entered into operating lease agreements for certain of its office space, and data centers. The offices are located in the United States, Israel, Belgium, Finland, and Singapore. The data centers are premises used to house computing and networking equipment. The data center leases are located within the United States, Netherlands, Germany, and Singapore.

        For the year ended December 31, 2020 rent expense for office and data center premises was $5.9 million and $1.1 million respectively. For the year ended December 31, 2019 rent expense for office and data center premises was $4.5 million and $1.5 million respectively. For the year ended December 31, 2018 rent expense for office and data center premises was $3.3 million and $1.4 million respectively.

        Future minimum lease obligations are as follows:

(in thousands)	Year Ending December 31,
2021	$5,458
2022	4,004
2023	3,461
2024	242

$13,165

Capital Leases

        As of December 31, 2020, the Company has six lease agreements for certain equipment which provide for the transfer of ownership at the end of the lease term or are for underlying assets that will have an insignificant fair value at the end of the lease term. The Company has classified these agreements as capital leases and recognized the corresponding assets and liabilities within the Consolidated Balance Sheets.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

14. Commitments and Contingencies (Continued)

        The following is a schedule of future minimum lease payments under these agreements (including interest) as of December 31, 2020.

(in thousands)	Year Ending December 31,
2021	$1,613
2022	1,615
2023	1,409
2024	510
2025	170
Total	5,317

Less: Amount representing interest	(355)

Present Value of net minimum capital lease payments	$4,962

Capital leases short term	$1,515
Capital leases long term	3,447

Total	$4,962

Contingencies

        From time to time, the Company is subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. The Company records liabilities for contingencies including legal costs when it is probable that a liability has been incurred and when the amount can be reasonably estimated. Legal costs are expensed as incurred. Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, management does not believe that any of these proceedings or other claims will have a material effect on the Company's business, financial condition, results of operations or cash flows.

15. Segment Information

        The Company has determined that it operates as one operating and reportable segment. The Company's chief operating decision maker reviews financial information on a consolidated basis, together with certain operating and performance measures principally to make decisions about how to allocate resources and measure performance.

        The Company has not disclosed certain geographic information pertaining to revenues and total assets as it is impracticable to disclose, is not utilized by the Company's chief operating decision maker to review operating results or make decisions about how to allocate resources, and would not be useful to users of the Consolidated Financial Statements to disclose such information.

16. Subsequent Events

        The Company has evaluated subsequent events through April 12, 2021, which represents the date the Consolidated Financial Statements were issued.

DoubleVerify Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except per share data, unless otherwise stated)

16. Subsequent Events (Continued)

Equity Grants

        On January 28, 2021, the Company granted 268 restricted stock units and 73 stock options under the Plan.

        On February 17, 2021, the Company granted 365 stock options and 213 restricted stock units under the Plan.

        On March 11, 2021, the Company granted 9 restricted stock units under the Plan.

Concurrent Private Placement

        On April 9, 2021, the Company entered into an arrangement with an affiliate of Tiger Global Management, LLC (the "Tiger Investor") whereby the Tiger Investor has agreed to purchase $30 million of the Company's common stock in a private placement ("concurrent private placement") concurrent with the completion of the proposed initial public offering of the Company's common stock (the "IPO") at a price per share equal to the initial public offering price. The concurrent private placement is contingent upon, and is expected to close immediately following, the completion of the proposed IPO through which the Company will list the common stock on the New York Stock Exchange.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

DoubleVerify Holdings, Inc.

(Parent Company Only)

Condensed Statements of Balance Sheets

(In thousands)

(in thousands, except per share data)	As of December 31, 2020	As of December 31, 2019
Assets:
Current assets
Cash and cash equivalents	$6,418	$42
Trade receivables	2	2

Total current assets	6,420	44
Investment in subsidiary	360,230	317,852
Due from subsidiaries	83,151	151

Total assets	$449,801	$318,047

Liabilities and Stockholder's Equity:
Due to subsidiaries	$32,956	$29
Accrued expense	150	—

Total liabilities	$33,106	$29

Stockholders' equity
Common stock, $0.001 par value, 700,000 shares authorized, 140,222 and 139,721 shares issued, and 125,074 and 139,721 shares outstanding as of December 31, 2020 and December 31, 2019, respectively	140	140
Preferred stock, $0.01 par value, 61,006 shares authorized, issued, and outstanding as of December 31, 2020. No shares were authorized, issued, or outstanding as of December 31, 2019. Liquidation preference: $350.0 million and nil at December 31, 2020 and December 31, 2019, respectively	610	—
Additional paid-in capital	620,679	283,457
Treasury stock, at cost, 15,146 shares as of December 31, 2020 and no shares as of December 31, 2019	(260,686)	—
Retained earnings	54,941	34,488
Accumulated other comprehensive income (loss), net of income taxes	1,011	(67)

Total stockholders' equity	416,695	318,018

Total liabilities and stockholders' equity	$449,801	$318,047

See accompanying notes to condensed financial statements.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

DoubleVerify Holdings, Inc.

(Parent Company Only)

Condensed Statements of Operations and Comprehensive (Loss) Income

(In thousands)

	Years Ended December 31,
	2020	2019	2018
Revenue	$—	$—	$—

Cost of revenue	—	8	6
Product development	673	305	219
Sales, marketing and customer support	6,151	450	287
General and administrative	14,020	1,233	983

Loss from operations	(20,844)	(1,996)	(1,495)
Other expense, net	—	(9)	—
Equity in pre-tax earnings of consolidated subsidiaries	38,153	37,365	3,475

Income before income taxes	17,309	35,360	1,980
Income tax expense (benefit)	(3,144)	12,053	(1,197)

Net income	20,453	23,307	3,177

Foreign currency cumulative translation adjustment	1,078	(67)	3

Total comprehensive income	$21,531	$23,240	$3,180

See accompanying notes to condensed financial statements.

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

DoubleVerify Holdings, Inc.

(Parent Company Only)

Condensed Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2020	2019	2018
Cash Flows from Operating Activities	$18,214	$(94)	$(108)

Cash Flows from Investing Activities
Transfer of funds to subsidiary	(83,000)	(1,787)	—

Net cash used in investing activities	(83,000)	(1,787)	—

Cash Flows from Financing Activities
Repurchase of vested options	(15,506)	—	—
Proceeds from Series A preferred stock issuance, net of issuance costs	346,150	—	—
Payments to shareholders for preferred stock Series A	(260,686)	—	—
Proceeds from common stock issued upon exercise of stock options	780	177	—
Proceeds from common stock issued under employee purchase plan	424	—	100

Net cash provided by financing activities	71,162	177	100

Effect of exchange rate changes on cash and cash equivalents	—	(67)	3
Net increase (decrease) in cash and cash equivalents	6,376	(1,771)	(5)
Cash and cash equivalents—Beginning of period	42	1,813	1,818

Cash and cash equivalents—End of period	$6,418	$42	$1,813

Non-cash financing transaction
Exchange of common stock for preferred stock	$260,686	$—	$—

See accompanying notes to condensed financial statements

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

DoubleVerify Holdings, Inc.

(Parent Company Only)

Notes to the Condensed Financial Statements

(In thousands)

1. Organization

        DoubleVerify Holdings, Inc. (the "Company"), is a software platform for digital media measurement, data and analytics. The Company's solutions provide advertisers with a single measure of digital ad quality and effectiveness, the Authentic Ad, which ensures that a digital ad was delivered in a brand-safe environment, fully viewable, by a real person and in the intended geography. The Company's software interface, Pinnacle, provides customers with access to data on all of their digital ads and enables them to make changes to their ad strategies on a real-time basis. The Company's software solutions are integrated across the entire digital advertising ecosystem, including programmatic platforms, social media channels and digital publishers. The Company's solutions are accredited by the Media Rating Council, which allows the Company's data to be used as a single-source standard in the evaluation and measurement of digital ads.

        The Company was incorporated on August 16, 2017, is registered in the state of Delaware and is the parent company of DoubleVerify, Inc. ("DoubleVerify"). On August 18, 2017, DoubleVerify entered into an agreement and plan of merger (the "Agreement"), whereby Pixel Group Holdings, Inc. (the "Ultimate Parent") and Pixel Merger Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of the Company, agreed to provide for the merger of the Merger Sub with DoubleVerify pursuant to the terms and conditions of the Agreement.

        On the effective date, Merger Sub was merged with and into DoubleVerify whereupon the separate corporate existence of Merger Sub ceased and DoubleVerify continued as the surviving corporation. Through the merger, the Company acquired 100% of the outstanding equity instruments of DoubleVerify (the "Acquisition") resulting in a change of control at the parent level. The merger resulted in the application of acquisition accounting under the provisions of Financial Accounting Standards Board ("FASB") Topic Accounting Standards Codification ("ASC") 805, "Business Combinations."

        The Company is a holding company that does not conduct any business operations of its own and therefore its assets consist primarily of investments in subsidiaries and cash proceeds from stock option exercises, in accordance with the Company's stock plan discussed further in Note 2, Basis of Presentation and Significant Accounting Policies, to the Company's Consolidated Financial Statements. The amounts available to the Company to fulfill cash commitments or to pay cash dividends are also subject to the covenants and distribution restrictions in its subsidiaries' loan agreements

2. Basis of Preparation

        The accompanying condensed parent company-only financial statements are required in accordance with Rule 5-04 of Regulation S-X. These condensed financial statements have been presented on a standalone basis for the Company and have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The Company's financial statements should be read in conjunction with the Company's annual Consolidated Financial Statements.

        On March 29, 2021, the Company effected a 1-for-3 reverse stock split ("reverse stock split") of its outstanding common stock and a proportional adjustment to the existing conversion ratio for the preferred stock described in Footnote 13, Stockholders' Equity to the Company's annual Consolidated

SCHEDULE I—CONDENSED FINANCIAL INFORMATION OF REGISTRANT

DoubleVerify Holdings, Inc.

(Parent Company Only)

Notes to the Condensed Financial Statements (Continued)

(In thousands)

2. Basis of Preparation (Continued)

Financial Statements. Accordingly, all share and per share amounts for all periods presented in these financial statements and notes thereto, have been adjusted retrospectively, where applicable, to reflect this reverse stock split.

3. Income Taxes

        The income tax benefit of $3.1 million, tax expense of $12.1 million, and tax benefit of $1.2 million for fiscal years 2020, 2019 and 2018, respectively, represents the Company's consolidated income tax expense (benefit) as it relates to the Company's subsidiaries, which have not been consolidated for this presentation.

4. Distributions

        There were no distributions made to DoubleVerify Holdings, Inc. by its subsidiaries, for the years ended December 31, 2020, 2019 and 2018.

5. Long-term debt and credit facilities

        As of December 31, 2020 and 2019, DoubleVerify Holdings, Inc. held no debt. Certain subsidiaries of the Company are subject to debt agreements.

        For further discussion on the nature and terms of these agreements, refer to Note 8, "Long-Term Debt", to the Company's Consolidated Financial Statements.

6. Commitments and Contingencies

        For a discussion of commitments and contingencies, refer to Note 14, "Commitments and Contingencies", to the Company's Consolidated Financial Statements.

SCHEDULE II

DoubleVerify Holdings, Inc.

Valuation and Qualifying Accounts

(In thousands)

Description	Balance at Beginning of Year	Charges to Costs and Expenses	Deductions- Write off	Balance at End of Year
Allowance for doubtful accounts
Year ended December 31, 2020	4,599	4,811	(2,361)	7,049
Year ended December 31, 2019	3,103	3,346	(1,850)	4,599
Year ended December 31, 2018	2,084	1,487	(468)	3,103

13,333,335 Shares

DoubleVerify Holdings, Inc.

Common Stock

Goldman Sachs & Co. LLC	J.P. Morgan

Barclays	RBC Capital Markets	Truist Securities
William Blair	KeyBanc Capital Markets

Canaccord Genuity	JMP Securities	Needham & Company	Loop Capital Markets	Capital One Securities

        Through and including                        , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc. ("FINRA") filing fee.

SEC Registration Fee	$45,168
FINRA Filing Fee	62,601
Stock Exchange Listing Fee	345,000
Printing Fees and Expenses	340,000
Accounting Fees and Expenses	1,887,000
Legal Fees and Expenses	5,000,000
Blue Sky Fees and Expenses	5,000
Transfer Agent Fees and Expenses	5,000
Miscellaneous	540,000

Total:	$8,229,769

Item 14.    Indemnification of Directors and Officers.

Delaware Law

        DoubleVerify Holdings, Inc. (the "Registrant") is incorporated under the laws of the State of Delaware.

        Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys' fees, incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

        Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director's liability (1) for breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or (4) for any transaction from which the director derived an improper personal benefit.

        Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

        Our amended and restated certificate of incorporation will contain provisions permitted under the DGCL relating to the liability of directors. These provisions will eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

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  any breach of the director's duty of loyalty;

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  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

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  unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions; or

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  any transaction from which the director derives an improper personal benefit.

        If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of these provisions in our amended and restated certificate of incorporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

        Our amended and restated certificate of incorporation and our amended and restated bylaws will require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our Board. Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. No repeal or modification of any of these provisions in our amended and restated bylaws or any relevant provisions of the DGCL shall adversely affect any right or obligation of a director or officer existing at the time of such repeal or modification with respect to any state of facts then or previously existing or any proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts.

Indemnification Agreements

        Upon the completion of this offering, we will enter into an indemnification agreement with each of our directors. The indemnification agreements will provide our directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Directors' and Officers' Liability Insurance

        Prior to the completion of this offering, we will have obtained directors' and officers' liability insurance which insures against certain liabilities that our directors and officers and the directors and officers of our subsidiaries may, in such capacities, incur.

Item 15.    Recent Sales of Unregistered Securities.

        From January 1, 2018 through March 31, 2021, the registrant granted (i) stock options to purchase 10,287,667 shares of the registrant's common stock at exercise prices ranging from $2.01 to $20.31 per share and (ii) restricted stock units in respect of 2,036,589 shares of the registrant's common stock, in each case to executive officers, employees and directors under the registrant's 2017 Equity Plan and 2017 Israeli Sub Plan.

        In September 2020, the registrant issued an aggregate of 61,330 shares of the registrant's common stock at a purchase price of $6.93 per share to certain executive officers and directors of the registrant, in each case, pursuant to an applicable subscription agreement.

        In November 2020, the registrant issued an aggregate of 61,006,432 shares of the registrant's Series A Preferred Stock, of which (i) 45,438,756 shares were issued to certain of the registrant's existing stockholders in exchange for an equal number (prior to giving effect to the reverse stock split) of shares of the registrant's common stock and (ii) 15,567,676 shares were issued and sold by the registrant to the Private Placement Investors at a purchase price of $5.74 per share in the Private Placement.

        The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act, including in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act or Rule 506 promulgated under Section 4(a)(2) of the Securities Act. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits.

        Note Regarding Reliance on Statements in Our Contracts: In reviewing the agreements included as exhibits to this Registration Statement on Form S-1, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Registrant, its subsidiaries or affiliates, or the other parties to the agreements. The agreements often contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and (i) should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement; (iii) may apply standards of materiality in a way that is different from what may be viewed as material to investors in our common stock; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Registrant, its subsidiaries and affiliates may be found elsewhere in this Registration Statement on Form S-1.

Exhibit Number		Exhibit Description
1.1	*	Form of Underwriting Agreement

3.1	*	Existing Amended and Restated Certificate of Incorporation, dated November 17, 2020

3.2	*	Bylaws, currently in effect

3.3	*	Form of Second Amended and Restated Certificate of Incorporation

3.4	*	Form of Amended and Restated Bylaws

3.5	**	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated March 29, 2021

4.1	**	Form of Common Stock Certificate

5.1	**	Opinion of Debevoise & Plimpton LLP

10.1	*	Amendment and Restatement Agreement, dated as of October 1, 2020, by and among DoubleVerify Inc., as borrower, DoubleVerify MidCo, Inc., as guarantor, the banks and other financial institutions party thereto, as lenders, and Capital One, National Association, as administrative agent, letter of credit issuer and swing lender, and others.

10.2	*†	Employment Agreement with Nicola Allais, dated October 25, 2017

Exhibit Number		Exhibit Description
10.3	*†	Employment Agreement with Matthew McLaughlin, dated December 31, 2020

10.4	*†	Employment Agreement with Andy Grimmig, dated March 23, 2020

10.5	*†	Employment Agreement with Mark Zagorski, dated July 1, 2020

10.6	*†	Separation Agreement with Wayne Gattinella, dated February 28, 2020

10.7	*†	Employment Agreement with Julie Eddleman, dated January 26, 2021

10.8	**†	Form of Director Indemnification Agreement

10.9	*†	2017 Omnibus Equity Incentive Plan

10.10	*†	Form of Nonqualified Stock Option Award Agreement under the 2017 Omnibus Equity Incentive Plan for Executives

10.11	*†	Form of Restricted Stock Unit Award Agreement under the 2017 Omnibus Equity Incentive Plan for Executives

10.12	*†	Form of Restricted Stock Unit Award Agreement under the 2017 Omnibus Equity Incentive Plan for Directors

10.13	*†	Nonqualified Stock Option Award Agreement between DoubleVerify Holdings, Inc. and Mark Zagorski under the 2017 Omnibus Equity Incentive Plan, dated July 28, 2020

10.14	*†	Nonqualified Stock Option Award Agreement between Pixel Group Holdings Inc. and Laura Desmond under the 2017 Omnibus Equity Incentive Plan, dated September 20, 2017

10.15	*†	Restricted Stock Unit Award Agreement (Upfront Time RSUs) between DoubleVerify Holdings, Inc. and Mark Zagorski under the 2017 Omnibus Equity Incentive Plan, dated July 28, 2020

10.16	*†	Restricted Stock Unit Award Agreement (Upfront Performance RSUs) between DoubleVerify Holdings, Inc. and Mark Zagorski under the 2017 Omnibus Equity Incentive Plan, dated July 28, 2020

10.17	*†	Restricted Stock Unit Award Agreement (Sign-on RSUs) between DoubleVerify Holdings, Inc. and Mark Zagorski under the 2017 Omnibus Equity Incentive Plan, dated July 28, 2020

10.18	*†	Restricted Stock Unit Award Agreement between DoubleVerify Holdings, Inc. and Julie Eddleman under the 2017 Omnibus Equity Incentive Plan, dated January 26, 2021

10.19	*†	Form of Independent Director Compensation Letter (Pre-IPO)

10.20	**†	Form of 2021 Omnibus Equity Incentive Plan

10.21	**†	Form of 2021 Employee Stock Purchase Plan

10.22	*	Form of New Stockholder's Agreement

10.23	*	Form of Registration Rights Agreement

10.24	**	Common Stock Purchase Agreement by and among DoubleVerify Holdings, Inc. and Tiger Global Investments, L.P., dated as of April 9, 2021

21.1	*	List of Subsidiaries

23.1	**	Consent of Deloitte & Touche LLP

23.2	**	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1 hereto)

Exhibit Number		Exhibit Description
24.1	*	Power of Attorney with respect to all directors except Kelli Turner

24.2	**	Power of Attorney with respect to Kelli Turner (contained on signature page to the Registration Statement on Form S-1)

[*]
Filed previously on March 17, 2021.

[**]
Filed herewith.

[†]
Identifies each management contract or compensatory plan or arrangement.
(b)
Financial Statement Schedules:

        Schedule I—Registrant's Condensed Financial Statements are included in the Registration Statement beginning on page F-44.

        Schedule II—Valuation and Qualifying Accounts are included in the Registration Statement beginning on page F-49.

Item 17.    Undertakings.

(a)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 12, 2021.

DOUBLEVERIFY HOLDINGS, INC.
By:	/s/ MARK ZAGORSKI
	Name:	Mark Zagorski
	Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Zagorski and Nicola Allais, and each of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on April 12, 2021, by the following persons in the capacities indicated.

Signature	Title

/s/ MARK ZAGORSKI Mark Zagorski	Chief Executive Officer and Director (Principal Executive Officer)
* Nicola Allais	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Laura B. Desmond	Director
* R. Davis Noell	Director

Signature		Title

* Lucy Stamell Dobrin		Director
* Joshua L. Selip		Director
* Teri L. List		Director
/s/ KELLI TURNER Kelli Turner		Director
* David J. Blumberg		Director
*By:	/s/ MARK ZAGORSKI Name: Mark Zagorski Title: Attorney-in-fact